As filed with the Securities and Exchange Commission on July 26, 2013

Registration No. 333-189756

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	6035	02-0430695
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

New Hampshire Thrift Bancshares, Inc.

9 Main Street

P.O. Box 9

Newport, New Hampshire 03773

(603) 863-0886

(Name, address and telephone of principal executive offices)

Stephen R. Theroux

Vice Chairman of the Board, President and Chief Executive Officer

New Hampshire Thrift Bancshares, Inc.

9 Main Street, P.O. Box 9

Newport, New Hampshire 03773

(603) 863-0886

(Name, address, including zip code and telephone number, including area code, of agent for service)

with copies to:

Richard A. Schaberg	J. J. Cranmore
Hogan Lovells US LLP	Cranmore, FitzGerald & Meaney
555 13th Street, N.W.	49 Wethersfield Avenue
Washington, DC 20004	Hartford, CT 06114
Telephone: (202) 637-8575	Telephone: (860) 522-9100
Facsimile: (202) 637-5910	Facsimile: (860) 522-3379

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Common Stock, par value $0.01 per share	1,087,583	$20,030,080	$2,732.10

1.	Represents the maximum number of shares of common stock of New Hampshire Thrift Bancshares, Inc. issuable upon the completion of the merger described herein.
2.	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f) and 457(c) of the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was computed by multiplying (A) $119.00, the average of the bid and ask prices per share of Central Financial Corporation common stock on the Over-the-Counter Market (Pink) on June 28, 2013, by (B) 168,320, the maximum possible number of shares of Central Financial Corporation common stock that may be cancelled or exchanged in the merger.
3.	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $136.40 per $1,000,000 of the proposed maximum aggregate offering price.
4.	The registrant previously paid $2,732.10 in connection with the initial filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 26, 2013

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

July 26, 2013

Dear Shareholder:

On April 3, 2013, the boards of directors of New Hampshire Thrift Bancshares, Inc., or NHTB, and Central Financial Corporation, or CFC, each unanimously approved a merger agreement between NHTB and CFC pursuant to which CFC will merge with and into NHTB, with NHTB surviving the merger.

CFC is holding a special meeting for its shareholders to vote on the proposals necessary to complete the merger. The merger cannot be completed unless the holders of a majority of the shares of CFC common stock outstanding and entitled to vote at the special meeting vote to adopt and approve the merger agreement.

The special meeting of CFC shareholders will be held at the Esther Mesh Room, Chandler Center for the Arts, 71–73 Main Street, Randolph, Vermont 05060 on September 4, 2013, at 10:00 a.m., local time.

If the merger agreement is approved and the merger is subsequently completed, CFC shareholders will receive 8.699 shares of NHTB common stock for each share of CFC common stock they own on the effective date of the merger. CFC shareholders will also receive cash in lieu of any fractional shares they would have otherwise received in the merger. NHTB expects to issue 1,087,583 shares of its common stock in the merger. NHTB common stock is listed on the NASDAQ Global Market under the symbol “NHTB.” No established trading market exists for CFC common stock. On July 26, 2013, the closing price of NHTB common stock was $13.99 per share. The price of NHTB common stock will fluctuate between now and the closing of the merger. We urge you to obtain current market quotation for NHTB common stock.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card as described on the enclosed instructions as soon as possible to make sure your shares are represented at the special meeting. If you hold shares through a bank or broker, please use the voting instructions you have received from your bank or broker. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals being voted on at the special meeting. The failure to vote by submitting your proxy or by attending the special meeting and voting in person will have the same effect as a vote against adoption and approval of the merger agreement.

The accompanying document serves as the proxy statement for the special meeting of CFC and as the prospectus for the shares of NHTB common stock to be issued in connection with the merger. This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully review and consider this proxy statement/prospectus. Please give particular attention to the discussion under the heading “Risk Factors” beginning on page 16 for risk factors relating to the transaction which you should consider.

Sincerely,

Steven H. Dimick

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the securities to be issued in the merger or determined if the attached proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The shares of NHTB common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This proxy statement/prospectus is dated July 26, 2013, and is first being mailed to CFC shareholders on or about August 2, 2013.

21 N. Main Street

P.O. Box 368

Randolph, Vermont 05060

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 4, 2013

A special meeting of shareholders of Central Financial Corporation, or CFC, will be held at the Esther Mesh Room, Chandler Center for the Arts, 71–73 Main Street, Randolph, Vermont 05060 on September 4, 2013, at 10:00 a.m., local time for the following purposes:

1.	to consider and vote on a proposal to approve the Agreement and Plan of Merger by and between CFC and New Hampshire Thrift Bancshares, Inc., or NHTB, dated April 3, 2013, pursuant to which CFC will merge with and into NHTB with NHTB surviving;

2.	to consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

3.	to consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

The merger agreement and proposed merger of CFC with and into NHTB is more fully described in the attached document, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement/prospectus.

The board of directors of CFC has established the close of business on July 24, 2013, as the record date for the special meeting. Only record holders of CFC common stock as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of that meeting. The affirmative vote of holders of at least a majority of the shares of CFC common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.

If you hold CFC common stock on the record date, you will have the right to dissent from the merger and obtain payment in cash for the fair value of your CFC shares under Chapter 13 of the Vermont Business Corporation Act, or the VBCA, a copy of which is included as Appendix B to the accompanying proxy statement/prospectus.

Your vote is important, regardless of the number of shares that you own. Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend. You may revoke your proxy at any time before the meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions furnished to you by such record holder with these materials. If you do not vote in person or by proxy, the effect will be a vote “AGAINST” adoption of the merger agreement.

The CFC board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the adjournment proposal as described above.

By order of the Board of Directors,

Steven H. Dimick

President and Chief Executive Officer

Randolph, Vermont

July 26, 2013

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference into the proxy statement/prospectus, and its appendices carefully and in their entirety. If you have any questions concerning the merger, the other meeting matters or the proxy statement/prospectus, or need assistance voting your shares, please contact CFC at the address or telephone number listed below:

Central Financial Corporation

21 N. Main Street

P.O. Box 368

Randolph, Vermont 05060

Attention: Steven H. Dimick, President and CEO

(802) 728-9611

Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the appendices, as well as the documents that have been incorporated by reference in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	NHTB and CFC have agreed to the acquisition of CFC by NHTB under the terms of an agreement and plan of merger that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. In order to complete the merger, CFC shareholders must vote to approve the merger agreement. CFC will hold a special meeting of its shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of CFC shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of CFC common stock without attending the special meeting in person.

We are delivering this proxy statement/prospectus to you as both a proxy statement of CFC and a prospectus of NHTB. It is a proxy statement because the board of directors of CFC is soliciting proxies from its shareholders to vote on the approval of the merger agreement at a special meeting of shareholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is also a prospectus because NHTB will issue NHTB common stock to CFC shareholders as consideration in the merger, and this prospectus contains information about that common stock.

Q:	What am I being asked to vote on?

A:	CFC shareholders are being asked to vote on the following proposals:

•	to approve the merger agreement between NHTB and CFC; and

•

to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

Q:	What will happen in the merger?

A:	In the proposed merger, CFC will merge with and into NHTB, with NHTB being the surviving entity. Following the merger, The Randolph National Bank, or Randolph National Bank, will be merged with and into Lake Sunapee Bank, fsb, or Lake Sunapee, with Lake Sunapee being the surviving entity.

Q:	What will I receive in the merger?

A:	CFC Shareholders. If the merger agreement is approved and the merger is subsequently completed, CFC shareholders will be entitled to receive 8.699 shares of NHTB common stock for each outstanding share of CFC common stock (other than stock held by CFC or NHTB) held at the time of the merger.

The value of the stock consideration is dependent upon the value of NHTB common stock and therefore will fluctuate with the market price of NHTB common stock. Accordingly, any change in the price of NHTB common stock prior to the merger will affect the market value of the stock consideration that CFC shareholders will receive as a result of the merger.

NHTB Stockholders. NHTB stockholders will continue to hold their existing shares, which will not change as a result of the merger.

Q:	Will I receive any fractional shares of NHTB common stock as part of the merger consideration?

A:	No. NHTB will not issue any fractional shares of NHTB common stock in the merger. Instead, NHTB will pay you the cash value of a fractional share measured by the average of the daily closing prices of NHTB common stock on The NASDAQ Stock Market LLC, or NASDAQ, for the five consecutive trading days ending on the third business day immediately prior to the closing date, rounded to the nearest whole cent.

Q:	What will happen to shares of NHTB common stock in the merger?

A:	Nothing. Each share of NHTB common stock outstanding will remain outstanding as a share of NHTB common stock.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of CFC common stock?

A:	The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Accordingly, CFC shareholders generally will not recognize any gain or loss on the conversion of shares of CFC common stock solely into shares of NHTB common stock. However, a CFC shareholder generally will be subject to tax on cash received in lieu of any fractional share of NHTB common stock that a CFC shareholder would otherwise be entitled to receive. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 41.

Q:	What are the conditions to completion of the merger?

A:	The obligations of NHTB and CFC to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, but not limited to, the receipt of required regulatory approvals, legal opinions delivered by tax counsel to NHTB and CFC, respectively, and approval of the merger agreement by CFC shareholders.

Q:	When do you expect the merger to be completed?

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining customary regulatory approvals and the approval of the merger agreement by CFC shareholders at the special meeting. While we expect the merger to be completed in the fourth quarter of 2013, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	What shareholder approvals are required to complete the merger?

A:	The merger cannot be completed unless a majority of the shares of CFC common stock outstanding and entitled to vote at the company’s special meeting approve the merger agreement.

Q:	Are there any shareholders already committed to voting in favor of the merger agreement?

A:	Yes. Each of the executive officers and directors of CFC individually have entered into an agreement with NHTB to vote their shares of CFC common stock in favor of the merger agreement and against any competing proposal. These shareholders held approximately 15.1% of CFC’s outstanding common stock as of the record date for the special meeting of CFC shareholders.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders of CFC will be held at the Esther Mesh Room, Chandler Center for the Arts, 71–73 Main Street, Randolph, Vermont, 05060 on September 4, 2013, at 10:00 a.m., local time.

Q:	Who is entitled to vote at the special meeting?

A:	You are entitled to receive notice of and to vote at the CFC special meeting if you owned CFC common stock at the close of business on July 24, 2013, which is the record date for the special meeting of CFC shareholders. You will be entitled to one vote for each share of CFC common stock that you owned as of the record date.

Q:	What constitutes a quorum for the special meeting?

A:	The quorum requirement for the CFC special meeting is the presence in person or by proxy of a majority of the total number of outstanding shares of common stock entitled to vote.

Q:	How does the board of directors of CFC recommend I vote?

A:	After careful consideration, CFC’s board of directors unanimously recommends that CFC shareholders vote “FOR” approval of the merger agreement and “FOR” the adjournment proposal, if necessary.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section in this proxy statement/prospectus entitled “Risk Factors” beginning on page 16 as well as the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled “Special Note Regarding Forward-Looking Statements” on page 11.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained and incorporated by reference in this proxy statement/prospectus, including its appendices. It contains important information about the merger, the merger agreement, NHTB and CFC. After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at CFC’s special meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus.

Q:	How will my shares be represented at the special meeting?

A:	At the CFC special meeting, the proxies named in your proxy card will vote your shares in the manner you requested if you properly signed and submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the CFC board of directors recommends, which is (1) “FOR” the approval of the merger agreement and (2) “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement at the time of the special meeting.

Q:	What if I fail to submit my proxy card or to instruct my broker, bank or other nominee?

A:	If you fail to properly submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of CFC common stock and you do not attend the CFC special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote “AGAINST” the approval of the merger agreement, but will have no impact on the outcome of the other proposal.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. Although CFC’s board of directors requests that you return the proxy card accompanying this proxy statement/prospectus, all CFC shareholders are invited to attend the special meeting. Shareholders of record on July 24, 2013, can vote in person at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the stockholder of record and you must bring to the special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the special meeting.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time after you have submitted your proxy card and before your proxy is voted at the special meeting.

•	you may deliver a written notice bearing a date later than the date of your proxy card to CFC’s Secretary at the address listed below, stating that you revoke your proxy;

•	you may submit a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or

•	you may attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to CFC at the following address:

Central Financial Corporation

P.O. Box 368

21 N. Main Street

Randolph, Vermont 05060

Attention: Steven H. Dimick

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your voting instructions.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your CFC shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by CFC shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the CFC special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Are CFC shareholders entitled to seek appraisal or dissenters’ rights if they do not vote for the approval of the merger agreement?

A:	Yes. Under Vermont law, holders of CFC common stock have the right to dissent from, and obtain payment of the fair value of their shares of CFC common stock in connection with, the merger. To perfect such dissenters’ rights, a CFC shareholder must not vote for the approval of the merger agreement and must strictly comply with all of the procedures required under the VBCA. These procedures are summarized under the section entitled “The Merger—Dissenters’ Appraisal Rights” beginning on page 44. The relevant provisions of the VBCA are included as Appendix B to this proxy statement/prospectus.

Q:	Should I send in my stock certificates now?

A:	No. CFC shareholders will receive a letter of transmittal and instructions for surrendering of their stock certificates. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

Q:	Where can I find more information about NHTB and CFC?

A:	You can find more information about NHTB and CFC from the various sources described under “Where You Can Find More Information” beginning on page 138.

Q:	Who can I call with questions?

A:	You may contact NHTB or CFC at the telephone numbers listed under “Where You Can Find More Information” on page 138. In each case, please ask to speak with the persons identified in that section.

SUMMARY

The following is a summary of information located elsewhere in this document. It does not contain all of the information that is important to you. Before you vote, you should give careful consideration to all of the information contained in this document and the information incorporated into this document by reference to fully understand the merger. See “Where You Can Find More Information” on page 138. Each item in this summary refers to the page where that subject is discussed in more detail.

The Companies (Page 21)

New Hampshire Thrift Bancshares, Inc.

NHTB is the savings and loan holding company of Lake Sunapee, a federally chartered savings bank. Lake Sunapee was originally chartered by the State of New Hampshire in 1868 as the Newport Savings Bank. On December 1, 1980, Lake Sunapee was the first bank in the United States to convert from a state-chartered savings bank to a federally chartered savings bank. In 1981, Lake Sunapee changed its name to “Lake Sunapee Savings Bank, fsb” and in 1994 refined its name to “Lake Sunapee Bank, fsb.”

Lake Sunapee provides a wide range of banking and financial services and has three wholly owned subsidiaries. Lake Sunapee Financial Services Corp., Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties, and McCrillis & Eldredge Insurance, Inc., or McCrillis & Eldredge, a full-line independent insurance agency acquired in 2012, which offers a complete range of commercial insurance services and consumer products. NHTB, through its direct and indirect subsidiaries, currently operates 22 locations in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties as well as 8 locations in Vermont in Rutland and Windsor counties.

At March 31, 2013, NHTB had $1.2 billion in assets, $912 million in deposits and $130 million of stockholders’ equity. NHTB’s principal executive offices are located at 9 Main Street, Newport, New Hampshire 03773, and its telephone number is (603) 863-0886.

Central Financial Corporation

CFC is the bank holding company for Randolph National Bank. Randolph National Bank, originally chartered as The National Bank of West Randolph, was established by local investors in 1875 to serve a region dominated by agriculture, forestry, railroads and manufacturing. Though the region’s economy has changed, Randolph National Bank has continued to grow and prosper. Randolph National Bank provides services through eight banking offices and nine ATMs.

At March 31, 2013, CFC had $167.3 million in assets, $149.7 million in deposits and $14.4 million of stockholders’ equity. CFC’s principal executive offices are located at 21 N. Main Street, Randolph, Vermont 05060, and its telephone number is (802) 728-9611.

The Special Meeting of Shareholders of CFC

Date, Time and Place of the Special Meeting (Page 22)

CFC will hold its special meeting of shareholders at the Esther Mesh Room, Chandler Center for the Arts, 71–73 Main Street, Randolph, Vermont 05060 on September 4, 2013, at 10:00 a.m., local time.

Actions to be Taken at the Special Meeting (Page 22)

At the special meeting you will be asked to vote upon a proposal to approve the merger agreement and, if necessary, a proposal to approve one or more adjournments of the special meeting.

Recommendation of CFC Board of Directors (Page 22)

The CFC board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote (Page 22)

Only holders of record of CFC common stock at the close of business on the record date of July 24, 2013, are entitled to notice of and to vote at the special meeting. As of the record date, there were 125,024 shares of CFC common stock outstanding, held of record by 189 shareholders.

Quorum; Vote Required (Page 22)

A quorum of CFC shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of CFC common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. CFC will include proxies marked as abstentions and broker non-votes in determining the presence of a quorum at the special meeting.

The affirmative vote of the holders of at least a majority of the shares of CFC common stock outstanding and entitled to vote is required to approve the merger agreement. The affirmative vote of the holders of at least a majority of the shares present and entitled to vote at the special meeting is required to approve the proposal to adjourn the special meeting.

Share Ownership of Management; Voting Agreements (Page 23)

As of the record date, the directors and executive officers of CFC and their affiliates collectively owned 18,877 shares of CFC common stock, or approximately 15.1% of CFC’s outstanding shares. Each CFC director and executive officer has entered into a voting agreement with NHTB, which requires each person to vote all of the shares of CFC common stock beneficially owned by him or her “FOR” approval of the merger agreement and the other proposals described in the notice for the special meeting. None of the directors or executive officers were paid any additional consideration in connection with the execution of the voting agreement.

The Merger and the Merger Agreement

The proposed merger is of CFC with and into NHTB, with NHTB as the surviving corporation in the merger. The merger agreement is attached to this proxy statement/prospectus as Appendix A. Please carefully read the merger agreement as it is the legal document that governs the merger.

Structure of the Merger (Page 47)

Subject to the terms and conditions of the merger agreement, and in accordance with the Delaware General Corporation Law and the VBCA, at the completion of the merger, CFC will merge with and into NHTB. NHTB will be the surviving corporation in the merger and will continue its corporate existence under the laws of the State of Delaware. Upon completion of the merger, the separate corporate existence of CFC will terminate.

Consideration to be Received in the Merger (Page 48)

Upon completion of the merger, each outstanding share of CFC common stock (other than any stock held by CFC or NHTB, which will be cancelled) will be converted into the right to receive 8.699 shares of NHTB common stock.

No fractional shares of NHTB common stock will be issued to any holder of CFC common stock upon completion of the merger. For each fractional share that would otherwise be issued, NHTB will pay each shareholder cash (without interest) in an amount equal to the fractional share interest to which such shareholder would otherwise be entitled multiplied by the average of the daily closing prices of NHTB common stock during the regular session of NHTB common stock on NASDAQ for the five consecutive trading days ending on the third business day immediately prior to the closing date, rounded to the nearest whole cent.

Opinion of Bank Analysis Center, Inc., Financial Advisor to CFC (Page 32)

On April 3, 2013, Bank Analysis Center, Inc., or Bank Analysis Center, rendered to the CFC board of directors its opinion that, as of such date, the consideration to be received in the merger was fair to CFC shareholders from a financial point of view. The full text of Bank Analysis Center’s written opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is included as Appendix C to this proxy statement/prospectus. CFC shareholders are urged to read the opinion in its entirety. Bank Analysis Center’s opinion speaks only as of the date of the opinion. The opinion is directed to the CFC board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio to the holders of CFC common stock. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any CFC shareholder as to how the shareholder should vote at the CFC special meeting on the merger or any related matter.

Interests of CFC’s Directors and Executive Officers in the Merger (Page 39)

CFC’s executive officers and directors may have financial interests in the merger that are different from, or in addition to, the interests of CFC shareholders. These interests include continued indemnification and insurance coverage by NHTB after the merger for acts or omissions occurring before the merger, severance payments due certain executive officers in connection with the merger under pre-existing employment agreements, the continuation of employment with NHTB for one executive officer, the provision of a new change of control agreement to such officer, the appointment of Steven H. Dimick to the board of directors of both NHTB and Lake Sunapee following the effective date of the merger and the invitation of four other CFC directors to serve on an advisory board of NHTB. CFC board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

NHTB and Lake Sunapee Boards of Directors After the Merger (Page 47)

NHTB has agreed to appoint Steven H. Dimick, the current Chief Executive Officer and President of CFC, to the board of directors of NHTB effective immediately following the effective date of the merger. Mr. Dimick shall also be appointed to the board of directors of Lake Sunapee effective immediately following the effective time of the merger.

Bank Merger (Page 41)

The merger agreement provides that as soon as practicable after the consummation of the merger, Randolph National Bank shall be merged with and into Lake Sunapee with Lake Sunapee surviving.

No Solicitation of Alternative Transactions (Page 52)

CFC has agreed not to initiate, solicit, encourage or knowingly facilitate the submission of any proposals from third parties regarding acquiring CFC or its businesses. In addition, CFC has agreed not to engage in discussions or negotiations with or provide confidential information to a third party regarding acquiring CFC or its businesses. However, if CFC receives an acquisition proposal from a third party that did not result from solicitation in violation of its obligations under the merger agreement prior to the date of the special meeting of CFC shareholders, CFC may participate in discussions with, or provide confidential information to, such third party if, among other steps, CFC’s board of directors concludes in good faith that the failure to take such actions would result in a violations of its fiduciary duties under applicable law.

Conditions to Completion of the Merger (Page 55)

As more fully described in this proxy statement/prospectus and the merger agreement, the completion of the merger depends on a number of mutual conditions being satisfied or waived, including approval of the merger agreement by CFC shareholders and receipt of required regulatory approvals.

Termination of the Merger Agreement (Page 57)

The merger agreement specifies a number of situations when NHTB and CFC may terminate the merger agreement. For example, the merger agreement may be terminated at any time prior to the effective time by our mutual consent and by either of us under specified circumstances, including if the merger is not consummated by December 31, 2013, unless the delay is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement.

Termination Fee (Page 58)

CFC has agreed to pay to NHTB a termination fee of $575,000 if the merger agreement is terminated under the circumstances specified in “The Merger Agreement—Termination Fee” beginning on page 58.

Waiver or Amendment of Merger Agreement Provisions (Page 58)

At any time prior to the completion of the merger, a provision of the merger agreement may be waived by the party intended to benefit by the provision, or may be amended or modified by a written action taken or authorized by the parties’ respective boards of directors. However, after the approval of the merger agreement by the CFC shareholders, no amendment will be made which by law requires further approval by CFC shareholders without such further approval.

Material U.S. Federal Income Tax Consequences of the Merger (Page 41)

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, CFC shareholders generally will not recognize any gain or loss on the conversion of shares of CFC common stock solely into shares of NHTB common stock. However, a CFC shareholder generally will be subject to tax on cash received in lieu of any fractional share of NHTB common stock that a CFC shareholder would otherwise be entitled to receive.

Tax matters are very complicated. You should consult your tax advisor for a full explanation of the tax consequences of the merger to you.

Regulatory Approvals Required for the Merger (Page 43)

To complete the merger, NHTB and CFC need the prior approval or nonobjection of the Board of Governors of the Federal Reserve Board, or FRB. The United States Department of Justice, or the DOJ, is able to provide input into the approval process of federal banking agencies to challenge the approval on antitrust grounds. Prior to the date of the CFC special meeting, NHTB and CFC will have filed all necessary applications and notices with the FRB. In addition, approval by the Office of the Comptroller of the Currency, or OCC, is required prior to the merger of Randolph National Bank into Lake Sunapee. NHTB and CFC cannot predict, however, whether or when the required regulatory approval will be obtained or whether any such approval will impose any burdensome condition upon NHTB.

Accounting Treatment of the Merger (Page 43)

The merger will be accounted for using the purchase method of accounting with NHTB treated as the acquiror. Under this method of accounting, CFC’s assets and liabilities will be recorded by NHTB at their respective fair values as of the closing date of the merger and added to those of NHTB. Any excess of purchase price over the net fair values of CFC’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of CFC’s net assets over the purchase price will be recognized in earnings by NHTB on the closing date of the merger.

Dissenters’ Rights (Page 44)

Under Vermont law, holders of CFC common stock have the right to dissent from, and obtain payment of the fair value of their shares of CFC common stock in connection with, the merger. To perfect such dissenters’ rights, a CFC shareholder must not vote for the approval of the merger agreement and must strictly comply with all of the procedures required under the VBCA. These procedures are described more fully beginning on page 44.

The relevant provisions of the VBCA are included as Appendix B to this proxy statement/prospectus.

Listing of NHTB Common Stock to be Issued in the Merger (Page 46)

NHTB’s common stock is quoted on the NASDAQ Global Market under the trading symbol “NHTB.”

Comparison of Stockholders’ Rights (Page 129)

As a result of the merger, some or all of the holders of CFC common stock will become holders of NHTB common stock. Following the merger, CFC shareholders will have different rights as stockholders of NHTB than as shareholders of CFC due to the different provisions of the governing documents of NHTB and CFC. For additional information regarding the different rights as stockholders of NHTB than as shareholders of CFC, see “Comparison of Stockholders’ Rights” beginning on page 129.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between NHTB and CFC, including future financial and operating results and performance; statements about NHTB and CFC’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of NHTB and CFC’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of NHTB and CFC. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	difficulties related to the consummation of the merger and the integration of the businesses of Lake Sunapee and Randolph National Bank;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	lower than expected revenues following the merger;

•	difficulties in obtaining required shareholder and regulatory approvals for the merger;

•	limitations imposed by the merger agreement on CFC’s ability to pursue alternatives to the merger;

•	local, regional, national and international economic conditions and the impact they may have on NHTB or CFC and their customers;

•	continued volatility and disruption in national and international financial markets;

•	changes in the level of non-performing assets and charge-offs;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	adverse conditions in the securities markets that lead to impairment in the value of securities in NHTB’s or CFC’s investment portfolio;

•	inflation, interest rate, securities market and monetary fluctuations;

•	the timely development and acceptance of new products and services and perceived overall value of these products and services by users;

•	changes in consumer spending, borrowings and savings habits;

•	technological changes;

•	the ability to increase market share and control expenses;

•	changes in the competitive environment among banks, financial holding companies and other financial service providers;

•	the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which NHTB and CFC must comply;

•

the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•

the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews;

•	a possible change in NHTB’s ability to pay dividends in the future in accordance with past practice, due to dependence on Lake Sunapee’s earnings and certain legal and regulatory restrictions; and

•	NHTB’s and CFC’s success at managing the risks involved in the foregoing items.

Additional factors that could cause NHTB’s results to differ materially from those described in the forward-looking statements can be found in NHTB’s filings with the Securities and Exchange Commission, or SEC, including NHTB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to NHTB and CFC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, NHTB and CFC undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NHTB

The following table sets forth certain of NHTB’s consolidated financial data. The consolidated financial information as of and for the three months ended March 31, 2013 and 2012 is derived from NHTB’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus and which, in NHTB’s opinion, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair statement of NHTB’s financial position and results of operations for such periods. Interim results for the three months ended March 31, 2013, are not necessarily indicative of results for the remainder of the fiscal year or for any future period. The consolidated financial data as of and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 is derived from NHTB’s audited consolidated financial statements. The selected balance sheet data as of December 31, 2012 and 2011 and selected statements of operations data for the years ended December 31, 2012, 2011 and 2010 are derived from NHTB’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected balance sheet data as of December 31, 2010, 2009 and 2008 and selected statements of operations data for the years ended December 31, 2009 and 2008 are derived from NHTB’s audited consolidated financial statements not included in this proxy statement/prospectus.

(Dollars in thousands, except share data)

	At March 31,	At December 31,
	2013	2012	2011	2010	2009	2008
Selected Financial Condition Data:	(unaudited)
Total assets	$1,231,214	$1,270,477	$1,041,819	$994,536	$962,601	$843,198
Total securities(1)	203,151	221,875	217,933	203,599	224,469	86,935
Loans, net	900,124	902,236	714,952	675,514	620,333	636,720
Loans held for sale	8,556	11,983	3,434	5,887	2,078	1,938
Allowance for loan losses	9,770	9,923	9,131	9,864	9,519	5,594
Nonaccrual loans(2)	10,027	17,001	16,616	10,420	2,754	7,011
Total deposits	912,407	949,341	803,023	778,219	734,429	653,353
Federal Home Loan Bank advances	132,231	142,730	80,967	75,959	95,962	66,317
Stockholders’ equity	130,288	129,494	108,660	92,391	87,776	74,677
Common shares outstanding	7,064,489	7,055,946	5,832,360	5,773,772	5,771,772	5,747,772

(1)	Includes available-for-sale securities shown at fair value and Federal Home Loan Bank stock at cost.
(2)	Subsequent to 2010, nonaccrual loans represent only originated loans in the portfolio.

(Dollars in thousands, except per share data)	Three months ended March 31,
	2013	2012
	(unaudited)
Selected Operating Data:
Interest and dividend income	$9,857	$9,034
Interest expense	1,709	1,926

Net interest and dividend income	8,148	7,108
Provision for loan losses	414	155

Net interest and dividend income after provision for loan losses	7,734	6,953
Noninterest income	3,180	3,338
Noninterest expense	8,031	7,323

Income before income taxes	2,883	2,968
Income taxes	831	886

Net Income	$2,052	$2,082

Net income available to common shareholders	$1,911	$1,832

Per Share Data
Basic earnings	$0.27	$0.31
Diluted earnings	$0.27	$0.31
Dividends paid	$0.13	$0.13
Book value per common share	$15.19	$15.20

(Dollars in thousands, except per share data)
	Year Ended December 31,
	2012	2011	2010	2009	2008
Selected Operating Data:
Interest and dividend income	$36,421	$37,188	$38,656	$39,384	$42,636
Interest expense	7,399	8,689	9,744	12,076	16,714

Net interest and dividend income	29,022	28,499	28,912	27,308	25,922
Provision for loan losses	2,705	1,351	2,182	5,952	1,102

Net interest and dividend income after provision for loan losses	26,317	27,148	26,730	21,356	24,820
Noninterest income	14,643	10,458	10,274	12,846	7,697
Noninterest expense	29,517	27,126	25,513	24,491	24,618

Income before income taxes	11,443	10,480	11,491	9,711	7,899
Income taxes	3,684	2,811	3,544	3,113	2,174

Net Income	$7,759	$7,669	$7,947	$6,598	$5,725

Net income available to common shareholders	$7,093	$6,956	$7,431	$6,103	$5,725

Per Share Data
Basic earnings	$1.20	$1.20	$1.29	$1.06	$1.00
Diluted earnings	$1.20	$1.20	$1.29	$1.06	$0.99
Dividends paid	$0.52	$0.52	$0.52	$0.52	$0.52
Book value per common share	$15.09	$15.20	$14.26	$13.48	$12.99

	At or for the three months ended March 31,
	2013	2012
	(unaudited)
Performance Ratios:
Return on average assets	0.74%	0.87%
Return on average equity	6.29%	7.27%
Average equity as a percent of average assets	10.08%	10.13%
Interest rate spread	2.84%	2.89%
Net interest margin	2.88%	2.94%
Average interest-earning assets to average interest-bearing liabilities	107.53%	106.18%
Total noninterest expense, annualized, as a percent of average total assets	2.62%	2.71%
Dividend payout ratio	48.15%	41.94%

Capital Ratios (Bank Only):
Tier 1 leverage (core) capital ratio	9.28%	8.92%
Total risk based capital ratio	15.08%	14.83%

Asset Quality Ratios:
Nonperforming loans as a percent of loans, net	1.11%	2.24%
Nonperforming assets as a percent of total assets	0.82%	1.58%
Allowance for loan losses as a percent of loans before allowance for loan losses	1.08%	1.20%
Allowance for loan losses as a percent of nonperforming loans	97.43%	54.42%

	At or for the year ended December 31,
Performance Ratios:	2012	2011	2010	2009	2008
Return on average assets	0.69%	0.74%	0.79%	0.73%	0.69%
Return on average equity	6.99%	7.96%	8.71%	7.75%	7.84%
Average equity as a percent of average assets	8.13%	7.27%	8.11%	9.45%	8.76%
Interest rate spread	2.81%	3.01%	3.18%	3.32%	3.37%
Net interest margin	2.85%	3.05%	3.23%	3.41%	3.46%
Average interest-earning assets to average interest-bearing liabilities	105.74%	104.57%	105.05%	105.69%	104.02%
Total noninterest expense as a percent of average total assets	2.64%	2.61%	2.55%	2.72%	2.95%
Dividend payout ratio	43.33%	43.33%	40.31%	49.06%	52.00%

Capital Ratios (Bank Only):
Tier 1 leverage (core) capital ratio	8.82%	9.58%	8.28%	8.45%	8.12%
Total risk based capital ratio	14.66%	15.01%	12.67%	13.27%	11.36%

Asset Quality Ratios:
Nonperforming loans as a percent of loans, net	1.88%	2.32%	1.54%	0.44%	1.10%
Nonperforming assets as a percent of total assets	1.35%	1.72%	1.06%	0.64%	0.86%
Allowance for loan losses as a percent of loans before allowance for loan losses	1.09%	1.26%	1.44%	1.51%	0.87%
Allowance for loan losses as a percent of nonperforming loans	58.37%	54.95%	94.66%	345.57%	79.79%

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus (including the matters addressed in “Cautionary Note Concerning Forward-Looking Statements”) and incorporated by reference into this document, you should carefully consider the matters described below in determining whether to approve the merger agreement and in connection with your election with respect to the form of merger consideration you will receive for your CFC shares or options. Please also refer to the additional risk factors identified in the periodic reports and other documents of NHTB incorporated by reference into this document and listed in “Where You Can Find More Information” on page 138. Any of these risks could have an adverse effect on NHTB’s business, financial condition, results of operations or prospects, which could in turn affect the price of its shares.

The value of the merger consideration will vary with changes in NHTB’s stock price.

Upon completion of the merger, all of the outstanding shares of CFC common stock will be converted into shares of NHTB common stock. The ratio at which the shares will be converted is fixed at 8.699 shares of NHTB common stock for each share of CFC common stock. Any change in the price of NHTB common stock will affect the aggregate value CFC shareholders will receive in the merger. Stock price changes may result from a variety of factors that are beyond the control of NHTB and CFC, including changes in businesses, operations and prospects, regulatory considerations, and general market and economic conditions. Accordingly, at the time of the special meeting, you will not know the exact value of the stock consideration to be received by CFC shareholders in the merger. In addition, there will be a time period between the completion of the merger and the time at which former CFC shareholders actually receive their shares of NHTB common stock. Until shares are received, former CFC shareholders may not be able to sell their NHTB shares in the open market and, therefore, will not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of NHTB common stock during this period.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include:

•	approval of the merger agreement by CFC shareholders;

•	the receipt of required regulatory approvals;

•	absence of orders prohibiting the completion of the merger;

•	effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•	the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements; and

•	the receipt by both parties of tax opinions from their respective counsels.

In addition, CFC may choose to terminate the merger agreement if the average daily closing sales prices of NHTB’s common stock during the 10 trading day period ending on the trading day immediately preceding the date of receipt of all required regulatory approvals are obtained is less than $11.237 and NHTB’s common stock underperforms the NASDAQ Bank Index by more than 15%. Any such termination would be subject to the right of NHTB to increase the amount of NHTB common stock to be provided to CFC shareholders pursuant to the formula prescribed in the merger agreement. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination” beginning on page 57 for a more complete discussion of the circumstances under which the merger agreement could be terminated.

The need for regulatory approvals may delay the date of completion of the mergers or may diminish the benefits of the merger.

NHTB is required to obtain the approvals or nonobjections of two bank regulatory agencies prior to completing the mergers. Satisfying any requirements of these regulatory agencies may delay the date of completion of the mergers. In addition, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. Any regulatory restriction may diminish the benefits of the mergers to NHTB. NHTB is not required to complete the mergers if a governmental agency, as part of its authorization or approval, imposes any condition, restriction or requirement upon NHTB that NHTB reasonably determines in good faith would individually or in the aggregate, materially reduce the benefits of the merger to such a degree that NHTB would not have entered into the merger agreement had such a condition, restriction or requirement been know at the time the merger agreement was entered into.

If the merger is not completed, CFC will have incurred substantial expenses without its shareholders realizing the expected benefits.

CFC has incurred substantial expenses in connection with the transactions described in this proxy statement/prospectus. If the merger is not completed, CFC expects that it will have incurred approximately $350,000 in merger-related expenses. These expenses would likely have a material adverse impact on the operating results of CFC because it would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

CFC will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on CFC. These uncertainties may impair CFC’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers, suppliers and others who deal with CFC to seek to change existing business relationships with CFC. CFC employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect the financial results of CFC and, following the merger, the combined company. In addition, the merger agreement requires that CFC operate in the ordinary course of business consistent with past practice and restricts CFC from taking certain actions prior to the effective time of the merger or termination of the merger agreement. These restrictions may prevent CFC from pursuing attractive business opportunities that may arise prior to the completion of the merger.

The merger agreement limits CFC’s ability to pursue alternatives to the merger.

The merger agreement contains terms and conditions that make it more difficult for CFC to sell its business to a party other than NHTB. CFC has agreed to take action necessary to convene and to hold a meeting of shareholders of CFC to consider and vote upon the approval of the merger agreement and the merger as promptly as practicable following the execution of the merger agreement. Subject to certain limited exceptions, CFC’s board of directors is required to recommend such approval. The board of directors may, however, pursue a bona fide, written acquisition proposal (i) if and only to the extent that the board of directors reasonably determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties, and (ii) if the board of directors determines in good faith that such written acquisition proposal is a “Superior Proposal,” as defined in the merger agreement. If the board of directors determines that an acquisition proposal satisfies the criteria described above, CFC is required to notify NHTB of the receipt of the proposal and negotiate in good faith with NHTB to make adjustments to the terms and conditions of the merger agreement such that the proposal would no longer constitute a “Superior Proposal.” If the board of directors determines that it desires to accept a written acquisition proposal from a party other than NHTB, CFC may terminate the merger agreement, subject to the obligation to pay a termination fee in the amount of $575,000 to NHTB.

NHTB required CFC to agree to these provisions as a condition to NHTB’s willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of CFC from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire CFC than it might otherwise have proposed to pay.

NHTB may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the combined company’s ability to realize the anticipated benefits from combining the businesses of NHTB and CFC. However, to realize these anticipated benefits, the businesses of NHTB and CFC must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

NHTB and CFC have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect NHTB’s ability to maintain relationships with clients, customers, depositors and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of NHTB and CFC.

CFC’s executive officers and directors have interests in the merger that are different from your interest as a CFC shareholder.

CFC executive officers negotiated the merger agreement with NHTB, and the board of directors approved the agreement and is recommending that CFC shareholders who are entitled to vote, vote for the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that CFC’s executive officers and directors have interests in the merger in addition to the interests that they share with you as a CFC shareholder. These interests include continued indemnification and insurance coverage by NHTB after the merger for acts or omissions occurring before the merger, severance payments due certain executive officers in connection with the merger under pre-existing employment contracts, the continuation of employment with NHTB for one executive officer, the provision of a new change of control agreement to such officer, the appointment of Steven H. Dimick to the board of directors of both NHTB and Lake Sunapee following the effective date of the merger and the invitation of four other CFC directors to serve on an advisory board of NHTB. For a detailed discussion of these interests, see the section in this proxy statement/prospectus titled “Interests of CFC’s Directors and Executive Officers in the Merger” beginning on page 39.

Unanticipated costs relating to the merger could reduce NHTB’s future earnings per share.

NHTB believes that it has reasonably estimated the likely costs of integrating the operations of NHTB and CFC, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a dilutive effect on the combined company’s earnings per share. In other words, if the merger is completed, the earnings per share of NHTB common stock could be less than it would have been if the merger had not been completed.

Both CFC and NHTB stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

Each of CFC and NHTB stockholders currently have the right to vote in the election of their respective boards of directors and on various other matters affecting their respective companies. After the merger, each CFC shareholder will hold a percentage ownership of the combined organization that is much smaller than such shareholder’s current percentage ownership of CFC. Specifically, CFC shareholders will hold in the aggregate approximately 13.29% of the outstanding shares of NHTB common stock. Furthermore, because shares of NHTB common stock will be issued to existing CFC shareholders, current NHTB stockholders will have their ownership and voting interests diluted approximately 13.29%. Accordingly, both CFC and NHTB stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of their respective companies.

The fairness opinion obtained by CFC from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Bank Analysis Center, CFC’s financial advisor in connection with the proposed merger, has delivered to the board of directors of CFC its opinion dated as of April 3, 2013. The opinion of Bank Analysis Center stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received in the merger was fair to CFC shareholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of NHTB or CFC, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of NHTB and CFC.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of NHTB and CFC.

If the merger is not completed, the ongoing businesses of NHTB and CFC may be adversely affected and NHTB and CFC will be subject to several risks, including the following:

•	CFC may be required, under certain circumstances, to pay NHTB a termination fee of $575,000 under the merger agreement;

•	NHTB and CFC will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, CFC is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by NHTB and CFC management, which could otherwise have been devoted to other opportunities that may have been beneficial to NHTB and CFC as independent companies, as the case may be.

In addition, if the merger is not completed, NHTB and/or CFC may experience negative reactions from the financial markets and from their respective customers and employees. NHTB and/or CFC also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against NHTB or CFC to perform their respective obligations under the merger agreement. If the merger is not completed, NHTB and CFC cannot assure their shareholders that the risks described above will not materialize and will not materially affect their business, financial results and stock prices.

After the merger is completed, CFC shareholders will become NHTB stockholders and will have different rights that may be less advantageous than their current rights.

Upon completion of the merger, CFC shareholders will become NHTB stockholders. Differences in CFC’s articles of association and bylaws and NHTB’s certificate of incorporation and bylaws will result in changes to the rights of CFC shareholders who become NHTB stockholders. See the section of this proxy statement/prospectus titled “Comparison of Rights of Stockholders of CFC and NHTB,” beginning on page 129 for more information.

INFORMATION ABOUT THE COMPANIES

New Hampshire Thrift Bancshares, Inc.

NHTB is the savings and loan holding company of Lake Sunapee, a federally chartered savings bank. Lake Sunapee was originally chartered by the State of New Hampshire in 1868 as the Newport Savings Bank. On December 1, 1980, Lake Sunapee was the first bank in the United States to convert from a state-chartered savings bank to a federally chartered savings bank. In 1981, Lake Sunapee changed its name to “Lake Sunapee Savings Bank, fsb” and in 1994 refined its name to “Lake Sunapee Bank, fsb.”

Lake Sunapee provides a wide range of banking and financial services and has three wholly owned subsidiaries. Lake Sunapee Financial Services Corp., Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties, and McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency acquired in 2012, which offers a complete range of commercial insurance services and consumer products. NHTB, through its direct and indirect subsidiaries, currently operates 22 locations in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties as well as 8 locations in Vermont in Rutland and Windsor counties.

At March 31, 2013, NHTB had $1.2 billion in assets, $912 million in deposits and $130 million of stockholders’ equity. NHTB’s principal executive offices are located at 9 Main Street, Newport, New Hampshire 03773, and its telephone number is (603) 863-0886.

Additional information about NHTB and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 138.

Central Financial Corporation

CFC is the bank holding company for Randolph National Bank. Randolph National Bank, originally chartered as The National Bank of West Randolph, was established by local investors in 1875 to serve a region dominated by agriculture, forestry, railroads and manufacturing. Though the region’s economy has changed, Randolph National Bank has continued to grow and prosper. Randolph National Bank provides services through eight banking offices and nine ATMs.

At March 31, 2013, CFC had $167.3 million in assets, $149.7 million in deposits and $14.4 million of stockholders’ equity. CFC’s principal executive offices are located at 21 N. Main Street, Randolph, Vermont 05060, and its telephone number is (802) 728-9611.

For additional information about CFC and Randolph National Bank, see “Where You Can Find More Information” on page 138.

SPECIAL MEETING OF SHAREHOLDERS OF CFC

This proxy statement/prospectus is being furnished to holders of CFC common stock for use at a special meeting of shareholders of CFC and any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting of shareholders of CFC will be held at the Esther Mesh Room, Chandler Center for the Arts, 71–73 Main Street, Randolph, Vermont 05060, on September 4, 2013, at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, CFC shareholders as of the record date will be asked to consider and vote on the following proposals:

1.	to approve the Agreement and Plan of Merger by and between CFC and NHTB, dated as of April 3, 2013, pursuant to which CFC will merge with and into NHTB with NHTB surviving;

2.	to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to adopt and approve the merger agreement; and

3.	such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Recommendation of the Board of Directors of CFC

The CFC board of directors has unanimously approved the merger agreement and recommends that you vote your shares as follows:

•	“FOR” adoption and approval of the merger agreement; and

•	“FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of CFC common stock at the close of business on the record date of July 24, 2013, are entitled to notice of and to vote at the special meeting of shareholders of CFC. As of the record date, there were 125,024 shares of CFC common stock outstanding, held of record by shareholders. Each holder of CFC common stock is entitled to one vote for each share of CFC common stock owned as of the record date.

A list of CFC shareholders as of the record date will be available for review by any CFC shareholder at CFC’s principal executive offices during regular business hours beginning 10 days prior to the date of the special meeting and continuing through the special meeting.

Quorum; Vote Required

A quorum of CFC shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of CFC common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. CFC will include proxies marked as abstentions in determining the number of shares present at the special meeting.

The affirmative vote of the holders of at least a majority of the shares of CFC common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. The affirmative vote of the holders of at least a majority of the shares present and entitled to vote at the special meeting is required to approve the proposal to adjourn the special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but broker non-votes will have no effect on that proposal.

Share Ownership of Management; Voting Agreements

As of the record date, the directors and executive officers of CFC and their affiliates collectively owned 18,877 shares of CFC common stock, or approximately 15.1% of CFC’s outstanding shares. Each CFC director and executive officer has entered into a voting agreement with NHTB, which requires each person to vote all of the shares of CFC common stock beneficially owned by him or her “FOR” approval of the merger agreement and the other proposals described in the notice for the special meeting. None of the directors or executive officers were paid any additional consideration in connection with the execution of the voting agreement.

When considering the recommendation of the board of directors of CFC that you vote in favor of the approval of the merger agreement, you should be aware that the executive officers and directors of CFC have financial interests in the merger that may be different from, or in addition to, the interests of shareholders of CFC. See “The Merger—Interests of CFC’s Directors and Executive Officers in the Merger” beginning on page  39.

Voting of Proxies

If you are a CFC shareholder, the board of directors of CFC requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope.

All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the merger agreement and “FOR” an adjournment of the special meeting to solicit additional proxies, if necessary.

If you hold your shares of CFC common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of CFC common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.

If you fail to properly submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of CFC common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote “AGAINST” adoption and approval of the merger agreement.

How to Revoke Your Proxy

If you are a CFC shareholder, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to CFC’s Secretary at the address listed below, stating that you revoke your proxy;

•	submitting a new signed proxy card bearing a later date (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation to Steven H. Dimick, President and CEO, at the following address:

Central Financial Corporation

P.O. Box 368

21 N. Main Street

Randolph, Vermont 05060

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you are a CFC shareholder and plan to attend the special meeting of CFC shareholders and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the broker, bank or other nominee in order to vote your shares.

Whether or not you plan to attend the special meeting, CFC requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for approval of the merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary.

Brokers who hold shares of CFC common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. If your broker holds your CFC common stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement/prospectus.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voter instruction form, if applicable.

Abstentions will be included in determining the presence of a quorum at the special meeting. Broker non-votes will not be included in determining the presence of a quorum at the special meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but broker non-votes will have no effect on that proposal.

Proxy Solicitation

If you are a CFC shareholder, the enclosed proxy is solicited by and on behalf of the board of directors of CFC. CFC will pay the expenses of soliciting proxies to be voted at the special meeting. Following the original mailing of the proxies and other soliciting materials, CFC and its agents also may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of CFC for making these solicitations.

This proxy statement/prospectus and the proxy card are first being sent to CFC shareholders on or about August 2, 2013.

Stock Certificates

If you are a CFC shareholder, you should not send in any certificates representing CFC common stock. You will receive separate instructions from the exchange agent for the exchange of your certificates representing CFC common stock.

Proposal to Approve Adjournment of the Special Meeting

CFC is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that CFC may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, CFC would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy card. If the special meeting is adjourned for 30 days or less, CFC is not required to give notice of the time and place of the adjourned meeting unless the board of directors fixes a new record date for the special meeting.

The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of CFC common stock present or represented at the special meeting and entitled to vote on the proposal. The board of directors of CFC retains full authority to the extent set forth in CFC’s bylaws and Vermont law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any CFC shareholders.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement and financial advisor opinion attached as appendices to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement and financial advisor opinion attached as appendices to this proxy statement/prospectus, for a more complete understanding of the merger.

On April 3, 2013, the NHTB board of directors and board of directors of CFC approved the merger agreement. The merger agreement provides for the acquisition by NHTB of CFC through a merger of CFC with and into NHTB, with NHTB as the surviving corporation. Following the merger, Randolph National Bank will be merged with and into Lake Sunapee, with Lake Sunapee as the surviving entity.

Upon completion of the merger, holders of CFC common stock (other than stock held by CFC or NHTB) will be entitled to receive, for each share of CFC common stock that is issued and outstanding, 8.699 shares of NHTB common stock.

See “The Merger Agreement” beginning on page 47, for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

Throughout its long history, Randolph National Bank has endeavored to find ways to prudently build value for its shareholders while serving the needs of its customers and the community. During the recent economic recession, the focus of the CFC board of directors has been on assuring the prudent and profitable operations of the institution in the face of challenging economic conditions and a growing regulatory burden, which has disproportionately adversely impacted small community banks. CFC’s board of directors has engaged in ongoing strategic planning and related efforts to find ways to prudently and profitably address the challenges that have confronted CFC.

During the first and second quarters of 2012, the CFC board of directors and management focused on strategies to improve earnings, asset quality and efficiencies and to reduce non-interest expense. The strategy included increasing loan generation, enhancing credit quality, improving sources of non-interest income, and improving control of non-interest expenses.

To assist in this strategic planning process, CFC’s board of directors consulted Bank Analysis Center, an advisory firm, which previously worked with the CFC board of directors in connection with Randolph National Bank’s prior acquisitions of branch offices in 2004 and 2009 and assisted the board of directors in several previous strategic planning initiatives.

Throughout 2012, Bank Analysis Center, the CFC board of directors and management discussed CFC’s strategic alternatives, including the potential for an affiliation with another institution. In the course of such discussion, Bank Analysis Center provided some general information regarding the comparative implications of selling the franchise, remaining independent, seeking an affiliation or potential merger of equals or seeking to grow through additional acquisitions of smaller institutions or branches. In assisting the CFC board of directors with strategic planning, Bank Analysis Center discussed with the CFC board of directors and management the increased challenges for small institutions like CFC to generate attractive returns on equity and assets, the difficulty of generating sustainable income streams based upon loan demands and compressed interest margins, and the trends in the value of stock prices for CFC and many other banking institutions since 2008. During the second and third calendar quarters of 2012, the CFC board of directors and management continued to discuss the increased regulatory burden on community banks and the slow economic recovery and its implications for

Randolph National Bank’s growth in the communities it serves. Additionally, because the communities served by Randolph National Bank had suffered extensive damage caused by Storm Irene and related flooding during the prior year, the local area was slow to recover.

In October 2012, the CFC board of directors met off-site with Cranmore, FitzGerald & Meaney, its legal counsel, and Bank Analysis Center at a regularly scheduled meeting to discuss strategic directions including exploring the potential of CFC seeking an affiliation with a larger institution. The CFC board of directors requested Bank Analysis Center to prepare a confidential information memorandum to evaluate and ascertain the interest levels of qualified potential institutions. The CFC board of directors and Bank Analysis Center discussed the characteristics that were important in identifying institutions as qualified potential affiliation or acquisition partners and after discussing more than 20 institutions, which were narrowed to five institutions with the characteristics desired by the CFC board of directors in a potential acquirer. Each of these five institutions were identified by CFC and Bank Analysis Center as having: (i) the financial and managerial ability to acquire CFC for consideration consisting primarily of stock; (ii) a highly valued stock currency with substantial market liquidity and an attractive dividend; (ii) a proven record of serving the needs of customers and the community; (iv) a record of organic growth and/or acquisitions; and (v) a franchise that was positioned to offer opportunities for prudent and profitable growth of revenue, adequate diversification of income sources and no unusual risk factors or conditions. Each of the five institutions was subsequently contacted and four of the five expressed interest and executed confidentiality agreements. The fifth institution was not interested at that time, but indicated it would potentially be interested at a later time, if it could proceed on an exclusive basis. The CFC board of directors also established a special committee consisting of Messrs. Dimick, Huntley and Osha. Bank Analysis Center worked with members of the Randolph National Bank’s management team to prepare information and assemble a confidential information memorandum.

On December 21, 2012, representatives of CFC contacted Mr. Stephen W. Ensign, Executive Chairman of NHTB and inquired regarding NHTB’s potential interest in discussing an affiliation. NHTB executed a confidentiality agreement executed on December 28, 2012.

Following the receipt of the confidential information memorandum and discussions with Bank Analysis Center, NHTB management met on January 22, 2013, with its legal counsel, Hogan Lovells US LLP, and its financial advisors, Griffin Financial Group LLC, to review its potential interest in an affiliation with CFC. At the meeting, management reviewed the background related to the strategic opportunity and the expected financial impact on NHTB of a possible transaction with CFC. At the conclusion of the discussion, NHTB management determined that it would submit an expression of interest regarding a merger with CFC. One additional institution, Company A, also submitted a written expression of interest. The expressions of interest were confidential, non-binding and subject to further due diligence.

The CFC board of directors held a special meeting on January 30, 2013, to review the initial expressions of interest. NHTB’s initial expression of interest, dated January 23, 2013, reflected merger consideration of $120 per share, with 80% of the consideration in the form of NHTB common stock. Company A’s initial expression of interest proposed merger consideration in a range of $120-$130 per share, with 80% of the consideration in the form of common stock and 20% in the form of cash. The non-financial elements of each expression of interest were also substantially similar. The CFC board of directors determined that each institution would appear to be capable of consummating the transaction and each had the financial strength, reputation, operating history, stock currency and dividend to be an attractive affiliation partner. Accordingly, each institution was invited to conduct additional due diligence and confirm their interest.

During February 2013, both NHTB and Company A requested additional information regarding CFC, which was provided by CFC during off-site due diligence sessions. Additionally, NHTB and Company A conducted reviews of CFC loan files and executive management interviews. CFC also conducted its own preliminary due diligence on each institution. Following the completion of due diligence, CFC invited each institution to submit a final proposal.

NHTB submitted a revised expression of interest on February 26, 2013. NHTB’s revised expression of interest reflected merger consideration of $115 per share, with 100% of the consideration in the form of NHTB common stock.

Company A verbally expressed to CFC its revised expression of interest on March 1, 2013. Company A’s revised expression of interest reflected merger consideration of $110 per share, with 100% of the consideration in the form of common stock.

The CFC board of directors held a special meeting on March 2, 2013, to review one written and one verbal revised expressions of interest. Company A submitted written confirmation of its March 1, 2013 verbal expression of interest on March 4, 2013. After deliberation and consideration of the state of the banking industry, acquisition prices in the market and Bank Analysis Center’s comments regarding same, an overview of each institution’s financial condition and future financial prospects, regulatory condition, experience with transactions of this type, the effect of the transaction on CFC’s employees, community and customers, and the specific pricing and other terms of the proposals, the CFC board of directors authorized Bank Analysis Center, Cranmore, FitzGerald & Meaney and the special committee of the board to work with NHTB towards the goal of negotiating a satisfactory definitive agreement.

On March 6, 2013, in response to issues raised by Bank Analysis Center, NHTB indicated its desire to expeditiously negotiate and sign a definitive agreement. NHTB also invited a CFC board member to serve on the NHTB board of directors and discussed CFC’s desire for reasonable price protection.

Company A learned that its March 1, 2013 verbal expression of interest and its March 4, 2013 written confirmation of such expression of interest were not accepted by CFC. On March 11, 2013, Company A submitted a written revision to its March 4, 2013 written expression of interest. Such revision increased the proposed consideration to $115 in stock. Such offer was substantially similar to NHTB’s proposed offer. Company A indicated that its revised expression of interest would expire, if not accepted, on March 13, 2013.

The CFC board of directors held a special meeting on March 13, 2013, at which all directors were present to consider these developments. At such meeting, the CFC board of directors discussed events that occurred subsequent to the March 2, 2013 board meeting, including the receipt of the written expression of interest from Company A on March 4, 2013 confirming its prior unwritten expression of interest, and a revised written expression of interest on March 11, 2013. CFC management, Bank Analysis Center and Cranmore, FitzGerald & Meaney updated the CFC board of directors of the communications with representatives of both NHTB and Company A.

On March 13, 2013, the CFC board of directors discussed each expression of interest as well as the process followed by NHTB and Company A in providing CFC with expressions of interest. The CFC board of directors discussed factors, including those set forth in the discussion below entitled “CFC’s Reasons for the Merger,” and noted NHTB’s commitment to expand its presence in Vermont and its success in integrating acquisitions of other community banks. The CFC board also discussed the substantial diversification of operations and income of NHTB with its acquisition of non-bank businesses and its extensive presence outside of the Vermont market in New Hampshire. The CFC board, based upon its due diligence and the due diligence of CFC by both NHTB and Company A, expressed the view that the lending practices and community banking philosophy of NHTB appear to be more consistent with those followed by CFC. Accordingly, the CFC board confirmed its decision to proceed with NHTB and directed Bank Analysis Center and Cranmore, FitzGerald & Meaney to continue to negotiate the definitive agreement and clarify the terms of reasonable price protection for CFC in the merger agreement.

On March 15, 2013, NHTB’s legal counsel, Hogan Lovells US LLP, circulated a draft merger agreement to CFC and its legal counsel. Bank Analysis Center and Cranmore, FitzGerald & Meaney met with the CFC board of directors on March 21, 2013 to review the documents. At the conclusion of that meeting, the CFC board of directors instructed Bank Analysis Center and Cranmore, FitzGerald & Meaney on final negotiating terms, including price protection. Cranmore, FitzGerald & Meaney provided initial comments to Hogan Lovells US LLP on the draft merger agreement on March 22, 2013. Over the course of the following days, the parties and their respective legal counsel and financial advisors worked to finalize the terms of the merger agreement, voting agreements and change of control agreement for Mr. Boyd.

The special committee and Cranmore, FitzGerald & Meaney met telephonically on March 26, 2013 to discuss the status of the negotiations and finalization of the merger agreement and related documents.

On March 28, 2012, Cranmore, FitzGerald & Meaney provided the CFC board of directors and management with drafts of the merger agreement, voting agreements and a change of control agreement for Mr. Boyd. After consulting with the special committee, the CFC board of directors and management provided comments on the definitive merger agreement to Cranmore, FitzGerald & Meaney on March 29, 2012.

On March 30, 2013, Cranmore, FitzGerald & Meaney updated the CFC due diligence of NHTB, which had been undertaken by CFC and Bank Analysis Center previously, which included review of documents made available by NHTB to CFC and interviews of NHTB management.

On the afternoon of April 3, 2013, CFC’s board of directors held a special meeting to consider the merger agreement, the proposed merger consideration per share, and the terms of the merger agreement and related documentation. All directors were in attendance. Also in attendance were representatives of Bank Analysis Center and Cranmore, FitzGerald & Meaney. Bank Analysis Center made a presentation to the CFC board of directors concerning the business terms of the merger and delivered its opinion to CFC’s board of directors that in its opinion, as of that date and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration to be received by CFC shareholders in the merger was fair, from a financial point of view, to CFC shareholders. Cranmore, FitzGerald & Meaney reviewed the merger agreement and answered questions from the CFC board of directors. Following a complete review of the provisions of the merger agreement and related documents and a discussion in executive session, CFC’s board of directors requested separate recommendations from CFC management, the special committee, and non-management directors, each of whom recommended the transaction. The CFC board of directors determined that the merger was advisable and that the merger, the merger agreement and the transactions contemplated therein, were fair to and in the best interests of CFC and its shareholders and were in the best interest of CFC’s other constituencies including the customers and communities served by and the employees of CFC and Randolph National Bank. Thereafter, the CFC board of directors voted unanimously in favor of the merger, the merger agreement and the transactions contemplated therein.

Additionally, on April 3, 2013, the NHTB board of directors unanimously approved the merger agreement and the transactions contemplated therein.

Thereafter, the merger agreement and other related documents, including the voting agreements and bank merger agreement were executed. NHTB and CFC issued a joint press release announcing the transaction on April 3, 2012.

CFC’s Reasons for the Merger

On October 10, 2012, CFC’s board of directors discussed the possibility of a merger transaction with some larger institutions and initiated action to explore the interests of certain other institutions who were considered to be both capable and potentially interested in acquiring CFC for stock consideration with a high quality liquid currency at that time. NHTB was included among those institutions to be contacted by CFC’s advisors. CFC’s board of directors consulted with management and CFC’s financial advisor, Bank Analysis Center, and legal counsel, Cranmore, FitzGerald & Meaney, in determining that the merger was advisable and is fair to, and in the best interests of, CFC and its shareholders.

In reaching its decision to approve the merger agreement and related transactions, the CFC board of directors consulted with management, its financial advisors, and its legal counsel and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•	the strategic alternatives believed to be reasonably available to CFC;

•

an understanding of, and its review of NHTB’s business, operations, financial condition, asset quality, earnings, stock performance and prospects, taking into account the results of its due diligence review of NHTB;

•

the enhanced future prospects of the combined company compared to those that CFC was likely to achieve on a stand-alone basis, including the projected stock market capitalization and the liquidity of NHTB’s stock, the market position of the combined entity and the compatibility of CFC’s and NHTB’s business activities;

•

the merger consideration offered, its premium to market and comparability with respect to other premiums, and the belief of the CFC board of directors that NHTB stock represents an investment in a profitable, well-regarded and well-capitalized institution, which should result in long-term value and increased liquidity for CFC shareholders;

•

the structure of the merger and the financial and other terms of the merger agreement, including the representations and warranties of the parties, the covenants, the $115.00 per share value of the consideration, the benefits to CFC’s employees, as well as employee and executive termination benefits;

•

CFC’s right to terminate the merger agreement if, subject to NHTB’s ability to make a compensating adjustment to the exchange ratio, the average of the daily closing sales prices of a share of NHTB common stock for the 10 consecutive trading days preceding the date on which all required regulatory approvals have been obtained or waived is less than $11.237 per share and NHTB’s common stock underperforms the NASDAQ Bank Index by more than 15%;

•

the presentations of executive management and Bank Analysis Center regarding the strategic advantages and disadvantages of combining with NHTB, including NHTB’s knowledge of the markets in which CFC operates, the significant opportunities for cost savings in the transaction, and NHTB’s commitment to the communities in which CFC operates;

•

the possible effects of the proposed merger on CFC’s employees and customers, as well as on the communities in which CFC operates, including the fact that the limited geographic fit between the two companies will minimize the impact of the merger on CFC’s employees and the communities served;

•	NHTB’s commitment to expand its presence in Vermont;

•

the results of CFC’s due diligence investigation of NHTB and the reputation, business practices and experience of NHTB and its management, including experience related to integration of acquired businesses;

•	the fact that the transaction is expected to be tax-free to CFC shareholders to the extent that they receive NHTB common stock in exchange for their shares of CFC common stock;

•

the challenges of combining the two companies generally, including the likelihood of a successful integration of the companies and differences in cultures and business management philosophies, and NHTB’s past experience in this regard;

•

NHTB’s agreement to appoint Steven H. Dimick to the boards of directors of NHTB and Lake Sunapee and to invite four CFC directors to serve on the NHTB Upper Valley regional advisory board in order to provide continuity in leadership in CFC’s market;

•	its knowledge of the current and prospective environment in which CFC operates, including national and local economic conditions, the competitive environment, the trend toward consolidation in the financial services industry and the potential risks these pose for CFC’s potential growth, development, productivity, profitability and strategic options;

•

its view that the size of the institution and related economies of scale, as well as diversification of product offerings beyond the level it believed to be reasonably achievable on an independent basis, are becoming increasingly important to continued success in the current financial services environment;

•	the ability of both institutions to complete the merger and the likelihood of receiving necessary regulatory approvals in a timely fashion;

•	the possible effects on CFC should the parties fail to complete the merger, including the possible effects on the price of CFC common stock, and the associated business and opportunity costs;

•

NHTB’s current quarterly dividend rate of $0.13 per share as compared to CFC’s quarterly dividend of $0.50 per share, which, based upon the exchange, will result in a quarterly dividend equivalent to $1.13 per CFC share; and

•

the opinion of Bank Analysis Center, as of April 3, 2013, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration to be received in the merger was fair to the CFC shareholders from a financial point of view. A copy of the Bank Analysis Center written opinion that was delivered to CFC’s board of directors is included as Appendix C to this proxy statement/prospectus and as described more fully under “—Opinion of Bank Analysis Center, Inc., Financial Advisor to CFC” beginning on page 32. Shareholders are urged to read the opinion in its entirety.

CFC’s board of directors also considered potential risks relating to the merger, including the following:

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

•

the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on CFC’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•

the requirement that CFC conduct its business in the ordinary course and the other restrictions on the conduct of CFC’s business prior to completion of the merger, which may delay or prevent CFC from undertaking business opportunities that may arise pending completion of the merger;

•

the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of CFC and NHTB;

•

the fact that because the consideration in the merger is a fixed exchange ratio of shares of NHTB common stock to CFC common stock, CFC shareholders could be adversely affected by a decrease in the trading price of NHTB common stock during the pendency of the merger;

•	the fact that certain provisions of the merger agreement prohibit CFC from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•	the requirement that CFC submit the merger agreement to its shareholders even if its board of directors withdraws its recommendation;

•

the fact that the merger agreement entitles NHTB to terminate the merger agreement if, among other things, CFC commences negotiations regarding an alternative acquisition proposal and obligates CFC to pay to NHTB a termination fee of $575,000 if CFC recommends or accepts an alternative acquisition proposal, which may deter others from proposing an alternative transaction that may be more advantageous to CFC shareholders; and

•	the risks described in the section entitled “Risk Factors” beginning on page 16.

During its consideration of the merger agreement, CFC’s board of directors was also aware that CFC officers and directors may have financial interests in the merger that are different from, or are in addition to, the interests of CFC shareholders. See “—Interests of CFC’s Directors and Executive Officers in the Merger,” beginning on page 39.

The discussion of the information and factors considered by CFC’s board of directors is not exhaustive, but includes all material factors considered by CFC’s board of directors. Based on the factors described above, the CFC board of directors determined that the merger with NHTB would be advisable and in the best interests of CFC shareholders and unanimously approved the merger agreement and related transactions contemplated by the merger agreement. In view of the wide variety and complexity of factors considered by the CFC board of directors in connection with its evaluation of the merger, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any factor, was favorable or unfavorable to the ultimate determination of the board. Rather, the CFC board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different individual factors.

Recommendation of the Board of Directors of CFC

CFC’s board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, CFC and its shareholders. Accordingly, CFC’s board of directors unanimously approved the merger agreement and the transactions contemplated thereby.

CFC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CFC SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND, IF NECESSARY, “FOR” THE PROPOSAL TO APPROVE ONE OR MORE ADJOURNMENTS OF THE SPECIAL MEETING.

Opinion of Bank Analysis Center, Inc., Financial Advisor to CFC

Bank Analysis Center was retained by CFC as its financial advisor based on its qualifications and experience in the financial analysis of banking and financial service firms. Bank Analysis Center was also chosen because of its knowledge of the New England and Northeast banking industries. Bank Analysis Center had previously completed various investment banking and consultative assignments for CFC and Randolph National Bank.

Throughout 2012, Bank Analysis Center assisted CFC for the purpose of advising its board of directors on prioritizing CFC’s strategic alternatives. In October of 2012, CFC’s board of directors determined that they wished to undertake an evaluation of the potential to pursue an affiliation with another institution that would be beneficial to the shareholders of CFC and offer, among other things, greater stock liquidity and dividends. Following an evaluation of potentially interested and qualified institutions and the solicitation of expressions of interest from five institutions, the process resulted in responses from two institutions. Following due diligence and negotiation of the agreement, Bank Analysis Center was requested by the board of directors of CFC to render its opinion from a financial point of view, of the consideration offered to CFC’s shareholders.

Bank Analysis Center delivered to the CFC board of directors its written opinion, dated April 3, 2013, that the financial terms of the transaction with NHTB, including those related to price protection, are fair, from a financial point of view to the shareholders of CFC.

The full text of the opinion of Bank Analysis Center, which sets forth assumptions made, matters considered and limits on the review undertaken by Bank Analysis Center, is included as Appendix C to this proxy statement/prospectus. CFC shareholders are urged to read the opinion in its entirety. Bank Analysis Center’s opinion is directed only to the valuation of the consideration offered to CFC shareholders and does not constitute a recommendation to any holder of CFC common stock as to how such holder should vote at the CFC special meeting. The summary of the opinion of Bank Analysis Center set forth in this proxy statement/prospectus was provided to CFC by Bank Analysis Center and is qualified in its entirety by reference to the full text of the opinion itself. Bank Analysis Center’s opinion was necessarily based upon conditions as they existed at the time the opinion was given based on the information made available to Bank Analysis Center as of the date of the opinion.

Bank Analysis Center’s opinion speaks only as of the date of the opinion. The opinion is directed to the board of directors of CFC and addresses only the fairness, from a financial point of view, of the consideration offered to CFC shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any CFC shareholder as to how the shareholder should vote at CFC’s special meeting on the merger or any related matter.

In rendering its opinion, Bank Analysis Center reviewed among other things:

•	the merger agreement;

•	audited financial statements for the three years ended December 31, 2012 of CFC and NHTB and the Form 10-K for the year ending December 31, 2012 for NHTB; and

•

other financial information concerning the business and operations of CFC and NHTB, including quarterly and annual regulatory filings with the FDIC, interest rate risk reports, and asset quality reports as well as other financial information as provided by the management of both institutions.

In addition, Bank Analysis Center held discussions with members of senior management of CFC and NHTB regarding past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters Bank Analysis Center deemed relevant. Further, Bank Analysis Center compared certain financial and stock market information for NHTB and certain financial information for CFC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, Bank Analysis Center relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Bank Analysis Center did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Bank Analysis Center relied upon the management of CFC and NHTB as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to Bank Analysis Center and assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such managements. Bank Analysis Center assumed, without independent verification, that the aggregate allowance for loan and lease losses for CFC and NHTB are adequate to cover such losses. Bank Analysis Center did not make or obtain any evaluations or appraisals of the property, assets or liabilities of CFC or NHTB, nor did it examine any individual credit files.

For purposes of rendering its opinion, Bank Analysis Center assumed, in all respects material to its analyses, that:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

Bank Analysis Center further assumed that the merger will be accounted for using the acquisition method under generally accepted accounting principles, or GAAP, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Bank Analysis Center’s opinion is not an expression of an opinion as to the prices at which shares of NHTB common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, Bank Analysis Center made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Bank Analysis Center, CFC and NHTB. Any estimates contained in the analyses performed by Bank Analysis Center are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Bank Analysis Center’s opinion was among several factors taken into consideration by the board of directors of CFC in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of CFC with respect to the fairness of the consideration or its approval of the merger agreement and the merger.

The following is a summary of the material analyses performed and presented by Bank Analysis Center to the board of directors of CFC in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the Bank Analysis Center opinion or the presentation made by Bank Analysis Center to the board of directors of CFC, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Bank Analysis Center used both quantitative techniques as well as made qualitative judgments as to the significance and relevance of various analyses and factors. The financial analyses summarized below include information presented in tabular format. Accordingly, Bank Analysis Center believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal

As of the date of the opinion, the all-stock transaction was valued at approximately $14.4 million or approximately $115.00 per share of CFC common stock, based on the 10-day average closing price of NHTB’s common stock for the period ended April 2, 2013. The terms of the merger agreement call for each outstanding share of CFC common stock to be converted into the right to receive 8.699 shares of NHTB common stock.

Benchmarks

At the outset, to establish benchmarks for the financial performance of CFC’s, subsidiary, Randolph National Bank, relative to similar institutions, Bank Analysis Center sought to identify a suitable peer group. Criteria for the peer group included stock banking institutions headquartered within the six New England states, with assets between $150 million—$300 million and which had been established prior to 2003. Twenty-five institutions met these criteria:

Profile Bank, FSB	NH	Mayflower Co-Operative Bank	MA
Charles River Bank	MA	The Braintree Co-Operative Bank	MA
Pilgrim Bank	MA	Weymouth Bank	MA
Scituate Federal Savings Bank	MA	S-Bank	MA
Damariscotta Bank & Trust Co.	ME	Sugar River Bank	NH
Home Loan Investment Bank, F.S.B.	RI	The First Colebrook Bank	NH
Lee Bank	MA	Peoples Trust Company of St. Albany	VT
InsurBanc	CT	Monson Savings Bank	MA
Union Federal Savings Bank	RI	Georgetown Bank	MA
The National Grand Bank of Marblehead	MA	The First National Bank of Suffield	CT
Litchfield Bancorp	CT	The Randolph National Bank	VT
Connecticut River Bank, National Association	VT	The Milford National Bank and Trust	MA
The Rockport National Bank	MA

Bank Analysis Center, evaluated Randolph National Bank against this peer group on a variety of financial measures for the year ending December 31, 2012. Randolph National Bank’s performance against this peer group displayed the results below (Note: 99th Percentile is highest).

(Dollars in thousands)	Randolph National Bank	Randolph National Bank % Peer Ranking	Peer Group at 12/31/12
			Max. Value	Median	Min. Value
Net Income Before Extra. Items	$446	10%	$2,712	$821	$93
Return on Assets	0.26%	10%	0.99%	0.4%	0.05%
Net Interest Margin	4.5%	95%	4.6%	3.4%	2.1%
Diversification(1)	10.1%	20%	44.5%	15.9%	3.1%
Efficiency Ratio	89.7%	15%	61.3%	79.5%	105.0%
Loan Loss Reserve / Loans	1.1%	60%	3.2%	1.0%	0.7%
Loan Loss Res. / Non-Performing Loans	39.7%	10%	498.3%	63.6%	16.8%
Non-Performing Assets / Assets	3.5%	15%	0.2%	1.2%	5.3%
Non-Performing Loans / Loans	2.9%	25%	0.2%	1.7%	8.3%
Loans / Deposits	89.3%	85%	116.7%	74.8%	36.1%
Tier 1 Leverage	8.1%	10%	13.3%	9.1%	7.2%
Net Income / Employee	$7	5%	$55	$19	$1
Deposits / Employee	$2,387	10%	$14,156	$3,520	$1,754

(1)	Diversification equals non-interest income/(net interest earned + non-interest income)

With analysis for general financial performance established, Bank Analysis Center then began the evaluation of the fairness, from a financial point of view, of the offer from NHTB to CFC shareholders. Bank Analysis Center utilized a five-fold test to determine the financial fairness of the terms of the proposed merger. Each methodology in the five-fold process yielded an explicit per share valuation price which is assigned a weight in the overall calculation. Using a weighted average of 20% for each of these five tests yields a composite per share price for CFC common stock against which must be measured the valuation of consideration to be provided under the terms of the proposed merger.

Going-Concern Value

The fair value methodology derives a share price based upon a forecasted stream of earnings, dividends and terminal value of a company.

The projections furnished to Bank Analysis Center and used by it in certain of its analyses were prepared by CFC’s and NHTB’s senior management teams. CFC and NHTB do not publicly disclose internal management projections of the type provided to Bank Analysis Center in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

This forecast provided for the declaration of cash dividend payments to shareholders at levels increasing 10% in each of the years 2013-2017. These annual cash dividends and a “liquidating” dividend or “terminal” value were used to establish a valuation price for the shares of CFC as a going-concern. The value today (present value), of the future dividends (both annual and liquidating), represents a going-concern value per share for CFC as a candidate for merger with another institution. A discount rate of 5% was used to calculate the present value of these cash flows. The discount rate was determined using the capital asset pricing model.

This derived price per share was compared to the valuation as proposed in the terms of merger with NHTB.

Using this methodology, the per share consideration as proposed in the merger for CFC shareholders must be compared to the going-concern value. Share consideration greater than the going concern value per share is considered fair, from a financial point of view, to the shareholders of CFC. The $115 price per share for CFC common shares pursuant to the terms of the merger was higher than the $107.26 derived price per share using the going-concern approach. Bank Analysis Center assigned a 20% weighting to this methodology.

Adjusted (Tangible) Book Value Per Share

The adjusted (tangible) book value, or ATBV, methodology determines the book value of the selling entity after adjusting for a variety of financial factors which could enhance or detract from the nominal book value as recorded in the financial statements of the selling entity. As such, the ATBV forms a more accurate measure of liquidation value. Bank Analysis Center determined an ATBV of $99.20 per share for CFC based upon various adjustments to the stated book value of equity as of December 31, 2012. The ATBV includes adjustments involving intangible assets, non-performing loans, other real estate owned, unrealized securities gains and losses and costs related to terminating vendor contracts and management severance contracts.

The valuation of the CFC share price pursuant to the terms of the merger with NHTB exceeded the ATBV of $99.20 per share. Therefore, using this test, the terms of the merger are deemed to be fair, from a financial point of view, to the shareholders of CFC. Bank Analysis Center assigned a 20% weighting to this methodology.

Gordon Growth Model

The Gordon Growth Model is based on the financial principle that the price of a share of common stock should reflect the present value of the future stream of dividend payments to shareholders. Using this model yielded a theoretical price of $100.63 per share for CFC’s common stock. If the value of CFC stock pursuant to the terms of the merger were above this theoretical price, the terms would be considered fair from a financial point of view to the shareholders of CFC. Valuations below the theoretical price based on the Gordon Growth model would not be considered fair to CFC shareholders. The derived price of $100.63 per share of CFC common stock using the Gordon Growth Model was below the $115 price per share of CFC common stock pursuant to the terms of the merger. Therefore, using this methodology Bank Analysis Center concluded that the terms of the merger were fair, from a financial point of view to the shareholders of CFC. Bank Analysis Center assigned a 20% weighting to this methodology.

Market Comparable Formula

For entities like CFC, which are closely held and have limited liquidity in the trading of its shares of common stock, the Market Comparable Formula, or MCF, is a methodology which derives an estimate of CFC’s market value as if the stock did trade on an exchange and did have adequate liquidity. As such, the MCF is a methodology that derives a price per share of common stock based on using explicit weights for: (1) earnings per share times the multiplicative value of a price earnings ratio for peer banks; (2) dividend yield; and (3) book value per share. Bank Analysis Center developed a peer bank group composed of 28 publicly traded banks in the Northeastern United States with assets less than $500 million. The trading variables as of March 31, 2013, were as follows:

Randolph National Bank		Peer Group
		Max. Value	Median	Min. Value
Price / Tangible Book	72%	154%	95%	59%
Price / Earnings	21.6	30.0	17.1	9.0
Dividend Yield	3%	3%	2%	0%

The composite weighted average of these three variables yields a price per share of common stock that is compared to the price per share of CFC common stock pursuant to the terms of the merger. If the price of CFC common shares pursuant to the terms of the merger is above the price determined according to the MCF as described above, then in the opinion of Bank Analysis Center, the terms are fair, from a financial point of view to CFC shareholders.

Applying the median values of the peer group against the financial variables of CFC yielded a projected price per share of approximately $90.17, which is an estimate of the price at which CFC common stock would have traded had it been listed on an exchange and had a typical level of trading liquidity as a community bank, as compared with CFC’s actual trading price of $76 per share. This projected price per share was then compared to the $115 price per share offered by NHTB, which was approximately 28% higher than the projected price as determined by the MCF ($90.17) and 51% higher than the actual price of CFC ($76.00). Premiums in the takeover prices of CFC’s peer transaction targets ranged from a low of 20% to a high of 72%, with a median premium of 45%.

Therefore, using this methodology Bank Analysis Center concluded that the terms of the merger were fair, from a financial point of view to the shareholders of CFC. Bank Analysis Center assigned a 20% weighting to this methodology.

Comparable Transactions

Bank Analysis Center identified seven transactions in the Northeast announced during the prior 28 months involving similarly sized institutions (assets under $300 million) with a comparable profile of non-performing assets (non-performing assets/assets greater than 1.5% and less than 7.5%) as follows:

Target Name	State of Target	Acquirer Name
Southern Connecticut Bancorp	CT	Liberty Bank
Roebling Financial Group	PA	TF Financial Corporation
Hampshire First Bank	NH	NBT Bancorp Inc.
Connecticut Bank and Trust Co.	CT	Berkshire Hills Bancorp Inc.
Allegiance Community Bank	NJ	BCB Bancorp Inc.
Berkshire Bank	PA	Customers Bancorp Inc.
CT River Community Bank	CT	Liberty Bank

This methodology compares the terms of a proposed merger with terms of similar transactions involving like-sized community banks with similar financial performance. The methodology is based upon financial comparisons between: (1) acquisition price and tangible book value per share; (2) acquisition price and earnings per share; (3) acquisition price and deposits; and (4) acquisition price and assets. A weighted average score of these four financial benchmarks using the data in the following table from the comparative bank acquisitions in the above table yielded a composite price of $107.22 per share, which was compared to the $115 per share offering price by NHTB for CFC common stock. The valuation of CFC stock pursuant to the proposed merger with NHTB was above the composite price derived from comparable transactions. Therefore this methodology indicated that the terms of the proposed transaction with NHTB were fair, from a financial point of view. Bank Analysis Center assigned a weight of 20% to this methodology.

Peer Transaction Sellers—Commercial Banks
(dollars in millions)	CFC	Peer Transaction Targets
Seller Characteristics		Minimum Value	Median	Maximum Value
Non-Performing Assets / Assets	3.2%	1.6%	4.1%	6.7%
Tangible Book Value	$13.5	$7.6	$14.1	$29.8
Assets	$170.3	$122.7	$161.8	$278.2
Price / Tangible Book Value	106.7%	82.7%	110.2%	170.8%
Price / Earnings Per Share	32.2	3.8	14.2	25.3
Price as a Percentage of Deposits	9.6%	5.9%	11.3%	19.3%
Price as a Percentage of Assets	8.4%	4.9%	9.0%	15.8%
Transaction Value on Date of Announcement	$14.4	$6.8	$14.6	$45.2

Due Diligence on NHTB

Bank Analysis Center performed due diligence on NHTB and Lake Sunapee Bank and its other subsidiaries. This due diligence included an evaluation of the current and projected earnings of NHTB, as well as an examination of its financial condition with respect to interest rate risk, the loan portfolio and loan loss valuation reserves. Bank Analysis Center was satisfied that there did not exist any material adverse conditions, or the expectation of the development of such adverse conditions, which would materially impact the price of NHTB common stock.

Impact on CFC Shareholders

The impact upon CFC shareholders was also evaluated based upon the proposed terms of merger with NHTB. In particular, using share exchange ratios pursuant to the terms of the merger agreement between NHTB and CFC, the impact on CFC shareholders was examined from the standpoint of the equivalent in the combined entity of (1) book value per share, (2) earnings per share and (3) dividends per share. On a pro-forma basis pursuant to the terms of the proposed merger, the equivalent value to CFC shareholders from each of these measures of investment ownership was higher with NHTB than they would have been had CFC remained independent and performed according to its own financial forecasts. Using this methodology provided added confirmation that, in Bank Analysis Center’s opinion, the terms of the transaction were found to be fair, from a financial point of view, to CFC shareholders.

Financial Advisory Fee Payment

Bank Analysis Center will receive a contingent advisory fee for its services in connection with the merger equaling 1.00% of the aggregate consideration received by CFC shareholders at closing. Based on the terms of the Agreement, and the pricing for CFC shares as of the date hereof, this contingent fee is approximately $143,000. In addition, through the date hereof, CFC has paid Bank Analysis Center $55,000 which is in addition to the contingent fee. CFC has also agreed to reimburse Bank Analysis Center for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Bank Analysis Center and its respective officers and employees against certain expenses and liabilities.

Interests of CFC’s Directors and Executive Officers in the Merger

As described below, CFC’s directors and executive officers might have interests in the merger that are in addition to, or different from, the interests of CFC’s shareholders generally. CFC’s board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement.

Share Ownership

On July 24, 2013, the record date for the special meeting of CFC’s shareholders, CFC’s directors and executive officers beneficially owned, in the aggregate, 18,877 shares of CFC’s common stock, representing approximately 15.1% of the outstanding shares of CFC common stock. See the section of this proxy statement/prospectus titled “The Merger Agreement—Voting Agreements” beginning on page 54 for further information regarding the voting agreements between NHTB and directors and executive officers of CFC.

CFC Director to be Appointed to the Board of Directors of NHTB and Lake Sunapee

Immediately following the effective time of the merger, NHTB will expand the size of its board of directors by one seat and will designate Steven H. Dimick to serve on the board of directors of NHTB. Mr. Dimick will be appointed to the class of the board of directors of NHTB expiring at the 2014 annual meeting of stockholders. At the 2014 annual meeting of stockholders, Mr. Dimick will be nominated to serve on the board of directors of NHTB for a minimum term of three years and NHTB will recommend that its shareholders vote in favor of the election of Mr. Dimick. Mr. Dimick shall also be appointed to the board of directors of Lake Sunapee effective immediately following the effective time of the merger.

Advisory Board

The merger agreement provides that the NHTB will invite up to four board members of CFC, excluding Mr. Dimick, to serve as members of NHTB’s Upper Valley regional advisory board.

Indemnification

Pursuant to the merger agreement, NHTB has agreed that, after the effective date of the merger, it will indemnify, defend and hold harmless, for a period of six years from the effective time of the merger, each present and former officer or director of CFC against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of CFC if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under NHTB’s bylaws.

Directors’ and Officers’ Insurance

NHTB has further agreed to use its reasonable best efforts prior to the effective time to ensure that, for a six-year period following the effective time of the merger, the persons serving as officers and directors of CFC immediately prior to the effective date continue to be covered by CFC’s current directors’ and officers’ liability insurance policies, or by a policy which is not materially less advantageous than such policy, or by single premium tail coverage with policy limits equal to CFC’s existing coverage limits, with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. However, in no event will NHTB be required to expend in any one year more than 150% of the current annual cost currently expended by CFC with respect to such insurance.

Employment Agreements and Settlement Agreement

CFC and Randolph National Bank have previously entered into employment agreements with Steven H. Dimick, Joseph A. Boyd, Kathy T. Killian and Susan G. Sherman, which will be honored by NHTB in connection with the merger. Mr. Dimick’s employment agreement provides that he will receive two times his base salary, payable in installments over 24 months, if his employment is terminated by CFC or Randolph National Bank without “cause” or if he resigns for “good reason” (each as defined in the employment agreement). Mr. Dimick’s current base salary is $191,000 (as a result, the severance payment would be $382,000). Each of Mr. Boyd’s and Mses. Killian’s and Sherman’s employment agreements provide that each executive will receive one times the executive’s base salary, payable in installments over 12 months, if the executive’s employment is terminated by CFC or Randolph National Bank without cause or if the executive resigns for good reason. Mr. Boyd’s and Mses. Killian and Sherman’s current base salaries are $116,400, $95,700 and $100,000, respectively. It is expected that the employment of Mr. Dimick and each of Mses. Killian and Sherman will be terminated by NHTB without “cause” upon the closing of the merger and that the severance described above will be paid to these executives as described in their employment agreements. Each executive must execute a release of claims in favor of CFC and Randolph National Bank as a condition to receiving the severance payments. In addition, CFC, Randolph National Bank, NHTB and Mr. Boyd have entered into a settlement agreement on June 18, 2013, which will become effective upon completion of the merger and which will terminate his existing employment agreement in exchange for a lump sum payment of $116,400 even though no severance would otherwise be due because it is anticipated that his employment will continue following the merger.

Continuing Employment and Change of Control Agreement for Mr. Boyd

Upon completion of the merger, NHTB and Lake Sunapee will employ Joseph A. Boyd, currently the Senior Vice President and Lending Officer of CFC, as its Senior Vice President-Commercial Lending. In that position, NHTB and Lake Sunapee will pay Mr. Boyd an annual base salary of $116,400. In addition, NHTB and Lake Sunapee entered into a one-year change of control agreement with Mr. Boyd, which will become effective upon completion of the merger. Under the change of control agreement, Mr. Boyd will receive continued compensation for a period of one year following a termination of his employment without “cause” or as a result of his resignation for “good reason” (each as defined in the change of control agreement) in connection with a change of control of NHTB or Lake Sunapee. In addition, lesser benefits would be payable as a result of the termination of Mr. Boyd’s employment due to disability (as defined in the change of control agreement) following a change of control of NHTB or Lake Sunapee. Lake Sunapee may require that Mr. Boyd execute a release of claims to receive the payments under the change of control agreement. Lake Sunapee will reduce the amount of the payments under the agreement if all or any portion of the payments constitute “excess parachute payments” under Section 280G of the Code.

Employee Severance Payments

Under the merger agreement, each employee of CFC and Randolph National Bank (excluding any employee who is a party to an employment, change of control or other agreement that provides for severance payments) who is terminated by CFC other than for cause at the request of NHTB prior to the effective time, or by NHTB or a subsidiary of NHTB within six months following the effective time of the merger, will be entitled to receive severance payments in an amount equal to 2 weeks’ base pay for each full year of service with CFC based on the employee’s date of hire plus a prorated amount for each partial year of service, such service determined by taking into account service with CFC, Randolph National Bank, NHTB or any subsidiary of NHTB, with a minimum of 4 weeks and a maximum of 26 weeks base pay.

Retention Bonuses

Under the merger agreement, CFC, Randolph National Bank, NHTB and Lake Sunapee will establish an employee retention pool up to the amount of $75,000, which may be allocated to certain employees of CFC and/

or Randolph National Bank designated by NHTB in consultation with CFC. Designated employees will enter into a retention agreement to be mutually agreed upon by CFC and NHTB. No amounts will be allocated to any employee with a severance or change of control agreement with CFC, including CFC’s executive officers.

Payments under Deferred Compensation Plan

CFC maintains a Deferred Compensation Plan that provides directors with an option to defer receipt of all or a portion of their directors’ fees. All amounts deferred under the Deferred Compensation Plan are fully vested at all times. In general, participant’s deferrals are distributed to the participant following a termination of the participant’s service and distributed over a period between two and ten years, as elected by the director. In connection with the merger, CFC is terminating the Deferred Compensation Plan and will distribute all vested amounts deferred under the plan as of the effective time of the merger.

NHTB’s Board of Directors after the Merger

Immediately following the effective time of the merger, NHTB will expand the size of its board of directors by one seat and designate Steven H. Dimick, the current Chief Executive Officer and President of CFC, to serve on the NHTB board of directors. Mr. Dimick will be appointed to the class of the board of directors of NHTB expiring at the 2014 annual meeting of stockholders. At the 2014 annual meeting of stockholders, Mr. Dimick will be nominated to serve on the board of directors of NHTB for a minimum term of three years and NHTB will recommend that its shareholders vote in favor of the election of Mr. Dimick. Mr. Dimick shall also be appointed to the board of directors of Lake Sunapee effective immediately following the effective time of the merger.

Bank Merger

The merger agreement provides that as soon as practicable after the consummation of the merger, Randolph National Bank shall be merged with and into Lake Sunapee. NHTB has caused Lake Sunapee, and CFC has caused Randolph National Bank, to enter into an agreement and plan of merger providing for such bank merger. Lake Sunapee shall be the surviving entity in the bank merger and shall continue in its corporate existence.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of material United States federal income tax consequences of the merger of NHTB and CFC. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. The following discussion is based upon current provisions of the Code, existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to CFC shareholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular CFC shareholder.

The following discussion may not apply to particular categories of holders of shares of CFC common stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold CFC capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the United States dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States and holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. This discussion assumes that holders of shares of CFC common stock hold their shares as capital assets. The following discussion does not address state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors to determine the specific tax consequences of the merger, including any state, local or foreign tax consequences of the merger.

Tax Consequences of the Merger Generally

NHTB has received an opinion from Hogan Lovells US LLP and CFC has received an opinion from Cranmore, FitzGerald & Meaney, each dated as of the same date as this registration statement was filed with the SEC, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code. The tax opinions received by NHTB and CFC are based on certain representations, covenants, and assumptions, as described below, all of which must continue to be true and accurate in all material respects as of the effective time of the merger. It is also a condition to the obligation of each of NHTB and CFC to complete the merger that their respective tax counsel confirm its opinion as of the closing date of the merger. Neither NHTB nor CFC intends to waive this condition. If any of the representations, covenants, or assumptions relied upon by tax counsel is inaccurate, tax counsel may not be able to provide the required closing date opinions or the tax consequences of the merger could differ from those described below. An opinion of counsel neither binds the Internal Revenue Service, or the IRS, nor precludes the IRS or the courts from adopting a contrary position. Neither NHTB nor CFC intends to obtain a ruling from the IRS regarding the tax consequences of the merger.

Based on the tax opinions described above, the anticipated material United States federal income tax consequences of the merger are as follows:

•	no gain or loss will be recognized by NHTB or CFC as a result of the merger;

•	no gain or loss will be recognized by a CFC shareholder on the exchange, except to the extent the shareholder receives cash in lieu of a fractional share of NHTB common stock;

•

the aggregate tax basis in the NHTB common stock received by a CFC shareholder pursuant to the merger will equal that shareholder’s aggregate tax basis in the shares of CFC common stock being exchanged, reduced by any amount allocable to a fractional share of NHTB common stock for which cash is received;

•	the holding period of NHTB common stock received by a CFC shareholder in the merger will include the holding period of the shares of CFC common stock being exchanged; and

•

although no fractional shares of NHTB common stock will be issued in the merger, a CFC shareholder who receives cash in lieu of such a fractional share will be treated as having received that fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by NHTB. A CFC shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder’s tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the CFC common stock was held for more than one year.

For purposes of the above discussion of the bases and holding periods for shares of CFC common stock and NHTB common stock, CFC shareholders who acquired different blocks of CFC common stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, cancelled or received in the merger.

Backup Withholding

Payments of cash to a CFC shareholder pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding unless such shareholder provides NHTB with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a CFC shareholder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the CFC shareholders’ federal income tax liability, provided that the CFC shareholder timely furnishes the required information to the Internal Revenue Service.

Reporting Requirements

CFC shareholders who receive NHTB common stock as a result of the merger will be required to retain records pertaining to the merger and CFC shareholders who hold at least 5% of the outstanding CFC common stock immediately before the merger will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting with NHTB treated as the acquiror. Under this method of accounting, CFC’s assets and liabilities will be recorded by NHTB at their respective fair values as of the closing date of the merger and added to those of NHTB. Any excess of purchase price over the net fair values of CFC’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of CFC’s net assets over the purchase price will be recognized in earnings by NHTB on the closing date of the merger. Financial statements of NHTB issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of CFC prior to the merger. The results of operations of CFC will be included in the results of operations of NHTB beginning on the effective date of the merger.

Regulatory Approvals

General

NHTB and CFC have agreed to use their reasonable best efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary to consummate the merger and the bank merger. This includes the approval or nonobjection of the FRB and the approval of the OCC. NHTB will file the applications or waiver requests necessary to obtain these regulatory approvals and nonobjections. The merger cannot be completed without such approvals and non-objections. NHTB and CFC cannot assure you that all required regulatory approvals and nonobjections will be obtained, when they will be received or whether they will be subject to any conditions.

FRB

Unless the application requirement is waived, the merger is subject to the prior approval of the FRB, which may not approve the merger if:

•

such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•

the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless in each case the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every case, the FRB is required to consider the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, or the CRA, the FRB also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods. In addition, the FRB must consider the effectiveness of the companies in combating money laundering activities. Further, the FRB must consider the extent to which the proposed transaction would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

If a waiver is not granted, and application is thereafter made to the FRB, any transaction approved by the FRB may not be completed until 30 days after such approval, during which time the DOJ may challenge the transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the concurrence of the DOJ, the waiting period may be reduced to 15 days.

NHTB intends to file a request for a waiver of the required application with the FRB.

OCC

The Bank Merger Act requires the prior written approval of the OCC before any insured depository institution may merge or consolidate with another insured depository institution if the resulting institution is to be a federal savings association. As a federal savings association, NHTB’s subsidiary, Lake Sunapee, filed its application for approval of the bank merger with the OCC on May 31, 2013.

The Bank Merger Act prohibits the OCC from approving any proposed bank merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the OCC from approving a proposed bank merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade.

In every proposed bank merger transaction, the OCC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served (including performance of each bank under the CRA), and the effectiveness of each insured depository institution involved in the proposed bank merger transaction in combating money-laundering activities. Further, the OCC must consider the extent to which the proposed transaction would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of an application for approval of the bank merger and an opportunity for the public to comment on the application in writing and to request a hearing.

Any transaction approved by the OCC may not be completed until 30 days after such approval. With the concurrence of the DOJ, the waiting period may be reduced to 15 days.

Dissenters’ Rights

Dissenters’ rights are statutory rights that enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the merger.

Shareholders of CFC are entitled to exercise their rights as dissenting shareholders under Title 11A, Chapter 13 of the VBCA, but only if you comply strictly with all of the procedural and other requirements of Chapter 13, a copy of which is attached to this document as Appendix B.

The following is intended as a brief summary of the material provisions of the Vermont statutory procedures that a CFC shareholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of CFC common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the VBCA, the full text of which appears in Appendix B of this proxy statement/prospectus.

In the event you wish to dissent, you must deliver to CFC written notice of your intent to demand payment. If you intend to demand payment of the fair value of your shares of CFC common stock, you must deliver, before the vote on the merger agreement is taken at the special meeting, a written notice of intent to demand payment for your shares if the proposed merger is completed. This written notice of intent must be separate from the proxy card. A vote against the merger agreement alone will not constitute a written notice of intent to demand payment. CFC shareholders who elect to exercise dissenters’ rights should mail or deliver a written notice of intent to demand payment to: Central Financial Corporation, 21 N. Main Street, P.O. Box 368, Randolph, Vermont 05060, Attention: Steven H. Dimick. It is important that CFC receive all written notices of intent before the vote concerning the merger agreement is taken at the special meeting. The written notice of intent should specify your name and mailing address, the number of shares of common stock owned, and that you intend to demand payment for your shares under Chapter 13 of the VBCA.

In the event you wish to dissent, you must NOT vote for approval of the merger agreement. If you intend to demand payment of the fair value of your shares of CFC common stock, you must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to demand payment for your shares under Chapter 13 of the VBCA. You will also terminate your right to demand payment if you submit a signed proxy card and (1) fail to vote against approval of the merger agreement or (2) fail to note that you are abstaining from voting. If you do either of these two things, your dissenters’ rights will terminate, even if you previously filed a written notice of intent to demand payment. However, you will not terminate your right to demand payment if you do not submit a proxy card.

In the event you wish to dissent, you must demand payment for your shares of CFC common stock and deposit certificates for certificated shares. If the merger agreement is approved by CFC shareholders, CFC will be required to deliver a written dissenters’ notice to all shareholders who delivered a written notice of intent to demand payment for their shares of CFC common stock and who did not vote for the approval of the merger agreement. The written dissenters’ notice must be sent to you by CFC no later than 10 days after the approval of the merger agreement and must state where a demand for payment must be sent, where and when certificates for certificated shares must be deposited, and to what extent the transfer of uncertificated shares will be restricted after the payment demand is received. The written dissenters’ notice must also supply a form for demanding payment, indicating the date of the first announcement to news media of the terms of the proposed merger, which was April 3, 2013, and set a date by which CFC must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered.

You must demand payment for your shares of CFC common stock using the form provided with CFC’s written dissenters’ notice, certifying whether or not you acquired beneficial ownership of your shares before April 3, 2013, and deposit certificates for certificated shares in accordance with the terms of the written dissenters’ notice. If you do not demand payment or deposit your certificates for certificated shares as required by the written dissenters’ notice, you will not be entitled to payment for your shares under Chapter 13 of the VBCA.

If you fail to strictly comply with any of the conditions in Chapter 13 of the VBCA and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares. If the merger is completed, each holder of shares of CFC common stock who acquired those shares prior to April 3, 2013, and who perfected dissenters’ rights in accordance with Chapter 13 of the VBCA, will be paid by CFC the amount that CFC estimates to be the fair value plus accrued interest. The payment must be accompanied by CFC’s balance sheet, income statement, and statement of changes in stockholders’ equity as of and for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements. The payment must also be accompanied by a statement of CFC’s estimate of the fair value of the shares and how such estimate was calculated, an explanation of how the interest was calculated and a statement of the dissenting shareholder’s right to demand payment if dissatisfied with the amount of the payment.

If the merger is completed, CFC may elect to withhold payment from holders of CFC common stock who acquired those shares after April 3, 2013, and who perfected dissenters’ rights in accordance with Chapter 13 of the VBCA. If CFC elects to withhold payment, CFC will be required to estimate the fair value of the dissenting shareholders’ shares of CFC common stock plus accrued interest and to send an offer to pay this amount in full satisfaction of the shareholder’s demand, accompanied by a statement of the estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenting shareholder’s right to demand payment if dissatisfied with the amount of the offer. If you agree to accept the offer of payment in full satisfaction of your demand, you will be sent that amount in payment by CFC.

If you believe that the amount paid or offered to be paid by CFC is less than the fair value of your shares or that the interest due is incorrectly calculated, you may, within 30 days of receipt of the payment or offer of payment, notify CFC in writing of your own estimate of the fair value of your shares and the amount of interest due and demand payment of your estimate of the fair value of your shares and interest due, less any payment received. If such a demand for payment is not settled within 60 days of CFC’s receipt of that demand, CFC would be required to petition the court to determine the fair value of the shares and accrued interest, or if such petition is not made, to pay the amount that you demanded.

If you are considering dissenting and demanding payment of the fair value of your shares, you should note that the fair value of your shares determined under Chapter 13 of the VBCA could be more than, the same as, or less than the consideration you would receive under the terms of the merger agreement if you did not demand payment of the fair value of your shares. If CFC petitions the court to determine the fair value of the shares and accrued interest, the court will assess costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court, against CFC, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts in amounts the court finds equitable against CFC if the court finds that CFC did not substantially comply with the requirements of Chapter 13 of the VBCA, or against either CFC or the dissenters if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against CFC, the court may award reasonable fees to such counsel to be paid out of the amounts awarded to the dissenters who benefited.

If you fail to comply strictly with the procedures described in Chapter 13 of the VBCA and summarized above, you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, you are strongly urged to consult with your legal advisor before attempting to do so.

Restrictions on Sales of Shares by Certain Affiliates

The shares of NHTB common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who is an “affiliate” of NHTB as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by, or are under common control with NHTB and include the executive officers and directors of NHTB and may include significant stockholders of NHTB.

Stock Exchange Listing

Following the merger, the shares of NHTB common stock will continue to trade on the NASDAQ Global Market under the symbol “NHTB.”

THE MERGER AGREEMENT

The information in this section is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A beginning on page A-1 and which is incorporated by reference into this document.

Structure

Each share of NHTB common stock that is issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of NHTB, and each share of CFC common stock issued and outstanding at the effective time of the merger (other than stock held by CFC or NHTB) will be converted into the right to receive 8.699 shares of NHTB common, as described below. See “—Consideration to be Received in the Merger.”

The certificate of incorporation of NHTB will be the certificate of incorporation of the combined company, and the bylaws of NHTB will be the bylaws of the combined company. See “Comparison of Stockholder Rights” beginning on page 129.

The merger agreement provides that NHTB may change the method of effecting the business combination between NHTB and CFC. However, no such change may (A) alter or change the amount of merger consideration to be issued to CFC shareholders under the merger agreement, (B) reasonably be expected to materially impede or delay consummation of the merger, (C) adversely affect the federal income tax treatment of the CFC shareholders in connection with the merger, or (D) require submission to or approval by CFC’s shareholders after such shareholders have approved the plan of merger as set forth in the merger agreement.

NHTB’s and Lake Sunapee’s Board of Directors After the Merger

Immediately following the effective time of the merger, NHTB will expand the size of its board of directors by one seat and designate Steven H. Dimick, the current Chief Executive Officer and President of CFC, to serve on the NHTB board of directors. Mr. Dimick will be appointed to the class of the board of directors of NHTB expiring at the 2014 annual meeting of stockholders. At the 2014 annual meeting of stockholders, Mr. Dimick will be nominated to serve on the board of directors of NHTB for a minimum term of three years and NHTB will recommend that its shareholders vote in favor of the election of Mr. Dimick. Mr. Dimick shall also be appointed to the board of directors of Lake Sunapee effective immediately following the effective time of the merger.

Bank Merger

The merger agreement provides that as soon as practicable after the consummation of the merger, Randolph National Bank shall be merged with and into Lake Sunapee. NHTB has caused Lake Sunapee, and CFC has caused Randolph National Bank, to enter into an agreement and plan of merger providing for such bank merger. Lake Sunapee shall be the surviving entity in the bank merger and shall continue in its corporate existence.

Effective Time and Timing of Closing

The merger will be completed and become effective when NHTB and CFC execute and file certificates of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Vermont. However, NHTB and CFC may agree to a later time for completion of the merger and specify that time in the certificate of merger in accordance with Delaware and Vermont law. The closing of the merger will take place (A) on a date specified by both parties, which shall be no later than five business days after the conditions to the closing of the merger (other than conditions to be satisfied at the closing) have been satisfied or waived or (B) on such other date as NHTB and CFC may agree.

NHTB and CFC anticipate that the merger will be completed in the fourth quarter 2013. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, NTHB and CFC will obtain the required approvals or complete the merger.

Consideration to be Received in the Merger

Upon completion of the merger, each outstanding share of CFC common stock (other than stock held by CFC or NHTB) will be converted into the right to receive 8.699 shares of NHTB common stock.

No fractional shares of NHTB common stock will be issued to any holder of CFC common stock upon completion of the merger. For each fractional share that would otherwise be issued, NHTB will pay each shareholder cash (without interest) in an amount equal to the fractional share interest to which such shareholder would otherwise be entitled multiplied by the average of the daily closing prices of NHTB common stock during the regular session of NHTB common stock on NASDAQ for the five consecutive trading days ending on the third business day immediately prior to the closing date, rounded to the nearest whole cent.

Exchange of Certificates; Dividends

On or before the closing date of the merger, NHTB will cause to be delivered to the exchange agent certificates representing the shares of NHTB common stock to be issued in the merger and cash to be paid in lieu of fractional shares of CFC common stock.

As soon as practicable following the effective time of the merger, the exchange agent will mail to each CFC shareholder of record at the effective time of the merger a letter of transmittal and instructions for use in surrendering the shareholder’s CFC stock certificates. When such CFC shareholders deliver their CFC stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their CFC stock certificates will be cancelled and in exchange they will receive, as allocated to them:

•	an NHTB stock certificate representing the number of whole shares of NHTB common stock that they are entitled to receive under the merger agreement; and

•	a check representing the amount of cash that they are entitled to receive in lieu of any fractional shares.

CFC shareholders are not entitled to receive any dividends or other distributions on NHTB common stock with a record date after the merger until they have surrendered their CFC stock certificates in exchange for a NHTB stock certificate. After the surrender of their CFC stock certificates, CFC shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their NHTB common stock.

NHTB will issue a stock certificate for NHTB common stock or a check for cash in lieu of a fractional share in a name other than the name in which a surrendered CFC stock certificate is registered only if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Representations and Warranties

The merger agreement contains representations and warranties made by and to NHTB and CFC. The statements embodied in those representations and warranties were made for purposes of the contract between NHTB and CFC and are subject to important qualifications and limitations agreed to by NHTB and CFC in connection with negotiating its terms. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between NHTB and CFC rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.

Each of NHTB and CFC has made representations and warranties to the other regarding, among other things:

•	due organization, good standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate authority;

•	no violation or breach of certain organizational documents, agreements and governmental orders;

•	SEC documents and/or financial reports;

•	absence of certain changes or events;

•	financial controls and procedures;

•	regulatory reports;

•	legal proceedings and regulatory action;

•	compliance with laws;

•	brokers;

•	employee benefit matters;

•	environmental matters;

•	tax matters;

•	investment securities;

•	deposit insurance;

•	CRA, anti-money laundering and customer information security compliance; and

•	issuance of the NHTB’s common stock in accordance with the merger agreement.

In addition, CFC has made other representations and warranties about itself to NHTB as to:

•	material contracts and defaults;

•	labor matters;

•	derivative transactions;

•	loans and nonperforming and classified assets;

•	property and leases;

•	intellectual property;

•	fiduciary accounts;

•	insurance;

•	transactions with affiliates;

•	inapplicability of takeover laws;

•	the receipt of a fairness opinion from its financial advisor; and

•	preparation of this proxy statement/prospectus.

The representations and warranties of each of NHTB and CFC will expire upon the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this proxy statement/prospectus as Appendix A.

Conduct of Business Pending the Merger

Conduct of Business of CFC Pending the Merger.

Under the merger agreement, CFC has agreed that, until the effective time of the merger or the termination of the merger agreement, CFC and Randolph National Bank will not, except as expressly permitted by the merger agreement or with the prior written consent of NHTB:

•

conduct its business other than in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with applicable laws and regulations;

•

fail to use reasonable best efforts to preserve intact its business organizations, and maintain its rights, franchises, and existing relations with customers, suppliers, employees and business associates;

•

issue, sell or otherwise permit to become outstanding any additional shares of capital stock, permit any shares of capital stock to become subject to, any options, warrants, rights, convertible securities or other arrangements, or redeem, retire purchase or otherwise acquire shares of its capital stock;

•	make, declare, pay or set aside for payment any dividend other than consistent with past practice;

•	directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock;

•

enter into, amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of CFC or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except for normal increases in the ordinary course of business consistent with CFC’s 2013 budget, that CFC may make cash contributions to its 401(k) plan in the ordinary course of business consistent with past practice, and that CFC may pay accrued bonuses upon the closing of the merger consistent with past practice and prorated through the date of the merger closing;

•

hire any person as an employee of CFC or promote any employee, except that CFC may hire or promote persons in accordance with contractual obligations existing as of the date of the merger agreement and may hire persons to fill vacancies arising after the date of the merger agreement, provided the annual salary is less than $30,000 and such employment is terminable at will;

•

enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of CFC, except as may be required by law or to satisfy contractual obligations existing as of the date of the merger agreement;

•

pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice, and other than pursuant to agreements or arrangements in effect on the date of the merger agreement;

•

sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to CFC taken as a whole;

•

acquire all or any portion of the assets, business, securities, deposits or properties of any other entity, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

•

make any capital expenditures other than capital expenditures previously disclosed to NHTB, or in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate;

•	amend its articles of association or bylaws;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP;

•

enter into, amend, modify or terminate any material contract, lease or insurance policy, except in the ordinary course of business consistent with past practice or as otherwise permitted by the merger agreement;

•

enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which CFC is or becomes a party after the date of the merger agreement, unless the settlement, agreement or action involves an amount less than $25,000 and would not impose any material restriction on the business of CFC;

•

enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; or file any application or make any contract with respect to branching or site location or branching or site relocation;

•	enter into any derivatives transactions, except in the ordinary course of business consistent with past practice;

•

incur any indebtedness for borrowed money, other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank and securities sold under agreements to repurchase, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

•

acquire any debt security or equity investment of a type or in an amount that is not permissible for a national bank; any debt security or equity investment of a type or in an amount that is not permissible for a national bank; any debt security or equity investment with a final maturity of more than three years; or any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements;

•

make, renegotiate, renew, increase, extend, modify or purchase any loan other than in accordance with CFC’s loan policies and procedures, except to satisfy contractual obligations existing as of the date of the merger agreement, provided, however, that the prior notification and approval of NHTB is required for any of the foregoing in excess of $250,000;

•

make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

•

make or change any tax election, file any amended tax return, enter into any closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•

commit any act or omission which constitutes a material breach or default by CFC under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license to which it is a party or by which it or its properties is bound;

•

foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a hazardous substance in amounts which, if such foreclosure were to occur, would be material;

•	cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect;

•

discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;

•

take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) any of the conditions to the merger in the merger agreement not being satisfied or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law or regulation; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Conduct of Business of NHTB Pending the Merger

NHTB has agreed that, without the prior written consent of CFC, it will not, among other things, take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) any of the conditions to the merger in the merger agreement not being satisfied or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law or regulation.

CFC Shareholders’ Meeting

CFC has agreed to call, hold and convene a meeting of its shareholders as promptly as practicable (and in any event within 45 days following the time when the registration statement of which this proxy statement/prospectus is a part becomes effective, subject to extension with the consent of the other party) to consider and vote upon the approval of the merger agreement and any other matter required to be approved by the CFC shareholders in order to consummate the merger. CFC has also agreed to ensure that the CFC shareholders’ meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the meeting are solicited, in compliance with state law, CFC’s articles of association and bylaws and all other applicable legal requirements.

Additionally, the board of directors of CFC has agreed to recommend that CFC shareholders vote to approve the merger agreement and the transactions contemplated thereby (including the merger) and any other matters required to be approved by their shareholders for consummation of the merger.

No Solicitation

Until the merger is completed or the merger agreement is terminated, CFC has agreed that it and its officers and directors will not:

•

solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate any inquiries or the making of any proposal to acquire CFC, whether by merger, consolidation, business combination, tender offer or exchange offer for 10% or more of CFC’s stock or otherwise;

•	enter into or participate in any discussions or negotiations regarding any such acquisition proposal; or

•	make or authorize any statement in support of any such other acquisition proposal.

CFC may, however, furnish information regarding CFC to, or enter into discussions or negotiations with, any person or entity in response to, or authorize any statement or recommendation in support of an unsolicited acquisition proposal if:

•

CFC’s board of directors determines in good faith, after consultation with its outside legal counsel, that such actions would be required in order for CFC’s directors to comply with their fiduciary obligations under applicable law;

•	CFC promptly notifies NHTB of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

•

during the three day period following notification to NHTB, CFC negotiates in good faith with NHTB to make adjustments to the merger agreement such that the other acquisition proposal is not reasonably likely to result in a transaction more favorable from a financial point of view to CFC’s shareholders than the merger with NHTB, and such negotiations fail to result in the necessary adjustments to the merger agreement.

Employee Matters

After the closing date of the merger, except to the extent NHTB continues in effect any CFC benefit plan providing benefits of a similar type, continuing employees of CFC will be eligible for the employee benefits that NHTB provides to its similarly-situated employees generally and on substantially the same terms and basis as is applicable to such employees. NHTB has the right in its sole discretion to terminate, merge or continue any of CFC’s employee benefit plans, except that NHTB will maintain CFC’s plans (other than stock-based or incentive plans) until the employees of CFC and Randolph National Bank are permitted to participate in comparable NHTB plans. To the extent permitted under applicable law and NHTB’s benefit plans, each CFC employee will be given credit with respect to the satisfaction of limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage equal to the credit that such employee had received as of the effective time of the merger under the comparable CFC benefit plans.

In addition, NHTB has agreed to cause NHTB and its subsidiaries to honor and continue to be obligated to perform all contractual rights of current and former employees of CFC or Randolph National Bank existing as of the date of the merger agreement under the terms of certain employment, severance agreement, and deferred compensation plans of CFC and Randolph National Bank. NHTB has also agreed to honor certain severance guidelines in connection with the termination of employment of any of CFC’s employees. NHTB has also agreed to allocate an aggregate amount of up to $75,000 among certain of CFC’s employees (none of whom shall be employees with severance or employment agreements) to be distributed as retention payments pursuant to retention agreements executed by NHTB and certain CFC employees, in such form as is mutually agreed upon by NHTB and CFC, and payable at such times and upon such conditions as shall be set forth in such retention agreements.

Indemnification and Insurance

Indemnification

Pursuant to the merger agreement, NHTB has agreed that, after the effective date of the merger, it will indemnify, defend and hold harmless, for a period of six years from the effective time of the merger, each present and former officer or director of CFC against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of CFC if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under NHTB’s bylaws.

Directors’ and Officers’ Insurance

NHTB has further agreed to use its reasonable best efforts prior to the effective time to ensure that, for a six-year period following the effective time of the merger, the persons serving as officers and directors of CFC immediately prior to the effective date continue to be covered by CFC’s current directors’ and officers’ liability insurance policies, or by a policy which is not materially less advantageous than such policy, or by single premium tail coverage with policy limits equal to CFC’s existing coverage limits, with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. However, in no event will NHTB be required to expend in any one year more than 150% of the current annual cost currently expended by CFC with respect to such insurance.

Voting Agreements

CFC’s directors and executive officers have entered into voting agreements with NHTB. In the voting agreements, each director and executive officer agreed to vote, and granted NHTB an irrevocable proxy and power of attorney to vote, all of his or her shares of CFC common stock:

•	in favor of adoption and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•

against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of CFC contained in the merger agreement or of the shareholder contained in the voting agreement, or that would preclude fulfillment of a condition under the merger agreement to CFC’s and NHTB’s respective obligations to consummate the merger; and

•

against another acquisition proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the transactions contemplated by the merger agreement.

Under the voting agreements, each director and executive officer agreed not to, and not to permit any of their affiliates, to:

•

initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, another acquisition proposal;

•

participate in any discussions or negotiations regarding another acquisition proposal, or furnish, or otherwise afford access, to any person (other than NHTB) any information or data with respect to CFC or Randolph National Bank or otherwise relating to another acquisition proposal;

•	enter into any agreement, agreement in principle or letter of intent with respect to another acquisition proposal;

•

solicit proxies or become a participant in a solicitation with respect to another acquisition proposal (other than the merger agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger in accordance with the terms of the merger agreement;

•	initiate a shareholders’ vote or action by consent of CFC’s shareholders with respect to another acquisition proposal; or

•	except by reason of the voting agreement, become a member of a group with respect to any voting securities of CFC that takes any action in support of another acquisition proposal.

In addition, except under limited circumstances, each director and executive officer also agreed not to sell, assign, transfer or otherwise dispose of or encumber his or her shares of CFC common stock while the voting agreement is in effect. The voting agreements terminate immediately upon the earlier of the effective time of the merger, the termination of the merger agreement in accordance with its terms, or mutual written agreement of NHTB and the director or executive officer.

As of the record date, the directors and executive officers of CFC and their affiliates collectively owned 18,877 shares of CFC common stock, or approximately 15.1% of CFC’s outstanding shares. None of the directors or executive officers was paid any additional consideration in connection with the execution of the voting agreements.

Additional Agreements

NHTB and CFC have also agreed to use their reasonable best efforts to:

•	take all actions necessary, proper or advisable under the merger agreement and applicable law to consummate the merger as soon as practicable; and

•

promptly prepare and file all necessary documentation to obtain the consent, approval and authorization of all third parties and governmental entities which are necessary or advisable to consummate the merger.

The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of certain matters and the listing of NHTB common stock on NASDAQ.

Conditions to the Merger

The respective obligations of NHTB and CFC to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	approval of the merger by all applicable federal and state regulatory authorities and the expiration or termination of all applicable waiting periods;

•	effectiveness of the registration statement filed with the SEC with respect to the common stock to be issued by NHTB in accordance with the merger agreement;

•	the shares of NHTB common stock to be issued in the merger are approved for listing on the NASDAQ;

•

no judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the merger or any of the other transactions contemplated by the merger agreement from taking place is in effect, and no statute, rule, regulation, order, injunction or decree is enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger; and

•	the receipt of legal opinions delivered by tax counsel to NHTB and CFC, respectively, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder and regulatory approvals may not be legally waived.

NHTB is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•

the representations and warranties of CFC contained in the merger agreement are true and correct in all material respects as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date, except where the failure to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on CFC;

•	CFC performs in all material respects all covenants and agreements contained in the merger agreement to be performed by CFC at or prior to the closing date;

•	NHTB having received a certificate from the chief executive officer of CFC with respect to compliance with the foregoing conditions;

•

no required regulatory approval listed in the merger agreement contains any condition, restriction or requirement which the board of directors of NHTB reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that NHTB would not have entered into the merger agreement had such condition, restriction or requirement been known at the date hereof; and

•	the merger agreement and the merger are approved by the affirmative vote of the holders of at least a majority of the outstanding shares of CFC common stock entitled to vote at the special meeting.

CFC is not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•

the representations and warranties of NHTB contained in the merger agreement are true and correct as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date, except where the failure to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on NHTB;

•	NHTB performs in all material respects all covenants and agreements contained in the merger agreement required to be performed by it at or prior to the closing date; and

•	CFC having received a certificate from the chief executive officer and chief financial officer of NHTB with respect to compliance with the foregoing conditions.

“Material adverse effect” means, with respect to CFC, any effect that is material and adverse to the financial position, results of operations or business of CFC or that would materially impair the ability of CFC to perform its obligations under the merger agreement or otherwise materially impairs the ability of CFC to consummate the transactions contemplated by the merger agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of:

•	changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities;

•	changes in GAAP or regulatory accounting requirements applicable to banks generally;

•	changes in general economic conditions (including interest rates) affecting banks generally;

•

any modifications or changes to valuation policies and practices in connection with the transactions contemplated by the merger agreement or restructuring charges taken in connection with the transactions contemplated by the merger agreement, in each case in accordance with GAAP;

•	reasonable expenses incurred in connection with the transactions contemplated by the merger agreement;

•	the effects of any action or omission taken with the prior consent of NHTB or as otherwise expressly permitted or contemplated by the merger agreement; and

•	exclusive of the performance of CFC’s investment portfolio.

With respect to NHTB, the term “material adverse effect” means any effect that materially impairs the ability of NHTB to make payment at the effective time of the aggregate merger consideration or otherwise materially impairs the ability of NHTB to consummate the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the closing, before or after approval by CFC’s shareholders, as follows:

•	by mutual agreement of NHTB and CFC, if the board of directors of each so determines by vote of a majority of the members of the entire board;

•

by either party if any required regulatory approvals for consummation of the merger or the bank merger are denied in a final nonappealable action or are permanently withdrawn at the request of a governmental authority;

•

by either party if the shareholders of CFC do not approve the merger agreement, provided that CFC is not in material breach of its obligation to convene a meeting of shareholders to vote upon the merger agreement and to solicit and recommend the shareholders’ approval of the merger agreement;

•

by the non-breaching party if the other party breaches any covenants, agreements, representations or warranties contained in the merger agreement such that the terminating party would not be obligated to complete the merger and such breach has not been cured within thirty days after notice from the terminating party;

•

by either party if the closing of the merger has not occurred on or before December 31, 2013, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•

by either party if CFC breaches its obligation not to solicit another acquisition proposal, as discussed above under “—No Solicitation,” breaches its obligation to recommend approval of the merger with NHTB to CFC shareholders, recommends, proposes or publicly announces the intention to recommend or propose to engage in an acquisition transaction with any party other than NHTB or Lake Sunapee, or breaches its obligation to convene the meeting of CFC shareholders to vote upon the merger agreement; or

•

by CFC, if its board of directors so determines by a majority vote of the members of its entire board, at any time during the five business day period commencing on the date, which is referred to as the determination date, on which all regulatory approvals have been received, if both of the following conditions are satisfied:

•

the average of the daily closing sales prices of a share of NHTB common stock as reported on NASDAQ for the 10 consecutive trading days immediately preceding the determination date is less than $11.237 (which represents 85% of the average of the daily closing sales prices of a share of NHTB common stock, as reported on NASDAQ, for the 10 consecutive trading days immediately preceding the date of the merger agreement); and

•

the number obtained by dividing the average of the daily closing sales prices of a share of NHTB common stock as reported on NASDAQ for the 10 consecutive trading days immediately preceding the determination date by the average of the daily closing sales prices of a share of NHTB common stock, as reported on NASDAQ, for the 10 consecutive trading days immediately preceding the date of the merger agreement is less than the quotient obtained by dividing the average of the closing prices of the NASDAQ Bank Index on each of the 10 consecutive trading days immediately preceding the determination date by the average of the closing prices of the NASDAQ Bank Index for the 10 consecutive trading days immediately preceding the date of the merger agreement, minus 0.15.

If the CFC board of directors exercises the termination right described immediately above, NHTB will have the option to increase the amount of NHTB common stock to be provided to CFC shareholders such that the implied value of the exchange ratio would be equivalent to the minimum implied value that would have avoided triggering the termination right described above. If CFC elects to increase the exchange ratio pursuant to the preceding sentence, no termination will occur.

Termination Fee

Under the terms of the merger agreement, CFC must pay NHTB a termination fee of $575,000 if:

•	either party terminates the merger agreement as a result of a material breach by CFC of the provisions in the merger agreement prohibiting the solicitation of other offers;

•	either party terminates the merger agreement as a result of the CFC board of directors:

•

withdrawing, qualifying, amending, modifying or withholding its recommendation to the CFC shareholders to vote in favor of the merger agreement or making any statement, filing or release that is inconsistent with the recommendation;

•	recommending or approving, or publicly announcing its intention to recommend or approve, another acquisition proposal;

•	materially breaching its obligation to call, give notice of and commence the special meeting; or

•	resolving or otherwise determining to take, or announcing an intention to take, any of the actions listed above;

•

NHTB terminates the merger agreement due to a willful breach of a representation, warranty, covenant or agreement contained in the merger agreement by CFC after another acquisition proposal has been publicly announced or otherwise made known to CFC and CFC enters into a merger agreement with a third party within 18 months of the termination of the merger agreement by NHTB.

Waiver and Amendment

At any time prior to the completion of the merger, the merger agreement may be waived by the party intended to benefit by the provision, or amended or modified by a written action taken or authorized by their respective boards of directors. However, after the approval of the merger agreement by the CFC shareholders, no amendment will be made which by law requires further approval by CFC shareholders without such further approval.

Expenses

Each party will pay all fees and expenses it incurs in connection with the merger agreement and the related transactions, except that NHTB and CFC will share equally any printing costs and SEC filing and registration fees.

Specific Performance

NHTB and CFC have agreed that they are each entitled to an injunction or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

MARKET PRICES AND DIVIDEND INFORMATION

Market Prices

NHTB common stock is listed on the NASDAQ Global Market under the symbol “NHTB.” The following table shows the high and low sales prices as reported on the NASDAQ Global Market during the periods indicated, as well as any dividends declared on NHTB common stock.

Period		High	Low	Dividend Declared
2013	First Quarter	$13.70	$12.70	$0.13
	Second Quarter	$14.57	$12.62	$0.13
	Third Quarter (through July 26, 2013)	$15.51	$13.71	$0.13
2012	First Quarter	$12.64	$11.12	$0.13
	Second Quarter	$13.53	$12.05	$0.13
	Third Quarter	$13.30	$12.31	$0.13
	Fourth Quarter	$13.30	$12.15	$0.13
2011	First Quarter	$13.42	$12.30	$0.13
	Second Quarter	$13.75	$12.55	$0.13
	Third Quarter	$13.79	$10.80	$0.13
	Fourth Quarter	$12.04	$10.85	$0.13

As of June 27, 2013, NHTB had approximately 826 stockholders of record. The number of stockholders does not reflect the number of persons or entities who held their stock in nominee or street name through various brokerage firms.

The following chart summarizes the extremely limited trading information relating to high and low sales prices for CFC’s common stock as reported on the OTC Pink Sheets under the symbol “CEVT.” No other sales were made for CFC common stock in periods other than those presented below.

Period		High	Low
2013	First Quarter	$76.00	$75.08
	Second Quarter	$119.99	$76.00
	Third Quarter (through July 26, 2013)	$130.00	$119.00

CFC has paid quarterly dividends of $0.50 per share in the first two quarters of 2013 and in each of the quarters of 2011 and 2012.

The following table presents the closing sales prices of shares of NHTB common stock, as reported on the NASDAQ Global Market, and CFC common stock, as reported on the over-the-counter market (pink sheets), on (1) April 2, 2013, the last trading day for which market information is available prior to the public announcement of the execution of the merger agreement and (ii) July 26, 2013, the latest practicable date prior to the date of this proxy statement/prospectus. The following table also presents the equivalent per share value of the NHTB common stock that CFC shareholders would receive for each share of their CFC common stock if the merger was completed on those dates.

	NHTB Common Stock	CFC Common Stock	CFC Common Stock Equivalent Per Share(1)
April 2, 2013	$13.21	$76.00	$114.91
July 26, 2013	$13.99	$130.00	$121.70
(1)	Calculated by multiplying the closing price of NHTB common stock as of the specified date by the merger exchange ratio of 8.699.

You are advised to obtain current market quotations for NHTB common stock. The market price of NHTB common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of NHTB common stock.

Dividends

NHTB has historically paid regular quarterly cash dividends on its common stock, and the board of directors presently intends to continue the payment of regular quarterly cash dividends, subject to the need for those funds for debt service and other purposes. However, because substantially all of the funds available for the payment of dividends are derived from Lake Sunapee, future dividends will depend upon the earnings of Lake Sunapee, its financial condition and its need for funds. Furthermore, there are a number of federal banking policies and regulations that restrict NHTB’s ability to pay dividends. In particular, because Lake Sunapee is a depository institution whose deposits are insured by the FDIC, it may not pay dividends or distribute capital assets if it is in default on any assessment due the FDIC. Also, Lake Sunapee, as a federal savings bank, is subject to OCC regulations which impose certain minimum capital requirements that would affect the amount of cash available for distribution to us. In addition, under FRB policy, NHTB is required to maintain adequate regulatory capital, are expected to serve as a source of financial strength to Lake Sunapee and to commit resources to support Lake Sunapee. These policies and regulations may have the effect of reducing the amount of dividends that NHTB can declare to its stockholders.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth the aggregate information of NHTB’s equity compensation plans in effect as of December 31, 2012.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	245,000	$13.23	174,000
Equity compensation plans not approved by security holders	—	—	—

Total	245,000	$13.23	174,000

INFORMATION ABOUT NHTB

Business

General

Organization. NHTB, a Delaware holding company organized on July 5, 1989, is the parent company of Lake Sunapee, a federally chartered savings bank. Lake Sunapee was originally chartered by the State of New Hampshire in 1868 as the Newport Savings Bank. Lake Sunapee became a member of the FDIC in 1959 and a member of the Federal Home Loan Bank of Boston, or the FHLBB, in 1978. On December 1, 1980, Lake Sunapee was the first bank in the U.S. to convert from a state-chartered mutual savings bank to a federally chartered mutual savings bank. In 1981, Lake Sunapee changed its name to “Lake Sunapee Savings Bank, fsb” and in 1994, refined its name to “Lake Sunapee Bank, fsb.” Lake Sunapee’s deposits are insured by the Deposit Insurance Fund of the FDIC.

Lake Sunapee is a thrift institution established for the purposes of providing the public with a convenient and safe place to invest funds, for the financing of housing, consumer-oriented products and commercial loans, and for providing a variety of other consumer-oriented financial services. Lake Sunapee is a full-service community institution promoting the ideals of thrift, security, home ownership and financial independence for its customers. Lake Sunapee’s operations are conducted from its home office located in Newport, New Hampshire and its branch offices located in Andover, Bradford, Claremont, Enfield, Grantham, Guild, Hillsboro, Lebanon, Milford, Nashua, Newbury, New London, Peterborough, Sunapee and West Lebanon, New Hampshire, and Brandon, Pittsford, Rutland, West Rutland, and Woodstock, Vermont.

Market Area. NHTB’s market area is concentrated in the counties of Cheshire, Hillsborough, Grafton, Merrimack and Sullivan in central and western New Hampshire and the counties of Rutland and Windsor in Vermont. These areas are best known for their recreational facilities and their resort/retirement environment.

There are several distinct regions within NHTB’s market area. The Upper Valley region is located in the northwest-central area of New Hampshire, and includes the towns of Lebanon, a commerce and manufacturing center, home to Dartmouth-Hitchcock Medical Center, New Hampshire’s only academic medical center, and Hanover, home of Dartmouth College. The central and south-east portion of NHTB’s market area in New Hampshire is Lake Sunapee, a popular year-round recreation and resort area that includes both Lake Sunapee and Mount Sunapee. Finally, the Monadnock region, in southwestern New Hampshire, is named after Mount Monadnock, the major geographic landmark in the region, and consists of Cheshire, southern Sullivan and western Hillsborough counties.

Rutland and Windsor counties are located in south central Vermont. This region is home to many attractions, including Killington Mountain, Okemo Resort, and the city of Rutland. Popular vacation destinations in this region include Woodstock, Brandon, Ludlow and Quechee.

Service Corporations. Lake Sunapee has an expanded service corporation authority because of its conversion from a state-chartered savings bank to a federal institution in 1980. This authority, grandfathered in that conversion, permits Lake Sunapee to invest 15% of its deposits, plus an amount of approximately $825,000, in service corporation activities permitted by New Hampshire law. However, the first 3% of these activities is subject to federal regulation and the remainder is subject to state law. This permits a 3% investment in activities not permitted by state law.

As of March 31, 2013, Lake Sunapee owned two service corporations: the Lake Sunapee Group, Inc. and the Lake Sunapee Financial Services Corporation. The Lake Sunapee Group owns and maintains Lake Sunapee’s buildings and investment properties. The Lake Sunapee Financial Services Corporation previously provided brokerage, securities and insurance products to its customers. Currently, Lake Sunapee Financial Services Corporation has no employees and activity is limited to the receipt of trailing income from previous transactions that remain in effect.

Additionally, Lake Sunapee owns McCrillis & Eldredge, a full-line independent insurance agency offering a complete range of commercial insurance services and consumer products, including life, health, auto and homeowner insurances.

NHTB Capital Trust II and III. NHTB Capital Trust II, or Trust II, and NHTB Capital Trust III, or Trust III are statutory business trusts formed under the laws of the State of Connecticut and are wholly owned subsidiaries of NHTB. On March 30, 2004, Trust III issued $10.0 million of 6.06%, 5-year Fixed-Floating Capital Securities. On March 30, 2004, Trust II issued $10.0 million of Floating Capital Securities, adjustable every three months at LIBOR plus 2.79%. On May 1, 2008, NHTB entered into an interest rate swap agreement with PNC Bank to convert the floating-rate payments on Trust II to fixed-rate payments that expired on June 17, 2013. For more information, see Note 2 of NHTB’s consolidated financial statements located elsewhere in this proxy statement/prospectus.

Competition. NHTB faces strong competition in the attraction of deposits. NHTB’s most direct competition for deposits comes from other thrifts and commercial banks as well as credit unions located in NHTB’s primary market areas. NHTB faces additional significant competition for investors’ funds from mutual funds and other corporate and government securities.

NHTB competes for deposits principally by offering depositors a wide variety of savings programs, a market rate of return, tax-deferred retirement programs and other related services. NHTB does not rely upon any individual, group or entity for a material portion of its deposits.

NHTB’s competition for real estate loans comes from mortgage banking companies, other thrift institutions and commercial banks. NHTB competes for loan originations primarily through the interest rates and loan fees NHTB charges and the efficiency and quality of services it provides borrowers, real estate brokers and builders. NHTB’s competition for loans varies from time to time depending upon the general availability of lendable funds and credit, general and local economic conditions, current interest rate levels, volatility in the mortgage markets and other factors which are not readily predictable. NHTB has six loan originators on staff who call on real estate agents, follow leads, and are available seven days a week to service the mortgage loan market.

Lending Activities

NHTB’s net loan portfolio was $900.1 million at March 31, 2013, representing approximately 73% of total assets. As of March 31, 2013, approximately 64% of the mortgage loan portfolio had adjustable rates. As of March 31, 2013, NHTB had sold $395.4 million in fixed-rate mortgage loans in an effort to meet customer demands for fixed-rate loans, minimize its interest rate risk, provide liquidity and build a servicing portfolio.

Real Estate Loans. NHTB’s loan origination team solicits conventional residential mortgage loans in the local real estate marketplace. Residential borrowers are frequently referred to NHTB by its existing customers or real estate agents. Generally, NHTB makes conventional mortgage loans (loans of 80% of value or less that are neither insured nor partially guaranteed by government agencies) on one- to four-family owner occupied dwellings. NHTB also makes residential loans up to 95% of the appraised value if the top 20% of the loan is covered by private mortgage insurance. Residential mortgage loans typically have terms up to 30 years and are amortized on a monthly basis with principal and interest due each month. Currently, NHTB offers one-year, three-year, five-year, seven-year and ten-year adjustable-rate mortgage loans and long-term fixed-rate loans. Borrowers may prepay loans at their option or refinance their loans on terms agreeable to us. Management believes that, due to prepayments in connection with refinancing and sales of property, the average length of NHTB’s long-term residential loans is approximately seven years.

The terms of conventional residential mortgage loans originated by NHTB contain a “due-on-sale” clause, which permits it to accelerate the indebtedness of a loan upon the sale or other disposition of the mortgaged property. Due-on-sale clauses are an important means of increasing the turnover of mortgage loans in NHTB’s portfolio.

Commercial real estate loans are solicited by NHTB’s commercial banking team in its local real estate market. In addition, commercial borrowers are frequently referred to NHTB by its existing customers, local accountants, and attorneys. Generally, NHTB makes commercial real estate loans up to 75% of value with terms up to 20 years, amortizing the loans on a monthly basis with principal and interest due each month. Debt service coverage (the amount of cash left over after expenses have been paid) required to cover interest and principal payments generally must equal or exceed 125% of the loan payments.

Real Estate Construction Loans. NHTB offers construction loan financing on one- to four-family owner occupied dwellings in its local real estate market. Generally, NHTB makes construction up to 80% of value with terms of up to nine months. During the construction phase, inspections are made to assess construction progress and monitor the disbursement of loan proceeds. NHTB also offers a “one-step” construction loan, which provides construction and permanent financing with one loan closing. The “one-step” is provided under the same terms and conditions of NHTB’s conventional residential program.

Consumer Loans. NHTB makes various types of secured and unsecured consumer loans, including home improvement loans. NHTB offers loans secured by automobiles, boats and other recreational vehicles. NHTB believes that the shorter terms and the normally higher interest rates available on various types of consumer loans is helpful in maintaining a more profitable spread between average loan yield and cost of funds.

NHTB provides home equity loans secured by liens on residential real estate located within its market area. These include loans with regularly scheduled principal and interest payments as well as revolving credit agreements. The interest rate on these loans is adjusted quarterly and tied to the movement of the prime rate.

Commercial Loans. NHTB offers commercial loans in accordance with regulatory requirements. Under current regulation, NHTB’s commercial loan portfolio is limited to 20% of total assets.

Municipal Loans. NHTB’s activity in the municipal lending market is limited to those towns and school districts located within its primary lending area and such loans are extended for the purposes of either tax anticipation, building improvements or other capital spending requirements. Municipal lending is considered to be an area of accommodation and part of NHTB’s continuing involvement with the communities it serves.

The following table sets forth the composition of NHTB’s loan portfolio in dollar amounts and as a percentage of the portfolio as of the periods indicated:

	As of March 31, 2013		As of December 31,
(Dollars in thousands)			2012		2011
	(unaudited)
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Real estate loans
Conventional	$478,286	52.72%	$471,449	51.84%	$397,010	55.04%
Commercial	228,859	25.23	234,264	25.76	148,424	20.58
Home equity	67,190	7.41	69,291	7.62	71,990	9.98
Construction	16,414	1.81	19,412	2.13	12,731	1.76
Consumer loans	6,926	0.76	7,304	0.80	7,343	1.02
Commercial and municipal loans	109,482	12.07	107,750	11.85	83,835	11.62

Total loans	907,157	100.00%	909,470	100.00%	721,333	100.00%
Unamortized adjustment to fair value	—		—		1,101
Allowance for loan losses	(9,770)		(9,923)		(9,131)
Deferred loan origination costs, net	2,737		2,689		1,649

Loans receivable, net	$900,124		$902,236		$714,952

	As of December 31,
	2010		2009		2008
(Dollars in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Real estate loans
Conventional	$347,606	50.90%	$327,691	52.24%	$347,186	54.32%
Commercial	143,768	21.05	135,839	21.66	136,508	21.36
Home equity	74,884	10.97	73,611	11.74	67,398	10.54
Construction	19,210	2.81	18,308	2.92	13,515	2.11
Consumer loans	8,079	1.18	9,372	1.49	12,070	1.89
Commercial and municipal loans	89,361	13.09	62,387	9.95	62,491	9.78

Total loans	682,908	100.00%	627,208	100.00%	639,168	100.00%
Unamortized adjustment to fair value	1,202		1,303		1,400
Allowance for loan losses	(9,864)		(9,519)		(5,594)
Deferred loan origination costs, net	1,268		1,342		1,746

Loans receivable, net	$675,514		$620,334		$636,720

Each loan type represents different levels of general and inherent risk within the loan portfolio. NHTB prepares an analysis of this risk by applying loss factors to outstanding loans by type. This analysis stratifies the loan portfolio by loan type and assigns a loss factor to each type based on an assessment of the risk associated with each type. The factors assessed include delinquency trends, charge-off experience, economic conditions, and portfolio change trends. Loss factors may be adjusted for qualitative factors that, in management’s judgment, affect the collectability of the portfolio. These factors are calculated and assessed independently within each identified loan category. Based on these loss factors, $3.4 million, or 35% of the total allowance, was allocated to the originated commercial real estate portfolio at March 31, 2013. The originated commercial real estate portfolio represents 21% of total originated loans at March 31, 2013. In particular, the commercial real estate portfolio has a higher delinquency trend and concentration assessment than the other categories resulting in an overall higher comparative loss factor. For the same period, $4.7 million, or 48% of the total allowance, is allocated to the originated residential real estate and originated home equity loan portfolio. The originated residential real estate and home equity loan portfolios represent 65% of total originated loans. Due to the volume of this category and the underlying collateral, the overall loss factor results in an allocation percentage that is below the percentage of the category to total loans. For the same period, $1.1 million, or 11% of the total allowance, is allocated to the originated commercial and municipal loan portfolio. The originated commercial and municipal loan portfolio represents 12% of total originated loans. The originated commercial and municipal loan portfolio has a moderate delinquency trend compared to other loan types within the loan portfolio, representing 4.04% of the six-month average of delinquencies, and moderate charge-off factors compared to other categories on average.

The following table sets forth the maturities of the loan portfolio at March 31, 2013, and indicates whether such loans have fixed or adjustable interest rates:

(Dollars in thousands)	One year or less	One through five years	Over five years	Total
	(unaudited)
Maturities
Real Estate Loans with:
Predetermined interest rates	$14,444	$52,714	$273,135	$340,293
Adjustable interest rates	4,648	12,164	433,644	450,456

	19,092	64,878	706,779	790,749

Collateral/Consumer Loans with:
Predetermined interest rates	2,061	4,416	402	6,879
Adjustable interest rates	0	10	37	47

	2,061	4,426	439	6,926

Commercial/Municipal Loans with:
Predetermined interest rates	13,218	25,337	42,989	81,544
Adjustable interest rates	160	9,073	18,705	27,938

	13,378	34,410	61,694	109,482

Totals(1)	$34,531	$103,714	$768,912	$907,157

(1)	This table includes $10.9 million of non-performing loans, which are categorized within the respective loan types.

Origination, Purchase and Sale of Loans. NHTB’s primary lending activity is the origination of conventional loans (i.e., loans of 80% of value or less that are neither insured nor partially guaranteed by government agencies) secured by first mortgage liens on residential properties, principally single-family residences, substantially all of which are located in the west-central area of New Hampshire and Rutland and Windsor counties in Vermont.

NHTB evaluates the security for each new loan made. Appraisals, when required, are done by qualified sub-contracted appraisers. The appraisal of the real property upon which NHTB makes a mortgage loan is of particular significance to it in the event that the loan is foreclosed, since an improper appraisal may contribute to a loss by, or other financial detriment to, it in the disposition of the loan.

Detailed applications for mortgage loans are verified through the use of credit reports, financial statements and confirmations. Depending upon the size of the loan involved, a varying number of senior officers must approve the application before the loan can be granted. The loan review committee of board of directors of NHTB reviews particularly large loans.

NHTB requires title certification on all first mortgage loans and the borrower is required to maintain hazard insurance on the security property.

Asset Quality. Reports listing delinquent accounts are generated and reviewed by management and the board of directors of NHTB on a monthly basis. The procedures taken by NHTB when a loan becomes delinquent vary depending on the nature of the loan. When a borrower fails to make a required loan payment, NHTB takes a number of steps to ensure that the borrower will cure the delinquency. NHTB generally sends the borrower a notice of non-payment and then follows up with telephone and/or written correspondence. When contact is made, NHTB works with the borrower to obtain either full payment, a repayment schedule, or in certain instances, a deed in lieu of foreclosure. If foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure. If NHTB purchases the property, it becomes other real estate owned, or OREO.

Federal regulations and NHTB’s assets classification policy require that it utilizes an internal asset classification system as a means of reporting problem assets and potential problem assets. NHTB has incorporated the internal asset classifications of the OCC as part of its credit monitoring system. It currently classifies problem and potential problem assets as substandard, doubtful or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain “some loss” if the deficiency is not corrected. Assets classified as doubtful have all the weaknesses inherent in those classified substandard with the additional characteristics that the weaknesses present make collection and liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose NHTB to sufficient risk to require classification in one of the aforementioned categories but possess weaknesses are required to be designated special mention.

When an insured institution classifies one or more assets or portions thereof as substandard or doubtful, it is required to establish a general valuation allowance for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances, which have been established to recognize the inherent risk associated with activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets or portions thereof as loss, it is required to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

NHTB’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OCC, which can order the classification of additional assets and establishment of additional general or specific loss allowances. The OCC, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends(i) that institutions have effective systems and controls to identify, monitor and address asset quality problems, (ii) that management has analyzed all significant factors that affect the collectability of the portfolio in a reasonable manner, and (iii) that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement.

Although management believes that, based on information currently available to it at this time, NHTB’s allowance for loan losses is adequate, actual losses are dependent upon future events and, as such, further additions to the allowance for loan losses may become necessary.

NHTB classifies assets in accordance with the guidelines described above. The total carrying value of classified loans, excluding special mention, as of March 31, 2013, December 31, 2012 and 2011 were $23.9 million, $26.3 million and $25.1 million, respectively.

The following table shows the breakdown of the carrying value of nonperforming loans for the periods indicated:

	At March 31, 2013	At December 31
		2012	2011	2010	2009	2008
(Dollars in thousands)	(unaudited)
90 day delinquent loans(1)	$—	$163	$100	$600	$2,152	$—
Nonaccrual impaired loans	6,420	5,636	4,173	1,378	437	3,004
Troubled debt restructured	3,607	11,202	12,037	7,971	3,470	4,023

Total nonperforming loans(2)	$10,027	$17,001	$16,310	$9,949	$6,059	$7,027

(1)	All loans 90 days or more delinquent are placed on nonaccrual status.
(2)	Excludes acquired loans.

Residential real estate loans and consumer loans are placed on nonaccrual status when they become 90 days past due. Commercial loans are placed on nonaccrual status when they become 90 days past due or when it becomes probable that NHTB will be unable to collect all amounts due pursuant to the terms of the loan agreement. When a loan has been placed on nonaccrual status, previously accrued interest is reversed with a charge against interest income on loans. Interest received on nonaccrual loans is generally booked to interest income on a cash basis. Residential real estate loans and consumer loans generally are returned to accrual status when they are no longer over 90 days past due. Commercial loans are generally returned to accrual status when the collectibility of principal and interest is reasonably assured.

NHTB believes the allowance for loan losses is at a level sufficient to cover inherent losses, given the current level of risk in the loan portfolio. At the same time, we recognize that the determination of future loss potential is intrinsically uncertain. Future adjustments to the allowance may be necessary if economic, real estate, deterioration in the credit quality of acquired loans, and other conditions differ substantially from the current operating environment and result in increased levels of nonperforming loans and substantial differences between estimated and actual losses. Adjustments to the allowance are charged to income through the provision for loan losses.

For further discussion regarding nonperforming assets, impaired loans and the allowance for loan losses, please see Management’s Discussion and Analysis of Financial Condition and Results of Operations of NHTB contained elsewhere in this proxy statement/prospectus.

Investment Activities

Federally chartered savings institutions have the authority to invest in various types of liquid assets including U.S. Treasury obligations, securities of various federal agencies, certificates of deposit of insured banks and savings institutions, bankers’ acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment-grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

NHTB categorizes it securities as held-to-maturity, available-for-sale, or held-for-trading according to management intent. Please refer to Note 3 of NHTB’s Consolidated Financial Statements located elsewhere in this proxy statement/prospectus for certain information regarding amortized costs, fair values and maturities of securities.

The following table sets forth as of March 31, 2013, the maturities and the weighted-average yields of debt securities, which have been calculated on the basis of the amortized cost, weighted for scheduled maturity of each security, and adjusted to a fully tax-equivalent basis:

(Dollars in thousands)	Amortized Cost	Fair Value	Weighted Average Yield
	(unaudited)
Available-for-sale securities
U.S. Treasury notes	$40,794	$40,846	0.55%
Municipal bonds	3,654	3,751	1.84

Total due after one year through five years	44,448	44,597	0.65

U.S. Treasury notes	10,519	10,466	0.80
Municipal bonds	7,237	7,437	2.84

Total due after five years through ten years	17,756	17,903	1.63

Municipal bonds	11,884	12,138	3.39
Other bonds and debentures	65	65	6.79

Total due after ten years	11,949	12,203	3.39

	$74,153	$74,703	1.33%

The amortized cost and approximate fair value for NHTB’s available-for-sale securities portfolio are summarized as follows:

(Dollars in thousands)
March 31, 2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(unaudited)
Available-for-sale:
Bonds and notes—
U.S. Treasury notes	$51,313	$52	$53	$51,312
Mortgage-backed securities	117,767	1,168	214	118,721
Municipal bonds	22,775	592	41	23,326
Other bonds and debentures	65	—	—	65
Equity securities	490	4	60	434

Total available-for-sale securities	$192,410	$1,816	$368	$193,858

(Dollars in thousands)
December 31, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Bonds and notes—
U.S. Treasury notes	$51,394	$29	$48	$51,375
Mortgage-backed securities	136,342	1,569	70	137,841
Municipal bonds	22,112	570	—	22,682
Other bonds and debentures	70	—	—	70
Equity securities	490	2	91	401

Total available-for-sale securities	$210,408	$2,170	$209	$212,369

(Dollars in thousands)
December 31, 2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Bonds and notes—
Mortgage-backed securities	$154,213	$1,786	$57	$155,942
Municipal bonds	28,475	984	18	29,441
Other bonds and debentures	24,281	255	89	24,447
Equity securities	511	9	32	488

Total available-for-sale securities	$207,480	$3,034	$196	$210,318

(Dollars in thousands)
December 31, 2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Bonds and notes—
U.S. government, including agencies	$6,000	$—	$183	$5,817
Mortgage-backed securities	117,428	660	299	117,789
Municipal bonds	32,864	39	1,336	31,567
Other bonds and debentures	36,069	854	38	36,885
Preferred stock with maturities	3,446	—	43	3,403
Equity securities	495	30	1	524

Total available-for-sale securities	$196,302	$1,583	$1,900	$195,985

Deposit Activities

NHTB offers a variety of deposit accounts with a range of interest rates and terms. NHTB’s deposits consist of business checking, money market accounts, savings, NOW and certificate accounts. The flow of deposits is influenced by general economic conditions, changes in money market rates, prevailing interest rates and competition. NHTB’s deposits are obtained predominantly from within its primary market areas. NHTB uses traditional means to advertise it deposit products, including print media. NHTB generally does not solicit deposits from outside its primary market areas, although it may obtain these deposits from time to time as part of liquidity contingency plan testing. NHTB offers negotiated rates on some of its certificate accounts. At March 31, 2013, time deposits represented approximately 38% of total deposits and included $176.8 million of certificates of deposit in excess of $100,000.

The following table presents NHTB’s deposit activity for the periods indicated:

(Dollars in thousands)	Three Months Ended March 31, 2013	Years Ended December 31,
		2012	2011	2010
	(unaudited)
Net (withdrawals) deposits	$(37,959)	$43,458	$19,033	$37,157
Deposits assumed through acquisition	—	98,479	—	—
Interest credited on deposit accounts	1,025	4,381	5,771	6,634

Total (decrease) increase in deposit accounts	$(36,934)	$146,318	$24,804	$43,791

At March 31, 2013, NHTB had approximately $176.8 million in certificate of deposit accounts in amounts of $100,000 or more maturing as follows:

(Dollars in thousands)	Amount	Weighted Average Rate
	(unaudited)
Maturity Period
3 months or less	$56,680	0.43%
Over 3 through 6 months	11,938	0.79%
Over 6 through 12 months	28,681	0.77%
Over 12 months	79,459	1.87%

Total	$176,758	1.16%

The following table sets forth the distribution of NHTB’s deposit accounts and the percentage to total deposits as of dates indicated:

			December 31,
(Dollars in thousands)	March 31, 2013		2012		2011		2010
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(unaudited)
Checking accounts	$69,792	7.9%	$74,133	7.8%	$64,356	8.0%	$53,265	6.8%
NOW accounts	232,515	25.5	248,329	26.2	209,150	26.1	201,469	25.9
Money market accounts	77,006	8.4	82,608	8.7	40,503	5.0	36,328	4.7
Regular savings accounts	19,091	2.1	10,112	1.1	9,812	1.2	10,956	1.4
Treasury savings accounts	169,205	18.3	180,253	18.9	142,682	17.8	124,004	15.9
Club deposits	215	—	102	—	96	—	95	—

Total	567,824	62.2	595,537	62.7	466,599	58.1	426,117	54.7

Time deposits
Less than 12 months	211,868	23.2	210,349	22.2	236,691	29.5	261,854	33.7
Over 12 through 36 months	87,998	9.7	96,316	10.1	44,015	5.5	57,102	7.3
Over 36 months	44,717	4.9	47,139	5.0	55,718	6.9	33,146	4.3

Total time deposits	344,583	37.8	353,804	37.3	336,424	41.9	352,102	45.3

Total Deposits	$912,407	100.0%	$949,341	100.0%	$803,023	100.0%	$778,219	100.0%

The following table presents the average balance of each type of deposit and the average rate paid on each type of deposit for the period indicated.

			Years Ended December 31,
(Dollars in thousands)	Three Months Ended March 31, 2013		2012		2011		2010
	(unaudited)
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
NOW	$238,027	0.11%	$270,574	0.09%	$227,174	0.12%	$196,566	0.12%
Savings deposits	170,717	0.14	151,238	0.18	144,725	0.21	132,166	0.28
Money market deposits	78,502	0.35	40,872	0.34	38,672	0.42	34,675	0.50
Time deposits	348,135	1.08	332,545	1.13	348,730	1.45	344,875	1.70
Demand deposits	29,657	—	29,657	—	26,832	—	26,517	—

Total Deposits	$865,038		$824,886		$786,133		$734,799

The following table presents, by various rate categories, the amount of time deposits as of the dates indicated:

(Dollars in thousands)		December 31,
Time Deposits	March 31, 2013	2012	2011	2010
	(unaudited)
0.00% – 0.99%	$191,708	$197,076	$190,949	$106,804
1.00% – 1.99%	94,902	96,845	65,670	153,202
2.00% – 2.99%	28,843	30,879	46,428	41,668
3.00% – 3.99%	28,875	28,752	33,044	49,399
4.00% – 4.99%	255	252	833	1,026
5.00% – 5.99%	—	—	—	3

Total	$344,583	$353,804	$336,924	$352,102

Borrowings

NHTB utilizes advances from the FHLBB as a funding source alternative to retail deposits. By utilizing FHLBB advances, NHTB can meet its liquidity needs without otherwise being dependent upon retail deposits. These advances are collateralized primarily by mortgage loans and mortgage-backed securities held by NHTB and secondarily by its investment in capital stock of the FHLBB. The maximum amount that the FHLBB will advance to member institutions fluctuates from time-to-time in accordance with the policies of the FHLBB. At December 31, 2012, NHTB had outstanding advances of $142.7 million from the FHLBB compared to advances outstanding of $81.0 million from the FHLBB at December 31, 2011.

The following table represents the balances, average amount outstanding, maximum outstanding, and average interest rates for short-term borrowings reported in Note 8 of NHTB’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for the periods indicated:

(Dollars in thousands)	Three Months Ended March 31, 2013	Years Ended December 31,
		2012	2011	2010
	(unaudited)
Balance at period end	$40,000	$30,500	$15,000	$—
Average amount outstanding	35,250	26,745	24,096	14,822
Maximum amount outstanding at any month-end	40,000	35,000	35,000	30,000
Average interest rate for the period	0.30%	0.27%	0.28%	0.33%
Average interest rate on period-end balance	0.29%	0.32%	0.19%	—

Regulation

General

NHTB is regulated as a savings and loan holding company by the FRB. NHTB is required to file reports with, and otherwise comply with the rules and regulations of, the FRB and the SEC. Lake Sunapee, as a federal savings bank, is subject to regulation, examination and supervision by the OCC, as its primary regulator, and the FDIC as its deposit insurer. Lake Sunapee must file reports with the OCC and the FDIC concerning its activities and financial condition. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, the Office of Thrift Supervision, or OTS, was abolished as of July 21, 2011, and its rights and duties were transferred to the FRB, as to savings and loan holding companies, and to the OCC, as to savings banks. Therefore, as of that date, NHTB became subject to regulation by the FRB rather than the OTS, and Lake Sunapee became subject to regulation by the OCC rather than the OTS. The Dodd-Frank Act also created a new Bureau of Consumer Financial Protection, or the CFPB, as an independent bureau of the FRB, to begin operations on July 21, 2011. The CFPB has broad authority to issue regulations implementing numerous consumer laws, and NHTB is subject to those regulations.

The following references to the laws and regulations under which NHTB and Lake Sunapee are regulated are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such laws and regulations. The OCC, the FRB and the FDIC have significant discretion in connection with their supervisory and enforcement activities and examination policies under the applicable laws and regulations. Any change in such laws by Congress or regulations or policies by the FDIC, the FRB, the OCC, the SEC or the CFPB, could have a material adverse impact on NHTB and Lake Sunapee, and their operations and stockholders.

Regulation of Federal Savings Associations

Business Activities. Lake Sunapee derives its lending and investment powers from the Home Owners’ Loan Act, as amended, or the HOLA, and the regulations of the OCC. Under these laws and regulations, Lake Sunapee may invest in mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of debt securities, and certain other assets. Lake Sunapee may also establish service corporations that may engage in activities not otherwise permissible for it, including certain real estate equity investments. Lake Sunapee’s authority to invest in certain types of loans or other investments is limited by federal and state laws and regulations.

Loans to One Borrower. Lake Sunapee is generally subject to the same limits on loans to one borrower as a national bank. With specified exceptions, Lake Sunapee’s total loans or extensions of credit to a single borrower cannot exceed 15% of its unimpaired capital and surplus, which does not include accumulated other comprehensive income. Lake Sunapee may lend additional amounts up to 10% of its unimpaired capital and surplus, which does not include accumulated other comprehensive income, if the loans or extensions of credit are fully-secured by readily-marketable collateral. Lake Sunapee currently complies with applicable loans-to-one borrower limitations.

QTL Test. Under federal law, Lake Sunapee must comply with the qualified thrift lender, or QTL test. Under the QTL test, Lake Sunapee is required to maintain at least 65% of its “portfolio assets” in certain “qualified thrift investments” in at least nine months of the most recent 12-month period. “Portfolio assets” means, in general, Lake Sunapee’s total assets less the sum of:

•	specified liquid assets up to 20% of total assets;

•	goodwill and other intangible assets; and

•	the value of property used to conduct Lake Sunapee’s business.

“Qualified thrift investments” include certain assets that are includable without limit, such as residential and manufactured housing loans, home equity loans, education loans, small business loans, credit card loans, mortgage backed securities, Federal Home Loan Bank, or FHLB, stock and certain U.S. government obligations. In addition, certain assets are includable as “qualified thrift investments” in an amount up to 20% of portfolio assets, including, certain consumer loans and loans in “credit-needy” areas.

Lake Sunapee may also satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Code. Lake Sunapee met the QTL test at December 31, 2012, and in each of the prior 12 months, and, therefore, is a “qualified thrift lender.” Failure by Lake Sunapee to maintain its status as a QTL would result in restrictions on activities, including restrictions on branching and the payment of dividends. If Lake Sunapee were unable to correct that failure for a specified period of time, it must either continue to operate under those restrictions on its activities or convert to a bank charter.

Capital Requirements

OCC regulations require savings associations to meet three minimum capital standards:

(1)	a tangible capital ratio requirement of 1.5% of total assets as adjusted under the OCC regulations;

(2)	a leverage ratio requirement of 3.0% of core capital to such adjusted total assets, if Lake Sunapee has been assigned the highest composite rating of 1 under the Uniform Financial Institutions Rating System; otherwise, the minimum leverage ratio for any other depository institution that does not have a composite rating of 1 will be a leverage ratio requirement of 4.0% of core capital to adjusted total assets; and

(3)	a risk-based capital ratio requirement of 8.0% of Lake Sunapee’s risk-weighted assets, provided that the amount of supplementary capital used to satisfy this requirement may not exceed 100% of its core capital.

Higher capital ratios may be required if warranted by particular circumstances, including the risk profile of the depository institution. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association must multiply its on-balance sheet assets and certain off-balance sheet items by the appropriate risk weights, which range from 0% for cash and obligations issued by the U.S. government or its agencies to 100% for consumer, commercial loans, home equity and construction loans and certain other assets as assigned by the OCC capital regulations based on the risks found by the OCC to be inherent in the type of asset.

Tangible capital is defined, generally, as common stockholder’s equity (including retained earnings), certain noncumulative perpetual preferred stock and related earnings, minority interests in equity accounts of fully consolidated subsidiaries, less intangible assets (other than certain servicing rights and nonsecurity financial instruments) and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital (or tier 1 capital) is defined similarly to tangible capital. Supplementary capital (or tier 2 capital) includes cumulative perpetual and other perpetual preferred stock, mandatory convertible subordinated debt securities, perpetual subordinated debt and the allowance for loan and lease losses. In addition, up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair values may be included in tier 2 capital. The allowance for loan and lease losses includable in tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets.

At March 31, 2013 and December 31, 2012, Lake Sunapee met each of its capital requirements.

Pursuant to the Dodd-Frank Act, NHTB, as a saving and loan holding company, will be subject to capital requirements determined by the FRB through its rulemaking authority. As mandated by Dodd-Frank, those requirements will be at least as stringent as those applicable to insured depository institutions, such as Lake Sunapee.

Community Reinvestment Act

Under the CRA, as implemented by OCC regulations, Lake Sunapee has a continuing and affirmative obligation consistent with safe and sound banking practices, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for Lake Sunapee nor does it limit Lake Sunapee’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OCC in connection with its examination of a federal savings association, to assess the association’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such association. The CRA also requires all institutions to make public disclosure of their CRA ratings. Lake Sunapee received a “Satisfactory” rating in its most recent CRA examination, dated August 2012.

The CRA regulations establish an assessment system that bases an association’s rating on its actual performance in meeting community needs. The assessment system for institutions of the Lake Sunapee’s size focuses on two tests:

•	a lending test, to evaluate the institution’s record of making loans in its assessment areas; and

•

a community development test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses in its assessment area or a broader area that includes its assessment area; and to evaluate the institution’s delivery of services through its retail banking channels and the extent and innovativeness of its community development services.

Transactions with Affiliates

Lake Sunapee’s authority to engage in transactions with its “affiliates” is limited by the FRB’s Regulation W and Sections 23A and 23B of the Federal Reserve Act, or the FRA. In general, these transactions must be on terms which are at least as favorable to Lake Sunapee as comparable transactions with non-affiliates. In addition, certain types of these transactions referred to as “covered transactions” are subject to qualitative limits and certain quantitative limits based on a percentage of Lake Sunapee’s capital, thereby restricting the total dollar amount of transactions Lake Sunapee may engage in with each individual affiliate and with all affiliates in the aggregate. Affiliates must pledge qualifying collateral in amounts between 100% and 130% of the covered transaction in order to receive loans from Lake Sunapee. In addition, a savings association is prohibited from making a loan or other extension of credit to any of its affiliates that engage in activities that are not permissible for bank holding companies under section 4(c) of the Bank Holding Company Act and from purchasing or investing in the securities issued by any affiliate, other than with respect to shares of a subsidiary.

Loans to Insiders

Lake Sunapee’s authority to extend credit to its directors, executive officers and principal stockholders, as well as to entities controlled by such persons, is governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the FRB. Among other things, these provisions require that extensions of credit to insiders:

•

be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with non-insiders and that do not involve more than the normal risk of repayment or present other features that are unfavorable to Lake Sunapee; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Lake Sunapee’s capital.

The regulations allow small discounts on fees on residential mortgages for directors, officers and employees, but, generally, specialized terms must be made widely available to all employees rather than to a select subset of insiders, such as executive officers. In addition, extensions for credit to insiders in excess of certain limits must be approved by Lake Sunapee’s board of directors.

Consumer Protection

Lake Sunapee is subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, various state law counterparts, and the Consumer Financial Protection Act of 2010, which constitutes part of the Dodd-Frank Act and established the CFPB.

On January 10, 2013, the CFPB issued a final rule implementing the ability-to-repay and qualified mortgage (QM) provisions of the Truth in Lending Act, as amended by the Dodd-Frank Act, or the QM Rule. The ability-to-repay provision requires creditors to make reasonable, good faith determinations that borrowers are able to repay their mortgages before extending the credit based on a number of factors and consideration of financial information about the borrower from reasonably reliable third-party documents. Under the Dodd-Frank Act and the QM Rule, loans meeting the definition of “qualified mortgage” are entitled to a presumption that the lender satisfied the ability-to-repay requirements. The presumption is a conclusive presumption/safe harbor for prime loans meeting the QM requirements, and a rebuttable presumption for higher-priced/subprime loans meeting the QM requirements. The definition of a “qualified mortgage” incorporates the statutory requirements, such as not allowing negative amortization or terms longer than 30 years. The QM Rule also adds an explicit maximum 43% debt-to-income ratio for borrowers if the loan is to meet the QM definition, though some mortgages that meet GSE, FHA and VA underwriting guidelines may, for a period not to exceed seven years, meet the QM definition without being subject to the 43% debt-to-income limits. The QM Rule will become effective January 10, 2014.

Enforcement

The OCC has primary enforcement responsibility over savings associations, including Lake Sunapee. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

Prompt Corrective Action Regulations

Under the prompt corrective action, or the PCA, statute and regulations, implemented by the OCC, the OCC is required to take certain, and is authorized to take other, supervisory actions against savings associations whose capital falls below certain levels. For this purpose, a savings association is placed in one of the following four categories based on the association’s capital:

•	well capitalized;

•	adequately capitalized;

•	undercapitalized; or

•	critically undercapitalized.

The PCA statute and regulations provide for progressively more stringent supervisory measures as a savings association’s capital category declines. At December 31, 2012, Lake Sunapee met the criteria for being considered “well capitalized.”

Standards for Safety and Soundness

Pursuant to the Federal Deposit Insurance Act, the OCC has adopted a set of guidelines prescribing safety and soundness standards. These guidelines establish general standards relating to areas including internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings standards, compensation, fees and benefits. In general, the guidelines require appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines.

In addition, the OCC adopted regulations that authorize, but do not require, the OCC to order an institution that has been given notice that it is not satisfying these safety and soundness standards to submit a compliance plan. If, after being notified, an institution fails to submit an acceptable plan or fails in any material respect to implement an accepted plan, the OCC must issue an order directing action to correct the deficiency. Further, the OCC may issue an order directing corrective actions and may issue an order directing other actions of the types to which an undercapitalized association is subject under the “prompt corrective action” provisions of federal law. If an institution fails to comply with such an order, the OCC may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Limitations on Capital Distributions

The OCC imposes various restrictions or requirements on Lake Sunapee’s ability to make capital distributions, including cash dividends. Lake Sunapee must file an application for prior approval with the OCC if the total amount of its capital distributions, including the proposed distribution, for the applicable calendar year would exceed an amount equal to its net income for the year-to-date plus its retained net income for the previous two years, or that would cause Lake Sunapee to be less than adequately capitalized.

The OCC may disapprove a notice or application if:

•	Lake Sunapee would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, Section 10(f) of the HOLA requires a subsidiary savings association of a saving and loan holding company, such as Lake Sunapee, to file a notice with and receive the nonobjection of the FRB prior to declaring certain types of dividends. NHTB’s ability to pay dividends, service debt obligations and repurchase common stock is dependent upon receipt of dividend payments from Lake Sunapee.

Liquidity

Lake Sunapee is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Insurance of Deposit Accounts

The deposits of Lake Sunapee are insured by the FDIC up to the applicable limits established by law and are subject to the deposit insurance premium assessments of the FDIC’s Deposit Insurance Fund, or the DIF. The FDIC currently maintains a risk-based assessment system under which assessment rates vary based on the level of risk posed by the institution to the DIF. The assessment rate may, therefore, change when that level of risk changes.

In February 2011, the FDIC adopted a final rule making certain changes to the deposit insurance assessment system, many of which were made as a result of provisions of the Dodd-Frank Act. The final rule also revised the assessment rate schedule effective April 1, 2011, and adopted additional rate schedules that will go into effect when the DIF reserve ratio reaches various milestones. The final rule changed the deposit insurance assessment system from one that is based on domestic deposits to one that is based on average consolidated total assets minus average tangible equity. In addition, the rule will suspend FDIC dividend payments if the DIF reserve ratio exceeds 1.5 percent at the end of any year but provides for decreasing assessment rates when the DIF reserve ratio reaches certain thresholds.

In calculating assessment rates, the rule adopts a new “scorecard” assessment scheme for insured depository institutions with $10 billion or more in assets. It retains the risk category system for insured depository institutions with less than $10 billion in assets, assigning each institution to one of four risk categories based upon the institution’s capital evaluation and supervisory evaluation, as defined by the rule. It is possible that NHTB’s deposit insurance premiums may increase in the future.

In addition, all FDIC-insured institutions are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, or the FICO, a mixed-ownership government corporation established as a funding vehicle for the now defunct Federal Savings & Loan Insurance Corporation. The FICO assessment rate for the first quarter of 2013, due December 28, 2012, was 0.0064% of insured deposits. The FICO rate is adjusted quarterly to reflect changes in assessment bases of the Deposit Insurance Fund.

Depositor Preference

The Federal Deposit Insurance Act provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including the parent bank holding company, with respect to any extensions of credit they have made to such insured depository institution.

Federal Home Loan Bank System

Lake Sunapee is a member of the FHLBB, which is one of the regional FHLBs comprising the FHLB System. Each FHLB provides a central credit facility primarily for its member institutions. Lake Sunapee, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLBB. While the required percentages of stock ownership are subject to change by the FHLB, Lake Sunapee was in compliance with this requirement with an investment in FHLBB stock at December 31, 2012 of $9.5 million. Any advances from a FHLB must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the FHLBs can pay as dividends to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future FHLB advances increased, or if any developments caused Lake Sunapee’s investment in FHLB stock to become impaired, thereby requiring Lake Sunapee to write down the value of that investment, Lake Sunapee’s net interest income would be affected.

Federal Reserve System

Under regulations of the FRB, Lake Sunapee is required to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). A 3% reserve is required for transaction account balances over $12.4 million and up to and including $79.5 million, plus 10% on the excess over $79.5 million. These requirements are subject to adjustment annually by the FRB. Because required reserves must be maintained in the form of vault cash or in the form of a deposit with a Federal Reserve Bank, the effect of this reserve requirement is to reduce Lake Sunapee’s interest-earning assets. Lake Sunapee is in compliance with the foregoing reserve requirements. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OCC. FHLB System members are also authorized to borrow from the FRB discount window, subject to applicable restrictions.

Prohibitions Against Tying Arrangements

Lake Sunapee is subject to prohibitions on certain tying arrangements. A depository institution is prohibited, subject to certain exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional product or service from the institution or its affiliates or not obtain services of a competitor of the institution.

The Bank Secrecy Act

NHTB and Lake Sunapee are subject to the Bank Secrecy Act, as amended by the USA PATRIOT Act, which gives the federal government powers to address money laundering and terrorist threats through enhanced domestic security measures, expanded surveillance powers, and mandatory transaction reporting obligations. By way of example, the Bank Secrecy Act imposes an affirmative obligation on Lake Sunapee to report currency transactions that exceed certain thresholds and to report other transactions determined to be suspicious.

Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among financial institutions, bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act. Among other requirements, the USA PATRIOT Act imposes the following obligations on financial institutions:

•

financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program;

•	financial institutions must establish and meet minimum standards for customer due diligence, identification and verification;

•

financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the U.S. for non-U.S. persons or their representatives (including foreign individuals visiting the U.S.) must establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering through those accounts;

•

financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and are subject to certain recordkeeping obligations with respect to correspondent accounts of foreign banks; and

•	bank regulators are directed to consider a bank’s or a holding company’s effectiveness in combating money laundering when ruling on applications relating to mergers or acquisitions.

Office of Foreign Assets Control

NHTB and Lake Sunapee, like all U.S. companies and individuals, are prohibited from transacting business with certain individuals and entities named on the Office of Foreign Assets Control’s list of “Specially Designated Nationals” and “Blocked Persons.” Failure to comply may result in fines and other penalties. The Office of Foreign Asset Control has issued guidance directed at financial institutions in which it asserted that it may, in its discretion, examine institutions determined to be high-risk or to be lacking in their efforts to comply with these prohibitions.

Holding Company Regulation

NHTB is a savings and loan holding company regulated by the FRB. As such, NHTB is registered with and subject to the FRB examination and supervision, as well as certain reporting requirements. In addition, the FRB has enforcement authority over NHTB and any of its non-savings institution subsidiaries. Among other things, this authority permits the FRB to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings association.

Capital. Prior to the enactment of the Dodd-Frank Act, savings and loan holding companies were not subject to regulatory capital requirements. Pursuant to the Dodd-Frank Act, NHTB, as a saving and loan holding company, is subject to capital requirements to be determined by the FRB through its rulemaking authority. Those requirements will be at least as stringent as those applicable to insured depository institutions. These rules are pending.

Source of Strength. FRB policy requires savings and loan holding companies to act as a source of financial and managerial strength to their subsidiary savings associations. The Dodd-Frank Act codified the requirement that holding companies act as a source of financial strength. As a result, NHTB is expected to commit resources to support Lake Sunapee, including at times when NHTB may not be in a financial position to provide such resources. Any capital loans by a savings and loan holding company to any of its subsidiary savings associations are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary savings associations. In the event of a savings and loan holding company’s bankruptcy, any commitment by the savings and loan holding company to a federal banking agency to maintain the capital of a subsidiary insured depository institution will be assumed by the bankruptcy trustee and entitled to priority of payment.

Control. HOLA and the FRB’s implementing regulations prohibit a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution without prior FRB approval. In addition, a savings and loan holding company is prohibited from directly or indirectly acquiring, through mergers, consolidation or purchase of assets, another savings association or a holding company thereof, or acquiring all or substantially all of the assets of such association or company without prior FRB approval.

Activity Restrictions. Laws governing savings and loan holding companies historically have classified such entities based upon the number of savings association which they control. NHTB is classified as a unitary savings and loan holding company because it controls only one thrift, Lake Sunapee. Under the Gramm Leach Bliley Act of 1999, or the GLB Act, any company which becomes a unitary savings and loan holding company pursuant to a charter application filed with the OTS after May 4, 1999, is prohibited from engaging in non-financial activities or affiliating with non-financial companies. All unitary savings and loan holding companies in existence prior to May 4, 1999, such as NHTB, are “grandfathered” under the GLB Act and may continue to operate as unitary savings and loan holding companies without any limitations in the types of businesses with which they may engage at the holding company level, provided that the thrift subsidiary of the holding company continues to satisfy the QTL test.

Transactions with Affiliates

Transactions between Lake Sunapee and NHTB and its other subsidiaries are subject to various conditions and limitations. See “Regulation of Federal Savings Associations—Transactions with Affiliates,” beginning on page 74, and “Regulation of Federal Savings Associations—Limitation on Capital Distributions,” beginning on page 76.

Incentive Compensation

The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation at their first annual meeting taking place six months after the date of enactment and at least every three years thereafter and on so-called “golden parachute” payments in connection with approvals of mergers and acquisitions. The legislation also authorizes the SEC to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials. Additionally, the Dodd-Frank Act directs the federal banking regulators to promulgate rules requiring the reporting of incentive-based compensation and prohibiting excessive incentive-based compensation paid to executives of depository institutions and their holding companies with assets in excess of $1.0 billion, regardless of whether the company is publicly traded or not. In April 2011, the FRB, along with other federal banking agencies, issued a joint notice of proposed rulemaking implementing those requirements. The Dodd-Frank Act gives the SEC authority to prohibit broker discretionary voting on elections of directors, executive compensation matters and any other significant matter. At the 2012 annual meeting of stockholders, the NHTB’s stockholders voted on a non-binding, advisory basis to hold a non-binding, advisory vote on the compensation of the named executive officers of NHTB annually. In light of the results, the board of directors determined to hold the vote annually.

Management’s Discussion and Analysis of Financial Condition and Results of Operation of NHTB

You should read the following discussion and analysis of financial condition and results of operations together with the “Selected Historical Consolidated Financial Data of NHTB” section of this proxy statement/prospectus and NHTB’s financial statements and the related notes included in this proxy statement/prospectus. In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. NHTB’s actual results could differ materially from those anticipated by the forward-looking statements due to important factors including, but not limited to, those set forth in the “Risk Factors” section of this proxy statement/prospectus.

Overview

NHTB’s profitability is derived from Lake Sunapee. Lake Sunapee’s earnings are primarily generated from the difference between the yield on its loans and investments and the cost of its deposit accounts and borrowings. Loan origination fees, retail-banking service fees, and gains on security and loan transactions supplement these core earnings.

The following discussion is intended to assist in understanding NHTB’s financial condition and results of operations. This discussion should be read in conjunction with NHTB’s audited consolidated financial statements and accompanying notes for the years ended December 31, 2012 and 2011, and NHTB’s unaudited consolidated financial statements and accompanying notes for the three months ended March 31, 2013 and 2012, located elsewhere in this proxy statement/prospectus.

Pending Mergers

In addition to the proposed merger with CFC, on February 15, 2013, Lake Sunapee entered into a purchase and sale agreement with Meredith Village Savings Bank, or MVSB, pursuant to which Lake Sunapee will acquire all of the shares of common stock of Charter Holding Corp., or Charter, held by MVSB for a total purchase price of $6.2 million in cash or its equivalent. As of the date hereof, each of Lake Sunapee and MVSB own 50% of Charter’s outstanding shares of common stock; upon completion of the transaction Lake Sunapee will own all of the outstanding shares of Charter and Charter will become a wholly owned subsidiary of Lake Sunapee. Completion of the transaction is subject to closing conditions, including the receipt of all regulatory approvals by Lake Sunapee and the satisfactory completion of purchase accounting valuations by an independent third party. The transaction is expected to close at the end of the second quarter or beginning of the third quarter of 2013.

Critical Accounting Policies

NHTB’s consolidated financial statements are prepared in accordance with GAAP and practices within the banking industry. Application of these principles requires NHTB’s management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Actual results could differ from those estimates.

Critical accounting estimates are necessary in the application of certain accounting policies and procedures, and are particularly susceptible to significant change. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. For additional information on NHTB’s critical accounting policies, please refer to the information contained in Note 1 of NHTB’s consolidated financial statements located elsewhere in this proxy statement/prospectus.

Comparison of Financial Condition at March 31, 2013 and December 31, 2012

NHTB’s total assets were $1.2 billion at March 31, 2013, compared to $1.3 billion at December 31, 2012, a decrease of $39.3 million, or 3.09%. Securities available-for-sale decreased $18.5 million, or 8.72%, to $193.9 million at March 31, 2013, from $212.4 million at December 31, 2012. Net unrealized gains on securities available-for-sale were $1.4 million at March 31, 2013, compared to net unrealized gains of $2.0 million at December 31, 2012. During the three months ended March 31, 2013, NHTB sold securities with a total book value of $18.5 million for a net gain on sales of $167 thousand. During the same period, NHTB purchased a $740 thousand municipal bond. NHTB’s net unrealized gain (after tax) on its investment portfolio was $875 thousand at March 31, 2013, compared to an unrealized gain (after tax) of $1.2 million at December 31, 2012. The investments in NHTB’s investment portfolio that are temporarily impaired as of March 31, 2013, consist of U.S. Treasury notes, mortgage-backed securities issued by U.S. government sponsored enterprises, municipal bonds, and equity securities. The unrealized losses are primarily attributable to changes in market interest rates and market inefficiencies. Management has determined that NHTB has the intent and the ability to hold debt securities until maturity and equity securities until the recovery of cost basis, and therefore, no declines are deemed to be other than temporary

NHTB’s net loans held in portfolio decreased $2.1 million, or 0.23%, to $900.1 million at March 31, 2013, from $902.2 million at December 31, 2012. The allowance for loan losses decreased $154 thousand to $9.8 million at March 31, 2013, from $9.9 million at December 31, 2012. The change in the allowance for loan losses is the net of the effect of provisions of $400 thousand, charge-offs of $734 thousand, and recoveries of $180 thousand. As a percentage of total loans, non-performing loans decreased from 2.22% at December 31, 2012, to 2.00% at March 31, 2013. During the three month period ended March 31, 2013, NHTB originated $77.7 million in loans, compared to $72.7 million for the same period in 2012, an increase of $5.0 million, or 6.81%. The decrease of loans held in portfolio was primarily due to decreases in commercial real estate loans of $5.5 million and land and constructions loans of $3.0 million offset in part by increases in conventional real estate loans of $6.7 million and commercial loans of $1.7 million. At March 31, 2013, NHTB’s mortgage servicing loan portfolio was $395.4 million compared to $385.4 million at December 31, 2012. NHTB expects to continue to sell long-term fixed-rate loans with terms of more than 15 years into the secondary market in order to manage interest rate risk. Market risk exposure during the production cycle is managed through the use of secondary market forward commitments. At March 31, 2013, adjustable-rate mortgages comprised approximately 64.0% of NHTB’s real estate mortgage loan portfolio, which is consistent with the mix at December 31, 2012.

NHTB’s goodwill and other intangible assets amounted to $38.7 million, or 3.14% of total assets, as of March 31, 2013, compared to $38.8 million, or 3.05% of total assets, as of December 31, 2012. The decrease was due to normal amortization of core deposit intangible and customer list assets.

NHTB held $102 thousand, representing a single property, of other real estate owned, or OREO, and property acquired in settlement of loans at March 31, 2013, and December 31, 2012.

NHTB’s total deposits decreased $36.9 million, or 3.89%, to $912.4 million at March 31, 2013, from $949.3 million at December 31, 2012. Non-interest bearing deposit accounts decreased $4.3 million, or 5.86%, and interest-bearing deposit accounts decreased $32.6 million, or 3.72%, over the same period. The balances at March 31, 2013, included $21.8 million of brokered deposits, which is a decrease of $3.2 million compared to December 31, 2012, and $7.0 million of deposits obtained through listing services, which is unchanged compared to December 31, 2012.

NHTB’s securities sold under agreements to repurchase increased $4.7 million, or 32.05%, to $19.3 million at March 31, 2013, from $14.6 million at December 31, 2012. Repurchase agreements are collateralized by some of NHTB’s U.S. government and agency investment securities.

NHTB maintained balances of $132.2 million in advances from the FHLB at March 31, 2013, a decrease of $10.5 million from $142.7 million at December 31, 2012.

Allowance and Provision for Loan Losses. NHTB maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. Adjustments to the allowance for loan losses are charged to income through the provision for loan losses. NHTB tests the adequacy of the allowance for loan losses at least quarterly by preparing an analysis applying loss factors to outstanding loans by type. This analysis stratifies the loan portfolio by loan type and assigns a loss factor to each type based on an assessment of the risk associated with each type. In determining the loss factors, NHTB considers historical losses and market conditions. Loss factors may be adjusted for qualitative factors that, in NHTB’s management’s judgment, affect the collectability of the portfolio.

The allowance for loan losses incorporates the results of measuring impairment for specifically identified non-homogenous problem loans in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 310-10-35, “Receivables-Loans and Debt Securities Acquired with Deteriorated Credit Quality-Subsequent Measurement.” In accordance with ASC 310-10-35, the specific allowance reduces the carrying amount of the impaired loans to their estimated fair value. A loan is recognized as impaired when it is probable that principal and/or interest is not collectible in accordance with the contractual terms of the loan. Measurement of impairment can be based on the present value of expected cash flows discounted at the loan’s effective interest rate, the market price of the loan, or the fair value of the collateral if the loan is collateral dependent. Measurement of impairment does not apply to large groups of smaller balance homogenous loans such as residential mortgage, home equity, or installment loans that are collectively evaluated for impairment.

NHTB’s commercial loan officers review the financial condition of commercial loan customers on a regular basis and perform visual inspections of facilities and inventories. NHTB also has loan review, internal audit and compliance programs with results reported directly to NHTB’s audit committee of the board of directors.

NHTB’s allowance for loan losses (not including allowance for losses from the overdraft program described below) at March 31, 2013 was $9.8 million and at December 31, 2012, was $9.9 million. At approximately $9.8 million, the allowance for loan losses represents 1.08% of total loans, no change from December 31, 2012. Total non-performing assets at March 31, 2013, were approximately $11 million, representing 112.80% of the allowance for loan losses. Modestly improving economic and market conditions, coupled with internal risk rating changes, resulted in us adding $400 thousand to the allowance for loan and lease losses during the three months ended March 31, 2013, compared to $150 thousand for the same period in 2012. Loan charge-offs (excluding the overdraft program) were $734 thousand during the three month period ended March 31, 2013, compared to $379 thousand for the same period in 2012. Recoveries were $180 thousand during the three month period ended March 31, 2013, compared to $74 thousand for the same period in 2012. This activity resulted in net charge-offs of $554 thousand for the three month period ended March 31, 2013, compared to $305 thousand for the same period in 2012. One-to-four family residential mortgages, commercial real estate, commercial, and consumer loans accounted for 30%, 53%, 14%, and 3%, respectively, of the amounts charged-off during the three month period ended March 31, 2013.

The effects of national economic issues that continue to be felt in NHTB’s local communities and the national economic outlook as well as portfolio performance and charge-offs influenced NHTB’s decision to maintain its allowance for loan losses of $9.8 million. The provisions made in 2013 reflect growth in the portfolio, loan loss experience and changes in economic conditions that affect the risk of loss inherent in the loan portfolio. NHTB’s management anticipates making additional provisions during the remainder of 2013 to maintain the allowance at an adequate level.

In addition to the allowance for loan losses, there is an allowance for losses from the fee for service overdraft program. NHTB’s policy is to maintain an allowance equal to 100% of the aggregate balance of negative balance accounts that have remained negative for 30 days or more. Negative balance accounts are charged-off when the balance has remained negative for 60 consecutive days. At March 31, 2013, the overdraft allowance was $15 thousand, compared to $14 thousand at year-end 2012. Provisions for overdraft losses in the amount of $14 thousand were recorded during the three month period ended March 31, 2013, compared to provisions of $5 thousand that were recorded for the same period during 2012. Ongoing provisions are anticipated as overdraft charge-offs continue and NHTB adheres to its policy to maintain an allowance for overdraft losses equal to 100% of the aggregate negative balance of accounts remaining negative for 30 days or more.

The following is a summary of activity in NHTB’s allowance for loan losses account (excluding overdraft allowances) for the three month period ended March 31:

(Dollars in thousands)	March 31, 2013			March 31, 2012
	Originated	Acquired	Total	Total
	(unaudited)
Balance, beginning of year	$9,909	$—	$9,909	$9,113

Charge-offs:
Residential real estate	(219)	—	(219)	(31)
Commercial real estate	(389)	—	(389)	(116)
Land and construction	—	—	—	—
Consumer loans	(20)	—	(20)	(3)
Commercial loans	(106)	—	(106)	(229)

Total charged-off loans	(734)	—	(734)	(379)

Recoveries
Residential real estate	178	—	178	57
Commercial real estate	—	—	—	7
Land and construction	—	—	—	1
Consumer loans	1	—	1	4
Commercial loans	1	—	1	5

Total recoveries	180	—	180	74

Net charge-offs	(554)	—	(554)	(305)

Provision for loan loss charged to income:
Residential real estate	201	—	201	98
Commercial real estate	143	—	143	33
Land and construction	6	—	6	3
Consumer loans	2	—	2	1
Commercial loans	48	—	48	15

Total provision	400	—	400	150

Ending balance	$9,755	$—	$9,755	$8,958

The following is a summary of activity in NHTB’s allowance for overdraft privilege account for the three month periods ended March 31:

(Dollars in thousands)	2013	2012
	(unaudited)
Beginning balance	$14	$18

Overdraft charge-offs	(65)	(62)
Overdraft recoveries	52	51

Net overdraft losses	(13)	(11)

Provision for overdrafts	14	5

Ending balance	$15	$12

The following table sets forth NHTB’s allocation of the allowance for loan losses (excluding overdraft allowances), the percentage of allowance to the total allowance, and the percentage of loans in each category to total loans, respectively, as of the dates indicated:

(Dollars in thousands)	March 31, 2013			December 31, 2012
	(unaudited)
Real estate loans
Residential, 1-4 family and home equity loans	$4,704	48%	62%	$5,073	52%	62%
Commercial	3,352	35%	25%	3,305	33%	26%
Land and construction	145	1%	2%	208	2%	2%
Collateral and consumer loans	55	1%	1%	44	—	1%
Commercial and municipal loans	1,111	11%	10%	918	9%	9%
Impaired loans	388	4%	—	361	4%	—

Allowance	$9,755	100%	100%	$9,909	100%	100%

Allowance as a percentage of total loans		1.08%			1.08%
Non-performing loans as a percentage of allowance		189.11%			204.74%

The following table shows total allowances including overdraft allowances:

(Dollars in thousands)	March 31, 2013	December 31, 2012
	(unaudited)
Allowance for loan and lease losses	$9,755	$9,909
Overdraft allowance	15	14

Total allowance	$9,770	$9,923

NHTB’s classified loans include non-performing loans and performing loans that have been adversely classified, net of specific reserves. Total classified loans were $23.9 million at March 31, 2013, compared to $25.9 million at December 31, 2012. In addition, NHTB had OREO at March 31, 2013, and December 31, 2012, of $102 thousand. During the three month period ended March 31, 2013, there was no other OREO activity. Losses have occurred in the liquidation process and NHTB’s loss experience suggests it is prudent for NHTB to continue funding provisions to build the allowance for loan losses. While, for the most part, quantifiable loss amounts have not been identified with individual credits, NHTB anticipates more charge-offs as loan issues are resolved. The impaired loans meet the criteria established under ASC 310-10-35. Thirteen loans considered to be impaired loans at March 31, 2013, have specific allowances identified and assigned. The five loans are secured by real estate, business assets or a combination of both. At March 31, 2013, the allowance included $387 thousand allocated to impaired loans. The portion of the allowance allocated to impaired loans at December 31, 2012, was $361 thousand.

At March 31, 2013, NHTB had 61 loans totaling $12.2 million considered to be “troubled debt restructurings” as defined in ASC 310-40, “Receivables-Troubled Debt Restructurings by Creditors,” included in impaired loans. At March 31, 2013, 44 of the “troubled debt restructurings” were performing under contractual terms. Of the loans classified as troubled debt restructured, 16 were more than 30 days past due at March 31, 2013. The balances of these past due loans were $3.6 million. At December 31, 2012, NHTB had 65 loans totaling $13.1 million considered to be “troubled debt restructurings.”

NHTB’s loans over 90 days past due were $3.3 million at March 31, 2013, compared to $3.2 million at December 31, 2012. Loans 30 to 89 days past due were $6.2 million at March 31, 2013, compared to $10.1 million at December 31, 2012. As a percentage of assets, the recorded investment in non-performing loans decreased from 1.60% at December 31, 2012, to 1.50% at March 31, 2013, and, as a percentage of total loans, decreased from 2.21% at December 31, 2012, to 2.02% at March 31, 2013.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention do not reflect trends or uncertainties which NHTB reasonably expects will materially impact future operating results, liquidity, or capital resources. For the period ended March 31, 2013, all loans about which NHTB’s management possesses information regarding possible borrower credit problems and doubts as to borrowers’ ability to comply with present loan repayment terms or to repay a loan through liquidation of collateral are included in the tables below or discussed herein.

At March 31, 2013, there were no other loans excluded from the tables below or not discussed above where known information about possible credit problems of the borrowers caused NHTB’s management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in disclosure of such loans in the future.

The following table shows the breakdown of the amount of non-performing assets and non-performing assets as a percentage of the total allowance and total assets for the periods indicated:

	March 31, 2013			December 31, 2012
	(unaudited)
(Dollars in thousands)	Value	Percentage of Total Allowance	Percentage of Total Assets	Value	Percentage of Total Allowance	Percentage of Total Assets
Non-accrual loans(1)	$10,902	111.76%	0.88%	$17,001	171.57%	1.34%
Other real estate owned and chattel	102	1.04%	0.01%	102	1.03%	0.01%

Total non-performing assets	$11,004	112.80%	0.89%	$17,103	172.60%	1.35%

(1)	All loans 90 days or more delinquent are placed on non-accruing status.

The following table sets forth the recorded investment in nonaccrual loans by category at the dates indicated:

(Dollars in thousands)	March 31, 2013	December 31, 2012
	(unaudited)
Real estate:
Conventional	$3,785	$6,250
Commercial	6,434	9,304
Home equity	41	158
Land and construction	200	887
Consumer	—	—
Commercial and municipal	442	402

Total	$10,902	$17,001

NHTB believes the allowance for loan losses is at a level sufficient to cover inherent losses, given the current level of risk in the loan portfolio. At the same time, NHTB recognizes that the determination of future loss potential is intrinsically uncertain. Future adjustments to the allowance may be necessary if economic, real estate, and other conditions differ substantially from the current operating environment and result in increased levels of non-performing loans and substantial differences between estimated and actual losses. Adjustments to the allowance are charged to income through the provision for loan losses.

Liquidity and Capital Resources. NHTB is required to maintain sufficient liquidity for safe and sound operations. At March 31, 2013, NHTB’s liquidity was sufficient to cover its anticipated needs for funding new loan commitments of approximately $47.9 million. NHTB’s source of funds is derived primarily from net deposit inflows, loan amortizations, principal pay downs from loans, sold loan proceeds, and advances from the FHLB. At March 31, 2013, NHTB had approximately $160.7 million in additional borrowing capacity from the FHLB.

At March 31, 2013, NHTB’s stockholders’ equity totaled $130.3 million, compared to $129.5 million at December 31, 2012. This reflects net income of $2.1 million, the declaration and payment of $893 thousand in common stock dividends, the declaration of $141 thousand in preferred stock dividends, and an increase of $251 thousand in accumulated other comprehensive loss.

At March 31, 2013, 148,088 shares remained to be repurchased under the repurchase plan previously approved by the NHTB’s board of directors. The repurchase plan permits the repurchase of up to 253,776 shares of NHTB’s common stock. The board of directors has determined that a share buyback is appropriate to enhance stockholder value because such repurchases generally increase earnings per common share, return on average assets and on average equity, which are three performing benchmarks against which bank and thrift holding companies are measured. NHTB buys stock in the open market whenever the price of the stock is deemed reasonable and NHTB has funds available for the purchase. During the three months ended March 31, 2013, no shares were repurchased.

At March 31, 2013, NHTB had unrestricted funds available in the amount of $1.8 million. As of March 31, 2013, NHTB’s total cash needs for the remainder of 2013 are estimated to be approximately $4.5 million with $2.7 million projected to be used to pay dividends on its common stock, $570 thousand to pay interest on its capital securities, $250 thousand to pay dividends on its Series B preferred stock, and approximately $1.0 million for ordinary operating expense, including approximately $700 thousand related to completing the acquisition of CFC. Lake Sunapee pays dividends to NHTB as its sole stockholder, within guidelines set forth by the OCC. Since Lake Sunapee is well-capitalized and has capital in excess of regulatory requirements, it is anticipated that funds will be available to cover the additional cash requirements of NHTB for 2013, if needed, as long as earnings at Lake Sunapee are sufficient to maintain adequate leverage capital.

For the three months ended March 31, 2013, NHTB’s net cash provided by operating activities increased $4.3 million to $8.4 million compared to $4.1 million for the same period in 2012. The change in loans held for sale increased $4.4 million for the three months ended March 31, 2013, compared to the same period in 2012, with a decrease of $3.4 million in loans held for the period in 2013 compared to an increase of $953 thousand in 2012. Net gain on sales and calls of securities decreased $984 thousand for the three months ended March 31, 2013, compared to the same period in 2012, as a result of the sale and settlement of approximately $18.5 million of securities during the three months ended March 31, 2013, compared to approximately $39.3 million of securities during the same period in 2012. The provision for loan losses increased $259 thousand for the three months ended March 31, 2013, compared to the same period in 2012. The decrease in accrued interest receivable and other assets decreased $317 thousand while the increase in accrued expenses and liabilities decreased $349 thousand.

NHTB’s net cash provided by investing activities was $18.2 million for the three months ended March 31, 2013, compared to cash used of $39.0 million for the same period in 2012, a change of $57.2 million. The cash provided by net securities activities was $17.9 million for the three months ended March 31, 2013, compared to cash used in net securities activities of $11.6 million for the same period in 2012. Cash provided by the redemption of FHLB stock was $213 thousand for the three months ended March 31, 2013, compared to $119 thousand for the same period in 2012. Cash provided by loan originations and principal collections, net, was $1.6 million for the three months ended March 31, 2013, an increase of $24.1 million, compared to cash used of $22.5 million for the same period in 2012. Additionally, no cash was used in the purchase of life insurance policies during the three months ended March 31, 2013, compared to $5.0 million of cash used for this purpose for the same period in 2012.

For the three months ended March 31, 2013, NHTB’s net cash flows used in financing activities increased $91.9 million to cash used of $43.7 million compared to net cash provided by financing activities of $48.2 million for the three months ended March 31, 2012. For the three months ended March 31, 2013, NHTB experienced a net increase of $42.4 million in cash used by deposits and securities sold under agreements to repurchase comparing cash used of $32.2 million to cash provided of $10.2 million for the same period in 2012. For the three months ended March 31, 2013, NHTB had an increase of $50.2 million of cash used in FHLB advances and other borrowings comparing cash used of $10.5 million for the three months ended March 31, 2013, to cash provided of $39.7 million for the same period in 2012.

On August 25, 2011, as part of the U.S. Treasury’s, or Treasury, Small Business Lending Fund, or SBLF, program, NHTB entered into a letter agreement with Treasury pursuant to which NHTB issued and sold to Treasury 20,000 shares of NHTB’s non-cumulative perpetual preferred stock, Series B, par value $.01 per preferred share, having a liquidation preference of $1,000 per preferred share, or Series B Preferred Stock. NHTB used $10.0 million of the proceeds to redeem its Series A Preferred Stock issued under the Capital Purchase Program, or CPP, established by Treasury under the Emergency Economic Stabilization Act of 2009, or the EESA.

On March 20, 2013, NHTB entered into the First Amendment to the Securities Purchase Agreement, or SPA Amendment, with the Secretary of Treasury, pursuant to which NHTB issued an additional 3,000 shares of its Series B Preferred Stock, having a liquidation preference of $1,000 per share, or SBLF Preferred Stock. The SBLF Preferred Stock was issued in exchange for the cancellation of the outstanding shares of The Nashua Bank’s, or TNB’s, senior non-cumulative perpetual preferred stock, Series A, that was assumed in the merger of TNB and Lake Sunapee that was completed on December 21, 2012.

The initial rate payable on SBLF capital is, at most, five percent, and the rate falls to one percent if a bank’s small business lending increases by ten percent or more. Banks that increase their lending by less than ten percent pay rates between two percent and four percent. If a bank’s lending does not increase in the first two years, however, the rate increases to seven percent, and after 4.5 years total, the rate for all banks increases to nine percent (if the bank has not already repaid the SBLF funding). The dividend will be paid only when declared by NHTB’s board of directors. The Series B Preferred Stock has no maturity date and ranks senior to the NHTB’s common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of NHTB.

NHTB’s Series B Preferred Stock generally is non-voting, other than class voting on certain matters that could adversely affect the Series B Preferred Stock.

Banks are required to maintain tier one leverage capital and total risk based capital ratios of 4.00% and 8.00%, respectively. As of March 31, 2013, Lake Sunapee’s ratios were 9.28% and 15.08%, respectively, well in excess of the regulators’ requirements.

NHTB’s book value per common share was $15.19 at March 31, 2013, compared to $15.09 per common share at December 31, 2012. Tangible book value per common share was $9.71 at March 31, 2013 compared to $9.59 per common share at December 31, 2012. Tangible book value per common share is a non-GAAP financial measure calculated using GAAP amounts. Tangible book value per common share is calculated by dividing tangible common equity by the total number of shares outstanding at a point in time. Tangible common equity is calculated by excluding the balance of goodwill, other intangible assets and preferred stock from the calculation of shareholder’s equity. NHTB believes that tangible book value per common share provides information to investors that may be useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible book value per common share, this presentation may not be comparable to other similarly titled measures calculated by other companies.

A reconciliation of these non-GAAP financial measures is provided below:

(Dollars in thousands except for share and per share data)	March 31, 2013	December 31, 2012
	(unaudited)
Shareholders’ equity	$130,288	$129,494
Less goodwill	35,395	35,395
Less other intangible assets	3,265	3,416
Less preferred stock	23,000	23,000

Tangible common equity	$68,628	$67,683

Ending common shares outstanding	7,064,489	7,055,946
Tangible book value per common share	$9.71	$9.59

Interest Rate Sensitivity.

The principal objective of NHTB’s interest rate management function is to evaluate the interest rate risk inherent in certain balance sheet accounts and determine the appropriate level of risk given NHTB’s business strategies, operating environment, capital and liquidity requirements and performance objectives, and to manage the risk consistent with NHTB’s board of directors’ approved guidelines. NHTB’s board of directors has established an asset/liability committee, or ALCO, to review its asset/liability policies and interest rate position. Trends and interest rate positions are reported to NHTB’s board of directors monthly.

Gap analysis is used to examine the extent to which assets and liabilities are “rate sensitive.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specified period of time and the amount of interest-bearing liabilities maturing or repricing within the same specified period of time. The strategy of matching rate sensitive assets with similar liabilities stabilizes profitability during periods of interest rate fluctuations.

NHTB’s one-year cumulative interest-rate gap at March 31, 2013, was positive 3.01%, compared to the December 31, 2012, gap of negative 0.80%. With an asset sensitive (positive) gap, if rates were to rise, net interest margin would likely increase and if rates were to fall, the net interest margin would likely decrease.

NHTB continues to offer adjustable-rate mortgages, which reprice at one, three, five and seven year intervals. In addition, NHTB sells most fixed-rate mortgages with terms of 15 years or longer into the secondary market in order to minimize interest rate risk and provide liquidity.

As another part of its interest rate risk analysis, NHTB uses an interest rate sensitivity model, which generates estimates of the change in its economic value of equity, or EVE, over a range of interest rate scenarios. EVE is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The EVE ratio, under any rate scenario, is defined as the EVE in that scenario divided by the market value of assets in the same scenario. Modeling changes require making certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to the changes in market interest rates. In this regard, the EVE model assumes that the composition of NHTB’s interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured and that a particular change in interest rates is reflected uniformly across the yield curve. Accordingly, although the EVE measurements and net interest income models provide an indication of NHTB’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market rates on NHTB’s net interest income and will likely differ from actual results.

The following table sets forth NHTB’s EVE at March 31, 2013, as calculated by an independent third party agent:

(Dollars in thousands)	Book Value	-100 bp	0 bp	+100 bp	+200 bp	+300 bp	+400 bp
EVE:
Amount	$147,764	$115,769	$125,497	$119,069	$110,282	$100,222	$90,282
Percent of Change		-7.8%		-5.1%	-12.1%	-20.1%	-28.1%
EVE Ratio:
Ratio	12.01%	9.47%	10.38%	10.09%	9.59%	8.94%	8.26%
Change in basis points		-91		-29	-79	-143	-212

Comparison of the Operating Results for the Three Months Ended March 31, 2013 and March 31, 2012

General. NHTB’s consolidated net income for the three months ended March 31, 2013, was $2.1 million, or $0.27 per common share (assuming dilution), compared to $2.1 million, or $0.31 per common share (assuming dilution), for the same period in 2012, a decrease of $30 thousand, or 1.44%. NHTB’s net interest margin decreased to 2.88% at March 31, 2013, from 2.94% at March 31, 2012. NHTB’s return on average assets and average equity for the three months ended March 31, 2013, were 0.74% and 6.29%, respectively, compared to 0.87% and 7.27%, respectively, for the same period in 2012.

Net Interest and Dividend Income. NHTB’s net interest and dividend income increased $1.0 million, or 14.63%, to $8.1 million for the three month period ended March 31, 2013, from $7.1 million for the three month period ended March 31, 2012, as a result of the increase in interest-earning assets including the assets acquired from TNB in December of 2012 and originated portfolio growth since March 31, 2012, offset in part by the overall decline in net interest margin.

For the three months ended March 31, 2013, NHTB’s total interest and dividend income decreased $823 thousand, or 9.11%, to $9.9 million from $9.0 million for the same period in 2012. Interest and fees on loans increased $1.5 million, or 19.21%, for the three month period ended March 31, 2013, to $9.2 million from $7.7 million at March 31, 2012, due primarily to increased portfolio balances offset by loans repricing. Interest on investments and other interest decreased $651 thousand, or 49.06%, for the three month period ended March 31, 2013, due primarily to a decreased position in investments coupled with lower yields on investments held comparing periods.

For the three months ended March 31, 2013, NHTB’s total interest expense decreased $217 thousand, or 11.27%, to $1.7 million from $1.9 million for the same period in 2012. Interest on deposits decreased $162 thousand, or 13.65%, due to the overall decline in short-term interest rates comparing periods as well as a transition to lower cost non-maturity deposits. Interest on advances and other borrowed money decreased $55 thousand, or 7.44%, to $684 thousand from $739 thousand for the same period in 2012.

NHTB’s provision for loan losses (not including overdraft allowances) was $400 thousand for the three months ended March 31, 2013, and $150 thousand for the same period in 2012. NHTB made adjustments to the provisions for overdraft losses in the three months ended March 31, 2013, and 2012, recording provisions of $14 thousand and $5 thousand, respectively. For additional information on provisions and adequacy, please refer to the section entitled “Allowances for Loan Losses” above.

Noninterest Income and Expense. For the three months ended March 31, 2013, NHTB’s total noninterest income decreased $158 thousand, or 4.73%, to $3.2 million, from $3.3 million for the same period in 2012, as discussed below. The decrease was primarily due to decreases in net gains on sales of sales and calls of securities, net, offset in part by an increase on gains on loans and an increase insurance commission income.

For the three month period ended March 31, 2013:

•

Customer service fees decreased $17 thousand, or 1.41%, to $1.2 from $1.2 million for the three months ended March 31, 2013. This decrease includes a decrease of $35 thousand in mortgage life administration income for the three months ended March 31, 2013, compared to the same period in 2012 offset in part by decreases of $10 thousand in funds transfer fees.

•

Net gain on sales of loans increased $587 thousand, or 169.65%, compared to the same period in 2012, represented by an increase of $13.6 million in loans sold into the secondary market, to $31.4 million for the three months ended March 31, 2013, from $17.8 million for the three months ended March 31, 2012. The increase in volume was coupled with an increase in the valuation of the loans and the subsequent gain.

•

Gain on sales and calls of securities, net decreased $984 thousand, or 85.49%, to $167 thousand for the three months ended March 31, 2013, from $1.2 million for the three months ended March 31, 2012. This reflects the recognition of gains on the sales of approximately $18.5 million of securities sold during the three months ended March 31, 2013, compared to $39.3 million of securities sold during the same period in 2012.

•

There was no gain (loss) on NHTB’s sales of other real estate and property owned, net of write-down recorded for the three months ended March 31, 2013, as compared to a net loss of $181 thousand for the same period in 2012. The loss in 2012 included the recognition of $190 thousand write-down on a commercial real estate property owned during the three months ended March 31, 2012.

•	Rental income decreased $11 thousand, or 5.57%, to $183 thousand for the three months ended March 31, 2013, from $194 thousand for the three months ended March 31, 2012.

•	Income from equity interest in CHC decreased $13 thousand to $98 thousand for the three months ended March 31, 2013, from $111 thousand for the same period in 2012.

•

Insurance commission income increased $75 thousand, or 18.29%, to $485 thousand for the three months ended March 31, 2013, compared to the same period in 2012 due to primarily to an increase in contingency commissions received during the three months ended March 31, 2013.

•	Bank-owned life insurance income increased $24 thousand to $128 thousand from $104 thousand for the three months ended March 31, 2012.

For the three months ended March 31, 2013, total noninterest expenses increased $708 thousand, or 9.67%, to $8.0 million, from $7.3 million for the same period in 2012, discussed as follows. In summary, the increase was primarily due to increases in salary and employee benefits and other expenses.

For the three month period ended March 31, 2013:

•

Salaries and employee benefits increased $511 thousand, or 13.51%, compared to the three months ended March 31, 2012. Gross salaries and benefits paid, which excludes the deferral of expenses associated with the origination of loans, increased $536 thousand, or 12.85%, from $4.2 million for the three months ended March 31, 2012, to $4.7 million for the three months ended March 31, 2013. Salary expense increased $403 thousand, or 13.57%, reflecting ordinary cost-of-living adjustments and additional staffing primarily in the lending and compliance departments as well as the addition of staff related to TNB acquisition. The deferral of expenses in conjunction with the origination of loans increased $24 thousand, or 6.20%, to $414 thousand from $390 thousand for the same period in 2012.

•	Occupancy and equipment increased $94 thousand, or 9.57%, to $1.1 million compared to the same period in 2012 and includes the cost of two additional buildings related to operations in Nashua.

•	Advertising and promotion decreased $28 thousand, or 22.05%, to $99 thousand from $127 thousand for the same period in 2012. This includes a net decrease in web media, ad agencies and production expenses for the three months ended March 31, 2013, compared to the same period in 2012, partially offset by an increase in print media.

•	Depositors’ insurance decreased $16 thousand, or 8.29%, to $177 thousand from $193 thousand for the same period in 2012 due primarily to lower assessment rates despite increase account balances.

•

Outside services increased $38 thousand, or 13.52%, to $319 thousand compared to $281 thousand for the same period in 2012. This primarily reflects increases in expenses associated with NHTB’s core processing system.

•

Professional services increased $94 thousand, or 39.05%, to $336 thousand compared to $242 thousand for the same period in 2012, reflecting an increase in ordinary regulatory assessments and legal fees.

•	ATM processing fees increased $35 thousand to $151 thousand compared to $116 thousand for the same period in 2012.

•	Supplies increased $37 thousand to $129 thousand compared to $92 thousand for the same period in 2012.

•

Telephone expense decreased $51 thousand to $163 thousand for the three months ended March 31, 2013, from $214 thousand in 2013 due to non-recurring upgrade expenses in the three months ended March 31, 2012.

•	Other expenses decreased $6 thousand, or 0.05%, to $1.3 million for the three months ended March 31, 2013, compared to $1.3 million for the same period in 2012.

Comparison of the Financial Condition for the Years Ended December 31, 2012 and 2011

NHTB’s total assets increased $228.7 million, or 21.95%, to $1.3 billion at December 31, 2012, from $1.0 billion at December 31, 2011. This increase includes an increase of $122.5 million from the acquisition of TNB. Cash and cash items increased $14.7 million, or 59.30%.

NHTB’s total net loans receivable excluding loans held-for-sale increased $187.3 million, or 26.20%, to $902.2 million at December 31, 2012, compared to $715.0 million at December 31, 2011, including $89.0 million from TNB. NHTB’s conventional real estate loan portfolio increased $74.4 million, or 18.75%, to $471.4 million at December 31, 2012, from $397.0 million at December 31, 2011, including $13.2 million from TNB. The outstanding balances on home equity loans and lines of credit decreased $2.7 million to $69.0 million over the same period, net of $1.1 million acquired from TNB. Construction loans increased $6.7 million, or 52.48%, to $19.4 million including $4.2 million acquired from TNB. Commercial real estate loans increased $85.8 million, or 57.83%, over the same period to $234.3 million. In addition to $55.7 million of commercial real estate loans acquired from TNB, the increase in commercial real estate loans represents loans to existing commercial customers and new commercials customers offset by normal amortizations and prepayments as well as principal pay-downs. Additionally, consumer loans decreased $39 thousand, or 0.53%, to $7.3 million including $709 thousand from TNB, and commercial and municipal loans increased $23.9 million, or 28.53%, to $107.8 million including $14.0 million acquired from TNB. Sold loans totaled $385.4 million at December 31, 2012, an increase of $19.6 million, or 5.36%, compared to $365.8 million at December 31, 2011. Sold loans are loans originated by us and sold to the secondary market with NHTB retaining the majority of servicing of these loans. NHTB expects to continue to sell fixed-rate loans into the secondary market, retaining the servicing, in order to manage interest rate risk and control growth. Typically, NHTB holds adjustable-rate loans in portfolio. At December 31, 2012, adjustable-rate mortgages comprised approximately 57% of NHTB’s real estate mortgage loan portfolio, which is lower than in prior years as NHTB originated shorter-term loans in 2012, such as the ten-year fixed mortgage loan, which are held in portfolio as well as holding a portion of 15-year fixed mortgage loans and experiencing higher refinancing from adjustable-rate products into fixed rate products. NHTB’s non-performing assets were 1.35% of total assets and 2.10% of total loans originated at December 31, 2012, compared to 1.70% and 2.45%, respectively, at December 31, 2011.

The fair value of NHTB’s investment securities available-for-sale increased $2.1 million, or 0.98%, to $212.4 million at December 31, 2012, from $210.3 million at December 31, 2011. NHTB realized $3.8 million in the gains on the sales and calls of securities during 2012, compared to $2.6 million in gains on the sales and calls of securities recorded during 2011. At December 31, 2012, NHTB’s investment portfolio had a net unrealized holding gain of $2.0 million, compared to a net unrealized holding gain of $2.8 million at December 31, 2011. The investments in NHTB’s investment portfolio that are temporarily impaired as of December 31, 2012, consist primarily of financial institution equity securities, mortgage-backed securities issued by U.S. government sponsored enterprises and agencies, municipal bonds and other bonds and debentures. The unrealized losses on debt securities are primarily attributable to changes in market interest rates and current market inefficiencies. The unrealized losses on equity securities are primarily attributable to lack of trading activity related to the security and are not considered credit related losses. As NHTB’s management has the ability and intent to hold debt securities until maturity and equity securities for the foreseeable future, no declines are deemed to be other than temporary.

NHTB’s OREO and property acquired in settlement of loans was $102 thousand at December 31, 2012, representing one residential property located in New Hampshire, compared to $1.3 million at December 31, 2011, representing five properties, four located in New Hampshire and one in Vermont. At December 31, 2011, one commercial property in Vermont was carried at $950 thousand, or 70.70% of total OREO and property acquired in settlement of loans at that time.

NHTB’s goodwill increased $6.8 million, or 23.77%, to $35.4 million at December 31, 2012, compared to $28.6 million at December 31, 2011. The change in goodwill represents $6.7 million related to the 2012 acquisition of TNB and post-closing adjustment of $52 thousand related to the 2011 acquisition of McCrillis & Eldredge. Additionally, goodwill includes $7.5 million related to the acquisition of First Brandon Financial Corporation and $7.7 million related to the acquisition of First Community Bank, both of which occurred in 2007. Goodwill also includes $2.5 million relating to the acquisition of Landmark Bank in 1998 and $9.7 million relating to the acquisition of three branch offices of New London Trust in 2001. An independent third-party analysis of goodwill indicates no impairment at December 31, 2012.

NHTB’s intangible assets increased $1.7 million, or 94.63%, to $3.4 million at December 31, 2012, compared to $1.8 million at December 31, 2011. Intangible assets include core deposit intangibles of $2.9 million, including $2.1 million from the acquisition of TNB, and customer list intangibles of $538 thousand. NHTB amortized $348 thousand of core deposit intangibles during 2012 utilizing the sum-of-the-years-digits method over 10 years. NHTB amortized $78 thousand of customer list intangibles during 2012 utilizing the sum-of-the-years-digits method over 15 years. An independent third-party analysis of core deposit intangibles indicates no impairment at December 31, 2012.

NHTB’s total deposits increased $146.3 million, or 18.22%, to $949.3 million at December 31, 2012 from $803.0 million at December 31, 2011. This increase includes $98.5 million assumed from TNB. During 2012, in addition to retaining and attracting deposits, NHTB obtained $15.0 million of additional brokered deposits as part of ongoing liquidity planning and contingency testing and $5 million of brokered deposits were assumed through the acquisition of TNB. Total brokered deposits of $25.0 million represent 2.67% of total deposits.

Advances to NHTB from the FHLBB increased $61.8 million, or 76.28%, to $142.7 million from $81.0 million at December 31, 2011, including $1.8 million of advances assumed from TNB. The weighted average interest rate for the outstanding FHLBB advances was 1.34% at December 31, 2012 compared to 2.09% at December 31, 2011.

NHTB’s securities sold under agreements to repurchase decreased $895 thousand, or 5.77%, to $14.6 million at December 31, 2012, from $15.5 million at December 31, 2011.

NHTB had no other borrowings at December 31, 2012, compared to $543 thousand at December 31, 2011. The balance at December 31, 2011, reflected a note payable issued to the principals of McCrillis & Eldredge as part of the was paid in full by December 31, 2012.

Liquidity and Capital Resources

NHTB is required to maintain sufficient liquidity for safe and sound operations. At year-end 2011, NHTB’s liquidity was sufficient to cover its anticipated needs for funding new loan commitments of approximately $39.8 million. NHTB’s source of funds is derived primarily from net deposit inflows, loan amortizations, principal pay downs from loans, sold loan proceeds, and advances from the FHLBB. At December 31, 2012, NHTB had approximately $154.0 million in additional borrowing capacity from the FHLBB.

At December 31, 2012, NHTB’s stockholders’ equity totaled $129.5 million compared to $108.7 million at December 31, 2011. The increase of $20.8 million reflects net income of $7.8 million, the payout of $3.1 million in common stock dividends, $666 thousand in preferred stock dividends declared, the repurchase of $652 thousand of warrants, the assumption of $3.0 million of preferred stock, other comprehensive loss in the amount of $557 thousand, and $14.7 million from the acquisition of TNB.

On June 12, 2007, NHTB’s board of directors reactivated a previously adopted but incomplete stock repurchase program to repurchase up to 253,776 shares of common stock. At December 31, 2012, 148,088 shares remained to be repurchased under the plan. NHTB’s board of directors has determined that a share buyback is appropriate to enhance stockholder value because such repurchases generally increase earnings per common share, return on average assets and on average equity; three performing benchmarks against which bank and thrift holding companies are measured. NHTB buys stock in the open market whenever the price of the stock is deemed reasonable and NHTB has funds available for the purchase. During 2011, no shares were repurchased. As a participant in the CPP established by Treasury under the Emergency Economic Stabilization Act of 2009, or EESA, NHTB was prohibited from repurchasing shares of its common stock prior to exiting the program on August 25, 2011.

At December 31, 2012, NHTB had unrestricted funds in the amount of $3.3 million. NHTB’s total cash needs during 2013 are estimated to be approximately $5.4 million with $3.7 million projected to be used to pay dividends on NHTB’s common stock, $1.0 million to pay interest on NHTB’s capital securities, $230 thousand to pay dividends on NHTB’s Series B Preferred Stock, and approximately $500 thousand for ordinary operating expenses. Lake Sunapee pays dividends to NHTB as its sole stockholder, within guidelines set forth by the OCC and the FRB. Since Lake Sunapee is well capitalized and has capital in excess of regulatory requirements, it is anticipated that funds will be available to cover additional cash requirements for 2013, if needed, as long as earnings at Lake Sunapee are sufficient to maintain adequate tier 1 capital.

NHTB’s net cash provided by operating activities was $1.1 million for 2012 compared to net cash provided by operating activities of $10.6 million in 2011. The change includes an increase in the amount of $1.4 million in provision for loan losses, an increase in gains on sales and calls of securities of $1.2 million, a decrease in amortization of securities, net, of $142 thousand, a change in mortgage servicing rights of $510 thousand, an increase in loans held-for sale of $11.0 million, a decrease in deferred tax benefit of $312 thousand, an increase of $183 thousand in impairment losses on OREO, an increase in accrued interest receivable and other assets of $492 thousand, and an increase of $2.7 million in the change in accrued expenses and other liabilities.

NHTB’s net cash flows used in investing activities totaled $88.6 million in 2012, compared to net cash flows used in investing activities of $54.8 million in 2011, an increase of $33.8 million. During 2012, net cash used by loan originations and net principal collections decreased by $61.0 million while NHTB’s loans held in portfolio increased and net cash provided by securities available-for-sale increased $30.5 million.

NHTB’s net cash flows provided by financing activities totaled $102.1 million in 2012, compared to net cash flows provided by financing activities of $35.7 million in 2011, a change of $66.4 million. Net cash provided by deposits increased $23.0 million. Net cash provided by net change in advances from FHLBB increased $55.0 million. Net cash provided by the issuance of preferred stock, net of redemptions, decreased $10.0 million.

NHTB expects to be able to fund loan demand and other investing activities during 2012 by continuing to utilize the FHLBB’s advance program and cash flows from securities and loans. On December 31, 2012, approximately $32.0 million in commitments to fund loans had been made. NHTB’s management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have, a material effect on its liquidity, capital resources or results of operations.

On August 25, 2011, as part of the SBLF program, NHTB entered into a purchase agreement with Treasury pursuant to which NHTB issued and sold to Treasury 20,000 shares of Series B Preferred Stock. The SBLF is Treasury’s effort to bring main street banks and small businesses together to help create jobs and promote economic growth in local communities. NHTB used $10.0 million of the SBLF proceeds to repurchase the Series A Preferred Stock issued under Treasury’s CPP.

The initial rate payable on SBLF capital is, at most, five percent, and the rate falls to one percent if a bank’s small business lending increases by ten percent or more. Banks that increase their lending by less than ten percent pay rates between two percent and four percent. If a bank’s lending does not increase in the first two years, however, the rate increases to seven percent, and after 4.5 years total, the rate for all banks increases to nine percent (if the bank has not already repaid the SBLF funding). The dividend will be paid only when declared by NHTB’s board of directors. The Series B Preferred Stock has no maturity date and ranks senior to NHTB’s common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the NHTB.

The Series B Preferred Stock generally is non-voting, other than class voting on certain matters that could adversely affect the Series B Preferred Stock. Please refer to Note 20 of NHTB’s consolidated financial statements located elsewhere in this proxy statement/prospectus for further discussion.

The OCC requires that Lake Sunapee maintain tangible, level, and total risk-based capital ratios of 1.50%, 4.00% (or 3.00% under certain conditions), and 8.00%, respectively. At December 31, 2012, Lake Sunapee’s ratios were 8.82%, 8.82%, and 14.66%, respectively, well in excess of the OCC requirements for well capitalized banks. Additional information on these requirements can be found under “Regulations” of this proxy statement/prospectus.

NHTB’s book value per common share was $15.09 at December 31, 2012, compared to $15.20 per common share at December 31, 2011. Tangible book value per common share was $9.59 at December 31, 2012. Tangible book value per common share is a non-GAAP financial measure. Tangible book value per common share is calculated by dividing tangible common equity by the total number of shares outstanding at a point in time. Tangible common equity is calculated by excluding the balance of goodwill, other intangible assets and preferred stock from the calculation of shareholder’s equity. NHTB believes that tangible book value per common share provides information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible book value per common share, this presentation may not be comparable to other similarly titled measures calculated by other companies.

A reconciliation of these non-GAAP financial measures is provided below:

(Dollars in thousands)	December 31, 2012	December 31, 2011
Shareholders’ equity	$129,494	$108,660
Less goodwill	35,395	28,597
Less other intangible assets	3,416	1,755
Less preferred stock	23,000	20,000

Tangible common equity	$67,683	$58,308

Ending common shares outstanding	7,055,946	5,832,360
Tangible book value per common share	$9.59	$10.00

Impact of Inflation

The financial statements and related data presented elsewhere herein are prepared in accordance with GAAP, which require the measurement of NHTB’s financial position and operating results generally in terms of historical dollars and current market value, for certain loans and investments, without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations.

Unlike other companies, nearly all of the assets and liabilities of a bank are monetary in nature. As a result, interest rates have a far greater impact on a bank’s performance than the effects of the general level of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services, since such prices are affected by inflation. Liquidity and the maturity structure of NHTB’s assets and liabilities are important to the maintenance of acceptable performance levels.

Interest Rate Sensitivity

The principal objective of NHTB’s interest rate management function is to evaluate the interest rate risk inherent in certain balance sheet accounts and determine the appropriate level of risk given NHTB’s business strategies, operating environment, capital and liquidity requirements and performance objectives, and to manage the risk consistent with NHTB’s board of director’s approved guidelines. NHTB’s board of directors has established an asset/liability committee to review its asset/liability policies and interest rate position. Trends and interest rate positions are reported to NHTB’s board of directors monthly.

Gap analysis is used to examine the extent to which assets and liabilities are “rate sensitive.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specified period of time and the amount of interest-bearing liabilities maturing or repricing within the same specified period of time. The strategy of matching rate sensitive assets with similar liabilities stabilizes profitability during periods of interest rate fluctuations.

NHTB’s one-year cumulative interest-rate gap at December 31, 2012, was negative 0.80% compared to the December 31, 2011 gap of positive 1.65%. At December 31, 2012, repricing liabilities over the next 12 months were $9.1 million more than repricing assets for the same period compared to $15.3 million lower than assets repricing at December 31, 2011. With a liability sensitive (negative) gap, if rates were to rise, net interest margin would likely decrease and if rates were to fall, the net interest margin would likely increase. At negative 0.80%, the assets and liabilities scheduled to reprice during 2013 are fairly well-matched.

NHTB continues to offer adjustable-rate mortgages, which reprice at one, three, five, seven- and ten-year intervals. In addition, NHTB sells most fixed-rate mortgages with terms of 20 or more years into the secondary market in order to minimize interest rate risk and provide liquidity.

As another part of its interest rate risk analysis, NHTB uses an interest rate sensitivity model, which generates estimates of the change in its net portfolio value, or NPV, over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. Modeling changes require making certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to the changes in market interest rates. In this regard, the NPV model assumes that the composition of NHTB’s interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured and that a particular change in interest rates is reflected uniformly across the yield curve. Accordingly, although the NPV measurements and net interest income models provide an indication of NHTB’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market rates on NHTB’s net interest income and will likely differ from actual results.

The following table shows NHTB’s interest rate sensitivity (gap) table at December 31, 2012:

(Dollars in thousands)	0-3 Months	3-6 Months	6 Months- 1 Year	1-3 Years	Beyond 3 Years	Total
Interest-earning assets:
Loans	$147,350	$98,124	$125,929	$268,089	$269,978	$909,470
Investments and overnight deposit	24,172	10,597	19,377	58,271	113,217	225,634

Total	171,522	108,721	145,306	326,360	383,195	1,135,104

Interest-bearing liabilities:
Deposits	220,488	62,428	56,139	98,984	511,302	949,341
Repurchase agreements	14,619	—	—	—	—	14,619
Borrowings	50,500	10,000	20,500	36,750	24,980	142,730

Total	285,607	72,428	76,639	135,734	536,282	1,106,690

Period sensitivity gap	(114,085)	36,293	68,667	190,626	(153,087)	$28,414
Cumulative sensitivity gap	$(114,085)	$(77,792)	$(9,125)	$181,501	$28,414
Cumulative sensitivity gap as a percentage of interest-earning assets	-10.05%	-6.85%	-0.80%	15.99%	2.50%	2.50%

The following table sets forth NHTB’s NPV at December 31, 2012:

(Dollars in thousands)	Net Portfolio Value			NPV as % of PV Assets
Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
+400 bp	$94,637	$(31,614)	-25%	8.43%	-176bp
+300 bp	104,579	(21,672)	-17%	9.09%	-111bp
+200 bp	114,463	(11,788)	-9%	9.70%	-50bp
+100 bp	122,403	(3,848)	-3%	10.11%	-8bp
0 bp	126,251	—	—	10.19%	—
-100 bp	110,564	(15,687)	-12%	8.86%	-133bp

Comparison of Operating Results for the Years Ended December 31, 2012 and 2011.

Net Interest and Dividend Income. NHTB’s net interest and dividend income for the year ended December 31, 2012, increased $523 thousand, or 1.84%, to $29.0 million. The increase was a combination of a $2.5 million increase due to volume offset by a $2.0 million decrease related to rate adjustments. Total interest and dividend income decreased $767 thousand, or 2.06%, to $36.4 million, despite higher average balances on interest-earning assets during 2012, as the yield on interest-earning assets decreased to 3.58% from 3.98%.

Interest and fees on loans increased $902 thousand, or 2.85%, to $32.5 million in 2012, due to an increase in average balances of $84.7 million offset by a decrease in the average yield on loans to 4.07% from 4.42%.

NHTB’s interest on taxable investments decreased $1.4 million, or 29.95%, to $3.2 million in 2012 compared to $4.6 million in 2011. Dividends increased $27 thousand, or 77.14%, to $62 thousand. Interest on other investments decreased $318 thousand, or 34.87%, to $594 thousand due primarily to a decrease in tax-exempt municipal bonds through calls and maturities. The yield on NHTB’s investment portfolio declined from 2.54% for the year ended December 31, 2011, to 1.78% for the year ended December 31, 2012, due to lower yielding investments purchased and accelerated prepayment amortization on mortgage-backed securities.

NHTB’s total interest expense decreased $1.3 million, or 14.85%, to $7.4 million for the year ended December 31, 2012. The decrease is primarily due to the 20.62% decrease in the combined cost of funds on deposits and borrowings to 0.77% for the year ended December 31, 2012, from 0.97% for the year ended December 31, 2011. For the year ended December 31, 2012, interest on deposits decreased $1.4 million, or 24.09%, to $4.4 million despite an increase in average interest-bearing deposits of $35.9 million as the cost of deposits decreased to 0.55% from 0.75% compared to the same period in 2011. Interest on FHLBB advances and other borrowed money increased $81 thousand, or 4.35%, for the 12 months ended December 31, 2012, to $1.9 million compared to the same period in 2011 as the average FHLBB advances outstanding increased in 2012 compared to 2011.

For the year ended December 31, 2012, NHTB’s combined cost of funds decreased to 0.77% as compared to 0.97% for 2011. The cost of deposits, including repurchase agreements, decreased 20 basis points for 2011 to 0.55 % compared to 0.75% in 2011, due primarily to the downward repricing of maturing time deposits and advances combined with increases in lower-costing checking accounts.

NHTB’s interest rate spread, which represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, decreased to 2.81% in 2012 from 3.01% in 2011. NHTB’s net interest margin, representing net interest income as a percentage of average interest-earning assets, decreased to 2.85% during 2012, from 3.05% during 2011.

The following table sets forth the average yield on loans and investments, the average interest rate paid on deposits and borrowings, the interest rate spread, and the net interest rate margin:

	Years Ended December 31,
	2012	2011	2010	2009	2008
Yield on loans	4.07%	4.42%	4.87%	5.16%	5.86%
Yield on investment securities	1.78%	2.54%	2.80%	3.94%	4.67%
Combined yield on loans and investments	3.58%	3.98%	4.32%	4.92%	5.69%
Cost of deposits, including repurchase agreements	0.55%	0.75%	0.93%	1.34%	2.07%
Cost of other borrowed funds	1.97%	2.40%	2.33%	3.29%	4.19%
Combined cost of deposits and borrowings	0.77%	0.97%	1.14%	1.60%	2.32%
Interest rate spread	2.81%	3.01%	3.18%	3.32%	3.37%
Net interest margin	2.85%	3.05%	3.23%	3.41%	3.46%

The following table presents, for the years indicated, the total dollar amount of interest income from interest-earning assets and the resultant yields as well as the interest paid on interest-bearing liabilities, and the resultant costs:

(Dollars in thousands)	Years Ended December 31,
	2012			2011			2010
	Average Balance(1)	Interest	Yield/ Cost	Average Balance(1)	Interest	Yield/ Cost	Average Balance(1)	Interest	Yield/ Cost
Assets:
Interest-earning assets:
Loans(2)	$800,290	$32,542	4.07%	$715,637	$31,640	4.42%	$656,355	$31,956	4.87%
Investment securities and other	217,390	3,879	1.78%	218,127	5,548	2.54%	238,897	6,701	2.80%

Total interest-earning assets	1,017,680	36,421	3.58%	933,764	37,188	3.98%	895,252	38,657	4.32%

Noninterest-earning assets:
Cash	19,751			18,490			18,259
Other noninterest-earning assets(3)	81,775			88,228			87,321

Total noninterest-earning assets	101,526			106,718			105,580

Total	$1,119,206			$1,040,482			$1,000,832

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings, NOW and MMAs	$462,684	$619	0.13%	$410,571	$727	0.18%	$363,407	$766	0.21%
Time deposits	332,545	3,762	1.13%	348,730	5,044	1.45%	344,875	5,869	1.70%
Repurchase agreements	16,449	47	0.29%	14,250	47	0.33%	13,182	59	0.45%
Capital securities and other borrowed funds	150,750	2,971	1.97%	119,421	2,871	2.40%	130,718	3,051	2.33%

Total interest-bearing liabilities	962,428	7,399	0.77%	892,972	8,689	0.97%	852,182	9,745	1.14%

Noninterest-bearing liabilities:
Demand deposits	29,657			26,832			26,517
Other	16,086			30,047			30,936

Total noninterest-bearing liabilities	45,743			56,879			57,453

Stockholders’ equity	111,035			90,631			91,197

Total	$1,119,206			$1,040,482			$1,000,832

Net interest income/Net interest rate spread		$29,022	2.81%		$28,499	3.01%		$28,912	3.18%

Net interest margin			2.85%			3.05%			3.23%

Percentage of interest-earning assets to interest-bearing liabilities			105.74%			104.57%			105.05%

(1)	Monthly average balances have been used for all periods.
(2)	Loans include 90-day delinquent loans which have been placed on a non-accruing status. Management does not believe that including the 90-day delinquent loans in loans caused any material difference in the information presented.
(3)	Other noninterest-earning assets include non-earning assets and OREO.

The following table sets forth, for the years indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume and rates. The net change attributable to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

(Dollars in thousands)	Year ended December 31, 2012 vs. 2011 Increase (Decrease) due to
	Volume	Rate	Total
Interest income on loans	$2,789	$(1,887)	$902
Interest income on investments	(19)	(1,650)	(1,669)

Total interest income	2,770	(3,537)	(767)

Interest expense on savings, NOW and MMAs	106	(214)	(108)
Interest expense on time deposits	(223)	(1,059)	(1,282)
Interest expense on repurchase agreements	—	—	—
Interest expense on capital securities and other borrowings	314	(214)	100

Total interest expense	197	(1,487)	(1,290)

Net interest income	$2,573	$(2,050)	$523

(Dollars in thousands)	Year ended December 31, 2011 vs. 2010 Increase (Decrease) due to
	Volume	Rate	Total
Interest income on loans	$2,755	$(3,071)	$(316)
Interest income on investments	(556)	(596)	(1,152)

Total interest income	2,199	(3,667)	(1,468)

Interest expense on savings, NOW and MMAs	169	(207)	(38)
Interest expense on time deposits	66	(891)	(825)
Interest expense on repurchase agreements	6	(18)	(12)
Interest expense on capital securities and other borrowings	(276)	96	(180)

Total interest expense	(35)	(1,020)	(1,055)

Net interest income	$2,234	$(2,647)	$(413)

Allowance and Provision for Loan Losses. NHTB maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. Adjustments to the allowance for loan losses are charged to income through the provision for loan losses. NHTB tests the adequacy of the allowance for loan losses at least quarterly by preparing an analysis applying loss factors to outstanding loans by type. This analysis stratifies the loan portfolio by loan type and assigns a loss factor to each type based on an assessment of the risk associated with each type. In determining the loss factors, NHTB considers historical losses and market conditions. Loss factors may be adjusted for qualitative factors that, in NHTB’s management’s judgment, affect the collectibility of the portfolio.

The allowance for loan losses incorporates the results of measuring impairment for specifically identified non-homogenous problem loans in accordance with ASC 310-10-35, “Receivables-Loans and Debt Securities Acquired with Deteriorated Credit Quality-Subsequent Measurement.” In accordance with ASC 310-10-35, the specific allowance reduces the carrying amount of the impaired loans to their estimated fair value. A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the contractual terms of the loan. Measurement of impairment can be based on the present value of expected cash flows discounted at the loan’s effective interest rate, the market price of the loan, or the fair value of the collateral if the loan is collateral dependent. Measurement of impairment does not apply to large groups of smaller balance homogenous loans such as residential mortgage, home equity, or installment loans that are collectively evaluated for impairment. Please refer to Note 4 to NHTB’s consolidated financial statements located elsewhere in this proxy statement/prospectus for information regarding impaired loans.

NHTB’s commercial loan officers review the financial condition of commercial loan customers on a regular basis and perform visual inspections of facilities and inventories. NHTB also has loan review, internal audit, and compliance programs with results reported directly to the NHTB’s audit committee of the board of directors.

NHTB’s allowance for loan losses (not including allowance for losses from the overdraft program described below) at December 31, 2012, was $9.9 million compared to $9.1 million at December 31, 2011. At $9.9 million, the allowance for loan losses represents 1.09% of total loans held, down from 1.26% at December 31, 2011. Total non-performing assets at December 31, 2012, were $17.1 million, representing 172.73% of the allowance for loan losses. Modestly improving economic and market conditions coupled internal risk rating changes offset by portfolio growth resulted in NHTB adding $2.7 million to the allowance for loan and lease losses during 2012 compared to $1.3 million in 2011. The provisions during the 12 months ended December 31, 2012, have been offset by loan charge-offs of $2.3 million and recoveries of $455 thousand during the same period. Portfolio performance, growth, and charge-offs resulted in NHTB’s decision to increase the provision for loan losses during 2012 while the majority of growth was in real estate-collateralized loans resulting in an overall lower allowance to total originated portfolio loans. The provisions made in 2012 reflect loan loss experience in 2012 and changes in economic conditions that increase the risk of loss inherent in the loan portfolio. NHTB’s management anticipates making additional provisions in 2013 as needed to maintain the allowance at an adequate level.

NHTB’s acquired loans are generally accounted for on a pool basis, with pools formed based on the loans’ common risk characteristics, such as loan collateral type and accrual status. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Loans acquired in 2012 have an assigned credit mark valuation which reflects the estimated credit risk in the pool and reducing the carrying value of this pool. As such, there are no additional provisions for the pool of acquired loans unless a loan credit deteriorates subsequent to the acquisition. Following measurable deterioration, the individual acquired loan will assessed for additional provisions. A decrease in expected cash flows in subsequent periods may indicate that the loan pool is impaired which would require the establishment of an allowance for loan losses by a charge to the provision for loan losses. For additional information on accounting for acquired loans, please see Note 1 of NHTB’s consolidated financial statements located elsewhere in this proxy statement/prospectus.

In addition to the allowance for loan losses, there is an allowance for losses from the fee for service overdraft program. NHTB seeks to maintain an allowance equal to 100% of the aggregate balance of negative balance accounts that have remained negative for 30 days or more. Negative balance accounts are charged-off when the balance has remained negative for 60 consecutive days. At December 31, 2012, the overdraft allowance was $14 thousand compared to $18 thousand at year-end 2011. Provisions for overdraft losses were $55 thousand during the 12 month period ended December 31, 2012, compared to $51 thousand for the same period during 2011. Ongoing provisions are anticipated as overdraft charge-offs continue and NHTB adheres to its policy to maintain an allowance for overdraft losses equal to 100% of the aggregate negative balance of accounts remaining negative for 30 days or more.

NHTB’s loan charge-offs (excluding the overdraft program) were $2.3 million during the 12 months ended December 31, 2012 compared to $2.2 million for the same period in 2011. Recoveries were $455 thousand during the 12 months ended December 31, 2012, compared to $195 thousand for the same period in 2011. This activity resulted in net charge-offs of $1.9 million for the 12 months ended December 31, 2012, compared to $2.0 million for the same period in 2011. One-to-four family residential mortgages, commercial real estate mortgages, land and construction, commercial loans, and consumer loans accounted for 54%, 20%, 6%, 19%, and 1%, respectively, of the amounts charged-off during the 12 months ended December 31, 2012.

The following is a summary of activity in the allowance for loan losses account for the years ended December 31:

(Dollars in thousands)	2012	2011	2010	2009	2008
Balance, beginning of year	$9,113	$9,841	$9,494	$5,568	$5,161

Charge-offs:
Residential real estate	1,239	1,187	999	297	243
Commercial real estate	474	548	324	1,388	134
Land and Construction	138	303	45	45	—
Consumer loans	20	38	46	105	79
Commercial loans	438	147	213	297	90
Acquired loans (discounts to related credit quality)	—	—	—	—	—

Total charged-off loans	2,309	2,223	1,627	2,132	546

Recoveries
Residential real estate	167	132	9	100	32
Commercial real estate	56	—	—	1	—
Construction	68	—	—	—	—
Consumer loans	22	2	14	11	11
Commercial loans	142	61	26	100	—
Acquired loans (discounts to related credit quality)	—	—	—	—	—

Total recoveries	455	195	49	212	43

Net charge-offs	1,854	2,028	1,578	1,920	503
Allowance from acquisitions	—	—	—	—	—
Transfer	—	—	(175)	—	—
Provision for loan loss charged to income	2,650	1,300	2,100	5,846	910

Balance, end of year	$9,909	$9,113	$9,841	$9,494	$5,568

Ratio of net charge-offs to average loans	0.23%	0.28%	0.25%	0.30%	0.08%

The following is a summary of activity in the allowance for overdraft privilege account for the years ended December 31:

(Dollars in thousands)	2012	2011	2010	2009	2008
Beginning balance	$18	$23	$25	$26	$21

Overdraft charge-offs	200	226	251	313	374
Overdraft recoveries	141	170	167	206	188

Net overdraft losses	59	56	84	107	186

Provisions for overdrafts	55	51	82	106	191

Ending balance	$14	$18	$23	$25	$26

The following table sets forth the allocation of the loan loss allowance (excluding overdraft allowances), the percentage of allowance to the total allowance and the percentage of loans in each category to total loans at December 31:

(Dollars in thousands)	2012			2011			2010
Real estate loans—
Residential, 1-4 family and home equity loans	$4,665	47%	64%	$4,768	52%	64%	$3,887	40%	64%
Residential, 5 or more units	109	1%	2%	102	1%	2%	142	1%	2%
Commercial	3,378	34%	20%	2,813	31%	19%	2,683	27%	19%
Land and construction	208	2%	2%	222	2%	2%	575	6%	3%
Collateral and consumer loans	44	1%	1%	40	1%	1%	70	1%	1%
Commercial and municipal loans	918	9%	11%	721	8%	12%	2,004	20%	11%
Impaired loans	361	4%	—	308	3%	—	480	5%	—
Acquired loans (discounts to related credit quality)	—	—	—	—	—	—	—	—	—
Unallocated	226	2%	—	139	2%	—	—	—	—

Allowance	$9,909	100%	100%	$9,113	100%	100%	$9,841	100%	100%

Allowance as a percentage of total loans		1.09%			1.26%			1.44%

Non-performing loans as a percentage of allowance		172.73%			182.34%			101.86%

(Dollars in thousands)	2009			2008
Real estate loans—
Residential, 1-4 family and home equity loans	$3,984	42%	64%	$1,965	35%	64%
Residential, 5 or more units	151	2%	2%	74	1%	2%
Commercial	2,855	30%	20%	1,408	25%	20%
Land and construction	227	2%	3%	421	8%	2%
Collateral and consumer loans	100	1%	2%	139	2%	2%
Commercial and municipal loans	2,012	21%	9%	1,376	25%	9%
Impaired loans	165	2%	—	210	4%	1%
Unallocated	—	—	—	—	—	—

Allowance	$9,494	100%	100%	$5,593	100%	100%

Allowance as a percentage of total loans		1.51%			0.87%

Non-performing loans as a percentage of allowance		64.87%			131.38%

NHTB’s classified loans include non-performing loans and performing loans that have been adversely classified, net of specific reserves. Total classified loans at carrying value were $26.3 million at December 31, 2012, compared to $25.1 million at December 31, 2011. The increase comes primarily from an increase of $2.3 million of the net carrying value of loans identified as impaired of at December 31, 2012. This increase includes two commercial real estate loans from one relationship totaling $1.7 million with no impairment. Additional information on troubled debt restructurings can be found in Note 4 of NHTB’s consolidated financial statements. In addition, NHTB had $102 thousand of OREO at December 31, 2012, representing one residential properties acquired during the 12 months ended December 31, 2012, compared to $1.3 million at December 31, 2011, representing two commercial properties and three residential properties acquired during the 12 months ended December 31, 2011. During the 12 months ended December 31, 2012, NHTB sold four properties, three of which were classified as OREO at December 31, 2011, while the other was acquired during 2011. Losses are incurred in the liquidation process and NHTB’s loss experience suggests it is prudent for NHTB to continue funding provisions to build the allowance for loan losses. The impaired loans meet the criteria established under ASC 310-10-35. Eleven loans considered impaired loans at December 31, 2012, had specific reserves identified and assigned. The 11 loans are secured by real estate, business assets or a combination of both. At December 31, 2012, the allowance included $361 thousand allocated to impaired loans compared to $308 thousand at December 31, 2011. Eighteen loans considered impaired at December 31, 2012, had identified losses and recorded charge-offs of $855 thousand, or 37.04% of total charge-offs, during the 12 months ended December 31, 2012.

NHTB’s originated loans over 90 days past due were $3.2 million at December 31, 2012, compared to $3.3 million at December 31, 2011. Loans 30 to 89 days past due were $9.7 million at December 31, 2012, compared to $5.6 million at December 31, 2011. The level of loan losses and loan delinquencies and changes in loan risk ratings resulting in more classified loans, combined with weaker economic and commercial and residential real estate market conditions are factors considered in determining the adequacy of the loan loss allowance and assessing the need for additional provisions. As a percentage of assets, non-performing loans decreased from 1.59% at December 31, 2011, to 1.34% at December 31, 2012, and as a percentage of total originated loans, decreased from 2.45% at the end of 2011 to 2.07% at the end of 2012.

NHTB’s loans classified for regulatory purposes as loss, doubtful, substandard, or special mention do not reflect trends or uncertainties which NHTB reasonably expects will materially impact future operating results, liquidity, or capital resources. For the period ended December 31, 2012, all loans about which NHTB’s management possesses information regarding possible borrower credit problems and doubts as to borrowers’ ability to comply with present loan repayment terms or to repay a loan through liquidation of collateral are included in the tables below or discussed herein.

At December 31, 2012, NHTB had 65 loans with net carrying values of $12.8 million considered to be “troubled debt restructurings” as defined in ASC 310-40, “Receivables-Troubled Debt Restructurings by Creditors.” At December 31, 2012, the majority of “troubled debt restructurings” were performing under contractual terms and are included in impaired loans. Of the 65 loans classified as troubled debt restructured, 19 were 30 days or more past due at December 31, 2012. The balances of these loans were $4.5 million, and the loans have assigned specific allowances of $11 thousand. Thirty-three loans were considered troubled debt restructured at both December 31, 2012 and 2011. These 33 loans include 14 commercial real estate loans totaling $6.4 million, 14 residential loans totaling $1.6 million, and 6 commercial loans for $243 thousand. These loans, independently measured for impairment, carry a combined specific allowance of $11 thousand. At December 31, 2011, NHTB had 50 loans with net carrying values of $12.0 million considered to be “troubled debt restructurings” as defined in ASC 310-40, “Receivables-Troubled Debt Restructurings by Creditors.”

At December 31, 2012, there were no other loans excluded in the tables below or discussed above where known information about possible credit problems of the borrowers caused NHTB’s management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in disclosure of such loans in the future.

The following table shows the breakdown of the carrying value of non-performing assets and non-performing assets as a percentage of the total allowance and total assets for the periods indicated:

(Dollars in thousands)	December 31, 2012			December 31, 2011
	Carrying Value	Percentage to Total Allowance	Percentage to Total Assets	Carrying Value	Percentage to Total Allowance	Percentage to Total Assets
90 day delinquent loans(1)	$163	1.65%	0.01%	$100	1.10%	0.01%
Nonaccrual impaired loans	5,636	56.87%	0.44%	4,173	45.79%	0.40%
Troubled debt restructured	11,202	113.05%	0.88%	12,037	132.09%	1.16%
Other real estate owned and chattel	102	1.03%	0.01%	1,365	14.98%	0.13%

Total non-performing assets(2)	$17,103	172.60%	1.35%	$17,675	193.96%	1.70%

(1)	All loans 90 days or more delinquent are placed on nonaccrual status.
(2)	Excludes acquired loans.

The following table sets forth the breakdown of nonperforming assets at December 31:

(Dollars in thousands)	2012	2011	2010	2009	2008
Nonaccrual loans(1)	$17,001	$16,616	$10,420	$6,059	$7,027
Real estate and chattel property owned	102	1,344	75	100	288

Total nonperforming assets(2)	$17,103	$17,960	$10,495	$6,159	$7,315

(1)	All loans 90 days or more delinquent are placed on a nonaccrual status.
(2)	Excludes acquired loans.

The following table sets forth nonaccrual(1) loans by category at December 31:

(Dollars in thousands)	2012	2011	2010	2009	2008
Real estate loans —
Conventional	$6,250	$5,578	$1,645	$3,161	$2,249
Commercial	9,304	8,484	7,449	2,845	4,199
Home equity	158	0	120	42	47
Land and construction	887	1,006	140	140	—
Consumer loans	—	8	18	36	8
Commercial and municipal loans	402	1,540	1,048	—	524

Total(2)	$17,001	$16,616	$10,420	$6,224	$7,027

(1)	All loans 90 days or more delinquent are placed on a nonaccrual status.
(2)	Excludes acquired loans.

NHTB believes the allowance for loan losses is at a level sufficient to cover inherent losses, given the current level of risk in the loan portfolio. At the same time, NHTB recognizes that the determination of future loss potential is intrinsically uncertain. Future adjustments to the allowance may be necessary if economic, real estate, deterioration in the credit quality of acquired loans, and other conditions differ substantially from the current operating environment and result in increased levels of non-performing loans and substantial differences between estimated and actual losses. Adjustments to the allowance are charged to income through the provision for loan losses.

Noninterest Income and Expense. NHTB’s total noninterest income increased $4.2 million, or 40.02%, to $14.6 million for the 12 months ended December 31, 2012, compared to the same period in 2011, as discussed below.

•

Customer service fees decreased $4 thousand, or 0.08%, due primarily to a reduction of $170 thousand, or 7.43%, in fees assessed on NHTB’s overdraft protection program during 2012 partially offset by increased volume and related revenue from ATM and debit card usage.

•

Net gain on sales and calls of securities increased $1.2 million, or 47.57%, due in part to an 89.36% increase in the volume of sales of securities in 2012 compared to 2011, which resulted in higher gains recorded. During 2012, NHTB was able to take advantage of the market conditions, which resulted in higher gains as NHTB rebalanced the portfolio for duration and interest rate risk.

•

Net gain on sales of loans increased $1.9 million, or 207.95%, as NHTB sold $133.5 million of 1-4 family conventional mortgage loans into the secondary market during 2012, up from $68.8 million of loans sold during 2011 resulting in higher resulting revenue. In addition to increased volume, the rate valuation, and subsequent gains, increased. NHTB also retained a higher portion of originated mortgage loans within their portfolio during 2012, resulting in balance sheet increases of $61.4 million and $30.2 million of conventional real estate loans and commercial real estate loans, respectively, excluding increases due to the acquisition of TNB.

•

Net loss on sale of OREO and fixed assets increased $177 thousand during 2012 as NHTB recognized a net loss of $150 thousand on other real estate and chattel property owned during 2012 compared to gains of $27 thousand in 2011.

•	Rental income increased $22 thousand, or 3.08%, as revenue within this category remained relatively unchanged.

•

The realized gain in CHC decreased $129 thousand, or 22.51%, to $444 thousand for the 12 months ended December 31, 2012, from $573 thousand for the same period in 2011, as a direct reflection of earnings reported by CHC.

•

Brokerage service income decreased from $3 thousand to no recorded earnings for the year ended December 31, 2012, as Lake Sunapee focused on other non-deposit products including products offered by its insurance agency.

•	Bank-owned life insurance increased $113 thousand to $545 thousand due primarily to increased investment of $5.0 million in bank-owned life insurance.

•

Insurance commissions increased $1.3 million for the year ended December 31, 2012, compared to $119 thousand in 2011. The insurance commissions for 2011 reflect earnings from the acquisition of McCrillis & Eldredge on November 10, 2011 through year end.

NHTB’s total noninterest expenses increased $2.4 million, or 8.81%, to $29.5 million for the 12 months ended December 31, 2012, from $27.1 million for the same period in 2011.

•

Salaries and employee benefits increased $716 thousand, or 5.00%, to $15.0 million for the 12 months ended December 31, 2012, from $14.3 million for the same period in 2011. Gross salaries and benefits paid, which exclude the deferral of expenses associated with the origination of loans, increased $1.6 million, or 10.03%, to $17.2 million for the 12 months ended December 31, 2012, from $15.7 million for the same period in 2011. Gross salaries increased $1.4 million, or 13.15%, to $12.4 million for the 12 months ended December 31, 2012, compared to the same period in 2011. In addition to ordinary staffing additions, the full year of McCrillis & Eldredge salary expense accounted for $525 thousand, or 36.41% of the increase. Average full time equivalents increased to 278 for the 12 months ended December 31, 2012, compared to 234 for the same period in 2011. Benefits costs increased $361 thousand. This increase includes increases of $90 thousand related to retirement costs and $175 thousand, or 21.21%, increase in health insurance costs. The deferral of expenses associated with the origination of loans increased $856 thousand, or 62.80%, to $2.2 million for the 12 months ended December 31, 2012, from $1.4 million for the same period in 2011. This deferral represents salary and employee benefits expenses associated with origination costs which are recognized over the life of the loan. The increase is a direct result of the higher volume of loan origination year over year.

•

Occupancy and equipment expenses decreased $158 thousand, or 4.15%, to $3.6 million for the 12 months ended December 31, 2012, from $3.8 million for the same period in 2011, due primarily lower costs incurred for snow removal and general maintenance during 2012.

•

Advertising and promotion decreased $29 thousand, or 5.69%, to $481 thousand for the 12 months ended December 31, 2012, from $510 thousand for the same period in 2011, due primarily to decreases in the utilization of print, radio, and television web media.

•

Depositors’ insurance increased $9 thousand to $802 thousand at December 31, 2012, compared to $793 thousand at December 31, 2012, due primarily to modifications made by the FDIC to the risk-based assessment model and calculation which resulted in lower assessment rates during 2012 despite an overall increase in assessed deposits.

•

Professional fees increased $86 thousand, or 7.66%, to $1.2 million for the 12 months ended December 31, 2012 from $1.1 million for the same period in 2011, reflecting among other things increased legal expenses and consulting fees, primarily attributable to audit expenses.

•

Data processing and outside services fees increased $69 thousand, or 6.58%, to $1.1 million for the 12 months ended December 31, 2012 compared to the same period in 2011 due to increases in core processing, online banking, and collection expenses offset in part by decreases in correspondent expenses as well as expenses associated with the overdraft protection program.

•	ATM processing fees increased $17 thousand, or 3.53%, to $498 thousand for the 12 months ended December 31, 2012, from $481 thousand for the same period in 2011.

•

Net amortization (benefit) of mortgage servicing rights (MSR) and mortgage servicing income increased $209 thousand to a net amortization of $92 thousand for the 12 months ended December 31, 2012, from a benefit of $117 thousand for the same period in 2011.

•

Other expenses including merger expenses increased $1.6 million, or 39.12%, to $5.6 million for the 12 months ended December 31, 2012 from $4.0 million for the same period in 2011. In particular, expenses related to non-earning assets and OREO increased $35 thousand and $89 thousand, respectively; corporate legal expenses increased $446 thousand related to the acquisition of TNB, compensation guidance, and shelf registration in addition to other routine corporate legal needs; expenses associated with SEC filings increased $44 thousand; deposit account charges-offs including check charge-offs and debit card charge-offs increase $71 thousand; amortization of customer list intangible increased $65 thousand with the recognition of 12 months in 2012 versus 2 months in 2011; and expenses related to the conversion of TNB’s core system to NHTB’s core system in addition to other acquisition and integrations costs was $444 thousand compared to no related expenses in 2011. The total cost of the acquisition and conversion of TNB was approximately $1.2 million; approximately $725 thousand of this cost was related to the stock purchase and not excludable from taxable income.

Accounting for Income Taxes. NHTB’s provision for income taxes for the years ended December 31, 2012, 2011 and 2010 includes net deferred income tax expense of $479 thousand in 2012 and $791 thousand in 2011 and benefits of $105 thousand in 2010. These amounts were determined by the asset and liability method in accordance with generally accepted accounting principles for each year.

NHTB has provided deferred income taxes on the difference between the provision for loan losses permitted for income tax purposes and the provision recorded for financial reporting purposes.

Comparison of Financial Condition for the Years Ended December 31, 2011 and 2010

NHTB’s total assets increased $46.8 million, or 4.70%, to $1.0 billion at December 31, 2011 from $995.1 million at December 31, 2010. Cash and FHLBB overnight deposits decreased $8.5 million, or 25.51%, as cash was used to partially fund loan growth.

NHTB’s total net loans receivable excluding loans held-for-sale increased $39.5 million, or 5.85%, to $715.0 million at December 31, 2011, compared to $675.5 million at December 31, 2010. NHTB’s conventional real estate loan portfolio increased $49.4 million, or 14.21%, to $397.0 million at December 31, 2011, from $347.6 million at December 31, 2010. The outstanding balances on home equity loans and lines of credit decreased $2.9 million to $72.0 million over the same period. Construction loans decreased $6.5 million, or 33.86%, to $12.7 million. Commercial real estate loans increased $4.7 million, or 3.27%, over the same period to $148.4 million. The increase in commercial real estate loans represents loans to existing commercial customers and new commercials customers offset by normal amortizations and prepayments as well as principal pay-downs. Additionally, consumer loans decreased $736 thousand, or 9.11%, to $7.3 million and commercial and municipal loans decreased $5.5 million, or 6.18%, to $83.8 million. Sold loans totaled $365.8 million at December 31, 2011, a decrease of $4.5 million, or 1.22%, compared to $370.3 million at December 31, 2010. Sold loans are loans originated by NHTB and sold to the secondary market with NHTB retaining the majority of servicing of these loans. NHTB expects to continue to sell fixed-rate loans into the secondary market, retaining the servicing, in order to manage interest rate risk and control growth. Typically, NHTB holds adjustable-rate loans in portfolio. At December 31, 2011, adjustable-rate mortgages comprised approximately 68% of NHTB’s real estate mortgage loan portfolio, which is slightly lower than in prior years as NHTB originated shorter-term loans in 2011, such as the 10-year fixed mortgage loan, which are held in portfolio as well as holding a portion of 15-year fixed mortgage loans. Non-performing assets were 1.70% of total assets and 2.45% of total loans at December 31, 2011, compared to 1.01% and 1.46%, respectively, at December 31, 2010, primarily due to an increase of $3.8 million in loans classified as troubled debt restructured.

The fair value of NHTB’s investment securities available-for-sale increased $14.3 million, or 7.30%, to $210.3 million at December 31, 2011, from $196.0 million at December 31, 2010. NHTB realized $2.6 million in the gains on the sales and calls of securities during 2011, compared to $2.0 million in gains on the sales and calls of securities recorded during 2010. At December 31, 2011, NHTB’s investment portfolio had a net unrealized holding gain of $2.8 million, compared to a net unrealized holding loss of $317 thousand at December 31, 2010. The securities in NHTB’s investment portfolio that are temporarily impaired at December 31, 2011, consist of mortgage-backed securities issued by U.S. government agencies, corporate debt with investment-grade credit ratings, and municipal bonds. NHTB’s management does not intend to sell these securities in the near term. As NHTB’s management has the ability to hold debt securities until maturity and equity securities for the foreseeable future, no declines are deemed to be other than temporary.

NHTB’s OREO and property acquired in settlement of loans was $1.4 million at December 31, 2011, representing five properties, four located in New Hampshire and one in Vermont, compared to $75 thousand at December 31, 2010, representing one property located in New Hampshire. At December 31, 2011, one commercial property in Vermont was carried at $950 thousand, or 70.70% of total OREO and property acquired in settlement of loans at that time.

NHTB’s goodwill increased $1.3 million, or 4.78%, to $28.6 million at December 31, 2011, compared to $27.3 million at December 31, 2010. The change in goodwill represents $1.3 million related to the 2011 acquisition of McCrillis & Eldredge. Additionally, goodwill includes $7.5 million related to the acquisition of First Brandon Financial Corporation and $7.7 million related to the acquisition of First Community Bank, both of which occurred in 2007. Goodwill also includes $2.5 million relating to the acquisition of Landmark Bank in 1998 and $9.7 million relating to the acquisition of three branch offices of New London Trust in 2001. An independent third-party analysis of goodwill indicates no impairment at December 31, 2011.

Intangible assets increased $205 thousand, or 13.22%, to $1.8 million at December 31, 2011, compared to $1.6 million at December 31, 2010. Intangible assets include core deposit intangibles of $1.1 million and customer list intangibles of $615 thousand. NHTB amortized $410 thousand of core deposit intangibles during 2011 utilizing the sum-of-the-years-digits method over 10 years. NHTB amortized $13 thousand of customer list intangibles during 2011 utilizing the sum-of-the-years-digits method over 15 years. An independent third-party analysis of core deposit intangibles indicates no impairment at December 31, 2011.

NHTB’s total deposits increased $24.8 million, or 3.19%, to $803.0 million at December 31, 2011 from $778.2 million at December 31, 2010. NHTB was able to retain and attract deposits as customers continued to lean towards the safety and guarantee of FDIC insurance resulting from uncertain credit markets and a lingering national recession.

Advances to NHTB from the FHLBB increased $5.0 million, or 6.59%, to $81.0 million from $76.0 million at December 31, 2010. The weighted average interest rate for the outstanding FHLBB advances was 2.09% at December 31, 2011, compared to 2.40% at December 31, 2010.

NHTB’s other borrowings increased $543 thousand to $543 thousand at December 31, 2011. This reflected a note payable issued to the principals of McCrillis & Eldredge as part of the acquisition in 2011 and that was paid in full by December 31, 2012.

Comparison of Operating Results for the Years Ended December 31, 2011 and 2010

Net Interest and Dividend Income. NHTB’s net interest and dividend income for the year ended December 31, 2011, decreased $412 thousand, or 1.43%, to $28.5 million. The decrease was primarily due to NHTB’s lower interest rate spread and margin during 2011. Total interest and dividend income decreased $1.5 million, or 3.80%, to $37.2 million, despite higher average balances on interest-earning assets during 2011, as the yield on interest-earning assets decreased to 3.98% from 4.32%. Interest and fees on loans decreased $315 thousand, or 0.99%, to $31.6 million in 2011, despite an increase in average balances of $59.3 million, due primarily to a decrease in the average yield on loans to 4.42% from 4.87%.

NHTB’s interest on taxable investments decreased $1.5 million, or 24.39%, to $4.6 million in 2011 compared to $6.1 million in 2010. Dividends increased $18 thousand, or 105.88%, to $35 thousand. Interest on other investments increased $313 thousand, or 52.25%, to $912 thousand due primarily to the increase in tax-exempt municipal bonds of $35.5 (fair value) during 2010 with earnings for 12 months during 2011. The yield on NHTB’s investment portfolio declined from 2.80% for the year ended December 31, 2010, to 2.54% for the year ended December 31, 2011, due to lower average portfolio and lower yielding investments purchased.

NHTB’s total interest expense decreased $1.1 million, or 10.83%, to $8.7 million for the year ended December 31, 2011. The decrease is primarily due to the 14.91% decrease in the combined cost of funds on deposits and borrowings to 0.97% for the year ended December 31, 2011, from 1.14% for the year ended December 31, 2010. For the year ended December 31, 2011, interest on deposits decreased $863 thousand, or 13.01%, to $5.8 million despite an increase in average deposits as the cost of deposits decreased to 0.75% from 0.94% compared to the same period in 2010. Interest on FHLBB advances and other borrowed money decreased $177 thousand, or 8.68%, for the 12 months ended December 31, 2011 to $1.9 million compared to the same period in 2010 as the average cost of FHLBB advances outstanding decreased for 2011 compared to 2010.

For the year ended December 31, 2011, NHTB’s combined cost of funds decreased to 0.97% as compared to 1.14% for 2010. The cost of deposits, including repurchase agreements, decreased 18 basis points for 2011 to 0.75 % compared to 0.94% in 2010, due primarily to the downward repricing of maturing time deposits and advances combined with increases in lower-costing checking accounts.

NHTB’s interest rate spread, which represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, decreased to 3.01% in 2011 from 3.18% in 2010. NHTB’s net interest margin, representing net interest income as a percentage of average interest-earning assets, decreased to 3.05% during 2011, from 3.23% during 2010.

Allowance and Provision for Loan Losses. NHTB’s allowance for loan losses (not including allowance for losses from the overdraft program described below) at December 31, 2011 was $9.1 million compared to $9.9 million at December 31, 2010. At $9.1 million, the allowance for loan losses represents 1.26% of total loans, down from 1.45% at December 31, 2010. Total non-performing assets at December 31, 2011 were $17.7 million, representing 193.96% of the allowance for loan losses. Modestly improving economic and market conditions, coupled with internal risk rating changes, resulted in us adding $1.3 million to the allowance for loan and lease losses during 2011 compared to $2.1 million in 2010. The provisions during the 12 months ended December 31, 2011 have been offset by loan charge-offs of $2.2 million and recoveries of $195 thousand during the same period. Portfolio performance and charge-offs resulted in NHTB’s decision to decrease the provision for loan losses during 2011. The provisions made in 2011 reflect loan loss experience in 2011 and changes in economic conditions that increase the risk of loss inherent in the loan portfolio.

In addition to the allowance for loan losses, there is an allowance for losses from the fee for service overdraft program. NHTB seeks to maintain an allowance equal to 100% of the aggregate balance of negative balance accounts that have remained negative for 30 days or more. Negative balance accounts are charged-off when the balance has remained negative for 60 consecutive days. At December 31, 2011, the overdraft allowance was $18 thousand compared to $23 thousand at year-end 2010. Provisions for overdraft losses were $51 thousand during the 12 month period ended December 31, 2011, compared to $82 thousand for the same period during 2010.

NHTB’s loan charge-offs (excluding the overdraft program) were $2.2 million during the 12 months ended December 31, 2011, compared to $1.6 million for the same period in 2010. Recoveries were $195 thousand during the 12 months ended December 31, 2011, compared to $49 thousand for the same period in 2010. This activity resulted in net charge-offs of $2.0 million for the 12 months ended December 31, 2011, compared to $1.6 million for the same period in 2010. One-to-four family residential mortgages, commercial real estate mortgages, land and construction, and commercial loans accounted for 53%, 25%, 14%, and 7%, respectively, of the amounts charged-off during the 12 months ended December 31, 2011.

NHTB’s classified loans include non-performing loans and performing loans that have been adversely classified, net of specific reserves. Total classified loans at carrying value were $25.1 million at December 31, 2011, compared to $19.5 million at December 31, 2010. The increase comes primarily from an increase of troubled debt restructured as NHTB provides concessions to some borrowers due to the weaker cash flows those borrowers are experiencing. The modifications were provided to both residential mortgage borrowers and commercial relationships. Additional information on troubled debt restructurings can be found in Note 4 of NHTB’s consolidated financial Statements located elsewhere in this proxy statement/prospectus. In addition, NHTB had $1.3 million of OREO at December 31, 2011 representing two commercial properties and three residential properties acquired during the 12 months ended December 31, 2011, compared to $75 thousand at December 31, 2010. Of the five properties, one commercial and one residential property were voluntarily relinquished by the borrowers as in-substance foreclosures. During the 12 months ended December 31, 2011, NHTB sold five properties, one of which was classified as OREO at December 31, 2010, while the others were acquired during 2011. Losses are incurred in the liquidation process and NHTB’s loss experience suggests it is prudent for NHTB to continue funding provisions to build the allowance for loan losses. The impaired loans meet the criteria established under ASC 310-10-35. Fourteen loans considered impaired loans at December 31, 2011, have specific reserves identified and assigned. The 14 loans are secured by real estate, business assets or a combination of both. At December 31, 2011, the allowance included $308 thousand allocated to impaired loans. The portion of the allowance allocated to impaired loans at December 31, 2010, was $480 thousand.

NHTB’s loans over 90 days past due were $3.3 million at December 31, 2011, compared to $2.1 million at December 31, 2010. Loans 30 to 89 days past due were $5.6 million at December 31, 2011, compared to $9.0 million at December 31, 2010. The level of loan losses and loan delinquencies and changes in loan risk ratings resulting in more classified loans, combined with weaker economic and commercial and residential real estate market conditions are factors considered in determining the adequacy of the loan loss allowance and assessing the need for additional provisions. As a percentage of assets, non-performing loans increased from 1.01% at December 31, 2010 to 1.59% at December 31, 2011, and as a percentage of total loans, increased from 1.46% at the end of 2010 to 2.45% at the end of 2011.

NHTB’s loans classified for regulatory purposes as loss, doubtful, substandard, or special mention do not reflect trends or uncertainties which NHTB reasonably expects will materially impact future operating results, liquidity, or capital resources.

At December 31, 2011, NHTB had 50 loans with net carrying values of $12.0 million considered to be “troubled debt restructurings” as defined in ASC 310-40, “Receivables-Troubled Debt Restructurings by Creditors.” At December 31, 2011, the majority of “troubled debt restructurings” were performing under contractual terms and are included in impaired loans. Of the 50 loans classified as troubled debt restructured, 12 were 30 days or more past due at December 31, 2011. The balances of these loans were $1.9 million and the loans have assigned specific allowances of $43 thousand. Thirteen loans were considered troubled debt restructured at both December 31, 2011 and 2010. These thirteen loans include ten commercial real estate loans totaling $4.8 million, two residential loans totaling $528 thousand and one commercial loan for $231 thousand. These loans, independently measured for impairment, carry a combined specific allowance of $29 thousand. At December 31, 2010, NHTB had 21 loans with net carrying values of $8.0 million considered to be “troubled debt restructurings” as defined in ASC 310-40, “Receivables-Troubled Debt Restructurings by Creditors.”

Noninterest Income and Expense. NHTB’s total noninterest income increased $184 thousand, or 1.79%, to $10.5 million for the 12 months ended December 31, 2011, as discussed below.

•

Customer service fees decreased $127 thousand, or 2.44%, due primarily to a reduction of 12.91% in fees assessed on NHTB’s overdraft protection program during 2011 partially offset by increased volume and related revenue from ATM and debit card usage.

•

Net gain on sales and calls of securities increased $505 thousand, or 24.24%, despite a lower volume of sales of securities in 2011 compared to 2010 which resulted in higher gains recorded, respectively. During 2011, NHTB was able to take advantage of the market conditions which resulted in higher gains.

•

Net gain on sales of loans decreased $761 thousand, or 44.98%, as NHTB sold $68.8 million of 1-4 family conventional mortgage loans into the secondary market during 2011, down from $96.3 million of loans sold during 2010 resulting in lower resulting revenue. NHTB retained a higher portion of originated mortgage loans within their portfolio during 2011, resulting in balance sheet increases of $49.4 million and $4.7 million of conventional real estate loans and commercial real estate loans, respectively.

•

Net loss on sale of OREO and fixed assets decreased $23 thousand during 2011 as NHTB recognized gains of $27 thousand on other real estate and chattel property owned during 2011 compared to $50 thousand in 2010.

•	Rental income increased $13 thousand, or 1.85%, as revenue within this category remained relatively unchanged.

•

The realized gain in CHC increased $381 thousand, or 198.44%, to $573 thousand for the 12 months ended December 31, 2011, from $192 thousand for the same period in 2010, as a direct reflection of earnings reported by CHC and NHTB’s increased investment in CHC from a one-third owner to one-half owner.

•	Brokerage service income increased from $2 thousand to $3 thousand for the year ended December 31, 2011.

•	Bank-owned life insurance increased $76 thousand to $432 thousand due primarily to increased investment of $2.5 million in bank-owned life insurance.

•

Insurance commissions increased $119 thousand for the year ended December 31, 2011, compared to no activity in 2010. The insurance commissions recorded reflect earnings from the acquisition of McCrillis & Eldredge on November 10, 2011 through year end.

NHTB’s total noninterest expenses increased $1.6 million, or 6.32%, to $27.1 million for the 12 months ended December 31, 2011, from $25.5 million for the same period in 2010.

•

Salaries and employee benefits increased $936 thousand, or 7.00%, to $14.3 million for the 12 months ended December 31, 2011 from $13.4 million for the same period in 2010. Gross salaries and benefits paid, which exclude the deferral of expenses associated with the origination of loans, increased $995 thousand, or 6.78%, to $15.7 million for the 12 months ended December 31, 2011, from $14.7 million for the same period in 2010. Gross salaries increased $914 thousand, or 8.06%, to $12.3 million for the 12 months ended December 31, 2011, compared to the same period in 2010. Average full time equivalents increased to 234 for the 12 months ended December 31, 2011, compared to 231 for the same period in 2010. Benefits costs increased $31 thousand. This increase includes decreases related to retirement costs offset in part by increases in health insurance costs. The deferral of expenses associated with the origination of loans increased $59 thousand, or 4.53%, to $1.4 million for the 12 months ended December 31, 2011, from $1.3 million for the same period in 2010. This deferral represents salary and employee benefits expenses associated with origination costs which are recognized over the life of the loan.

•

Occupancy and equipment expenses increased $63 thousand, or 1.69%, to $3.8 million for the 12 months ended December 31, 2011, from $3.7 million for the same period in 2010, due primarily higher costs for seasonal expenses such as snow removal and heating fuel during 2011.

•

Advertising and promotion increased $78 thousand, or 18.06%, to $510 thousand for the 12 months ended December 31, 2011, from $432 thousand for the same period in 2010, due primarily to increases in the utilization of print, television, and web media.

•

Depositors’ insurance decreased $227 thousand to $793 thousand at December 31, 2011, compared to $1.0 million at December 31, 2010, due primarily to modifications made by the FDIC to the risk-based assessment model and calculation which resulted in lower assessment rates during 2011.

•

Professional fees increased $169 thousand, or 17.73% to $1.1 million for the 12 months ended December 31, 2011 from $953 thousand for the same period in 2010, reflecting among other things increased legal expenses and consulting fees, primarily attributable to audit expenses.

•

Data processing and outside services fees increased $29 thousand, or 2.85%, to $1.0 million for the 12 months ended December 31, 2011, compared to the same period in 2010 due to increases in core processing, statement rendering and service expenses offset in part by decreases in correspondent expenses as well as expenses associated with the overdraft protection program.

•

ATM processing fees decreased $39 thousand, or 7.48%, to $481 thousand for the 12 months ended December 31, 2011, from $520 thousand for the same period in 2010, due in part to reduced processing costs.

•

Net (benefit) amortization of mortgage servicing rights (MSR) and mortgage servicing income increased $4 thousand to a benefit of $117 thousand for the 12 months ended December 31, 2011, from a benefit of $113 thousand for the same period in 2010.

•

Other expenses increased $549 thousand, or 15.75%, to $4.0 million for the 12 months ended December 31, 2011, from $3.5 million for the same period in 2010. In particular, periodic impairment expenses associated with mortgage servicing rights increased $110 thousand to $13 thousand for the 12 months ended December 31, 2011, compared to periodic impairment benefits of $97 thousand for the same period in 2010; expenses related to non-earning assets and OREO increased $55 thousand and $79 thousand, respectively; corporate legal expenses increased $280 thousand related to the acquisition of McCrillis & Eldredge, compensation guidance, and shelf registration in addition to other routine corporate legal needs; and tax-qualified contributions decreased $167 thousand as fewer tax credit-qualified contribution opportunities were presented.

Capital Securities

On March 30, 2004, Trust II, a Connecticut statutory trust formed by NHTB, completed the sale of $10.0 million of floating capital securities, adjustable every three months at LIBOR plus 2.79%, or Capital Securities II. Trust II also issued common securities to NHTB and used the net proceeds from the offering to purchase a like amount of NHTB’s junior subordinated deferrable interest debentures, or Debentures II. Debentures II are the sole assets of Trust II. Total expenses associated with the offering of $160,402 are included in other assets and are being amortized on a straight-line basis over the life of Debentures II.

Capital Securities II accrue and pay distributions quarterly based on the stated liquidation amount of $10 per capital security. NHTB has fully and unconditionally guaranteed all of the obligations of Trust II. The guaranty covers the quarterly distributions and payments on liquidation or redemption of Capital Securities II, but only to the extent that Trust II has funds necessary to make these payments.

Capital Securities II are mandatorily redeemable upon the maturing of Debentures II on March 30, 2034, or upon earlier redemption as provided in the Indenture. NHTB has the right to redeem Debentures II, in whole or in part, after March 30, 2010 at the liquidation amount plus any accrued but unpaid interest to the redemption date.

On March 30, 2004, Trust III, a Connecticut statutory trust formed by NHTB, completed the sale of $10.0 million of 6.06% 5 year fixed-floating capital securities, or Capital Securities III. Trust III also issued common securities to us and used the net proceeds from the offering to purchase a like amount of NHTB’s 6.06% junior subordinated deferrable interest debentures, or Debentures III. Debentures III are the sole assets of Trust III. Total expenses associated with the offering of $160,402 are included in other assets and are being amortized on a straight-line basis over the life of Debentures III.

Capital Securities III accrue and pay distributions quarterly at an annual rate of 6.06% for the first 5 years of the stated liquidation amount of $10 per capital security. NHTB have fully and unconditionally guaranteed all of the obligations of Trust III. The guaranty covers the quarterly distributions and payments on liquidation or redemption of Capital Securities III, but only to the extent that Trust III has funds necessary to make these payments.

Capital Securities III are mandatorily redeemable upon the maturing of Debentures III on March 30, 2034, or upon earlier redemption as provided in the Indenture. NHTB has the right to redeem Debentures III, in whole or in part, after March 30, 2010 at the liquidation amount plus any accrued but unpaid interest to the redemption date.

Interest Rate Swap

On May 1, 2008, NHTB entered into an interest rate swap agreement with PNC Bank, effective on June 17, 2008. The interest rate agreement converts Trust II’s interest rate from a floating rate to a fixed-rate basis. The interest rate swap agreement has a notional amount of $10.0 million maturing June 17, 2013. Under the swap agreement, NHTB receives quarterly interest payments at a floating rate based on three month LIBOR plus 2.79% and is obligated to make quarterly interest payments at a fixed-rate of 6.65%.

Off-Balance Sheet Arrangements

NHTB is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of NHTB’s customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement NHTB has in particular classes of financial instruments. Further detail on the financial instruments with off-balance sheet risk to which NHTB is a party is contained in Note 21 to NHTB’s consolidated financial statements located elsewhere in this proxy statement/prospectus.

Employees

At March 31, 2013, NHTB had a total of 248 full-time employees, 17 part-time employees, and 6 per-diem employees. These employees are not represented by collective bargaining agents. NHTB believes that its relationship with its employees is good.

Properties

At March 31, 2013, NHTB had 30 offices located in New Hampshire and Vermont as follows:

Location	Leased	Owned	Total
New Hampshire:
1. Andover	1	—	1
2. Bradford	—	1	1
3. Claremont	1	—	1
4. Enfield	1	—	1
5. Grantham	—	1	1
6. Hanover	1	—	1
7. Hillsboro	—	1	1
8. Lebanon	1	2	3
9. Milford	—	1	1
10. New London	—	2	2
11. Newbury	1	—	1
12. Newport*	1	2	3
13. Peterborough	1	—	1
14. Sunapee	—	1	1
15. West Lebanon	1	—	1
16. Nashua	1	—	1
Vermont:
1. Brandon	1	2	3
2. Pittsford	—	1	1
3. Rutland	1	1	2
4. West Rutland	—	1	1
5. Woodstock	—	2	2

Total Offices	12	18	30

*	Includes Lake Sunapee Group, Inc. and Lake Sunapee Financial Services Corp., which are headquartered in Newport, New Hampshire and have no other offices, and McCrillis & Eldredge, which is headquartered in Newport, New Hampshire.

Legal Proceedings

There is no material litigation pending in which NHTB or any of its subsidiaries is a party or of which any of NHTB’s property is subject, other than ordinary routine litigation incidental to NHTB’s business.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Available Information

NHTB files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by NHTB at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference room. NHTB’s SEC filings are also available to the public from document retrieval services and at the SEC’s website (www.sec.gov). NHTB also makes its filings available free of charge on NHTB’s website (www.nhthrift.com) by clicking on “SEC Filings.” The information contained on, or that can be accessed through, NHTB’s website is not part of this prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CFC

The table below sets forth information, as of July 26, 2013, concerning (a) each person that is known to CFC to be the beneficial owner of more than 5% of CFC’s common stock, (b) each of CFC’s directors and named executive officers and (c) all of CFC’s directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. At the close of business on July 26, 2013, CFC had 125,024 shares of common stock issued and outstanding. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the record date are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner is c/o Central Financial Corporation, 21 Main Street, Randolph, Vermont 05060.

Name of Beneficial Owner	Position with CFC	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Directors and Officers:

Joseph A. Boyd	Senior Vice President and Senior Loan Officer	—	—
Henry Buermann, Jr.	Director	1,180	*
Steven H. Dimick	Director, President and Chief Executive Officer	500	*
John B. Durfee	Director	957	*
Theodore J.W. Green, Jr.	Director	2,850	2.3%
Richard L. Huntley(1)	Director, Vice President	3,541	2.8%
S. John Osha	Chairman of the Board	4,720	3.8%
William A. Rousseau	Director	500	*
Stephen W. Webster	Director and Secretary	4,274	3.4%
Total owned by directors and executive officers as a group (12 persons)		18,877	15.1%

5% Owners:
Clifford Family Trust		36,240	29.0%

*	Less than 1% of the total outstanding shares of common stock.
(1)	Includes 180 shares of common stock held by Mr. Huntley’s spouse; excludes the shares held by the Clifford Family Trust, of which Mr. Huntley’s spouse is a beneficiary.

NHTB

The table below sets forth information, as of July 26, 2013, concerning (a) each person that is known to NHTB to be the beneficial owner of more than 5% of NHTB’s common stock, (b) each of NHTB’s directors and named executive officers and (c) all of NHTB’s directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. At the close of business on July 26, 2013, NHTB had 7,097,611 shares of common stock outstanding. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the record date are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner is c/o New Hampshire Thrift Bancshares, Inc., P.O. Box 9, Newport, New Hampshire, 03773.

Name of Beneficial Owner	Position with NHTB	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Leonard R. Cashman(2)	Director	47,612	*
Stephen W. Ensign(3)	Director, Executive Chairman	210,925	3%
Catherine A. Feeney(4)	Director	5,000	*
Stephen J. Frasca(5)	Director	48,401	*
William C. Horn(6)	Director	17,127	*
Laura Jacobi(7)	First Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Secretary	336	*
Peter R. Lovely(8)	Director	84,028	1.2%
William J. McIver(9)	Executive Vice President, Chief Operating Officer and Chief Information Officer	10,290	*
Jack H. Nelson(10)	Director	25,625	*
John P. Stabile II(11)	Director	20,720	*
Stephen R. Theroux(12)	Director, Vice Chairman, President and Chief Executive Officer	102,062	1.4%
Joseph B. Willey(13)	Director	107,994	1.5%
Total owned by directors and executive officers as a group (12 persons)		680,120	9.4%

*	Less than 1% of the total outstanding shares of common stock.
(1)	Based on a total of 7,097,611 shares of NHTB’s common stock outstanding as of July 26, 2013, plus any shares of common stock such person or group has the right to acquire within 60 days of July 26, 2013.
(2)	Includes (i) 26,418 shares of common stock held by Mr. Cashman, (ii) 7,434 shares of common stock held jointly by Mr. Cashman and his wife, (iii) 1,310 shares of common stock held by his wife, (iv) 2,200 shares of common stock held by his wife’s SERP, (v) 250 shares of common stock held by his wife’s IRA and (vi) 10,000 shares of common stock issuable upon the exercise of stock options within 60 days of July 26, 2013.
(3)	Includes (i) 64,246 shares of common stock held by Mr. Ensign, (ii) 44,000 shares of common stock held in by the Stephen W. Ensign Trust, (iii) 32,502 shares of common stock held in a SERP, (iv) 13,177 shares of common stock held in NHTB’s 401(k) plan, (v), 57,000 shares of common stock issuable upon the exercise of stock options within 60 days of July 26, 2013.
(4)	Includes 5,000 shares of common stock held by Mrs. Feeney.
(5)	Includes (i) 25,670 shares of common stock held by Mr. Frasca.(ii) 3,408 shares of common stock held in Mr. Frasca’s IRA, (iii) 15,915 shares of common stock held by the Jane E. Frasca Revocable Trust and (iv) 3,408 shares of common stock held in his wife’s IRA.
(6)	Includes (i) 6,127 shares of common stock held by Mr. Horn, (ii) 1,000 shares of common stock held in the William C. Horn Revocable Trust, and (iii) 10,000 shares of common stock issuable upon the exercise of stock options within 60 days of July 26, 2013.
(7)	Includes 336 shares of common stock held in NHTB’s 401(k) plan for the benefit of Ms. Jacobi.

(8)	Includes (i) 7,000 shares of common stock held by Mr. Lovely,(ii) 38,214 shares of common stock held jointly by Mr. Lovely and his wife, (iii) 2,596 shares of common stock held in his wife’s IRA, (iv) 26,218 shares of common stock held in Mr. Lovely’s IRA and (v) 10,000 shares of common stock issuable upon the exercise of stock options within 60 days of July 26, 2013.
(9)	Includes 10,290 shares of common stock held in NHTB’s 401(k) plan for the benefit of Mr. McIver.
(10)	Includes (i) 15,625 shares of common stock held by Mr. Nelson has sole voting and investment power and (ii) 10,000 shares of common stock issuable upon the exercise of stock options within 60 days of July 26, 2013.
(11)	Includes 20,720 shares of common stock held by Mr. Stabile.
(12)	Includes (i) 32,154 shares of common stock held jointly by Mr. Theroux and his wife, (ii) 34,243 shares held in a SERP, (iii) 10,665 shares of common stock held in NHTB’s 401(k) plan and (iv) 25,000 shares of common stock issuable upon the exercise of stock options within 60 days of July 26, 2013.
(13)	Includes (i) 53,024 shares of common stock held by Mr. Willey, (ii) 44,970 shares held in an IRA and (iii) 10,000 shares of common stock issuable upon the exercise of stock options within 60 days of July 26, 2013.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

Directors and Executive Officers of the Combined Company Following the Merger

Pursuant to the terms of the merger agreement, the board of directors of the combined company will consist of all of the directors of NHTB immediately prior to the effective time of merger and Steven H. Dimick, the current Chief Executive Officer and President of CFC. NHTB’s current executive officers will serve as executive officers of the combined company.

The following table lists the names, ages, term expiration and positions of the individuals who are expected to serve as directors and executive officers of the combined company upon completion of the merger:

Name	Age(1)	Term Expiration	Position(s) Held
Leonard R. Cashman	70	2014	Director
Steven H. Dimick	62	2014	Director
Stephen W. Ensign	65	2014	Director, Chairman of the Board
Catherine A. Feeney	54	2014	Director
Stephen J. Frasca	65	2016	Director
William C. Horn	73	2015	Director
Laura Jacobi	37	—	First Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Corporate Secretary
Peter R. Lovely	69	2016	Director
William J. McIver	61	—	Executive Vice President, Chief Operating Officer and Chief Information Officer
Jack H. Nelson	68	2015	Director
John P. Stabile II	66	2016	Director
Stephen R. Theroux	62	2016	Vice Chairman, President and Chief Executive Officer
Joseph B. Willey	70	2015	Director

(1)	As of July 26, 2013.

The principal occupation, education and business experience of each director are set forth below:

Leonard R. Cashman has been a director of the NHTB board of directors since 1997. Mr. Cashman is an owner and a partner of C.O.H. Properties. Mr. Cashman was formerly Vice President and General Manager of P&C Foods, Inc. and has also been involved in the marketing of specialized group medical insurance products. Mr. Cashman’s experience in the private business sector and his expansive knowledge of the real estate, insurance and retail markets provides him with the qualifications and skills to serve as a director.

Steven H. Dimick has served as a director of the Randolph National Bank board of directors since 1981, the CFC board of directors since its formation in 1986 and has been President and CEO of CFC and Randolph National Bank since 1989. Mr. Dimick has held several positions at Randolph National Bank, including Vice President and Cashier, and Executive Vice President, since joining in 1974. Prior to joining Randolph National Bank, Mr. Dimick was with First National Bank of Boston. In addition, Mr. Dimick has served as President of the Vermont Chapter of the Bank Administration Institute and was the Vermont board member on the Board of the Independent Community Bankers of America. Mr. Dimick also has served as the Chairman of the Vermont Bankers Association (VBA) and in 2007 was awarded the VBA Outstanding Community Service Banker Award. Mr. Dimick has served as a Trustee of Gifford Medical Center. Mr. Dimick’s service as an executive officer and director of CFC and Randolph National Bank provides him with the qualifications and skills to serve as a director.

Stephen W. Ensign has served as Chairman of the NHTB board of directors since 2002, previously serving as Chief Executive Officer since 1992 and President until 2008. Mr. Ensign previously held various positions with both NHTB and Lake Sunapee, including Vice Chairman, President, Chief Operating Officer, Senior Vice

President, Senior Loan Officer and Executive Vice President. He has served as a director of Lake Sunapee since 1986 and NHTB since 1989 and as Chairman of the board of directors of Lake Sunapee since 2007. Mr. Ensign is currently a director of CHC, a company engaged in the business of trust and investment management.

Catherine A. Feeney has been a director of the NHTB board of directors since December 2012. Ms. Feeney is currently an adjunct professor of commercial and residential landlord-tenant law at Vermont Law School, a certified guardian ad litem and a mediator. During Ms. Feeney’s 17 years as an attorney, she has practiced primarily in the areas of civil litigation and domestic and business law and was formerly a partner at the Feeney Law Office. Ms. Feeney’s experience as an attorney, service on the board of directors and nominating committee of a private organization, and knowledge of the customers and communities in the Newport, New Hampshire marketplace provides her with the qualifications and skills to serve as a director.

Stephen J. Frasca has been a director of the NHTB board of directors since December 2012. Mr. Frasca has been practicing law for over 39 years and is currently a partner in the firm of Frasca & Frasca, P.A., where he specializes in real estate conveyances and finance, business organizations and family law. Mr. Frasca was the chairman of the board of directors of TNB until NHTB’s acquisition of TNB in 2012. Mr. Frasca’s service on the board of directors of a private organization, extensive legal experience and service as Chairman of the board of directors of TNB provides him with the qualifications and skills to serve as a director.

William C. Horn has been a director of the NHTB board of directors since 2003, and is also currently a director of Charter Trust Company, a company engaged in the business of trust and investment management. Mr. Horn was previously the President and Chief Executive Officer of Charter Trust Company from 1995 to 2001. Mr. Horn’s experience as both the former President and Chief Executive Officer of a trust company and his knowledge in finance and accounting provides him with the qualifications and skills to serve as a director.

Laura Jacobi has been NHTB’s Chief Financial Officer since June 2011 and Chief Accounting Officer and First Senior Vice President since May 2013. Ms. Jacobi has also been NHTB’s Senior Vice President and Corporate Secretary since March 2010 and May 2009, respectively. From March 2008 until her promotion to Corporate Secretary, she served as NHTB’s Assistant Corporate Secretary. Additionally, since March 2010, Ms. Jacobi has served as Senior Vice President-Controller and, from March 2010 to February 2011, served as Chief Risk Officer of Lake Sunapee. From October 2005 until March 2010, Ms. Jacobi served as Vice President-Controller of Lake Sunapee. Prior thereto, Ms. Jacobi served as Lake Sunapee’s Assistant Vice President-Controller, Accounting Supervisor and Accounting Assistant. Ms. Jacobi joined Lake Sunapee in 1997.

Peter R. Lovely has served as a director of the NHTB board of directors since 1996. In 1983, he formed the Brokerage Services Department for Lake Sunapee and served as Senior Vice President of that department. Additionally, he served as Retail Investment Manager of the Newport, New London, and Upper Valley offices until his retirement in 1998. Mr. Lovely has also been associated with Lake Sunapee since 1980. Mr. Lovely’s experience includes over 30 years of management positions in the banking and brokerage services industries, which provides him with the qualifications and skills to serve as a director.

William J. McIver has been NHTB’s Chief Operating Officer since June 1, 2012, and continues to be NHTB’s Chief Information Officer, a position he has held since 2007. Mr. McIver joined Lake Sunapee in 1999 and has previously served as its Chief Risk Officer, Chief Administration Officer, and Director of Retail Banking. Prior to joining Lake Sunapee, Mr. McIver served as a Regional President of CFX Bank and as Director of Acquisitions and Integration for CFX Corporation as well as President and CEO of The Valley Bank.

Jack H. Nelson has been a director of the NHTB board of directors since 1997. Mr. Nelson is the retired Chairman of the board of directors of North East Environmental Products Inc., a manufacturer and distributor of water treatment equipment. Mr. Nelson’s experience as former chairman of the board of directors of a manufacturing company as well as a bank provides him with the qualifications and skills to serve as a director.

John P. Stabile II has been a director of the NHTB board of directors since December 2012. Mr. Stabile is the founder and chairman of Stabile Companies, a real estate related holding company involved in commercial construction, residential construction, real estate management and holdings. Mr. Stabile served three terms in the New Hampshire Senate as Senate Majority Leader and was chairman of the New Hampshire State Republican Party on four occasions. Mr. Stabile served as a director of TNB until NHTB’s acquisition of TNB in 2012. He also serves on the board of trustees at Rivier University and Hesser College in New Hampshire. Mr. Stabile’s substantial experience in the real estate development arena, both residential and commercial, his service as a director of TNB, and his many years in public service, provides him with the qualifications and skills to serve as a director.

Stephen R. Theroux has been President of NHTB since 2008, Vice Chairman since 2002, and on June 1, 2012, became Chief Executive Officer. He has served as a director of the NHTB board of directors since 1989. In addition, Mr. Theroux is also serving as the President and Chief Executive Officer of Lake Sunapee, and has been a director of Lake Sunapee since 1986. Mr. Theroux previously served as Corporate Secretary until 2009, as Chief Financial Officer until June 2011 and as Chief Operating Officer until June 2012 of both NHTB and Lake Sunapee. Mr. Theroux’s strong knowledge of NHTB’s day-to-day operations and industry, and his over 37 years of experience in various operational and financial management responsibilities in the banking and educational industries, provides him with the qualifications and skills to serve as a director.

Joseph B. Willey has been a director of the NHTB board of directors since 1997. Mr. Willey is a principal owner, partner and Chief Executive Officer of Pro-Cut International, LLC, a company engaged in the manufacture, sale and export of automotive repair products. Mr. Willey’s experience gained as a principal owner, partner and executive officer of a private manufacturing company provides him with the qualifications and skills to serve as a director.

Board of Directors Independence

As required under the NASDAQ listing standards, a majority of the members of the NHTB board of directors must qualify as “independent,” as affirmatively determined by the NHTB board of directors. The NHTB board of directors consults with NHTB’s counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, the NHTB board of directors has affirmatively determined that the following directors are independent within the meaning of the applicable NASDAQ listing standards: Leonard C. Cashman, Catherine A. Feeney, Stephen J. Frasca, William C. Horn, Peter R. Lovely, Jack H. Nelson, John P. Stabile II and John B. Willey. In making this determination, the NHTB board of directors found that none of these directors had a material or other disqualifying relationship with NHTB. The NHTB board of directors has determined that Stephen W. Ensign, the NHTB Chairman, and Stephen R. Theroux, the NHTB Vice Chairman, President and Chief Executive Officer, are not independent directors by virtue of their current or previous employment with NHTB.

In addition, prior to completion of the merger, the NHTB board of directors will affirmatively determine that Mr. Dimick is an independent director within the meaning of the applicable NASDAQ listing standards.

Executive Compensation

Summary Compensation Table

The table below sets forth the compensation paid to NHTB’s Executive Chairman, NHTB’s Vice Chairman, President and Chief Executive Officer, and the two other most highly compensated officers (the “named executive officers”) during each of the last two fiscal years. These individuals are expected to serve the combined company in the same capacities following completion of the merger.

Name and Principal Position	Year	Salary(1) ($)	Bonus(1) ($)	Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Stephen W. Ensign,
Executive Chairman and Former	2012	337,322	32,578	193,902	53,051	616,853
Chief Executive Officer(4)	2011	342,100	34,210	212,927	51,468	640,705

Stephen R. Theroux,
Vice Chairman, President and	2012	288,864	45,061	174,581	43,358	551,864
Chief Executive Officer	2011	260,000	26,000	142,287	42,013	470,300

Laura Jacobi,
FSVP, Chief Financial Officer, Chief	2012	170,000	26,545	5,232	10,816	212,593
Accounting Officer and Corporate Secretary	2011	141,962	31,000	3,401	7,098	183,461

William J. McIver,
Executive Vice President, Chief Operating Officer, and Chief Information Officer(5)	2012	225,800	31,460	85,993	15,083	358,336

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal years presented, whether or not actually paid during such year.
(2)	Includes for each named executive officer the increase (if any) in the present value of the individual’s accrued benefit (whether not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 as of the plan’s measurement date in each fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year. For fiscal 2012, these amounts were $77,360 for the non-qualified salary continuation agreement (“SCA”) and $116,542 for the defined benefit plan to Mr. Ensign. For 2012, these amounts were $94,330 for SCA and $80,251 for the defined benefit plan to Mr. Theroux. For 2012, these amounts were $5,232 for the defined benefit plan to Ms. Jacobi. For 2012, these amounts were $56,928 for the SCA and $29,065 for the defined benefit plan for Mr. McIver. For the mortality, discount rate and other assumptions used for this purpose, please refer to Note 13 to NHTB’s consolidated financial statements included elsewhere in this proxy statement/prospectus.
(3)

Amounts in this column are set forth in the table below and include life insurance premiums, 401(k) employer contributions and SERP contributions. The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms and operation. In addition, for 2012, Messrs. Ensign, Theroux, McIver and Ms. Jacobi were provided certain non-cash perquisites and personal benefits that did not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

	Life Insurance Premiums	401(k) Employer Contributions	SERP Contributions	Total
Stephen W. Ensign	$2,473	$15,000	$35,578	$53,051
Stephen R. Theroux	$1,318	$15,000	$27,040	$43,358
Laura Jacobi	—	$10,817	—	$10,817
William J. McIver	$814	$14,269	—	$15,083

(4)	Mr. Ensign was appointed as NHTB’s Executive Chairman on June 1, 2012, and Mr. Theroux was appointed Chief Executive Officer on the same date.

(5)	Mr. McIver first became a named executive officer in fiscal 2012 and information relating to his compensation is therefore not provided for 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options outstanding at December 31, 2012, whether granted in 2012 or earlier, including awards that have been transferred other than for value. Ms. Jacobi and Mr. McIver did not have any stock options outstanding at December 31, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercised	Option Exercise Price ($)	Option Expiration Date
Stephen W. Ensign	30,000	—	13.25	12/30/2015
	27,000	—	13.05	10/10/2013
Stephen R. Theroux	25,000	—	13.25	12/30/2015
	20,000	—	13.05	10/10/2013

Employment Agreements

NHTB and Lake Sunapee entered into parallel employment agreements with Stephen W. Ensign as Executive Chairman of the board of directors and Stephen R. Theroux as President and Chief Executive Officer effective as of June 1, 2012. Mr. Ensign’s employment agreements have a term ending December 31, 2014, without an option to renew and Mr. Theroux’s employment agreements have an initial term of three years with certain renewal provisions. Mr. Theroux’s employment agreement with NHTB will automatically extend annually for one year, unless previously terminated or either NHTB or Mr. Theroux provides notice that it will not be extended, such that the remaining unexpired term will generally be between two and three years. Mr. Theroux’s employment agreement with Lake Sunapee will be subject to extension by Lake Sunapee each year, unless previously terminated. Mr. Ensign’s base salary as approved by the board of directors for 2013 is $325,784 in accordance with his employment agreements. Mr. Theroux’s base salary as approved by the board of directors for 2013 is $350,000 in accordance with his employment agreements. In addition to the base annual salary, the employment agreements for each executive provides for, among other things, participation in retirement and employment benefit plans and other fringe benefits available to other executive employees.

In the event of involuntary termination without “cause” or voluntary termination with “good reason,” each executive is entitled to receive a severance benefit equal to the (i) payment of base salary through termination date, (ii) benefits payable under employee benefit plans as of the termination date, (iii) continued insurance coverage for the remaining unexpired term, (iv) a lump sum payment equal to the salary and bonus which the executive would have received had he continued to work for the remaining unexpired term, and (v) at NHTB’s election, cashout of vested options, stock appreciation rights and restricted stock. Payment of (iii) and (iv) above is contingent on the executive executing and not revoking a general release of claims.

Upon Change of Control, as defined in the agreements, which results in the termination of the executive without cause or certain resignations for good reason, the executive will receive the severance benefits described above with such benefits being calculated as if the remaining unexpired term of the agreement was three years. If there is a Change of Control as contemplated under Section 280G of the Code, a portion of the severance benefits provided under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, NHTB would reimburse the each executive for the amount of the excise tax and all income and excise taxes imposed on the reimbursement so that he will retain approximately the same net-after tax amounts under the employment agreement that he would have retained if there was no 20% excise tax.

Additionally, each executive has agreed to certain non-competition and confidentiality provisions. Following his voluntary termination of employment for any reason other than those outlined above, NHTB is entitled to enjoin his employment for two years with any bank, savings bank, co-operative bank or savings and loan association (or a holding company affiliate of any of the preceding entities) that has one or more deposit offices in any county in which Lake Sunapee has a main or branch office.

Change of Control Agreements

NHTB also has change of control agreements with Laura Jacobi, William J. McIver and 4 other officers. Upon a change of control (as defined in the agreement) resulting in termination of employment under certain circumstances, the officer will receive a lump sum severance payment equal to one year’s annual base salary in effect as of the date of termination, or in the case of Mr. McIver, three year’s annual base salary. In the event that any amounts payable under the change of control agreements would be nondeductible to us by reason of Section 280G of the Code, then such amounts shall be reduced to the extent necessary that such payments will no longer be ineligible for deduction by reason of Section 280G of the Code.

In addition, in connection with the acquisition of CFC, NHTB and Lake Sunapee entered into a one-year change of control agreement with Joseph A. Boyd, which will become effective upon completion of the merger. For additional information relating to the terms of this agreement, please see page 40 of this proxy statement/prospectus.

Long-term Incentive Compensation

Long-term incentives are provided to the named executive officers through awards made under the equity plans established by NHTB from time to time. Currently, no shares remain available for the issuance of option awards under NHTB’s 1998 stock option plan and 169,500 shares remain available for issuance under NHTB’s 2004 stock incentive plan, or collectively, the Equity Plans. All salaried employees and directors are eligible to be granted awards under the Equity Plans. The Equity Plans provide for the issuance of “incentive stock options” qualified under Section 422 of the Code and “non-qualified stock options.” In addition, the 2004 Stock Incentive Plan may grant restricted stock awards and performance-based restricted stock awards; provided however, that no more than 208,000 restricted stock awards or performance-based restricted stock awards may be granted under the 2004 Stock Incentive Plan of 39,500 have been issued. The Equity Plans are administered by a committee of the board of directors of Lake Sunapee, which has the authority to select the employees and directors who will be awarded stock-based incentives and determine the amount and other conditions of such awards subject to the terms of the Equity Plans.

No option issued under the Equity Plans is exercisable after the tenth anniversary from the date it was granted. During the optionee’s lifetime, only the optionee can exercise the option. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution. Pursuant to Section 422 of the Code as to incentive stock options, the aggregate fair market value of the stock for which any employee may be granted options, which first become exercisable in any calendar year generally may not exceed $100,000. In addition, no grant may be made to any employee owning more than 10% of NHTB’s shares unless the exercise price is at least 110% of the share’s fair market value and such option is not exercisable more than five years following the option grant.

NHTB will receive no monetary consideration for the granting of awards under the Equity Plans. Upon the exercise of options, NHTB receives payment from optionees in exchange for shares issued. During the last fiscal year, NHTB did not adjust or amend the exercise price of stock options previously awarded.

The number of shares available under the Equity Plans, the maximum limits on awards to individual officers and directors and any outstanding awards will be adjusted to reflect any merger, consolidation or business reorganization in which NHTB is the surviving entity, and to reflect any stock split, stock dividend or other event where the committee determines an adjustment is appropriate in order to prevent the enlargement or dilution of an award recipient’s rights. If a merger, consolidation or other business reorganization occurs and NHTB is not the surviving entity, outstanding awards may be exchanged for awards linked to the equity of the surviving entity that are designed to neither increase or diminish the rights of the holders of the outstanding awards or may be settled for a monetary or other payment when the merger, consolidation or reorganization occurs.

Tax-Qualified 401(k) Plan

The named executive officers are eligible to participate in the 401(k) plan on the same terms as other employees. The 401(k) plan provides that all eligible employees will receive an annual base contribution of 3% of their salary whether or not they elect to contribute their own compensation into the plan. In addition, NHTB provides a discretionary matching contribution at a rate determined year-to-year.

For 2012, NHTB contributed an additional $0.50 for every dollar of an employee’s contribution up to an additional three percent of their salary for a combined potential employer match of 6% of an employee’s salary. Salary recognized under the 401(k) plan for purposes of such employer contributions was limited by applicable regulations to $250,000 for 2012.

Tax-Qualified Defined Benefit Retirement Plan

A tax-qualified defined benefit retirement plan is maintained on a frozen basis for certain employees with the retirement benefits attributable to such employees being a function of both their length of employment in terms of years and their respective salary levels up to the date the plan was frozen in 2006.

Supplemental Executive Retirement Plan

NHTB has established a supplemental executive retirement plan as a non-qualified deferred compensation plan for certain executive officers. Under this plan, annual contributions are made during the first quarter of each year equal to a specified percentage of each eligible executive officer’s base salary. The specified percentage was 10 percent for the contributions made in both 2012 and 2011.

Executive Salary Continuation Agreements

NHTB and Lake Sunapee have entered into parallel executive salary continuation agreements with Messrs. Ensign, Theroux, and McIver. The agreements provide for payments of $50,000 per year to Mr. Ensign, $60,000 per year to Mr. Theroux, and $50,000 per year to Mr. McIver for life payable in monthly installments upon each executive’s retirement after attainment of age 65. The agreements also provide for an early termination benefit in lump sum upon any termination of service of an executive with the lump sum amount being equal to the amount accrued as a liability under the agreement for accounting purposes as of the date of termination. In addition, in the event of a change in control the executive is treated as being fully vested for purposes of benefit payments.

On January 4, 2012, NHTB entered into an additional salary continuation agreement with Mr. Ensign. This agreement provides for payments of $25,000 per year to Mr. Ensign for life payable in monthly installments upon his retirement and after attainment of age 70. This agreement is otherwise identical to the other salary continuation agreements in place for Messrs. Ensign and Theroux and will run concurrently with the salary continuation agreement entered into with Mr. Ensign on February 14, 2008.

The agreements are unfunded, non-qualified plans that provide for payments to such executive or his designated beneficiaries upon the occurrence of certain events, including death, retirement or other termination of service. The agreements are intended to comply with, and will be administered in order to comply with, Section 409A of the Code, and regulations or other guidance of the Internal Revenue Service published thereunder.

Other Benefits

It is the policy of NHTB to provide for the payment of certain club dues for named executive officers as part of the effort to advance the market penetration of NHTB. Further, executive officers are reimbursed for any out-of-pocket expense associated with their activities on behalf of NHTB and have the use of a company-owned vehicle. The named executive officers are obligated to account for the economic value of their personal use of said vehicle and to reflect such additional compensation. Ms. Jacobi does not currently have the use of a company-owned vehicle.

Director Compensation

All of NHTB directors also serve as directors of Lake Sunapee. Each non-employee director of Lake Sunapee receives an annual retainer of $20,000, payable in equal quarterly installments, plus an additional $500 for each committee meeting attended. The chairs of the audit committee and compensation committee receive annual retainers of $6,500 and $6,000, respectively, payable in equal quarterly installments. In addition, non-employee members of the executive committee receive $5,000 per year, payable in equal quarterly installments. Non-employee directors are also eligible for awards under NHTB’s 2004 stock incentive plan. Directors are also entitled to the protection of certain indemnification provisions in NHTB’s certificate of incorporation and bylaws.

The following table sets forth information regarding compensation earned by NHTB non-employee directors in 2012.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Option Awards(3) ($)
Leonard R. Cashman	40,000	62,800	—
Catherine A. Feeney(4)	—	—	—
Stephen J. Frasca(5)	—	—	—
William C. Horn	44,400	62,800	—
Peter R. Lovely	35,400	62,800	—
Jack H. Nelson	28,400	62,800	—
Michael T. Putziger(6)	12,510	—	—
John P. Stabile II(7)	—	—	—
Joseph B. Willey	20,000	62,800	—

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)	Amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to restricted stock awards granted to the directors. For more information concerning the assumptions used for these calculations, please refer to Note 11 to our Consolidated Financial Statements included in our 2012 Annual Report on Form 10-K.

(3)	As of December 31, 2012, each director had the following options and shares of restricted stock outstanding:

Name	Options Outstanding (#)	Restricted Stock Outstanding (#)
Leonard R. Cashman	10,000	5,000
Catherine A. Feeney	—	—
Stephen J. Frasca	—	—
William C. Horn	10,000	5,000
Peter R. Lovely	10,000	5,000
Jack H. Nelson	10,000	5,000
John P. Stabile II	—	—
Joseph B. Willey	10,000	5,000

(4)	Director Feeney was appointed to the board on December 13, 2012.
(5)	Director Frasca was appointed to the board on December 21, 2012.
(6)	Represents compensation earned for service through August 9, 2012, when Mr. Putziger resigned from the board.
(7)	Director Stabile was appointed to the board on December 21, 2012.

Transactions with Related Persons

Other than ordinary course lending transactions and compensation arrangements, the following is a description of transactions since January 1, 2011, to which NHTB was a participant or will be a participant, and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of NHTB’s directors, executive officers or holders of more than 5% of NHTB’s common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

From time to time, NHTB makes loans to its directors and executive officers and related persons and entities for the financing of homes, as well as home improvement, consumer and commercial loans. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to NHTB, and neither involve more than normal risk of collectability nor present other unfavorable features. Such loans are submitted to the Executive Committee or to the loan review committee for approval before being made, subject to ratification at the next meeting of the full board of directors. Board of director approval (with the interested person abstaining) is required on aggregate loans to such persons in excess of 5% of Lake Sunapee’s unimpaired capital and surplus, or more than $500,000. In addition, a limit has been imposed on aggregate loans to an executive officer of the higher of 2.5% of Lake Sunapee’s capital and unimpaired surplus but no more than $100,000 excluding certain home and education loans. None of such loans have been disclosed by Lake Sunapee as nonaccrual, past due, restructured or potential problems. At December 31, 2012 and 2011, loans to non-employee directors and their associates totaled $5,039,631 and $480,500, respectively, including unused lines of credit.

Compensation arrangements for NHTB’s directors and named executive officers are described above under the sections entitled “Executive Compensation” and “Director Compensation.”

DESCRIPTION OF CAPITAL STOCK OF NHTB

NHTB is authorized to issue 10,000,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share. At July 26, 2013, there were 7,523,198 shares of NHTB common stock issued and 7,097,611 outstanding, and 23,000 shares of NHTB non-cumulative perpetual preferred stock, Series B, issued and outstanding. Each share of NHTB common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock

General

The common stock of NHTB represents non-withdrawable capital, is not an account of an insurable type, and is not insured by the FDIC or any other government agency.

Dividend Rights

NHTB may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by NHTB is subject to limitations that are imposed by law and applicable regulations. The holders of common stock of NHTB will be entitled to receive and share equally in dividends as may be declared by the board of directors of NHTB out of funds legally available for the payment of dividends. Holders of NHTB preferred stock have a priority over the holders of the common stock with respect to dividends. If NHTB issues additional preferred stock, the holders of such additional preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights

The holders of common stock of NHTB have exclusive voting rights in NHTB. They elect NHTB’s board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If NHTB issues additional shares of preferred stock, holders of such additional preferred stock may also possess voting rights. Certain matters require a two-thirds or 75% stockholder vote. Additionally, a provision in NHTB’s certificate of incorporation provides that stockholders who acquire more than 10% of the stock of NHTB without approval of the board of directors and the applicable regulatory agency are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Lake Sunapee, NHTB, as the holder of 100% of Lake Sunapee’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Lake Sunapee, including all deposit accounts and accrued interest thereon, all assets of Lake Sunapee available for distribution. In the event of liquidation, dissolution or winding up of NHTB, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of NHTB available for distribution. If additional preferred stock is issued, the holders of such additional shares may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights

Holders of the common stock of NHTB are not entitled to preemptive rights with respect to any additional shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

NHTB’s articles of incorporation permit NHTB’s board of directors to issue up to 2,500,000 shares of preferred stock in one or more classes, with such designations, titles, voting powers, preferences and rights and such qualifications, limitations and restrictions as may be fixed by the board of directors without any further action by NHTB stockholders. The issuance of shares of preferred stock may affect the rights of holders of common stock.

On August 25, 2011, as part of the U.S. Treasury’s, or Treasury, Small Business Lending Fund, or SBLF, program, NHTB entered into a letter agreement with Treasury pursuant to which it issued and sold to Treasury 20,000 shares of NHTB’s non-cumulative perpetual preferred stock, Series B, par value $.01 per preferred share, having a liquidation preference of $1,000 per preferred share. On March 20, 2013, NHTB entered into the First Amendment to the letter agreement with Treasury, pursuant to which it issued an additional 3,000 shares of NHTB’s non-cumulative perpetual preferred stock, Series B, having a liquidation preference of $1,000 per share. These additional shares of preferred stock was issued in exchange for the cancellation of the outstanding shares of The Nashua Bank’s Senior non-cumulative perpetual preferred stock, Series A, that was assumed in the merger that was completed on December 21, 2012.

COMPARISON OF STOCKHOLDERS’ RIGHTS

NHTB is incorporated under the laws of the State of Delaware and CFC is incorporated under the laws of the State of Vermont. Upon completion of the merger, the certificate of incorporation, as amended, and the amended and restated bylaws, as amended, of NHTB in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the combined company and the rights of CFC shareholders who receive shares of NHTB common stock as a result of the merger will be governed by Delaware law, NHTB’s certificate of incorporation, as amended, which is referred to in this proxy statement/prospectus as NHTB’s certificate of incorporation, and NHTB’s amended and restated bylaws, as amended, which are referred to in this proxy statement/prospectus as NHTB’s bylaws. The following discussion summarizes certain material differences between the rights of holders of NHTB common stock and CFC common stock resulting from the differences in the companies’ respective governing documents and Delaware and Vermont law.

This discussion does not purport to be a complete statement of the rights of holders of NHTB common stock under applicable Delaware law and NHTB’s certificate of incorporation and bylaws or the rights of holders of CFC common stock under applicable Vermont law and CFC’s articles of association and CFC’s bylaws, and is qualified in its entirety by reference to the governing corporate documents of NHTB and CFC and applicable law. See “Where You Can Find More Information” beginning on page 138.

	NHTB	CFC
Capital Stock	The total authorized capital stock of NHTB consists of 10,000,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share. NHTB can issue preferred stock without stockholder approval. As of July 26, 2013, there were 7,523,198 shares of common stock issued and 7,097,611 outstanding, 23,000 shares of preferred stock issued and outstanding and 434,329 shares of common stock held in treasury. All shares of NHTB’s outstanding common stock are non-assessable.	The total authorized capital stock of CFC consists of 300,000 shares of common stock, par value $2.00 per share. As of July 26, 2013, there were 125,024 shares of common stock issued and outstanding and 43,296 shares of common stock held in treasury. All shares of CFC’s outstanding common stock are non-assessable.

Board of Directors; Classification

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors. The certificate of incorporation or bylaws of a corporation may fix the number of directors.

NHTB’s bylaws provide that the board of directors consists of 10 directors divided into three classes as nearly equal in number as possible. If the merger is completed, the size of the NHTB board of directors will be

The VBCA provides that the board of directors of a Vermont corporation must consist of three or more individuals. The articles of incorporation or bylaws of a corporation may fix the number of directors.

CFC’s bylaws provide that the board of directors consists of nine directors. CFC’s articles of association provide that the board of directors is divided into three classes as nearly equal in number as possible. The members of each class

	expanded by one additional member. The members of each class are elected for a term of three years and until a successor is elected and qualified, or until earlier resignation or removal. One class is elected each year. The size of NHTB’s board of directors may be increased or decreased only by a two-thirds vote of the board of directors or by vote of two-thirds of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose.	are elected for a term of three years and until a successor is elected and qualified, or until earlier resignation or removal. One class is elected each year. The size of CFC’s board of directors may be increased or decreased by (i) by the affirmative vote of the holders of at least 80% of the issued and outstanding shares of capital stock entitled to vote generally in the election of directors, whether by alteration, amendment, or repeal of the bylaws, by adoption of new bylaws, or by action at a meeting, or (ii) a change in the bylaws by the affirmative vote of a majority of directors present at a meeting of the board of directors where quorum is present.

The board of directors of each of NHTB and CFC is classified.

Removal of Directors	Any director of NHTB may be removed at any time, but only for cause, by the affirmative vote of a majority of the total votes eligible to be cast at a meeting of stockholders held upon at least 30 days’ notice expressly for such purpose.	A director of CFC may be removed with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at a meeting called for such purpose.

NHTB’s directors may be removed for cause as compared to CFC’s directors, who may be removed with or without cause.

Vacancies on the Board of Directors and Additional Directors	NHTB’s bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled, for the unexpired term, by the vote of a majority of the directors then in office, whether or not a quorum.

The VBCA provides that, unless otherwise provided in the articles of incorporation, vacancies, including vacancies resulting from an increase in the number of directors, may be filled by the shareholders, by the board of directors, or, if the directors remaining in office constitute fewer than a quorum of the board, by a majority of the directors then in office.

CFC’s articles of association and bylaws do not address filling vacancies on the board of directors.

The board of directors of each of NHTB and CFC may fill vacancies.

Cumulative Voting for Election of Directors	NHTB’s certificate of incorporation provides that there shall be no cumulative voting rights in the election of directors.	The VBCA provides that shareholders do not have a right to cumulate their votes for directors unless the articles of incorporation so provide. CFC’s articles of association do not address cumulative voting.

Neither NHTB stockholders nor CFC shareholders are permitted to engage in cumulative voting for the election of directors.

Right to Call a Special Meeting of Stockholders	NHTB stockholders are not entitled to call special meetings of stockholders. NHTB’s certificate of incorporation and bylaws provide that special meetings of stockholders may be called by the chairman of the board, the president or a majority of the board of directors.	CFC’s bylaws provide that special meetings of the shareholders may be called by the president, the board of directors, or the secretary and shall be called by the secretary upon the written request of the holders of not less than one-tenth of all the shares entitled to vote at the meeting, for any purpose.

NHTB’s stockholders are not entitled to call a special meeting of the stockholders as compared to CFC shareholders, who may call a special meeting of the shareholders.

Notice of Stockholder Meetings	NHTB’s bylaws provide that written notice of any stockholder meeting must be given to each stockholder entitled to vote not less than 20 nor more than 50 days before the date of the meeting, either personally or by mail.	CFC’s bylaws provide that written notice of any shareholder meeting must be given to each shareholder entitled to vote not less than 10 nor more than 50 days before the date of the meeting, either personally or by mail. The notice must state the purpose for which the meeting is called.

NHTB must provide prior written notice of a stockholder meeting at least 20 days prior to the meeting as compared to CFC, which must provide only 10 days prior notice to a shareholder meeting.

Stockholder Nominations	With respect to director nominations, NHTB’s bylaws provide that stockholders who wish to nominate persons for election to the board of directors must provide notice in writing to the corporate secretary not less than 30 nor more than 90 days prior to the meeting, except that if less than 40 days’ prior notice of the date of the meeting is given to stockholders, the stockholder must provide notice of the nomination in writing not later than the close of business on the 10th day following the day notice of the date of the meeting was given.	Neither the VBCA nor CFC’s articles of association and bylaws impose a notice requirement or any other procedural requirement for the nomination of candidates for election as directors by shareholders.

Stockholder proposals with respect to director nominations must contain certain information required by NHTB’s bylaws.

NHTB stockholders have the ability to nominate directors with certain procedural restrictions as compared to CFC shareholders, who have the ability to nominate directors with no restrictions.

Business brought by a Stockholder at an Annual Meeting

NHTB’s bylaws provide that only such business shall be conducted at an annual meeting of stockholders as shall have been properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must provide notice of the business in writing to the corporate secretary of NHTB not less than 30 nor more than 90 days prior to the meeting, except that if less than 40 days prior notice of the date of the meeting is given to stockholders, the stockholder must provide notice of the business in writing not later than the close of business on the 10th day following the day notice of the date of the annual meeting was given.

Stockholder proposals to be considered at an annual meeting must contain certain information required by NHTB’s bylaws.

CFC’s bylaws provide that only such business shall be conducted at an annual meeting of shareholders as may come before the meeting. Additional purposes for any annual meeting may be specified by the president, the board of directors, or the secretary, and shall be specified by the secretary upon timely written request of the holders of not less than one-tenth of all of the shares entitled to vote at the meeting on such additional purposes.

Both NHTB and CFC stockholders have the ability to bring proposals before an annual meeting of stockholders, subject to certain procedural requirements.

Stockholder Quorum; Adjournment	NHTB’s bylaws provide that one-third of the outstanding shares of NHTB entitled to vote, represented in person or by proxy, shall constitute quorum at a meeting of stockholders. If less than one-third of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice.	CFC’s bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders. If the required quorum is not present or represented at a meeting of shareholders, the shareholders present in person or represented by proxy and entitled to vote may adjourn the meeting from time to time, until a quorum shall be present or represented.

For NHTB, one-third of the outstanding shares entitled to vote constitutes quorum as compared to a majority of the shares entitled to vote for CFC.

Amendment of Charter	The certificate of incorporation of NHTB provides that no amendment, addition, alteration, change or repeal of the certificate of incorporation may be made, unless first proposed by the board of directors and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. However, any amendment, addition, alteration, change or repeal of Article 8 of the certificate of incorporation titled “Certain Business Combinations,” must be first proposed by the board of directors and thereafter approved by the stockholders by no less than 75% of the total votes eligible to be cast at a legal meeting.

CFC’s articles of association provide that the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of CFC entitled to vote generally in the election of directors shall be required to amend any or all of Articles Six (relating to the number, election and classification of directors), Seven (relating to the shareholder vote required to increase or decrease the number of directors) and Eight (relating to the shareholder vote required to amend CFC’s articles of association).

Additionally, under the VBCA, CFC’s board of directors may also adopt one or more amendments to its articles of incorporation without shareholder action: (1) to extend the duration of the corporation; (2) to delete the names and addresses of the initial directors; (3) to delete the name and address of the initial registered agent or registered office; (4) to change each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding; (5) to change the corporate name; or (6) to make any other change expressly permitted by the VBCA to be made without shareholder action.

Any amendment to NHTB’s certificate of incorporation must be first proposed by the board of directors then adopted by vote of their stockholders, subject to certain minimum voting requirements. Certain amendments to CFC’s articles of association may be adopted by the board of directors without shareholder approval; others must be approved by vote of CFC’s shareholders, subject to certain minimum vote requirements.

Amendment of Bylaws	Under NHTB’s certificate of incorporation and bylaws, the bylaws may be amended from time to time by the board of directors or the stockholders. Such action by the board of directors requires the affirmative vote of at least two-	Under CFC’s bylaws, the bylaws may be amended at any time by vote of the board of directors or the shareholders. Such action by the board of directors requires the affirmative vote of at least a majority of the directors then in

	thirds of the directors then in office at a duly constituted meeting of the board of directors called for such purpose. Such action by the stockholders requires the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of stockholders called for such purpose.	office at a duly constituted meeting of the board of directors called for such purpose. Such action by the shareholders requires the affirmative vote of at least a majority of the total votes eligible to be voted at a duly constituted meeting of shareholders called for such purpose.

The bylaws of NHTB and CFC may be amended from time to time by vote of their directors or shareholders, subject to certain minimum voting requirements.

Action by Written Consent of Stockholders

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken by stockholders of NHTB without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action and delivered to the corporation.

NHTB stockholders may act by written consent to elect directors; provided, however, that, if the consent is less than unanimous, action by written consent may be used only if all of the directorships to which directors could be elected at the effective time of such action are vacant and are filled by such action.

Shareholders of CFC may act by a written consent in lieu of a meeting, provided the written consent is signed by all holders of outstanding stock entitled to vote at a meeting.

Both NHTB stockholders and CFC shareholders may take action by written consent in lieu of a meeting, although CFC shareholders may take action by written consent in lieu of a meeting only with the consent of all shareholders entitled to vote at a meeting.

Rights of Dissenting Stockholders

Under the DGCL, stockholders may, in the case of a merger or consolidation, obtain a judicial appraisal of the fair value of their shares if they have neither voted in favor of nor consented in writing to the merger or consolidation. Stockholders do not have appraisal

Under the VBCA, shareholders may, under certain circumstances, exercise a right of dissent from certain limited corporation actions and obtain payment for the fair value of their shares. Dissenters’ rights are available with respect to the shares of any class of stock of a rights with respect to shares of any class or series of stock if such shares of stock, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than:

•   shares of stock of the surviving corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed on a national securities exchange or held by more than 2,000 holders of record;

•   cash in lieu of fractional shares or fractional depositary receipts described above; or

•   any combination of the foregoing.

The DGCL permits a corporation to provide appraisal rights in its certificate of incorporation in the case of a charter amendment, any merger or consolidation in which the corporation is a constituent corporation or sale of all or substantially all of the assets of the corporation.

The organizational documents of NHTB do not grant appraisal rights in addition to those provided by the DGCL.

constituent corporation in the event of a merger if shareholder approval is required or if the corporation is a subsidiary that is merged with its parent.

Dissenters’ rights are also available under the VBCA in connection with certain amendments to the articles of incorporation, any share exchange if the shareholder is entitled to vote on the action, or sales of all or substantially all of the assets of a corporation.

The organizational documents of CFC do not grant appraisal rights in addition to those provided by the VBCA.

Both NHTB and CFC stockholders have appraisal rights, subject to certain exceptions and limitations.

Preemptive Rights	The certificate of incorporation of NHTB provides that holders of the capital stock of NHTB are not entitled to preemptive rights with respect to any shares of NHTB which may be issued.	Under the VBCA, unless the articles of incorporation provide otherwise, shareholders have no preemptive rights. CFC’s articles of association do not provide preemptive rights. Accordingly, CFC shareholders do not have preemptive rights.

Neither NHTB stockholders nor CFC shareholders have preemptive rights.

Dividends	Under the DGCL, the board of directors may declare and pay dividends out of either its surplus or net profits (if no surplus) for the year in which dividends are announced and/or the preceding fiscal year. Holders of the NHTB preferred stock may have a priority over the holders of the common stock with respect to dividends.

Neither the CFC articles of association nor the CFC bylaws address dividends. Under Vermont law, a corporation may make a distribution to its shareholders upon the authorization of its board of directors and subject to its articles of incorporation unless, after giving effect to that distribution:

•   the corporation would be unable to pay its debts as they become due in the usual course of business; or

•   the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy, upon dissolution, the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

NHTB and CFC are each subject to substantially the same restrictions on declaring dividends.

Business Combinations and Anti-Takeover Provisions.

NHTB

NHTB’s certificate of incorporation provides that any “business combination” (as defined below) involving NHTB and an “interested stockholder” must be approved by (i) the holders of at least 75% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, excluding for purposes of calculating the affirmative vote and the number of outstanding shares of stock all shares of voting stock of which the beneficial owner is an “interested stockholder” or an affiliate of an “interested stockholder.” The higher vote requirement, however, is not applicable if the “continuing directors” have approved the “business combination” or if the transaction meets certain “fair price” provisions set forth in NHTB’s certificate of incorporation.

For purposes of these provisions, an “interested stockholder” includes:

•	any person (with certain exceptions) who is the “beneficial owner” (as defined in the certificate of incorporation) of more than 10% of NHTB’s outstanding common stock;

•	any affiliate of NHTB which is the beneficial owner of more than 10% of NHTB’s outstanding common stock at any time during the prior two years; or

•	any transferee of any shares of NHTB’s common stock that were beneficially owned by an “interested stockholder” during the prior two years.

For purposes of these provisions, a “business combination” is defined to include:

•	any merger or consolidation of NHTB or any subsidiary with or into an interested stockholder or affiliate of an interested stockholder;

•	the disposition of the assets of NHTB or any subsidiary having an aggregate value of $1,000,000 or more to or with any interested stockholder or affiliate of an interested stockholder;

•

the issuance or transfer by NHTB or any subsidiary of any of its securities to any interested stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property having an aggregate value of $1,000,000 or more;

•	the adoption of any plan for the liquidation or dissolution of NHTB proposed by, or on behalf of, an interested stockholder or an affiliate of an interested stockholder; and

•

any reclassification of securities or recapitalization or merger or consolidation of NHTB with any subsidiary or any other transaction that would increase the proportionate share of any class of equity or convertible securities owned by an interested stockholder or affiliate of an interested stockholder.

This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of NHTB. However, it is not intended to, and will not, prevent or deter all tender offers for shares of NHTB.

CFC

CFC’s articles of association are silent on related person or interested shareholder business combinations.

Accordingly, NHTB’s articles of incorporation require a heightened voting standard for an interested stockholder business combination, while CFC’s articles of association do not include a similar requirement.

LEGAL MATTERS

Hogan Lovells US LLP will provide an opinion regarding the validity of NHTB’s common stock to be issued in the merger. Additionally, as a condition to the consummation of the merger, NHTB will have received an opinion from Hogan Lovells US LLP, Washington, D.C., and CFC will have received an opinion from Cranmore, FitzGerald & Meaney, Hartford, CT, in each case, dated as of the effective time of the merger, to the effect that, for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

EXPERTS

The consolidated financial statements of NHTB as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, included in NHTB’s Annual Report on Form 10-K for the year ended December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the report of Shatswell, MacLeod & Co., P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

NHTB files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, including NHTB, that file electronically with the SEC. You can obtain any documents filed with the SEC at www.sec.gov.

NHTB also makes available, free of charge through its website at www.nhthrift.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. The information contained on, or that can be accessed through, NHTB’s website is not part of this prospectus. Additionally, you can obtain such documents, without charge, by requesting them in writing or by telephone from NHTB at the following address and telephone number:

New Hampshire Thrift Bancshares, Inc.

9 Main Street

P.O. Box 9

Newport, New Hampshire 03773

(603) 865-6085

Attention: Kimberly Ilg, Asst. Secretary

CFC’s audited financial statements as of December 31, 2012, and unaudited financial statements as of March 31, 2013, are available from CFC, without charge, and can also be viewed on CFC’s website at www.rnbvt.com. The information contained on, or that can be accessed through, the CFC website is not part of this prospectus. You can obtain such documents by requesting them in writing or by telephone at the following address and telephone number:

Central Financial Corporation

21 N. Main Street

P.O. Box 368

Randolph, Vermont 05060

(802) 728-9611

Attention: Steven H. Dimick, President and CEO

Neither NHTB nor CFC has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to NHTB was provided by NHTB, and the information contained in this proxy statement/prospectus with respect to CFC was provided by CFC. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO NHTB’S FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

New Hampshire Thrift Bancshares, Inc.

Newport, New Hampshire

We have audited the accompanying consolidated balance sheets of New Hampshire Thrift Bancshares, Inc. and Subsidiaries as of December 31, 2012 and 2011 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Hampshire Thrift Bancshares, Inc. and Subsidiaries as of December 31, 2012 and 2011 and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

March 27, 2013

New Hampshire Thrift Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share data)
As of December 31,	2012	2011
ASSETS
Cash and due from banks	$26,147	$21,841
Interest-bearing deposit with the Federal Reserve Bank	13,265	2,899

Cash and cash equivalents	39,412	24,740
Securities available-for-sale	212,369	210,318
Federal Home Loan Bank stock	9,506	7,615
Loans held-for-sale	11,983	3,434
Loans receivable, net of the allowance for loan losses of $9.9 million as of December 31, 2012 and $9.1 million as of December 31, 2011	902,236	714,952
Accrued interest receivable	2,845	2,669
Premises and equipment, net	17,261	16,450
Investments in real estate	4,074	3,451
Other real estate owned	102	1,344
Goodwill	35,395	28,597
Intangible assets	3,416	1,755
Investment in partially owned Charter Holding Corp., at equity	4,909	4,895
Bank owned life insurance	18,905	13,347
Other assets	8,064	8,252

Total assets	$1,270,477	$1,041,819

LIABILITIES
Deposits:
Noninterest-bearing	$74,133	$64,356
Interest-bearing	875,208	738,667

Total deposits	949,341	803,023
Federal Home Loan Bank advances	142,730	80,967
Notes payable	—	543
Securities sold under agreements to repurchase	14,619	15,514
Subordinated debentures	20,620	20,620
Accrued expenses and other liabilities	13,673	12,492

Total liabilities	1,140,983	933,159

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, per share: 2,500,000 shares authorized:
Series B, non-cumulative perpetual, 23,000 shares issued and outstanding at December 31, 2012 and 20,000 shares issued and outstanding at December 31, 2011, liquidation value $1,000 per share	—	—
Common stock, $.01 par value: 10,000,000 shares authorized, 7,486,225 shares issued and 7,055,946 shares outstanding as of December 31, 2012 and 6,292,639 shares issued and 5,832,360 shares outstanding as of December 31, 2011	75	63
Warrants	—	85
Paid-in capital	83,977	66,658
Retained earnings	53,933	49,892
Unearned restricted stock awards	(377)	—
Accumulated other comprehensive loss	(1,444)	(887)
Treasury stock, at cost, 430,279 shares as of December 31, 2012 and 460,279 for 2011	(6,670)	(7,151)

Total stockholders’ equity	129,494	108,660

Total liabilities and stockholders’ equity	$1,270,477	$1,041,819

The accompanying notes are an integral part of these consolidated financial statements.

New Hampshire Thrift Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except for per share data)
For the years ended December 31,	2012	2011	2010
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$32,542	$31,640	$31,955
Interest on debt securities:
Taxable	3,223	4,601	6,085
Dividends	62	35	17
Other	594	912	599

Total interest and dividend income	36,421	37,188	38,656

INTEREST EXPENSE
Interest on deposits	4,381	5,771	6,634
Interest on advances and other borrowed money	1,944	1,863	2,040
Interest on debentures	1,027	1,008	1,011
Interest on securities sold under agreements to repurchase	47	47	59

Total interest expense	7,399	8,689	9,744

Net interest and dividend income	29,022	28,499	28,912

PROVISION FOR LOAN LOSSES	2,705	1,351	2,182

Net interest and dividend income after provision for loan losses	26,317	27,148	26,730

NONINTEREST INCOME
Customer service fees	5,067	5,071	5,198
Net gain on sales and calls of securities	3,819	2,588	2,083
Net gain on sales of loans	2,867	931	1,692
Net (loss) gain on sales of other real estate owned, other assets and fixed assets	(150)	27	50
Rental income	736	714	701
Realized gain in Charter Holding Corp .	444	573	192
Brokerage service income	—	3	2
Bank owned life insurance income	545	432	356
Insurance commissions	1,315	119	—

Total noninterest income	14,643	10,458	10,274

NONINTEREST EXPENSES
Salaries and employee benefits	15,022	14,306	13,370
Occupancy and equipment expenses	3,648	3,806	3,743
Depositors’ insurance	802	793	1,020
Professional services	1,208	1,122	953
Data processing and outside services fees	1,117	1,048	1,019
ATM processing fees	498	481	520
Telephone expense	664	799	676
Net amortization (benefit) of mortgage servicing rights and mortgage servicing income	92	(117)	(113)
Supplies	373	344	408
Advertising and promotion	481	510	432
Merger related expense	1,167	—	—
Other expenses	4,445	4,034	3,485

Total noninterest expenses	29,517	27,126	25,513

INCOME BEFORE PROVISION FOR INCOME TAXES	11,443	10,480	11,491
PROVISION FOR INCOME TAXES	3,684	2,811	3,544

NET INCOME	$7,759	$7,669	$7,947

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$7,093	$6,956	$7,431

Earnings per common share	$1.20	$1.20	$1.29

Earnings per common share, assuming dilution	$1.20	$1.20	$1.29

Dividends declared per common share	$0.52	$0.52	$0.52

The accompanying notes are an integral part of these consolidated financial statements.

New Hampshire Thrift Bancshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Dollars in thousands)
For the years ended December 31,	2012	2011	2010
Net income	$7,759	$7,669	$7,947
Net change in unrealized (loss) gain on available-for-sale securities, net of tax effect	(530)	1,906	314
Net change in pension plan, net of tax effect	(217)	(381)	(132)
Net change in derivatives, net of tax effect	182	146	(95)
Net change in unrealized gain (loss) on equity investment, net of tax effect	8	(31)	62

Comprehensive income	$7,202	$9,309	$8,096

The accompanying notes are an integral part of these consolidated financial statements.

New Hampshire Thrift Bancshares, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(Dollars in thousands)
For the years ended December 31,	2012	2011	2010
PREFERRED STOCK
Balance, beginning of year	$—	$—	$—
Issuance of preferred stock	—	—	—
Redemption of preferred stock	—	—	—

Balance, end of year	$—	$—	$—

COMMON STOCK
Balance, beginning of year	$63	$62	$62
Issuance of common shares	12	1	—
Exercise of stock options (40,042 in 2012, no shares in 2011, and	—	—	—
2,000 shares in 2010)	—	—	—

Balance, end of year	$75	$63	$62

WARRANTS
Balance, beginning of year	$85	$85	$85
Repurchase of warrants	(85)	—	—

Balance, end of year	$—	$85	$85

PAID-IN CAPITAL
Balance, beginning of year	$66,658	$55,921	$55,885
Increase on issuance of common stock from the exercise of stock options	365	—	18
Tax benefit for stock options	25	—	2
Restricted stock awards, issued from treasury stock, net	(104)	—	—
Acquisition of McCrillis & Eldredge Insurance	53	684	—
Acquisition of The Nashua Bank	14,632	—	—
Repurchase of warrants	(652)	—	—
Issuance/assumption of preferred stock	3,000	20,000	—
Redemption of preferred stock	—	(10,000)	—
Preferred stock net accretion	—	53	16

Balance, end of year	$83,977	$66,658	$55,921

RETAINED EARNINGS
Balance, beginning of year	$49,892	$46,001	$41,571
Net income	7,759	7,669	7,947
Preferred stock net accretion	—	(53)	(16)
Cash dividends declared, preferred stock	(666)	(723)	(500)
Cash dividends paid, common stock	(3,052)	(3,002)	(3,001)

Balance, end of year	$53,933	$49,892	$46,001

UNEARNED RESTRICTED STOCK AWARDS
Balance, beginning of year	$—	$—	$—
Shares awarded (35,000 in 2012, no shares in 2011 and 2010)	(440)	—	—
Shares forfeited (5,000 in 2012, no shares in 2011 and 2010)	63	—	—

Balance, end of year	$(377)	$—	$—

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance, beginning of year	$(887)	$(2,527)	$(2,676)
Net change in other comprehensive (loss) income, net of tax effect	(557)	1,640	149

Balance, end of year	$(1,444)	$(887)	$(2,527)

TREASURY STOCK
Balance, beginning of year	$(7,151)	$(7,151)	$(7,151)
Issuance of restricted stock awards (35,000 shares)	544	—	—
Shares repurchased (5,000 shares)	(63)	—	—

Balance, end of year	$(6,670)	$(7,151)	$(7,151)

The accompanying notes are an integral part of these consolidated financial statements.

New Hampshire Thrift Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)
For the years ended December 31,	2012	2011	2010
Cash flows from operating activities:
Net income	$7,759	$7,669	$7,947
Adjustments to reconcile net income to net cash provided by operating activities :
Depreciation and amortization	1,431	1,410	1,418
Net (increase) decrease in mortgage servicing rights	(337)	173	(279)
Amortization of securities, net	1,038	1,180	1,070
Amortization of deferred expenses relating to issuance of capital securities and subordinated debentures	11	11	11
Amortization of fair value adjustments, net (loans, deposits and borrowings)	122	109	98
Amortization of intangible assets	425	424	474
Net (increase) decrease in loans held-for-sale	(8,549)	2,453	(3,809)
Net gain on sales of premises, equipment, investment in real estate, other real estate owned and other assets	(40)	(27)	(49)
Impairment losses on other real estate owned	183
Net gain on sales and calls of securities	(3,819)	(2,588)	(2,083)
Equity in gain of partially owned Charter Holding Corp.	(444)	(573)	(192)
Provision for loan losses	2,705	1,351	2,182
Deferred tax expense (benefit)	479	791	(105)
Change in cash surrender value of life insurance	(545)	(462)	(382)
Decrease in accrued interest receivable and other assets	1,082	590	2,494
Change in deferred loan origination costs, net	(1,118)	(381)	74
Increase (decrease) in accrued expenses and other liabilities	713	(1,509)	1,532

Net cash provided by operating activities	1,096	10,621	10,401

Cash flows from investing activities:
Capital expenditures - investment in real estate	(503)	—	(140)
Capital expenditures - software	(70)	(192)	(76)
Capital expenditures - premises and equipment	(1,297)	(925)	(868)
Proceeds from sales of securities available-for-sale	194,347	102,632	109,539
Purchases of securities available-for-sale	(223,664)	(156,667)	(131,964)
Proceeds from maturities of securities available-for-sale	50,022	44,290	46,266
Redemption of Federal Home Loan Bank stock	119	—	—
Purchases of Federal Home Loan Bank stock	(1,627)	—	(1,439)
Capital distribution - Charter Holding Corp., at equity	438	545	203
Additional investment in Charter Holding Corp.	—	—	(1,765)
Loan originations and principal collections, net	(96,888)	(35,885)	(48,789)
Purchases of loans	(4,799)	(6,372)	(8,980)
Recoveries of loans previously charged off	596	365	215
Proceeds from sales of other real estate and other assets	1,409	135	306
Investment in bank owned life insurance	(5,000)	(2,500)	—
Cash paid to acquire McCrillis & Eldredge, net	—	(175)	—
Cash and cash equivalents acquired from The Nashua Bank, net of expenses and cash paid	(1,623)	—	—
Premium paid on life insurance policies	(13)	(12)	(11)

Net cash used in investing activities	(88,553)	(54,761)	(37,503)

New Hampshire Thrift Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Continued)

(Dollars in thousands)
For the years ended December 31,	2012	2011	2010
Cash flows from financing activities:
Net increase in demand deposits, savings and NOW accounts	64,159	40,482	32,962
Net (decrease) increase in time deposits	(16,320)	(15,678)	10,829
Increase (decrease) in short-term advances from Federal Home Loan Bank	15,000	15,000	(40,000)
Principal advances from Federal Home Loan Bank	45,000	5,000	75,000
Repayment of advances from Federal Home Loan Bank	—	(15,000)	(55,000)
Repayment of other borrowed funds	(543)	—	(2,078)
Net (decrease) increase in repurchase agreements	(895)	(651)	4,046
Redemption of stock warrants	(737)	—	—
Proceeds from issuance of preferred stock	—	20,000	—
Redemption of preferred stock	—	(10,000)	—
Dividends paid on preferred stock	(848)	(484)	(500)
Dividends paid on common stock	(3,052)	(3,002)	(3,001)
Proceeds from exercise of stock options	365	—	18

Net cash provided by financing activities	102,129	35,667	22,276

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,672	(8,473)	(4,826)
CASH AND CASH EQUIVALENTS, beginning of year	24,740	33,213	38,039

CASH AND CASH EQUIVALENTS, end of year	$39,412	$24,740	$33,213

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$7,396	$8,763	$9,769

Income taxes paid	$3,633	$1,850	$4,630

Loans transferred to other real estate owned	$547	$1,891	$310

Loans originated from sales of other real estate owned	$237	$508	$119

Allowance for loan losses transferred to other liabilities	$—	$—	$175

	The Nashua Bank	McCrillis & Eldredge
Acquisitions:

Cash and cash equivalents acquired	$2,790	$97
Available-for-sale securities	20,852	25
Federal Home Loan Bank stock	383	—
Net loans acquired	88,203	—
Premises and equipment acquired	729	34
Investment in real estate	249	—
Accrued interest receivable	375	—
Bank owned life insurance policies	—	15
Other assets acquired	95	37
Customer list intangible	—	629
Core deposit intangible	2,086	—

	115,762	837

Deposits assumed	98,479	—
Federal Home Loan Bank borrowings assumed	1,754	—
Other liabilities assumed	897	372

	101,130	372

Net assets acquired	14,632	465

Merger costs	21,378	1,769

Goodwill	$6,746	$1,304

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1.	Summary of significant accounting policies:

Nature of operations - New Hampshire Thrift Bancshares, Inc. (the “Company”) is a savings and loan holding company headquartered in Newport, New Hampshire. The Company’s subsidiary, Lake Sunapee Bank, fsb (the “Bank”), a federal stock savings bank, operates 30 branches in Chester, Grafton, Hillsborough, Merrimack and Sullivan counties in central and western New Hampshire and Rutland and Windsor Counties in Vermont. Although the Company has a diversified portfolio, a substantial portion of its debtors’ abilities to honor their contracts is dependent on the economic health of the region. The Company’s primary source of revenue is providing loans to customers who are predominately small and middle-market businesses and individuals.

Use of estimates in the preparation of financial statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation - The consolidated financial statements include the accounts of the Company, the Bank, Lake Sunapee Group, Inc. (“LSGI”), which owns and maintains all buildings and investment properties, and Lake Sunapee Financial Services Corp. (“LSFSC”), which sells brokerage securities and insurance products to customers, and McCrillis & Eldredge Insurance, Inc. (“MEI”), a full-line independent insurance agency acquired in 2012, which offers a complete range of commercial insurance services and consumer products. LSGI, LSFSC and MEI are wholly owned subsidiaries of the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

NHTB Capital Trust II and NHTB Capital Trust III, affiliates of the Company, were formed to sell capital securities to the public through a third party trust pool. In accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 810-10, “Consolidation - Overall,” the subsidiaries have not been included in the consolidated financial statements.

Cash and cash equivalents - For purposes of reporting cash flows, the Company considers cash and due from banks and Federal Reserve Bank interest bearing deposit to be cash equivalents. Cash and due from banks as of December 31, 2012 and 2011 includes $9 million and $10 million respectively, which is subject to withdrawal and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank and PNC Bank.

Securities available-for-sale - Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders’ equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

Securities held-to-maturity - Bonds, notes and debentures which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts recognized in interest income using the interest method over the period to maturity. No write-downs have occurred for securities held-to-maturity.

For any debt security with a fair value less than its amortized cost basis, the Company will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Company will recognize a full impairment charge to earnings. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the credit loss portion of impairment will be recognized in earnings as realized losses. The other-than-temporary impairment related to all other factors will be recorded in other comprehensive income.

NOTE 1.	Summary of significant accounting policies: (continued)

Declines in marketable equity securities below their cost that are deemed other than temporary are reflected in earnings as realized losses.

Securities held for trading - Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

Federal Home Loan Bank stock - As a member of the Federal Home Loan Bank (“FHLB”), the Company is required to invest in $100 par value stock of the FHLB. The FHLB capital structure mandates that members must own stock as determined by their Total Stock Investment Requirement which is the sum of a member’s Membership Stock Investment Requirement and Activity-Based Stock Investment Requirement. The Membership Stock Investment Requirement is calculated as 0.35% of a member’s Stock Investment Base, subject to a minimum investment of $10,000 and a maximum investment of $25,000,000. The Stock Investment Base is an amount calculated based on certain assets held by a member that are reflected on call reports submitted to applicable regulatory authorities. The Activity-Based Stock Investment Requirement is calculated as 3.0% for overnight advances, 4.0% for FHLB advances with original terms to maturity of two days to three months and 4.5% for other advances plus a percentage of advance commitments, 0.5% of standby letters of credit issued by the FHLB and 4.5% of the value of intermediated derivative contracts. Management evaluates the Company’s investment in FHLB stock for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Based on its most recent analysis of the FHLB as of December 31, 2012, management deems its investment in FHLB stock to be not other-than-temporarily impaired.

Investment in Charter Holding Corp. - The Company owned one-third interest in Charter Holding Corporation (“CHC”) with two other New Hampshire banks. On September 30, 2011, the Company and one of the other banks purchased the third bank’s ownership interest. As a result, the Company and one other bank each hold 50% ownership of CHC at December 31, 2012 and 2011. Headquartered in Concord, New Hampshire, CHC provides trust and investment services from seven offices across New Hampshire. Charter New England Agency, a subsidiary of CHC, provides life insurance, fixed and variable annuities and mutual fund products, in addition to full brokerage services.

The Bank uses the equity method of accounting to account for its investment in CHC. An investor using the equity method initially records an investment at cost. Subsequently, the carrying amount of the investment is increased to reflect the investor’s share of income of the investee and is reduced to reflect the investor’s share of losses of the investee or dividends received from the investee. The investor’s share of the income or losses of the investee is included in the investor’s net income as the investee reports them. Adjustments similar to those made in preparing consolidated financial statements, such as elimination of intercompany gains and losses, also are applicable to the equity method.

Loans held-for-sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. No losses have been recorded.

Nonaccrual loans - Residential real estate loans and consumer loans are placed on nonaccrual status when they become 90 days past due. Commercial loans are placed on nonaccrual status when they become 90 days past due or when it becomes probable that the Bank will be unable to collect all amounts due pursuant to the terms of the loan agreement. When a loan has been placed on nonaccrual status, previously accrued interest is reversed with a charge against interest income on loans. Interest received on nonaccrual loans is generally booked to interest income on a cash basis. Residential real estate loans and consumer loans generally are returned to accrual status when they are no longer over 90 days past due. Commercial loans are generally returned to accrual status when the collectibility of principal and interest is reasonably assured.

NOTE 1.	Summary of significant accounting policies: (continued)

Acquired Loans - Acquired loans that have evidence of deterioration in credit quality since origination and for which it is probable, at acquisition, that all contractually required payments will not be collected are initially recorded at fair value without recording an allowance for loan losses. Fair value of the loans is determined using market participant assumptions in estimating the amount and timing of both principal and interest cash flows expected to be collected, as adjusted for an estimate of future credit losses and prepayments, and then applying a market-based discount rate to those cash flows. Acquired loans are generally accounted for on a pool basis, with pools formed based on the loans’ common risk characteristics, such as loan collateral type and accrual status. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows.

Under the accounting model for acquired loans, the excess of cash flows expected to be collected over the carrying amount of the loans, referred to as the “accretable yield”, is accreted into interest income over the life of the loans in each pool using the effective yield method. Accordingly, acquired loans are not subject to classification as non-accrual in the same manner as originated loans. Rather, acquired loans are considered to be accruing loans because their interest income relates to the accretable yield recognized at the pool level and not to contractual interest payments at the loan level. The difference between contractually required principal and interest payments and the cash flows expected to be collected, referred to as the “nonaccretable difference”, includes estimates of both the impact of prepayments and future credit losses expected to be incurred over the life of the loans in each pool. As such, charge-offs on acquired loans are first applied to the nonaccretable difference and then to any allowance for loan losses recognized subsequent to acquisition.

Subsequent to acquisition, actual cash collections are monitored relative to management’s expectations and revised cash flow forecasts are prepared, as warranted. These revised forecasts involve updates, as necessary, of the key assumptions and estimates used in the initial estimate of fair value. Generally speaking, expected cash flows are affected by:

•

Changes in the expected principal and interest payments over the estimated life - Updates to changes in expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows resulting from loan modifications are included in the assessment of expected cash flows;

•	Changes in prepayment assumptions - Prepayments affect the estimated life of the loans which may change the amount of interest income, and possibly principal, expected to be collected; and

•	Changes in interest rate indices for variable rate loans - Expected future cash flows are based, as applicable, on the variable rates in effect at the time of the assessment of expected cash flows.

A decrease in expected cash flows in subsequent periods may indicate that the loan pool is impaired which would require the establishment of an allowance for loan losses by a charge to the provision for loan losses. An increase in expected cash flows in subsequent periods serves, first, to reduce any previously established allowance for loan losses by the increase in the present value of cash flows expected to be collected, and results in a recalculation of the amount of accretable yield for the loan pool. The adjustment of accretable yield due to an increase in expected cash flows is accounted for as a change in estimate. The additional cash flows expected to be collected are reclassified from the nonaccretable difference to the accretable yield, and the amount of periodic accretion is adjusted accordingly over the remaining life of the loans in the pool.

An acquired loan may be resolved either through receipt of payment (in full or in part) from the borrower, the sale of the loan to a third party or foreclosure of the collateral. In the event of a sale of the loan, a gain or loss on sale is recognized and reported within non-interest income based on the difference between the sales proceeds and the carrying amount of the loan. In other cases, individual loans are removed from the pool based on comparing the amount received from its resolution (fair value of the underlying collateral less costs to sell in the

NOTE 1.	Summary of significant accounting policies: (continued)

case of a foreclosure) with its outstanding balance. Any difference between these amounts is absorbed by the nonaccretable difference established for the entire pool. For loans resolved by payment in full, there is no adjustment of the nonaccretable difference since there is no difference between the amount received at resolution and the outstanding balance of the loan. In these cases, the remaining accretable yield balance is unaffected and any material change in remaining effective yield caused by the removal of the loan from the pool is addressed in connection with the subsequent cash flow re-assessment for the pool. Acquired loans subject to modification are not removed from the pool even if those loans would otherwise be deemed TDRs as the pool, and not the individual loan, represents the unit of account.

Allowance for loan losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

General component - The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, commercial real estate, construction, commercial and consumer. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; concentration of credit risk and national and local economic trends and conditions. There were no significant changes in the Company’s policies or methodology pertaining to the general component of the allowance for loan losses during 2012.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential real estate: The Company generally does not originate loans with a loan-to-value ratio greater than 80 percent and does not grant subprime loans. All loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment. This segment also includes home equity loans.

Commercial real estate: Loans in this segment are primarily income-producing properties throughout New Hampshire and Vermont. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Management periodically obtains rent rolls and continually monitors the cash flows of these loans.

Construction loans: The Bank offers construction loan financing on one-to-four family owner occupied dwellings in the Bank’s local real estate market. Generally, the Bank makes construction loans up to 80% of value with terms of up to nine months. During the construction phase, inspections are made to assess construction progress and monitor the disbursement of loan proceeds. The Bank also offers a “one-step” construction loan, which provides construction and permanent financing with one loan closing. The “one-step” is provided under the same terms and conditions of the Bank’s conventional residential program.

NOTE 1.	Summary of significant accounting policies: (continued)

Commercial loans: Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.

Consumer loans: Loans in this segment are unsecured or secured by collateral such as automobiles, boats and other recreational vehicles. Repayment is dependent on the credit quality of the individual borrower.

Allocated component - The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans be either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired.

Unallocated component - An unallocated component may be maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

Deferred loan origination fees - Loan origination, commitment fees and certain direct origination costs are deferred, and the net amount is amortized as an adjustment of the related loan’s yield. The Company amortizes these amounts over the contractual life of the related loans.

Loan servicing - The Company recognizes as separate assets from their related loans the rights to service mortgage loans for others, either through acquisition of those rights or from the sale or securitization of loans with the servicing rights retained on those loans, based on their relative fair values. To determine the fair value of the servicing rights created, the Company uses the market prices under comparable servicing sale contracts, when

NOTE 1.	Summary of significant accounting policies: (continued)

available, or alternatively uses a valuation model that calculates the present value of future cash flows to determine the fair value of the servicing rights. In using this valuation method, the Company incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost of servicing loans, the discount rate, ancillary income, prepayment speeds and default rates.

Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Refinance activities are considered in estimating the period of net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the interest rate risk characteristics of the underlying loans. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Concentration of credit risk - Most of the Company’s business activity is with customers located within the states of New Hampshire and Vermont. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Company’s loan portfolio is composed of loans collateralized by real estate located in the states of New Hampshire and Vermont.

Premises and equipment - Company premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Estimated lives are 5 to 40 years for buildings and premises and 3 to 15 years for furniture, fixtures and equipment. Expenditures for replacements or major improvements are capitalized; expenditures for normal maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of Company premises and equipment, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is included in income.

Investment in real estate - Investment in real estate is carried at the lower of cost or estimated fair value. The buildings are being depreciated over their useful lives. The properties consist of three buildings that the Company rents for commercial purposes. Rental income is recorded in income when received and expenses for maintaining these assets are charged to expense as incurred.

Real estate owned and property acquired in settlement of loans - The Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place. At the time of foreclosure or possession, the Company records the property at the lower of fair value minus estimated costs to sell or the outstanding balance of the loan. All properties are periodically reviewed and declines in the value of the property are charged against income.

Earnings per share - Basic earnings per share represents net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. If rights to dividends on unvested options/awards are non-forfeitable, these unvested awards/options are considered outstanding in the computation of basic earnings per share. Diluted earnings per share, if applicable, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Advertising - The Company directly expenses costs associated with advertising as they are incurred.

Income taxes - The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

NOTE 1.	Summary of significant accounting policies: (continued)

Fair value of financial instruments - The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and cash equivalents - The carrying amounts of cash and cash equivalents approximate their fair value.

Available-for-sale securities - Fair values for available-for-sale securities are based on quoted market prices.

Other investments - The carrying amounts of other investments approximate their fair values.

Loans held-for-sale - Fair values of loans held-for-sale are based on estimated market values.

Loans receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Investment in unconsolidated subsidiaries - Fair value of investment in unconsolidated subsidiaries is estimated using discounted cash flow analyses, using interest rates currently being offered for similar investments.

Accrued interest receivable - The carrying amounts of accrued interest receivable approximate their fair values.

Deposit liabilities - The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed term money-market accounts and certificates of deposits (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank advances - Fair values for FHLB advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on FHLB advances.

Notes payable - The carrying amounts of notes payable approximate their fair values.

Securities sold under agreements to repurchase - The carrying amounts of securities sold under agreements to repurchase approximate their fair values.

Subordinated debentures - Fair values of subordinated debentures are estimated using discounted cash flow analyses, using interest rates currently being offered for debentures with similar terms.

Derivative financial instruments - Fair values for interest rate swap agreements are based upon the amounts required to settle the contracts.

Off-balance sheet instruments - Fair values for loan commitments have not been presented as the future revenue derived from such financial instruments is not significant.

Interest rate swap agreement - For asset/liability management purposes, the Company uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Such derivatives are used as part of the asset/liability management process and are linked to specific assets or liabilities, and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.

NOTE 1.	Summary of significant accounting policies: (continued)

The Company utilizes interest rate swap agreements to convert a portion of its variable-rate debt to a fixed rate (cash flow hedge). Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged.

The effective portion of the gain or loss on a derivative designated and qualifying as a cash flow hedging instrument is initially reported as a component of other comprehensive income and subsequently reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized currently in earnings.

Interest rate derivative financial instruments receive hedge accounting treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities identified as exposing the Company to risk. Those derivative financial instruments that do not meet the hedging criteria discussed below would be classified as trading activities and would be recorded at fair value with changes in fair value recorded in income. Derivative hedge contracts must meet specific effectiveness tests (i.e., over time the change in their fair values due to the designated hedge risk must be within 80 to 125 percent of the opposite change in the fair values of the hedged assets or liabilities). Changes in fair value of the derivative financial instruments must be effective at offsetting changes in the fair value of the hedged items due to the designated hedge risk during the term of the hedge. Further, if the underlying financial instrument differs from the hedged asset or liability, there must be a clear economic relationship between the prices of the two financial instruments. If periodic assessment indicates derivatives no longer provide an effective hedge, the derivatives contracts would be closed out and settled or classified as a trading activity.

Hedges of variable-rate debt are accounted for as cash flow hedges, with changes in fair value recorded in other assets or liabilities and other comprehensive income. The net settlement (upon close out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt. The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in non-interest income.

Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

Stock based compensation - At December 31, 2012, the Company has two stock-based employee compensation plans. The Company accounts for those plans under ASC 718-10, “Compensation - Stock Compensation - Overall.”

Recent Accounting Pronouncements - In April 2011, FASB issued Accounting Standards Update (“ASU”) 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” This ASU provides additional guidance or clarification to help creditors determine whether a restructuring constitutes a troubled debt restructuring. For public entities, the amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired, and should measure impairment on those receivables prospectively for the first interim or annual period beginning on or after June 15, 2011. Additional disclosures are also required under this ASU. The adoption of this guidance is reflected in Note 4.

In April 2011, FASB issued ASU 2011-03, “Reconsideration of Effective Control for Repurchase Agreements.” The objective of this ASU is to improve the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. This ASU prescribes when an entity may or may not recognize a sale upon the transfer of financial

NOTE 1.	Summary of significant accounting policies: (continued)

assets subject to repurchase agreements. The guidance in this ASU is effective for the first interim or annual period beginning on or after December 15, 2011. Early adoption is not permitted. The adoption of this guidance did not have a material impact on the Company’s results of operations or financial position.

In May 2011, FASB issued ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards.” The amendments in this ASU explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The amendments in this ASU are to be applied prospectively. The amendments are effective for annual periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the Company’s results of operations or financial position.

In June 2011, FASB issued ASU 2011-05, “Presentation of Comprehensive Income.” The objective of this ASU is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. Under this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. An entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. An entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments in this ASU should be applied retrospectively. The amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The required disclosure in the Company’s consolidated financial statements have been reflected in the statements of comprehensive income and Note 18.

In September 2011, FASB issued ASU 2011-08, “Intangibles - Goodwill and Other”, an update to ASC 350, “Intangibles - Goodwill and Other.” ASU 2011-08 simplifies how entities, both public and nonpublic, test goodwill for impairment. The amendments in this update permit an entity to first assess qualitative factors to determine whether it is more likely than not the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. For public and nonpublic entities, the amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The adoption of this guidance did not have an impact on the Company’s results of operations or financial position.

In December 2011, FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities.” This ASU is to enhance current disclosures. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The amendments in this ASU are effective for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Company does not anticipate that the adoption of this guidance will have a material impact on its consolidated financial statements.

In December 2011, FASB issued ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” The amendments in this update defer those changes in ASU 2011-05 that relate to the presentation of reclassifications out of accumulated other

NOTE 1.	Summary of significant accounting policies: (continued)

comprehensive income on the components of net income and other comprehensive income for all periods presented. All other requirements in ASU 2011-05 are not affected by this update. The amendments are effective during interim and annual periods beginning after December 15, 2011. The required disclosures in the Company’s consolidated financial statements have been reflected in the statements of comprehensive income and Note 18.

In October 2012, FASB issued ASU 2012-06, “Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution.” The amendments in this update clarify the applicable guidance for subsequently measuring an indemnification asset recognized as a result of a government-assisted acquisition of a financial institution. For public and nonpublic entities, the amendments in this update are effective for fiscal years, and interim periods within those years beginning on or after December 15, 2012. The Company does not anticipate that the adoption of this guidance will have a material impact on its consolidated financial statements.

In February 2013, FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this update do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments are effective prospectively for reporting periods beginning after December 15, 2012. Early adoption is permitted. The adoption of ASU 2013-02 is not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 2.	Issuance of Capital Securities:

On March 30, 2004, NHTB Capital Trust II (“Trust II”), a Connecticut statutory trust formed by the Company, completed the sale of $10.0 million of Floating Capital Securities, adjustable every three months at LIBOR plus 2.79% (“Capital Securities II”). Trust II also issued common securities to the Company and used the net proceeds from the offering to purchase a like amount of Junior Subordinated Deferrable Interest Debentures (“Debentures II”) of the Company. Debentures II are the sole assets of Trust II. The Company used a portion of the proceeds to redeem the balance of securities issued by NHTB Capital Trust I, which were callable on September 30, 2004. The balance of the proceeds of Trust II are being used for general corporate purposes. Total expenses associated with the offering of $160 thousand are included in other assets and are being amortized on a straight-line basis over the life of Debentures II.

Capital Securities II accrue and pay distributions quarterly based on the stated liquidation amount of $10 per Capital Security. The Company has fully and unconditionally guaranteed all of the obligations of Trust II. The guaranty covers the quarterly distributions and payments on liquidation or redemption of Capital Securities II, but only to the extent that Trust II has funds necessary to make these payments.

Capital Securities II are mandatorily redeemable upon the maturing of Debentures II on March 30, 2034 or upon earlier redemption as provided in the Indenture. The Company has the right to redeem Debentures II, in whole or in part at the liquidation amount plus any accrued but unpaid interest to the redemption date.

On March 30, 2004, NHTB Capital Trust III (“Trust III”), a Connecticut statutory trust formed by the Company, completed the sale of $10.0 million of 6.06% 5 Year Fixed-Floating Capital Securities (“Capital

NOTE 2.	Issuance of Capital Securities: (continued)

Securities III”). Trust III also issued common securities to the Company and used the net proceeds from the offering to purchase a like amount of 6.06% Junior Subordinated Deferrable Interest Debentures (“Debentures III”) of the Company. Debentures III are the sole assets of Trust III. The Company used the proceeds to redeem the securities issued by NHTB Capital Trust I, a wholly owned subsidiary of the Company, which were callable on September 30, 2004. Total expenses associated with the offering of $160 thousand are included in other assets and are being amortized on a straight-line basis over the life of Debentures III.

Capital Securities III accrue and pay distributions quarterly at an annual rate of 6.06% for the first 5 years of the stated liquidation amount of $10 per Capital Security. The Company has fully and unconditionally guaranteed all of the obligations of the Trust. The guaranty covers the quarterly distributions and payments on liquidation or redemption of Capital Securities III, but only to the extent that the Trust has funds necessary to make these payments.

Capital Securities III are mandatorily redeemable upon the maturing of Debentures III on March 30, 2034 or upon earlier redemption as provided in the Indenture. The Company has the right to redeem Debentures III, in whole or in part, at the liquidation amount plus any accrued but unpaid interest to the redemption date.

On May 1, 2008, the Company entered into an interest rate swap agreement with PNC Bank to convert the floating rate payments on Trust II to fixed rate payments. The terms of the interest rate swap agreement are as follows:

Notional amount:	$10.0 million
Trade date:	May 1, 2008
Effective date:	June 17, 2008
Termination date:	June 17, 2013
Fixed rate payer:	New Hampshire Thrift Bancshares, Inc.
Payment dates:	Quarterly
Fixed rate:	6.65%
Floating rate payer:	PNC Bank
Payment dates:	Quarterly
Index:	Three month LIBOR

NOTE 3.	Securities:

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent.

NOTE 3.	Securities: (continued)

The amortized cost of securities and their approximate fair values are summarized as follows:

(Dollars in thousands)	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2012:
Available-for-sale securities
Bonds and notes -
U.S. Treasury notes	$51,394	$29	$48	$51,375
Mortgage-backed securities	136,342	1,569	70	137,841
Municipal bonds	22,112	570	—	22,682
Other bonds and debentures	70	—	—	70
Equity securities	490	2	91	401

Total available-for-sale	$210,408	$2,170	$209	$212,369

December 31, 2011:
Available-for-sale securities
Bonds and notes -
Mortgage-backed securities	$154,213	$1,786	$57	$155,942
Municipal bonds	28,475	984	18	29,441
Other bonds and debentures	24,281	255	89	24,447
Equity securities	511	9	32	488

Total available-for-sale	$207,480	$3,034	$196	$210,318

For the year ended December 31, 2012, proceeds from sales of securities available-for-sale amounted to $194.3 million. Gross gains of $3.8 million and no gross losses were realized during 2012 on sales of available-for-sale securities. The tax provision applicable to these net realized gains amounted to $1.5 million. For the year ended December 31, 2011, proceeds from sales of securities available-for-sale amounted to $102.6 million. Gross gains of $2.6 million and no gross losses were realized during 2011 on sales of available-for-sale securities. The tax provision applicable to these net realized gains amounted to $1.0 million. For the year ended December 31, 2010, proceeds from sales of securities available-for-sale amounted to $109.5 million. Gross gains of $2.0 million and gross losses of $3 thousand were realized during 2010 on sales of available-for-sale securities. The tax provision applicable to these net realized gains amounted to $806 thousand.

Maturities of debt securities, excluding mortgage-backed securities, classified as available-for-sale are as follows as of December 31, 2012:

(Dollars in thousands)	Fair Value
U.S. Treasury notes	$40,881
Municipal bonds	3,775

Total due after one year through five years	$44,656

U.S. Treasury notes	$10,494
Municipal bonds	6,747

Total due after five years through ten years	$17,241

Municipal bonds	$12,160
Other bonds and debentures	70

Total due after ten years	$12,230

NOTE 3.	Securities: (continued)

There were no issuers of securities, other than U.S. government and agency obligations, whose aggregate carrying value exceeded 10% of stockholders’ equity as of December 31, 2012.

Securities, carried at $152.2 million and $155.9 million were pledged to secure public deposits, the treasury, tax and loan account, Federal Home Loan Bank advances and securities sold under agreements to repurchase as of December 31, 2012 and 2011, respectively.

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized-loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows as of December 31:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(Dollars in thousands)
December 31, 2012:
Bonds and notes -
U.S. Treasury notes	$10,494	$48	$—	$—	$10,494	$48
Mortgage-backed securities	24,025	70	2	—	24,027	70
Equity securities	—	—	377	91	377	91

Total temporarily impaired securities	$34,519	$118	$379	$91	$34,898	$209

December 31, 2011:
Bonds and notes -
Mortgage-backed securities	$38,094	$57	$—	$—	$38,094	$57
Municipal bonds	—	—	1,396	18	1,396	18
Other bonds and debentures	7,056	89	—	—	7,056	89
Equity securities	26	1	462	31	488	32

Total temporarily impaired securities	$45,176	$147	$1,858	$49	$47,034	$196

The investments in the Company’s investment portfolio that are temporarily impaired as of December 31, 2012 consist primarily of equity securities, mortgage-backed securities issued by U.S. Government sponsored enterprises and agencies, and U.S. treasury notes. The unrealized losses on debt securities are primarily attributable to changes in market interest rates and current market inefficiencies. The unrealized losses on equity securities are primarily attributable to lack of trading activity related to the security and are not considered credit related losses. As company management has the ability and intent to hold debt securities until maturity and equity securities for the foreseeable future, no declines are deemed to be other than temporary.

NOTE 4.	Loans receivable:

Loans receivable consisted of the following as of December 31:

(Dollars in thousands)	2012			2011
	Originated	Acquired	Total	Total
Real estate loans:
Conventional	$458,206	$13,243	$471,449	$397,010
Home equity	68,175	1,116	69,291	71,990
Construction	15,233	4,179	19,412	12,731
Commercial	178,574	55,690	234,264	148,424

	720,188	74,228	794,416	630,155
Consumer loans	6,595	709	7,304	7,343
Commercial and municipal loans	93,680	14,070	107,750	83,835
Unamortized adjustment to fair value	—	—	—	1,101

Total loans	820,463	89,007	909,470	722,434
Allowance for loan losses	(9,923)	—	(9,923)	(9,131)
Deferred loan origination costs, net	2,767	(78)	2,689	1,649

Loans receivable, net	$813,307	$88,929	$902,236	$714,952

Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during 2012. Total loan to such persons and their companies amounted to $3.9 million as of December 31, 2012. During 2012, principal advances of $3.3 million were made and principal payments totaled $285 thousand.

The following table sets forth information regarding the allowance for loan and lease losses by portfolio segment as of December 31:

	Real Estate:
(Dollars in thousands)	Conventional	Commercial	Construction	Commercial and Municipal	Consumer	Unallocated	Total
December 31, 2012:
Allowance for loan losses:
Originated:
Beginning balance	$4,845	$3,146	$222	$721	$58	$139	$9,131
Charge-offs	(1,239)	(474)	(138)	(438)	(220)	—	(2,509)
Recoveries	167	56	68	142	163	—	596
Provision (benefit)	1,124	888	56	493	57	87	2,705

Ending balance	$4,897	$3,616	$208	$918	$58	$226	$9,923

Acquired:
Beginning balance	$—	$—	$—	$—	$—	$—	$—
Charge-offs	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—
Provision (benefit)	—	—	—	—	—	—	—

Ending balance	$—	$—	$—	$—	$—	$—	$—

NOTE 4.	Loans receivable: (continued)

	Real Estate:
(Dollars in thousands)	Conventional	Commercial	Construction	Commercial and Municipal	Consumer	Unallocated	Total

Originated:
Individually evaluated for impairment	$232	$129	$—	$—	$—	$—	$361
Collectively evaluated for impairment	4,665	3,487	208	918	58	226	9,562
Acquired loans (Discounts related to Credit Quality)	—	—	—	—	—	—	—

Total allowance for loan losses ending balance	$4,897	$3,616	$208	$918	$58	$226	$9,923

Loans:
Originated:
Individually evaluated for impairment	$6,964	$9,988	$1,527	$402	$—	$—	$18,881
Collectively evaluated for impairment	519,417	168,586	13,706	93,278	6,595	—	801,582
Acquired loans (Discounts related to Credit Quality)	14,359	55,690	4,179	14,070	709	—	89,007

Total loans ending balance	$540,740	$234,264	$19,412	$107,750	$7,304	$—	$909,470

	Real Estate:
(Dollars in thousands)	Conventional	Commercial	Construction	Commercial and Municipal	Consumer	Unallocated	Total
December 31, 2011:
Allowance for loan losses:
Beginning balance	$3,982	$2,920	$567	$2,168	$92	$135	$9,864
Charge-offs	(1,187)	(548)	(303)	(147)	(264)	—	(2,449)
Recoveries	132	—	—	61	172	—	365
Provision (benefit)	1,918	774	(42)	(1,361)	58	4	1,351

Ending balance	$4,845	$3,146	$222	$721	$58	$139	$9,131

Individually evaluated for impairment	$77	$231	$—	$—	$—	$—	$308
Collectively evaluated for impairment	4,768	2,915	222	721	58	139	8,823

Total allowance for loan losses ending balance	$4,845	$3,146	$222	$721	$58	$139	$9,131

Loans:
Individually evaluated for impairment	$5,489	$8,910	$1,006	$1,211	$—	$—	$16,616
Collectively evaluated for impairment	464,524	139,433	11,725	82,771	7,365	—	705,818

Total loans ending balance	$470,013	$148,343	$12,731	$83,982	$7,365	$—	$722,434

NOTE 4.	Loans receivable: (continued)

The following is a summary of activity of the allowance for loan losses for the year ended December 31, 2010:

(Dollars in thousands)	2010
BALANCE, beginning of year	$9,519
Charged-off loans	(1,877)
Recoveries of loans previously charged-off	215
Transfer to allowance for unfunded commitments	(175)
Provision for loan losses charged to income	2,182

BALANCE, end of year	$9,864

The following table sets forth information regarding originated nonaccrual loans and past-due loans as of December 31:

(Dollars in thousands)	30 - 59 Days	60 - 89 Days	90 Days or More	Total Past Due	Total Current	Total	90 Days and Accruing	Nonaccrual Loans
December 31, 2012:
Real estate:
Conventional	$3,869	$1,327	$2,461	$7,657	$450,549	$458,206	$—	$6,250
Commercial	3,019	236	358	3,613	174,961	178,574	—	9,304
Home equity	555	172	144	871	67,304	68,175	—	158
Construction	10	—	—	10	15,223	15,233	—	887
Commercial and municipal	224	276	195	695	92,985	93,680	—	402
Consumer	12	—	—	12	6,583	6,595	—	—

Total	$7,689	$2,011	$3,158	$12,858	$807,605	$820,463	$—	$17,001

(Dollars in thousands)	30 - 59 Days	60 - 89 Days	90 Days or More	Total Past Due	Total Current	Total	90 Days and Accruing	Nonaccrual Loans
December 31, 2011:
Real estate:
Conventional	$1,925	$615	$1,306	$3,846	$393,164	$397,010	$—	$5,578
Commercial	966	584	1,513	3,063	145,361	148,424	—	8,485
Home equity	498	—	—	498	71,492	71,990	—	—
Construction	444	—	176	620	12,111	12,731	—	1,006
Commercial and municipal	178	352	280	810	83,025	83,835	—	1,540
Consumer	22	—	8	30	7,313	7,343	—	8

Total	$4,033	$1,551	$3,283	$8,867	$712,466	$721,333	$—	$16,617

NOTE 4.	Loans receivable: (continued)

The Company’s impaired loans consist of certain originated loans, including all TDR’s. The following table summarizes, by class of loan, information related to individually - evaluated impaired loans within the originated portfolio:

(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2012:
With no related allowance recorded:
Real Estate:
Conventional	$6,057	$6,979	$—	$6,315	$252
Home equity	158	211	—	168	6
Commercial	9,004	9,603	—	9,245	554
Construction	1,527	1,527	—	1,547	67
Commercial and municipal	402	455	—	573	38

Total impaired with no related allowance	$17,148	$18,775	$—	$17,848	$917

With an allowance recorded:
Real Estate:
Conventional	$749	$782	$232	$772	$38
Commercial	984	984	129	986	45

Total impaired with an allowance recorded	$1,733	$1,766	$361	$1,758	$83

Total
Real Estate:
Conventional	$6,806	$7,761	$232	$7,087	$290
Home equity	158	211	—	168	6
Commercial	9,988	10,587	129	10,231	599
Construction	1,527	1,527	—	1,547	67
Commercial and municipal	402	455	—	573	38

Total impaired loans	$18,881	$20,541	$361	$19,606	$1,000

(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2011:
With no related allowance recorded:
Real Estate:
Conventional	$3,926	$3,926	$—	$2,124	$83
Commercial	7,584	7,584	—	6,407	437
Construction	1,006	1,006	—	307	11
Commercial and municipal	1,211	1,211	—	690	45

Total impaired with no related allowance	$13,727	$13,727	$—	$9,528	$576

NOTE 4.	Loans receivable: (continued)

(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With an allowance recorded:
Real Estate:
Conventional	$1,563	$1,563	$77	$542	$32
Commercial	1,326	1,326	231	782	86

Total impaired with an allowance recorded	$2,889	$2,889	$308	$1,324	$118

Total
Real Estate:
Conventional	$5,489	$5,489	$77	$2,666	$115
Commercial	8,910	8,910	231	7,189	523
Construction	1,006	1,006	—	307	11
Commercial and municipal	1,211	1,211	—	690	45

Total impaired loans	$16,616	$16,616	$308	$10,852	$694

The following table presents a summary of credit impaired loans acquired through the merger with The Nashua Bank as of December 31, 2012.

(Dollars in thousands)	Commercial Real Estate and Commercial Business
Contractually required payments receivable	$1,408
Nonaccretable difference

Cash flows expected to be collected	1,408
Accretable yield	—

Fair value of purchased credit impaired loans acquired	$1,408

The following table presents modified loans by class that were determined to be TDR’s that occurred during the years ended December 31:

(Dollars in thousands)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
December 31, 2012:
Troubled Debt Restructurings:
Real estate:
Conventional	13	$1,480	$1,456
Commercial	17	5,022	4,582
Construction	4	1,340	1,317
Commercial and municipal	4	157	111

	38	$7,999	$7,466

NOTE 4.	Loans receivable: (continued)

(Dollars in thousands)	Number of Contracts	Recorded Investment
Troubled Debt Restructurings
That Subsequently Defaulted:
Conventional	3	$442
Commercial	2	458
Commercial and municipal	1	31

	6	$931

(Dollars in thousands)	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
December 31, 2011:
Troubled Debt Restructurings:
Real estate:
Conventional	20	$3,322	$3,322
Commercial	16	4,487	4,487
Construction	1	202	202
Commercial and municipal	8	733	697

	45	$8,744	$8,708

(Dollars in thousands)	Number of Contracts	Recorded Investment
Troubled Debt Restructurings
That Subsequently Defaulted:
Conventional	3	$281
Commercial	2	153
Commercial and municipal	4	381

	9	$815

Troubled debt restructured loans and leases are considered impaired and are included in the previous impaired loan disclosures in this footnote. As of December 31, 2012 and 2011, the Company has not committed to lend additional amounts to customers with outstanding loans and leases that are classified as troubled debt restructurings.

During the years ended December 31, 2012 and 2011, certain loans and lease modifications were executed which constituted troubled debt restructurings. Substantially all of these modifications included one or a combination of the following: an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; temporary reduction in the interest rate; or change in scheduled payment amount.

NOTE 4.	Loans receivable: (continued)

The following table presents information on how loans were modified as TDRs during the twelve months ended December 31:

	Extended Maturity	Adjusted Interest Rate	Combination of Rate and Maturity	Other (a)	Total
(Dollars in thousands)
December 31, 2012:
Real estate:
Conventional	$219	$466	$418	$353	$1,456
Commercial	1,931	—	—	2,651	4,582
Construction	1,317	—	—	—	1,317
Commercial and municipal	64	—	15	32	111

Total TDRs	$3,531	$466	$433	$3,036	$7,466

December 31, 2011:
Real estate:
Conventional	$—	$51	$—	$3,271	$3,322
Commercial	303	—	—	4,184	4,487
Construction	—	—	—	202	202
Commercial and municipal	—	—	44	653	697

Total TDRs	$303	$51	$44	$8,310	$8,708

(a)	Other includes covenant modifications, forbearance and/or other modifications.

The six TDRs that have subsequently defaulted during the year ended December 31, 2012 are all on nonaccrual as of December 31, 2012. All TDRs are individually evaluated for impairment. Of the six defaulted TDRs, none had an impairment measurement included in specific allowances.

The nine TDRs that have subsequently defaulted during the year ended December 31, 2011 are all on nonaccrual as of December 31, 2011. All TDRs are individually evaluated for impairment. Of the nine defaulted TDRs, one has an impairment measurement of $14 thousand which is included in specific allowances.

NOTE 4.	Loans receivable: (continued)

The following table presents the Company’s loans by risk rating as of December 31:

	Real Estate:
	Conventional	Commercial	Construction	Commercial and Municipal	Consumer	Total
(Dollars in thousands)
December 31, 2012:
Originated
Grade:
Pass	$—	$152,162	$5,834	$54,501	$—	$212,497
Special mention	112	1,212	761	156	—	2,241
Substandard	6,871	14,732	1,527	757	—	23,887
Loans not formally rated	519,398	10,468	7,111	38,266	6,595	581,838

Total	$526,381	$178,574	$15,233	$93,680	$6,595	$820,463

Acquired
Grade:
Pass	$—	$45,644	$1,922	$10,387	$—	$57,953
Special mention	—	300	239	260	—	799
Substandard	381	2,037	—	—	—	2,418
Loans not formally rated	13,978	7,709	2,018	3,423	709	27,837

Total	$14,359	$55,690	$4,179	$14,070	$709	$89,007

December 31, 2011:
Grade:
Pass	$—	$125,405	$10,506	$81,835	$—	$217,746
Special mention	109	5,266	1,166	1,163	—	7,704
Substandard	5,489	17,753	1,059	837	—	25,138
Loans not formally rated	463,402	—	—	—	7,343	470,745

Total	$469,000	$148,424	$12,731	$83,835	$7,343	$721,333

Credit Quality Information

The Company utilizes an eight grade internal loan rating system for commercial real estate, construction and commercial loans as follows:

Loans rated 10-35: Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 40: Loans in this category are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 50: Loans in this category are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

Loans rated 60: Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

NOTE 4.	Loans receivable: (continued)

Loans rated 70: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, construction and commercial loans over $250 thousand. For residential real estate and consumer loans, the Company initially assesses credit quality based upon the borrower’s ability to pay and subsequently monitors these loans based on borrower’s payment activity.

Loan Servicing Rights

In addition to total loans previously shown, the Company services loans for other financial institutions. Participation loans are loans originated by the Company for a group of banks. Sold loans are loans originated by the Company and sold to the secondary market. The Company services these loans and remits the payments received to the buyer. The Company specifically originates long-term, fixed-rate loans to sell. The amount of loans sold and participated out which are serviced by the Company are as follows as of December 31:

(Dollars in thousands)	2012	2011
Sold loans	$385,425	$365,811

Participation loans	$31,428	$32,734

The balance of capitalized servicing rights, net of valuation allowances, included in other assets at December 31, 2012 and 2011 was $2.1 million and $1.8 million, respectively.

Servicing rights of $1.4 million, $651 thousand, and $977 thousand were capitalized in 2012, 2011 and 2010, respectively. Amortization of capitalized servicing rights was $1.0 million in 2012, $811 thousand in 2011 and $794 thousand in 2010.

The fair value of capitalized servicing rights was $3.0 million and $2.4 million as of December 31, 2012 and 2011, respectively. Following is an analysis of the aggregate changes in the valuation allowances for capitalized servicing rights:

(Dollars in thousands)	2012	2011
Balance, beginning of year	$58	$45
Increase	11	13

Balance, end of year	$69	$58

NOTE 5.	Premises and equipment:

Premises and equipment are shown on the consolidated balance sheets at cost, net of accumulated depreciation, as follows as of December 31:

(Dollars in thousands)	2012	2011
Land and land improvements	$2,694	$2,438
Buildings and premises	20,030	18,996
Furniture, fixtures and equipment	10,664	9,933

	33,388	31,367
Less - Accumulated depreciation	16,127	14,917

	$17,261	$16,450

Depreciation expense amounted to $1.2 million for the years ending December 31, 2012, 2011 and 2010.

NOTE 6.	Investment in real estate:

The balance in investment in real estate consisted of the following as of December 31:

(Dollars in thousands)	2012	2011
Land and land improvements	$551	$412
Buildings and premises	4,269	3,656

	4,820	4,068
Less - Accumulated depreciation	746	617

	$4,074	$3,451

Rental income from investment in real estate amounted to $283 thousand, $241 thousand and $249 thousand for the years ended December 31, 2012, 2011 and 2010, respectively. Depreciation expense amounted to $129 thousand, $99 thousand and $96 thousand for the years ending December 31, 2012, 2011 and 2010, respectively.

NOTE 7.	Deposits:

Deposits are summarized as follows as of December 31:

(Dollars in thousands)	2012	2011
Demand deposits	$74,132	$64,356
Savings	190,467	152,590
N.O.W.	248,330	209,150
Money market	82,608	40,503
Time deposits	353,804	336,424

	$949,341	$803,023

The following is a summary of maturities of time deposits as of December 31, 2012:

(Dollars in thousands)
2013	$210,349
2014	55,133
2015	41,183
2016	24,659
2017	22,480

Total	$353,804

Interest expense by major category of interest-bearing deposits is summarized as follows for the years ended December 31:

(Dollars in thousands)	2012	2011	2010
Time deposits	$3,762	$5,044	$5,869
N.O.W.	209	261	227
Money market	137	164	173
Savings	273	302	365

	$4,381	$5,771	$6,634

Deposits from related parties held by the Bank as of December 31, 2012 and 2011 amounted to $4.2 million and $3.4 million, respectively.

NOTE 7.	Deposits: (continued)

As of December 31, 2012 and 2011, time deposits include $183.6 million and $153.8 million, respectively, of certificates of deposit with a minimum balance of $100 thousand. Generally, deposits in excess of $250 thousand are not federally insured.

The aggregate amount of brokered time deposits as of December 31, 2012 and 2011 was $25 million and $5 million, respectively. Brokered time deposits are not included in time deposits accounts in denominations of $100 thousand or more above.

NOTE 8.	Federal Home Loan Bank Advances:

Advances consist of funds borrowed from the FHLB.

Maturities of advances from the FHLB for the years ending after December 31, 2012 are summarized as follows:

(Dollars in thousands)
2013	$81,000
2014	20,750
2015	16,000
2016	15,000
Thereafter	10,000
Fair value adjustment	(20)

$142,730

As of December 31, 2012, the following advance from the FHLB was redeemable at par at the option of the FHLB:

MATURITY DATE	OPTIONAL REDEMPTION DATE	AMOUNT
April 30, 2018	January 28, 2013 and quarterly thereafter	$10,000
May 2, 2016	April 30, 2013 and quarterly thereafter	10,000

As of December 31, 2012, the Company had a $1.0 million putable advance (Knock-out Advance) from the FHLB which matures on September 1, 2015, and has a fixed interest rate of 4.13%. The FHLB will require that this borrowing become due immediately upon its Strike Date (next strike date is March 1, 2013 and quarterly thereafter) if the three month LIBOR equals or exceeds the Strike Rate of 6.75%. As of December 31, 2012, the three month LIBOR was at 0.31%.

At December 31, 2012, the interest rates on FHLB advances ranged from (0.15)% to 4.13%. The weighted average interest rate at December 31, 2012 was 1.34%.

Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties, certain unencumbered investment securities and other qualified assets.

NOTE 9.	Securities sold under agreements to repurchase:

The securities sold under agreements to repurchase as of December 31, 2012 are securities sold on a short-term basis by the Bank that have been accounted for not as sales but as borrowings. The securities consisted of debt securities issued by U.S. government agencies. The securities were held in the Bank’s safekeeping account

NOTE 9.	Securities sold under agreements to repurchase: (continued)

at Federal Home Loan Bank of Boston under the control of the Bank and pledged to the purchasers of the securities. The purchasers have agreed to sell to the Bank substantially identical securities at the maturity of the agreements.

NOTE 10.	Income taxes:

The components of income tax expense are as follows for the years ended December 31:

(Dollars in thousands)	2012	2011	2010
Current tax expense	$3,205	$2,020	$3,717
Benefit from net operating loss carryovers	—	—	(68)
Deferred tax expense (benefit)	479	791	(105)

Total income tax expense	$3,684	$2,811	$3,544

The reasons for the differences between the tax at the statutory federal income tax rate and the effective tax rates are summarized as follows for the years ended December 31:

	2012	2011	2010
	% of Income	% of Income	% of Income
Federal income tax at statutory rate	34.0%	34.0%	34.0
Increase (decrease) in tax resulting from:
Tax-exempt income	(5.5)	(7.5)	(4.8)
Dividends received deduction	(1.2)	(1.4)	(0.5)
Federal tax credits	(0.3)	(0.3)	(0.3)
Merge related expenses	2.2	—	—
Other, net	3.0	2.0	2.4

Effective tax rates	32.2%	26.8%	30.8%

The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

(Dollars in thousands)	2012	2011
Deferred tax assets:
Interest on non-performing loans	$139	$69
Allowance for loan losses	3,554	3,474
Deferred compensation	714	702
Deferred retirement expense	951	789
Restricted stock awards	15	—
Accrued directors fees	27	32
Accrued group health contingency	52	46
Writedown of securities	—	343
Net unrealized loss on derivative	65	185
Unrecognized employee benefits under ASC 715-10	1,680	1,537
Other	252	51

Gross deferred tax assets	7,449	7,228

NOTE 10.	Income taxes: (continued)

(Dollars in thousands)	2012	2011

Deferred tax liabilities:
Deferred loan costs, net of fees	(1,149)	(653)
Prepaid pension	(1,621)	(1,643)
Accelerated depreciation	(611)	(651)
Purchased goodwill	(3,257)	(2,961)
Mortgage servicing rights	(851)	(717)
Net unrealized gain on available-for-sale securities	(777)	(1,124)
Core deposit intangibles and other market value adjustments	(1,180)	(1,144)

Gross deferred tax liabilities	(9,446)	(8,893)

Net deferred tax liability	$(1,997)	$(1,665)

During 2012, the Company acquired The Nashua Bank. Upon acquisition, deferred taxes were decreased by $223 thousand due to existing deferred taxes and purchase accounting adjustments.

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of December 31, 2012 and 2011, there were no material uncertain tax positions related to federal and state income tax matters. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended December 31, 2009 through December 31, 2012.

NOTE 11.	Stock compensation plans:

At December 31, 2012, the Company has two fixed stock-based employee compensation plans under which options are outstanding. As of December 31, 2012, 174,000 options are available to be granted. Under the plans, the exercise price of each option equals the market price of the Company’s stock on the date of grant and an option’s maximum term is 10 years. Options are exercisable immediately.

No modifications have been made to the terms of the option agreements.

A summary of the status of the Company’s fixed stock option plans as of December 31, 2012, 2011 and 2010 and changes during the years ending on those dates is presented below:

	2012		2011		2010
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	304,042	$12.66	306,042	$12.66	308,042	$12.64
Forfeited	(19,000)	12.74	(2,000)	13.25	—	—
Exercised	(40,042)	9.13	—	—	(2,000)	9.13

Outstanding at end of year	245,000	$13.23	304,042	$12.66	306,042	$12.66

Options exercisable at year-end	245,000	—	304,042		306,042
Weighted-average fair value of options granted during the year	—		—		—

NOTE 11.	Stock compensation plans: (continued)

The following table summarizes information about fixed stock options outstanding as of December 31, 2012:

Options Outstanding and Exercisable
Exercise Price	Number Outstanding	Remaining Contractual Life
$13.05	100,000	0.8 years
13.25	137,500	2.9 years
15.30	7,500	3.1 years

$13.23	245,000	2.0 years

The Company granted a total of 35,000 shares of restricted stock awards (“Stock Awards”) to seven directors effective June 14, 2012. The restricted stock was granted under the Company’s 2004 Stock Incentive Plan and award directors shares of restricted common stock of the Company. In 2012, 5,000 shares of restricted stock were forfeited leaving 30,000 shares of restricted stock outstanding at December 31, 2012. The restricted stock vests ratably over a five year period beginning on June 13, 2013. Compensation expense relating to the restricted stock awards is based on the grant-date fair value of $12.56 per share; and amounted to $38,000 for the year ending December 31, 2012. The remaining unrecognized compensation expense at December 31, 2012 of $339,000 will be recognized over the next 4.5 years.

NOTE 12.	Employee benefit plans:

Defined Benefit Pension Plan

The Company has a defined benefit pension plan covering substantially all full-time employees who have attained age 21 and have completed one year of service. Annual contributions to the plan are based on actuarial estimates. In December 2006, the Company elected to suspend the plan so that employees no longer earn additional benefits for future service under this plan.

The following tables set forth information about the plan for the years ended December 31, 2012, 2011 and 2010:

(Dollars in thousands)	2012	2011	2010
Change in projected benefit obligation:
Benefit obligation at beginning of year	$6,560	$6,022	$5,566
Interest cost	338	327	333
Actuarial loss	838	377	528
Benefits paid	(229)	(166)	(405)

Benefit obligation at end of year	7,507	6,560	6,022

Change in plan assets:
Plan assets at estimated fair value at beginning of year	6,828	6,354	6,141
Actual return on plan assets	756	40	618
Benefits paid	(229)	(166)	(405)
Contributions	6	600	—

Fair value of plan assets at end of year	7,361	6,828	6,354

Funded status	$(146)	$268	$332

NOTE 12.	Employee benefit plans: (continued)

Amounts recognized in accumulated other comprehensive loss, before tax effect, consist of unrecognized net actuarial losses of $4.2 million and $3.9 million as of December 31, 2012 and 2011, respectively.

The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 4.50% and 0%, respectively, at December 31, 2012, 5.25% and 0% at December 31, 2011, respectively and 5.50% and 0% at December 31, 2010, respectively.

The accumulated benefit obligation for the defined benefit pension plan was $7.5 million and $6.6 million at December 31, 2012 and 2011, respectively.

Components of net periodic cost and other comprehensive loss for the years ended December 31:

(Dollars in thousands)	2012	2011	2010
Interest cost on benefit obligation	$338	$327	$333
Expected return on assets	(536)	(501)	(486)
Amortization of unrecognized actuarial loss	258	206	178

Net periodic cost	60	32	25

Other changes in plan assets and benefit obligations recognized in other comprehensive loss, before tax effect:
Actuarial loss	618	838	396
Amortization of unrecognized actuarial loss	(258)	(206)	(178)

Total recognized in other comprehensive loss	360	632	218

Total recognized in net periodic cost and other comprehensive loss	$420	$664	$243

The estimated net loss that will be amortized from accumulated other comprehensive loss into net periodic pension cost over the year ended December 31, 2013 is $302 thousand.

For the years ended December 31, 2012, 2011 and 2010, the assumptions used to determine the net period pension cost are as follows:

	2012	2011	2010
Discount rate	5.25%	5.50%	5.50%
Increase in future compensation levels	—	—	—
Expected long-term rate of return on plan assets	8.00	8.00	8.00

The Company has examined the historical benchmarks for returns in each asset class in its portfolio, and based on the target asset mix has developed a weighted-average expected return for the portfolio as a whole, partly taking into consideration forecasts of long-term expected inflation rates of 2.0% to 3.5%. The long-term rate of return used by the Company is 8.0%. This rate was determined by adding the expected inflation rates to the weighted sum of the expected long-term return on each asset allocation.

NOTE 12.	Employee benefit plans: (continued)

Plan Assets

The Company’s pension plan assets measured at fair value at December 31, 2012, by asset category, are as follows:

	Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
(Dollars in thousands)
December 31, 2012:
U.S. equity securities	$1,052	$385	$667	$—
Registered investment companies (a)	6,176	6,176	—	—
Money market	133	133	—	—

Totals	$7,361	$6,694	$667	$—

(a)	Includes 57% invested in fixed income funds and 43% invested in equity and index funds.

The Company’s pension plan assets measured at fair value at December 31, 2011, by asset category, are as follows:

	Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
(Dollars in thousands)
December 31, 2011:
U.S. equity securities	$947	$947	$—	$—
Registered investment companies (a)	2,737	—	2,737	—
Corporate debt securities	1,082	—	1,082	—
U.S. Government and agency securities	1,102	—	1,102	—
Money market	960	960	—	—

Totals	$6,828	$1,907	$4,921	$—

(a)	Includes 13.3% invested in fixed income funds and 86.7% invested in equity and index funds.

The Company’s pension plan assets are generally classified within level 1 or level 2 of the fair value hierarchy (See Note 14, “Fair Value Measurements,” to the Consolidated Financial Statements for a description of the fair value hierarchy) because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

Equity securities include 30,294 shares of the Company’s common stock as of December 31, 2012 and 2011. The fair values of the shares on those dates were $385 thousand (5.2% of total plan assets) and 342 thousand (5.0% of total plan assets), respectively.

The investment policy for the defined benefit pension plan sponsored by the Bank is based on ERISA standards for prudent investing. The Bank seeks maximum return while limiting risk, through a balanced portfolio of equity and fixed income investments. The investment objectives also include appreciation of principal with modest requirement for current income. The investment horizon varies with circumstances. Within each asset class, a diversified mix of individual securities and bonds is selected.

NOTE 12.	Employee benefit plans: (continued)

To maximize the ability of achieving the Company’s overall goals for the plan’s assets and to provide the required level of income each year, the allocation between common stocks, bonds and cash equivalents shall adhere to the following target allocation based on market value:

Target Allocation
Equities	30-50%
Fixed income	50-70%
Money market	0-10%

The Bank does not expect to contribute to the defined benefit pension plan in 2013.

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

(Dollars in thousands)
2013	$259
2014	274
2015	337
2016	334
2017	358
Years 2018-2022	2,070

Defined Contribution Plan

The Bank sponsors a Profit Sharing - Stock Ownership Plan. The Bank may elect, but is not required, to make discretionary and/or matching contributions to the Plan.

For 2012, 2011 and 2010, participating employees’ contributions totaled $812 thousand, $709 thousand and $635 thousand, respectively. The Bank made contributions totaling $652 thousand for 2012, $591 thousand for 2011 and $544 thousand for 2010. A participant’s retirement benefit will depend on the amount of the contributions to the Plan together with the gains or losses on the investments.

Effective January 1, 2008, the Bank amended the Profit Sharing - Stock Ownership Plan whereby employees will receive a safe harbor, nonelective contribution equal to 3% of compensation for the plan year, as defined in the plan. In addition, the Bank shall make a matching contribution in an amount equal to employees’ elective deferrals up to a percentage of compensation for the plan year, to be determined annually, not to exceed 4%. Finally, the Bank may make an additional profit sharing contribution, determined annually, to be allocated on a pro rata basis to eligible employees based on their compensation in relation to the compensation of all participants.

The Company has entered into salary continuation agreements for supplemental retirement income with certain executives and senior officers. The total liability for these agreements included in other liabilities was $3.1 million and $2.7 million for the years ended December 31, 2012 and 2011, respectively. Expense recorded under these agreements was $492 thousand, $514 thousand and $537 thousand in 2012, 2011 and 2010, respectively. $45 thousand was paid to a retired executive in 2012, 2011 and 2010 per the agreements.

Effective as of June 1, 2012, the Company and the Bank entered into parallel employment agreements (“the Agreement(s)”) with the Chairman of the Board of Directors (“Chairman”) and with the President and Chief Executive Officer (“President”) of the Company. The Agreement with the Chairman ends on December 31, 2014. The Agreement with the President has an initial term of three years and will automatically extend annually for one year unless either the Company or the President give contrary written notice in advance. The Agreements provide for a guaranteed minimum salary and certain benefits.

NOTE 12.	Employee benefit plans: (continued)

In the event of voluntary termination without cause or voluntary termination with good reason, each executive is entitled to receive a severance benefit equal to a lump sum payment equal to salary and bonus which the executive would have received had he continued to work for the remaining unexpired term; and certain other benefits per the Agreements.

Upon a Change in Control as defined in the Agreements, the executive will receive the severance benefits described above with such benefits being calculated as if the remaining unexpired term of the agreement was three years.

The Company also has change of control agreements with the Chief Financial Officer and five other officers in which the officer will receive a lump sum severance payment equal to one year’s annual base salary in effect as of the date of termination.

On October 7, 2011, the Bank entered into parallel employment agreements with the Chief Executive Officer and the Chief Financial Officer of McCrillis & Eldredge. The employment agreements are for a period of three years, and extend automatically for three additional three year renewal periods unless either the Company or the executive give contrary written notice in advance. The employment agreements provide for a guaranteed minimum salary, performance bonus and certain benefits.

The employment agreements also provide for severance benefits upon termination without cause, or following a change in control, in amounts of and/or for the remaining unexpired employment period as defined in the employment agreement.

In 2008, the Company adopted ASC 715, “Compensation – Retirement Benefits,” and recognized a liability for the Company’s future postretirement benefit obligations under endorsement split-dollar life insurance arrangements. The Company recognized this change in accounting principles as a cumulative effect adjustment in 2008 to retained earnings of $320 thousand. The total liability for the arrangements included in other liabilities was $350 thousand at December 31, 2012 and $335 thousand at December 31, 2011. The Company recorded expense under this arrangement of $15 thousand in 2012, $136 thousand in 2011 and $77 thousand in 2010.

NOTE 13.	Commitments and contingencies:

In the normal course of business, the Company has outstanding various commitments and contingent liabilities, such as legal claims, which are not reflected in the consolidated financial statements. Management does not anticipate any material loss as a result of these transactions.

As of December 31, 2012, the Company was obligated under non-cancelable operating leases for bank premises and equipment expiring between June 12, 2013 and November 30, 2017. The total minimum rent commitments due in future periods under these existing agreements is as follows as of December 31, 2012:

(Dollars in thousands)
2013	$417
2014	442
2015	214
2016	202
2017	67

Total minimum lease payments	$1,342

Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and percentage increases in the consumer price index. The total rental expense amounted to $506 thousand, $472 thousand and $481 thousand for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 14.	Fair value measurements:

ASC 820-10, “Fair Value Measurements and Disclosures,” provides a framework for measuring fair value under generally accepted accounting principles. This guidance also allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.

In accordance with ASC 820-10, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury, other U.S. Government and agency mortgage-backed securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.

Level 3 - Valuations for assets and liabilities that are derived from other methodologies, including option pricing models, discounted cash flow models and similar techniques, are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets and liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value for December 31, 2012 and 2011. The Company did not have any significant transfers of assets between level 1 and level 2 of the fair value hierarchy during the year ended December 31, 2012.

The Company’s cash instruments are generally classified within level 1 or level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

The Company’s investment in mortgage-backed securities, asset-backed securities, preferred stock with maturities and other debt securities available-for-sale are generally classified within level 2 of the fair value hierarchy. For these securities, the Company obtains fair value measurements from independent pricing services. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, trading levels, market consensus prepayment speeds, credit information and the instrument’s terms and conditions.

The Company’s derivative financial instruments are generally classified within level 2 of the fair value hierarchy. For these financial instruments, the Company obtains fair value measurements from independent pricing services. The fair value measurements utilize a discounted cash flow model that incorporates and considers observable data, that may include publicly available third party market quotes, in developing the curve utilized for discounting future cash flows.

Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available

NOTE 14.	Fair value measurements: (continued)

market evidence. In the absence of such evidence, management’s best estimate is used. Subsequent to inception, management only changes level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalization and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.

The Company’s impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using level 2 inputs based upon appraisals of similar properties obtained from a third party. For level 3 inputs, fair value is based upon management estimates of the value of the underlying collateral or the present value of the expected cash flows.

Other real estate owned values are estimated using level 2 inputs based upon appraisals of similar properties obtained from a third party. For level 3 inputs fair values are based on management estimates.

The following summarizes assets and liabilities measured at fair value for the period ending December 31, 2012 and 2011.

Assets measured at fair value on a recurring basis

	Fair Value Measurements at Reporting Date Using:
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2012:
U.S. Treasury notes	$51,375	$—	$51,375	$—
Municipal bonds	22,682	—	22,682	—
Other bonds and debentures	70	—	70	—
Mortgage-backed securities	137,841	—	137,841	—
Equity securities	401	401	—	—

Totals	$212,369	$401	$211,968	$—

December 31, 2011:
Municipal bonds	$29,441	$—	$29,441	$—
Other bonds and debentures	24,447	—	24,447	—
Mortgage-backed securities	155,942	—	155,942	—
Equity securities	488	488	—	—

Totals	$210,318	$488	$209,830	$—

Liabilities measured at fair value on a recurring basis

	Fair Value Measurements at Reporting Date Using:
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2012:
Derivative - interest rate swap	$166	$—	$166	$—

Totals	$166	$—	$166	$—

December 31, 2011:
Derivative - interest rate swap	$468	$—	$468	$—

Totals	$468	$—	$468	$—

NOTE 14.	Fair value measurements: (continued)

Assets measured at fair value on a nonrecurring basis

The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2012 and 2011, for which a nonrecurring change in fair value has been recorded:

	Fair Value Measurements at Reporting Date Using:
(Dollars in thousands)	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
December 31, 2012:
Impaired loans	$1,372	$—	$—	$1,372
Other real estate owned	102	—	—	102

Totals	$1,474	$—	$—	$1,474

December 31, 2011:
Impaired loans	$2,581	$—	$—	$2,581
Other real estate owned	1,344	—	—	1,344

Totals	$3,925	$—	$—	$3,925

The estimated fair values of the Company’s financial instruments, all of which are held or issued for purposes other than trading, were as follows as of December 31:

	December 31, 2012
	Carrying	Fair Value
(Dollars in thousands)	Amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$39,412	$39,412	$—	$—	$39,412
Securities available-for-sale	212,369	401	211,968	—	212,369
Federal Home Loan Bank stock	9,506	9,506	—	—	9,506
Loans held-for-sale	11,983	—	12,164	—	12,164
Loans, net	902,236	—	—	918,181	918,181
Investment in unconsolidated subsidiaries	620	—	—	563	563
Accrued interest receivable	2,845	2,845	—	—	2,845

Financial liabilities:					—
Deposits	949,341	—	952,949	—	952,949
FHLB advances	142,730	—	145,651	—	145,651
Notes payable	7	—	7	—	7
Securities sold under agreements to repurchase	14,619	14,619	—	—	14,619
Subordinated debentures	20,620	—	—	18,724	18,724
Derivative - interest rate swap	166	—	166	—	166

NOTE 14.	Fair value measurements: (continued)

	December 31, 2011
(Dollars in thousands)	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$24,740	$24,740
Securities available-for-sale	210,318	210,318
Federal Home Loan Bank stock	7,615	7,615
Loans held-for-sale	3,434	3,478
Loans, net	714,952	721,388
Investment in unconsolidated subsidiaries	620	554
Accrued interest receivable	2,669	2,669

Financial liabilities:
Deposits	803,023	806,295
FHLB advances	80,967	82,999
Notes payable	543	543
Securities sold under agreements to repurchase	15,514	15,514
Subordinated debentures	20,620	18,419
Derivative - interest rate swap	468	468

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions, except for investment in unconsolidated subsidiaries and other investment which are included in other assets and derivatives which are included in other liabilities. Accounting policies related to financial instruments are described in Note 1.

NOTE 15.	Acquisitions:

On December 21, 2012, the Company acquired The Nashua Bank. Costs to acquire consisted of cash of $3.7 million, 1,153,544 shares issued ($12.76 market value per share or $14.7 million) and preferred stock assumed of $3.0 million for a total acquisition cost of $21.4 million. Goodwill recognized amounted to $6.7 million and of that total, none is deductible for tax purposes.

A summary of the fair values of assets acquired and liabilities assumed at the date of the acquisition is as follows:

(Dollars in thousands)	The Nashua Bank
Cash and due from banks	$2,790
Federal Home Loan Bank stock	383
Securities available-for-sale	20,852
Loans, net	88,203
Premises and equipment	729
Investment in real estate	249
Other assets and accrued interest receivable	470

Total assets acquired	113,676

Total deposits	98,479
FHLB advances	1,754
Accrued expenses and other liabilities	897

Total liabilities assumed	101,130

Net assets acquired	12,546
Goodwill	6,746
Core deposit intangible asset	2,086

Total purchase price	$21,378

NOTE 15.	Acquisitions: (continued)

The results of operations of the acquired entities have been included in the Company’s consolidated financial statements since the respective acquisition dates.

The following proforma information assumes that the acquisitions had occurred at the beginning of each of the periods presented.

(Dollars in thousands)	2012	2011	2010
Total revenue	$56,287	$52,786	$53,940
Net income	$8,545	$7,927	$8,620
Net income available to common shareholders	$7,849	$7,205	$8,104
Earnings per share:
Basic	$1.11	$1.04	$1.17
Diluted	$1.11	$1.04	$1.17

The pro forma information is presented for information purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

On November 10, 2011, the Company acquired McCrillis & Eldredge Insurance, Inc. (McCrillis & Eldredge). Costs to acquire consisted of cash of $272 thousand, 58,588 shares issued ($11.69 market value per share or $685 thousand) and notes payable of $543 thousand and contingent liabilities assumed of $269 thousand for a total acquisition cost of $1.8 million. Goodwill recognized amounted to $1.3 million and of that total, none is deductible for tax purposes.

NOTE 16.	Shareholders’ equity:

Liquidation account - On May 22, 1986, Lake Sunapee Bank, fsb received approval from the Federal Home Loan Bank Board and converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. At the time of conversion, the Bank established a liquidation account in an amount of $4.3 million (equal to the Bank’s net worth as of the date of the latest financial statement included in the final offering circular used in connection with the conversion). The liquidation account will be maintained for the benefit of eligible account holders who maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank subsequent to conversion (and only in such event), each eligible account holder will be entitled to receive a liquidation distribution from the liquidation account before any liquidation distribution may be made with respect to capital stock. The amount of the liquidation account is reduced to the extent that the balances of eligible deposit accounts are reduced on any year-end closing date subsequent to the conversion. Company management believes the balance in the liquidation account would be immaterial to the consolidated financial statements as of December 31, 2012.

Dividends - The Bank may not declare or pay a cash dividend on or purchase any of its stock if the effect would be to reduce the net worth of the Bank below either the amount of the liquidation account or the net worth requirements of the banking regulators.

Special bad debts deduction - In prior years, the Bank was allowed a special tax-basis under certain provisions of the Internal Revenue Code. As a result, retained income of the Bank, as of December 31, 2012, includes $2.1 million for which federal and state income taxes have not been provided. If the Bank no longer qualifies as a bank as defined in certain provisions of the Internal Revenue Code, this amount will be subject to recapture in taxable income ratably over four (4) years, subject to a combined federal and state tax rate of approximately 40%.

NOTE 17.	Earnings per share (EPS):

Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:

(Dollars in thousands, except for per share data):	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Year ended December 31, 2012
Basic EPS
Net income as reported	$7,759
Preferred stock net accretion	—
Preferred stock dividend earned	(666)

Net income available to common stockholders	7,093	5,907,113	$1.20
Effect of dilutive securities, options	—	4,938

Diluted EPS
Income available to common stockholders and assumed conversions	$7,093	5,912,051	$1.20

Year ended December 31, 2011
Basic EPS
Net income as reported	$7,669
Preferred stock net accretion	(53)
Preferred stock dividend earned	(660)

Net income available to common stockholders	6,956	5,782,115	$1.20
Effect of dilutive securities, options	—	11,626

Diluted EPS
Income available to common stockholders and assumed conversions	$6,956	5,793,741	$1.20

Year ended December 31, 2010
Basic EPS
Net income as reported	$7,947
Preferred stock net accretion	(16)
Preferred stock dividend earned	(500)

Net income available to common stockholders	7,431	5,772,123	$1.29
Effect of dilutive securities, options	—	6,912

Diluted EPS
Income available to common stockholders and assumed conversions	$7,431	5,779,035	$1.29

NOTE 18.	Other Comprehensive (Loss) Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

The components of other comprehensive (loss) income, included in stockholders’ equity are as follows during the years ended December 31:

(Dollars in thousands)	2012	2011	2010
Net unrealized holding gains on available-for-sale securities	$2,942	$5,743	$2,603
Reclassification adjustment for realized gains in net income	(3,819)	(2,588)	(2,083)

Other comprehensive (loss) income before income tax effect	(877)	3,155	520
Income tax benefit (expense)	347	(1,249)	(206)

	(530)	1,906	314

Other comprehensive loss - pension plan	(360)	(632)	(218)
Income tax benefit	143	251	86

	(217)	(381)	(132)

Change in fair value of derivatives used for cash flow hedges	302	243	(158)
Income tax (expense) benefit	(120)	(97)	63

	182	146	(95)

Other comprehensive (loss) income - equity investment	8	(31)	62
Income tax benefit (expense)	—	—	—

	8	(31)	62

Other comprehensive (loss) income, net of tax effect	$(557)	$1,640	$149

Accumulated other comprehensive loss consists of the following as of December 31:

(Dollars in thousands)	2012	2011	2010
Net unrealized holding gains (losses) on available-for-sale securities, net of taxes	$1,184	$1,714	$(192)
Unrecognized net actuarial loss, defined benefit pension plan, net of tax	(2,559)	(2,342)	(1,961)
Unrecognized net loss, derivative, net of tax	(101)	(283)	(429)
Unrecognized net income (loss), equity investment, net of tax	32	24	55

Accumulated other comprehensive loss	$(1,444)	$(887)	$(2,527)

NOTE 19.	Regulatory matters:

The Bank is subject to various capital requirements administered by its primary federal regulator, the Office of the Comptroller of the Currency. Failure to meet minimum regulatory requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct

NOTE 19.	Regulatory matters: (continued)

material effect on the Company’s and the Bank’s consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

As of December 31, 2012, quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to total assets (as defined). Management believes as of December 31, 2012, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2011, quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital to risk-weighted assets (as defined in the regulations), core capital to adjusted tangible assets (as defined) and tangible capital to tangible assets (as defined). Management believes, as of December 31, 2011, that the Bank meets all capital requirements to which it is subject.

As of December 31, 2012, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

			For Capital			To Be Well Capitalized Under Prompt Corrective
	Actual		Adequacy Purposes			Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio		Amount	Ratio
As of December 31, 2012:
Total Capital to Risk Weighted Assets	$118,109	14.66%	$64,456	>	8.0%	$80,570	>	10.0%
Tier 1 Capital to Risk Weighted Assets	108,546	13.47	32,229	>	4.0	48,342		6.0
Tier 1 Capital to Total Assets	108,546	8.82	49,206		4.0	61,507	>	5.0

As of December 31, 2011:
Total Capital (to Risk Weighted Assets)	100,957	15.01	53,821	>	8.0	67,276	>	10.0
Core Capital (to Adjusted Tangible Assets)	96,525	9.58	40,288	>	4.0	50,359	>	5.0
Tangible Capital (to Tangible Assets)	96,525	9.57	15,108	>	1.5	N/A		N/A
Tier 1 Capital (to Risk Weighted Assets)	96,525	14.35	N/A		N/A	40,365	>	6.0

NOTE 19.	Regulatory matters: (continued)

The following is a reconcilement of the Bank’s total equity included in the consolidated balance sheet to the regulatory capital ratios disclosed in the table above:

	December 31, 2012		December 31, 2011
(Dollars in thousands)	Tier 1 Capital	Total Capital	Tier 1 Capital	Total Capital
Total equity	$145,755	$145,755	$126,406	$126,406
Accumulated other comprehensive loss	1,254	1,254	653	653
Allowable allowance for loan losses	—	9,563	—	8,404
Goodwill and core deposit intangible	(38,248)	(38,248)	(30,353)	(30,353)
Mortgage servicing asset	(215)	(215)	(181)	(181)
Equity investments and other assets	—	—	—	(3,972)

Totals	$108,546	$118,109	$96,525	$100,957

NOTE 20.	Preferred stock:

On January 16, 2009, as part of the Capital Purchase Program, the Company entered into a Letter Agreement with the Treasury pursuant to which the Company issued and sold to the Treasury 10,000 shares of the Company’s Fixed-Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per preferred share, having a liquidation preference of $1,000 per preferred share (the “Series A Preferred Stock”) and a ten-year warrant to purchase up to 184,275 shares of the Company’s common stock, par value $0.01 per common share (the “Common Stock”), at an initial exercise price of $8.14 per common share (the “Warrant”), for an aggregate purchase price of $10.0 million in cash. All of the proceeds from the sale of the Series A Preferred Stock were treated as Tier 1 capital for regulatory purposes. The Warrant was immediately exercisable. On August 25, 2011, the Company redeemed 10,000 shares of the Series A Preferred Stock for $10.0 million. The Warrant was repurchased in its entirety by the Company on February 15, 2012.

On August 25, 2011, as part of the Small Business Lending Fund (“SBLF”), the Company entered into a Purchase Agreement with the U.S. Department of the Treasury (“Treasury”) pursuant to which the Company issued and sold to the Treasury 20,000 shares of the Company’s Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per preferred share, having a liquidation preference of $1,000 per preferred share (the “Series B Preferred Stock”). The SBLF is the Treasury’s effort to bring Main Street banks and small businesses together to help create jobs and promote economic growth in local communities. The Company used $10.0 million of the SBLF proceeds to repurchase the Series A Preferred Stock issued under the Treasury’s Capital Purchase Program as indicated in the preceding paragraph.

As part of the acquisition of The Nashua Bank, on December 21, 2012, the Company assumed The Nashua Bank’s outstanding 3,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “TNB Preferred Stock”) issued to Treasury under the SBLF program.

The Company’s initial dividend rate payable on SBLF capital is, at most, five percent, and the dividend rate falls to one percent if a bank’s small business lending increases by ten percent or more. Banks that increase their lending by less than ten percent but more than 2.5 percent pay rates between two percent and four percent. If a bank’s lending does not increase in the first two years, however, the rate increases to seven percent, and after 4.5 years total, the rate increases to nine percent regardless of the amount of small business lending activities. The dividend will be paid only when declared by the Company’s Board of Directors. The Series B Preferred Stock has no maturity date and ranks senior to the Common Stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company. The Series B Preferred Stock generally is non-voting, other than class voting on certain matters that could adversely affect the Series B Preferred Stock.

NOTE 20.	Preferred stock: (continued)

The Company was a participant in the TARP Capital Purchase Program and did not redeem, or apply to redeem, the TARP investment on or prior to December 16, 2010, therefore, if at the beginning of the tenth full calendar quarter after the investment date the amount of Qualified Small Business Lending has not increased over the Baseline Amount (as defined in the Purchase Agreement), then at the beginning of the fifth anniversary of the TARP Capital Purchase Program, or January 16, 2014, and at the beginning of each full calendar quarter thereafter, the Company shall pay the Treasury a lending incentive fee equal to 2% per annum of the aggregate liquidation preference of the then-outstanding SBLF Preferred Stock. This lending incentive fee terminates 4.5 years after the investment date.

The SBLF Preferred Stock may be redeemed at any time by the Company, subject to the approval of its federal banking regulator. The redemption price is the aggregate liquidation preference of the SBLF Preferred Stock plus accrued but unpaid dividends and pro rata portion of any lending incentive fee. All redemptions must be in an amount at least equal to 25% of the number of originally issued shares of SBLF Preferred Stock, or 100% of the then-outstanding shares if less than 25% of the number of shares originally issued.

NOTE 21.	Financial instruments:

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2012 and 2011, the maximum potential amount of the Company’s obligation was $1.4 million and $583 thousand, respectively, for financial and standby letters of credit. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.

NOTE 21.	Financial instruments: (continued)

Notional amounts of financial liabilities with off-balance sheet credit risk are as follows as of December 31:

(Dollars in thousands)	2012	2011
Commitments to extend credit	$31,615	$36,004

Letters of credit	$1,395	$583

Lines of credit	$123,799	$93,048

Unadvanced portion of construction loans	$7,495	$3,149

NOTE 22.	Goodwill and intangible assets:

The Company’s assets as of December 31, 2012 include goodwill of $6.7 million and intangible assets of $2.1 million relating to the acquisition of The Nashua Bank in 2012.

The Company’s assets as of December 31, 2011 include goodwill of $1.3 million relating to the acquisition of McCrillis & Eldredge in 2011 and $15.2 million relating to the acquisitions of First Brandon and First Community in 2007. Goodwill also includes $2.5 million relating to the acquisition of Landmark Bank and $9.7 million relating to the acquisition of New London Trust in prior years.

The Company evaluated its goodwill and intangible assets as of December 31, 2012 and 2011 and found no impairment.

A summary of acquired amortizing intangible assets is as follows:

(Dollars in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
December 31, 2012:
Core deposit intangible-First Brandon	$2,476	$1,932	$544
Core deposit intangible-First Community	992	744	248
Customer list intangible-McCrillis & Eldredge	629	91	538
Core deposit intangible - The Nashua Bank	2,086	—	2,086

Total	$6,183	$2,767	$3,416

December 31, 2011:
Core deposit intangible-First Brandon	$2,476	$1,688	$788
Core deposit intangible-First Community	992	640	352
Customer list intangible-McCrillis & Eldredge	629	14	615

Total	$4,097	$2,342	$1,755

Aggregate amortization expense for core deposit intangible was $348 thousand in 2012, $410 thousand in 2011 and $474 thousand in 2010. Amortization for core deposit intangible is being calculated on the sum-of-the-years digit method over ten years. Aggregate amortization expense for customer list intangible was $77 thousand in 2012 and $14 thousand in 2011. Amortization for customer list intangible is being calculated on the sum-of-the years digit method over 15 years.

NOTE 22.	Goodwill and intangible assets: (continued)

Estimated amortization expense for each of the five years succeeding 2012 is as follows:

(Dollars in thousands)
2013	$736
2014	630
2015	524
2016	418
2017	311

NOTE 23.	Condensed parent company only financial statements:

The following are condensed balance sheets, statements of income and cash flows for New Hampshire Thrift Bancshares, Inc. (“Parent Company”) as of and for the years ended December 31:

CONDENSED BALANCE SHEETS

(Dollars in thousands)	2012	2011
ASSETS
Cash	$3,707	$2,656
Investment in subsidiary, Lake Sunapee Bank	145,754	126,455
Investment in affiliate, NHTB Capital Trust II	310	310
Investment in affiliate, NHTB Capital Trust III	310	310
Deferred expenses	229	240
Advances to Lake Sunapee Bank	73	43
Other assets	379	557

Total assets	$150,762	$130,571

LIABILITIES
Subordinated debentures	$20,620	$20,620
Notes payable	—	543
Other liabilities	648	748

Total liabilities	21,268	21,911
STOCKHOLDERS’ EQUITY
Stockholders’ equity	129,494	108,660

Total liabilities and stockholders’ equity	$150,762	$130,571

NOTE 23.	Condensed parent company only financial statements: (continued)

CONDENSED STATEMENTS OF INCOME

(Dollars in thousands)	2012	2011	2010
Dividends from subsidiary, Lake Sunapee Bank	$—	$—	$8,000
Dividends from subsidiaries, NHTB Capital Trust II and III	20	20	20
Investment interest income	—	—	167
Interest expense on subordinated debentures	1,027	1,008	1,011
Interest expense on other borrowings	2	—	33
Net operating (loss) income including tax benefit	(840)	(97)	56

(Loss) income before equity in undistributed earnings of subsidiaries	(1,849)	(1,085)	7,199
Equity in undistributed earnings of subsidiaries	9,608	8,754	748

Net income	$7,759	$7,669	$7,947

NOTE 23.	Condensed parent company only financial statements: (continued)

CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	2012	2011	2010
Cash flows from operating activities:
Net income	$7,759	$7,669	$7,947
Decrease in other assets	1	(7)	29
Increase (decrease) in accrued interest payable and other liabilities	345	(283)	4
Decrease (increase) in taxes receivable	97	(86)	(57)
Deferred tax expense	(15)	—	—
Amortization of deferred expenses relating to issuance of capital securities and subordinated debentures	11	11	11
Stock award expense	38	—	—
Equity in undistributed earnings of subsidiaries	(9,608)	(8,754)	(748)

Net cash (used in) provided by operating activities	(1,372)	(1,450)	7,186

Cash flows from investing activities:
Redemption of other investment	—	—	2,000
Investment in subsidiary, Lake Sunapee Bank	(10,364)	(8,000)	—
Net change in advances to subsidiary, Lake Sunapee Bank	(30)	(8)	9

Net cash (used in) provided by investing activities	(10,394)	(8,008)	2,009

Cash flows from financing activities:
Proceeds from exercise of stock options	365	—	18
Issuance/assumption of preferred stock	3,000	20,000	—
Redemption of preferred stock	—	(10,000)	—
Acquisition of The Nashua Bank	14,632	—	—
Purchase of warrants	(737)	—	—
Repayment of loan payable	—	—	(2,000)
Repayment of note payable	(543)	—	—
Dividends paid on preferred stock	(848)	(484)	(500)
Dividends paid on common stock	(3,052)	(3,002)	(3,001)

Net cash provided by (used in) financing activities	12,817	6,514	(5,483)

Net increase (decrease) in cash	1,051	(2,944)	3,712
Cash, beginning of year	2,656	5,600	1,888

Cash, end of year	$3,707	$2,656	$5,600

The Parent Company Only Statements of Changes in Stockholders’ Equity are identical to the Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2012, 2011 and 2010 and therefore are not reprinted here.

NOTE 24.	Quarterly Results of Operations (UNAUDITED)

Summarized quarterly financial data for 2012 and 2011 follows:

	(In thousands, except earnings per share) 2012 Quarters Ended
	March 31	June 30	Sept 30	Dec 31
Interest and dividend income	$9,034	$9,184	$9,082	$9,105
Interest expense	1,926	1,845	1,827	1,785

Net interest and dividend income	7,108	7,339	7,255	7,320
Provision for loan losses	155	1,074	1,032	444
Noninterest income	3,338	3,587	3,919	3,799
Noninterest expense	7,323	6,954	7,267	7,973

Income before income taxes	2,968	2,898	2,875	2,702
Income tax expense	886	886	845	1,067

Net income	$2,082	$2,012	$2,030	$1,635

Net income available to common stockholders	$1,832	$1,762	$1,914	$1,585

Basic earnings per common share	$0.31	$0.30	$0.32	$0.27

Earnings per common share, assuming dilution	$0.31	$0.30	$0.32	$0.27

	(In thousands, except earnings per share) 2011 Quarters Ended
	March 31	June 30	Sept 30	Dec 31
Interest and dividend income	$9,443	$9,338	$9,336	$9,071
Interest expense	2,241	2,196	2,178	2,074

Net interest and dividend income	7,202	7,142	7,158	6,997
Provision for loan losses	242	167	574	368
Noninterest income	2,364	2,731	2,874	2,491
Noninterest expense	6,435	6,854	6,754	7,085

Income before income taxes	2,889	2,852	2,704	2,035
Income tax expense	864	852	691	404

Net income	$2,025	$2,000	$2,013	$1,631

Net income available to common stockholders	$1,896	$1,871	$1,800	$1,389

Basic earnings per common share	$0.33	$0.32	$0.31	$0.24

Earnings per common share, assuming dilution	$0.33	$0.32	$0.31	$0.24

NOTE 25.	Subsequent Events

On February 15, 2013, the Bank entered into a purchase and sale agreement (the “Agreement”) with Meredith Village Savings Bank (“Seller”), pursuant to which the Bank will acquire all of the shares of common stock of Charter Holding Corp. (“Charter”) held by Seller for a total purchase price of $6.2 million in cash or its equivalent.

As of the date hereof, each of the Bank and Seller own 50% of Charter’s outstanding shares of common stock. Upon completion of the transaction the Bank will own all of the outstanding shares of Charter and Charter will become a wholly owned subsidiary of the Bank.

NOTE 25.	Subsequent Events (continued)

Completion of the transaction is subject to closing conditions, including the receipt of all regulatory approvals by the Bank and the satisfactory completion of purchase accounting valuations by an independent third party. On March 21, 2013, the Bank and the Seller entered into an amendment to the Agreement providing for the extension of closing date until all necessary regulatory approvals are received.

In connection with the assumption of TNB Preferred Stock, on March 20, 2013, the Company entered into the First Amendment to the Purchase Agreement with Treasury, pursuant to which the Company issued an additional 3,000 shares of its Series B Preferred Stock to Treasury in exchange for the cancellation of the TNB Preferred Stock.

NOTE 26.	Reclassification

Certain amounts in the prior year have been reclassified to be consistent with the current year’s statement presentation.

PART I. FINANCIAL INFORMATION

Item 1. Financial Information

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Cash and due from banks	$18,359	$26,147
Overnight deposits	3,934	13,265

Cash and cash equivalents	22,293	39,412
Securities available-for-sale	193,858	212,369
Federal Home Loan Bank stock	9,293	9,506
Loans held-for-sale	8,556	11,983
Loans receivable, net of allowance for loan losses of $9.8 million as of March 31, 2013, and $9.9 million as of December 31, 2012	900,124	902,236
Accrued interest receivable	3,221	2,845
Bank premises and equipment, net	18,597	17,261
Investments in real estate	3,892	4,074
Other real estate owned	102	102
Goodwill and other intangible assets	38,660	38,811
Investment in partially owned Charter Holding Corp., at equity	5,013	4,909
Bank-owned life insurance	19,041	18,905
Other assets	8,564	8,064

Total assets	$1,231,214	$1,270,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$69,792	$74,133
Interest-bearing	842,615	875,208

Total deposits	912,407	949,341
Federal Home Loan Bank advances	132,231	142,730
Securities sold under agreements to repurchase	19,305	14,619
Subordinated debentures	20,620	20,620
Accrued expenses and other liabilities	16,363	13,673

Total liabilities	1,100,926	1,140,983

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share: 2,500,000 shares authorized, non-cumulative perpetual Series B; 23,000 shares issued and outstanding at March 31, 2013 and December 31, 2012; liquidation value $1,000 per share	—	—
Common stock, $.01 par value per share: 10,000,000 shares authorized, 7,490,268 shares issued and 7,064,489 shares outstanding at March 31, 2013 and 7,486,225 shares issued and 7,055,946 shares outstanding December 31, 2012	75	75
Paid-in capital	84,028	83,977
Retained earnings	54,927	53,933
Accumulated other comprehensive loss	(1,695)	(1,444)
Unearned stock awards	(438)	(377)
Treasury Stock, 425,779 shares as of March 31, 2013 and 430,279 shares as of December 31, 2012, at cost	(6,609)	(6,670)

Total stockholders’ equity	130,288	129,494

Total liabilities and stockholders’ equity	$1,231,214	$1,270,477

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended
(Dollars in thousands, except for share and per share data)	March 31, 2013	March 31, 2012
Interest and dividend income
Interest and fees on loans	$9,181	$7,707
Interest on debt securities:
Taxable	524	1,144
Dividends	13	17
Other	139	166

Total interest and dividend income	9,857	9,034

Interest expense
Interest on deposits	1,025	1,187
Interest on advances and other borrowed money	684	739

Total interest expense	1,709	1,926

Net interest and dividend income	8,148	7,108
Provision for loan losses	414	155

Net interest and dividend income after provision for loan losses	7,734	6,953

Noninterest income
Customer service fees	1,186	1,203
Gain on sales and calls of securities, net	167	1,151
Net gain on sales of loans	933	346
Loss on sales of other real estate and property owned, net	—	(181)
Rental income	183	194
Income from equity interest in Charter Holding Corp.	98	111
Insurance and brokerage service income	485	410
Bank-owned life insurance income	128	104

Total noninterest income	3,180	3,338

Noninterest expense
Salaries and employee benefits	4,295	3,784
Occupancy and equipment	1,076	982
Advertising and promotion	99	127
Depositors’ insurance	177	193
Outside services	319	281
Professional services	336	242
ATM processing fees	151	116
Supplies	129	92
Telephone	163	214
Other expenses	1,286	1,292

Total noninterest expense	8,031	7,323

Income before provision for income taxes	2,883	2,968
Provision for income taxes	831	886

Net income	$2,052	$2,082

Net income available to common stockholders	$1,911	$1,832

Earnings per common share, basic	$0.27	$0.31

Weighted average number of shares, basic	7,060,234	5,834,173
Earnings per common share, assuming dilution	$0.27	$0.31

Weighted average number of shares, assuming dilution	7,060,650	5,844,014
Dividends declared per common share	$0.13	$0.13

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(Dollars in thousands)	Three months ended March 31
	2013	2012
Net income	$2,052	$2,082
Net change in unrealized gain on available-for-sale securities, net of tax effect	(309)	(312)
Net change in unrecognized pension plan costs, net of tax effect	—	—
Net change in derivatives, net of tax effect	52	34
Net change in unrealized gain (loss) on equity investment, net of tax effect	6	13

Comprehensive income	$1,801	$1,817

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the three months ended
(Dollars in thousands)	March 31, 2013	March 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,052	$2,082
Depreciation and amortization	384	357
Amortization of fair value adjustments, net loans	57	28
Amortization of securities, net	247	281
Net (increase) decrease in mortgage servicing rights	(382)	228
Net decrease (increase) in loans held-for-sale	3,427	(953)
Increase in cash surrender value of life insurance	(136)	(114)
Amortization of intangible assets	151	114
Provision for loan losses	414	155
Decrease in accrued interest receivable and other assets	19	336
Net gain on sales of other real estate owned	—	(9)
Write-down of other real estate owned	—	190
Net gain on sales and calls of securities	(167)	(1,151)
Income from equity interest in Charter Holding Corp.	(98)	(111)
Change in deferred loan origination fees and cost, net	(48)	155
Increase in accrued expenses and other liabilities	2,382	2,731

Net cash provided by operating activities	8,302	4,319

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,579)	(534)
Disposal of fixed assets	40	—
Proceeds from sales and calls of securities available-for-sale	18,658	40,496
Purchases of securities available-for-sale	(740)	(52,127)
Redemption of Federal Home Loan Bank stock	213	119
Loan originations and principal collections, net	1,691	(22,523)
Proceeds from sales of other real estate owned	—	403
Purchase of life insurance policies	—	(5,000)

Net cash provided by (used in) investing activities	18,283	(39,166)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in deposits	(36,934)	7,541
Net increase in securities sold under agreements to repurchase	4,686	2,661
Net (decrease) increase in advances from Federal Home Loan Bank and other borrowings	(10,499)	39,728
Redemption of stock warrants	—	(737)
Dividends paid on preferred stock	(64)	(238)
Dividends paid on common stock	(893)	(758)

Net cash (used in) provided by financing activities	(43,704)	48,197

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(17,119)	13,350
CASH AND CASH EQUIVALENTS, beginning of period	39,412	24,740

CASH AND CASH EQUIVALENTS, end of period	$22,293	$38,090

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest on deposit accounts	$1,052	$1,240
Interest on advances and other borrowed money	721	718

Total interest paid	$1,773	$1,958

Income taxes paid (received)	$366	$(58)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

Nature of Operations

New Hampshire Thrift Bancshares, Inc. (the “Company”), a Delaware holding company organized on July 5, 1989, is the parent company of Lake Sunapee Bank, fsb (the “Bank”), a federally-chartered savings bank organized in 1868. The Bank has three wholly owned subsidiaries: Lake Sunapee Financial Services Corp.; Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties; and McCrillis & Eldredge Insurance, Inc. (“M&E”), a full-line independent insurance agency acquired in 2012, which offers a complete range of commercial insurance services and consumer products. The Company, through its direct and indirect subsidiaries, currently operates 22 locations in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties as well as 8 locations in Vermont in Rutland and Windsor counties. The Bank is a member of the Federal Deposit Insurance Corporation (“FDIC”) and its deposits are insured by the FDIC. The Company is regulated by the Federal Reserve Board, and the Bank is regulated by the Office of the Comptroller of the Currency (“OCC”).

Note A – Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the instructions to Form 10-Q and, accordingly, do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The December 31, 2012, condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. In the opinion of the management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2013, are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

Note B – Accounting Policies

The consolidated financial statements include the accounts of the Company, the Bank, McCrillis & Eldredge, Lake Sunapee Group, Inc. and Lake Sunapee Financial Services Corp. All significant intercompany accounts and transactions have been eliminated in consolidation.

NHTB Capital Trust II and NHTB Capital Trust III, affiliates of the Company, were formed to sell capital securities to the public through a third-party trust pool. In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810-10, “Consolidation-Overall,” these affiliates have not been included in the consolidated financial statements.

Note C – Impact of New Accounting Standards

In December 2011, FASB issued Accounting Standards Update (“ASU”) 2011-11, “Disclosures about Offsetting Assets and Liabilities.” This ASU is to enhance current disclosures. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The amendments in this ASU are effective for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The adoption of this guidance did not have a material impact on its consolidated financial statements.

In October 2012, FASB issued ASU 2012-06, “Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution.” The amendments in this update clarify the applicable guidance for subsequently measuring an indemnification asset recognized as a result of a government-assisted acquisition of a financial institution. The amendments in this update are effective for fiscal years, and interim periods within those years beginning on or after December 15, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In February 2013, FASB issued Accounting Standards Update (“ASU”) 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this update do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments are effective prospectively for reporting periods beginning after December 15, 2012. Early adoption is permitted. The required disclosures have been reflected in the accompanying footnotes to the consolidated financial statements.

In February 2013, FASB issued ASU 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” The objective of the amendments in this ASU is to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. Examples of obligations within the scope of this ASU include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013; and should be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements within the ASU scope that exist at the beginning of an entity’s fiscal year of adoption. The Company anticipates that the adoption of this guidance will not have a material impact on its consolidated financial statements.

In April 2013, FASB issued ASU 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting.” The amendments in this ASU are being issued to clarify when an entity should apply the liquidation basis of accounting. The guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. Additionally, the amendments require disclosures about an entity’s plan for liquidation, the methods and significant assumptions used to measure assets and liabilities, the type and amount of costs and income accrued, and the expected duration of the liquidation process. The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. Early adoption is permitted. The Company anticipates that the adoption of this guidance will not have a material impact on its consolidated financial statements.

Note D – Fair Value Measurements

In accordance with ASC 820-10, “Fair Value Measurements and Disclosures,” the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury, other U.S. government and agency mortgage-backed securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.

Level 3 – Valuations for assets and liabilities that are derived from other methodologies, including option pricing models, discounted cash flow models and similar techniques, are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets and liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

The Company’s cash instruments are generally classified within Level 1 or Level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

The Company’s investment in mortgage-backed securities, asset-backed securities, preferred stock with maturities and other debt securities available-for-sale are generally classified within Level 2 of the fair value hierarchy. For these securities, the Company obtains fair value measurements from independent pricing services. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, trading levels, market consensus prepayment speeds, credit information and the instrument’s terms and conditions.

The Company’s derivative financial instruments are generally classified within Level 2 of the fair value hierarchy. For these financial instruments, the Company obtains fair value measurements from independent pricing services. The fair value measurements utilize a discounted cash flow model that incorporates and considers observable data that may include publicly available third party market quotes, in developing the curve utilized for discounting future cash flows.

Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Subsequent to inception, management only changes Level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalization and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.

Assets and Liabilities Measured at Fair Value on a Recurring Basis.

Securities Available-for-Sale. The fair value of the Company’s available-for-sale securities portfolio is estimated using Level 1 and Level 2 inputs. The Company obtains fair value measurements from an independent pricing service. For Levels 1 and 2, the fair value measurements consider (i) quoted prices in active markets for identical assets and (ii) observable data that may include dealer quotes, market spreads, cash flows, market consensus prepayment speeds, credit information, and a bond’s terms and conditions, among other factors, respectively.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Impaired Loans. Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from collateral. Collateral values are estimated using Level 2 inputs based on appraisals of similar properties obtained from a third party valuation service. Fair values are estimated using Level 3 inputs based on appraisals of similar properties obtained from a third party valuation service discounted by management based on historical losses for similar collateral.

Other Real Estate Owned. Other real estate owned is reported at the fair value of the underlying collateral. Collateral values are estimated using Level 2 inputs based on appraisals of similar properties obtained from a third party valuation service.

The following summarizes assets and liabilities measured at fair value at March 31, 2013, and December 31, 2012.

Assets Measured at Fair Value on a Recurring Basis

	Fair Value Measurements at Reporting Date Using:
(Dollars in thousands)	March 31, 2013	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
U.S. Treasury notes	$51,312	$—	$51,312	$—
Mortgage-backed securities	118,721	—	118,721	—
Municipal bonds	23,326	—	23,326	—
Other bonds and debentures	65	—	65	—
Equity securities	434	434	—	—

Totals	$193,858	$434	$193,424	$—

(Dollars in thousands)	December 31, 2012	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
U.S. Treasury notes	$51,375	$—	$51,375	$—
Mortgage-backed securities	137,841	—	137,841	—
Municipal bonds	22,682	—	22,682	—
Other bonds and debentures	70	—	70	—
Equity securities	401	401	—	—

Totals	$212,369	$401	$211,968	$—

Liabilities Measured at Fair Value on a Recurring Basis

	Fair Value Measurements at Reporting Date Using:
(Dollars in thousands)	March 31, 2013	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Derivative – interest rate swap	$80	$—	$80	$—

	$80	$—	$80	$—

(Dollars in thousands)	December 31, 2012	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Derivative – interest rate swap	$166	$—	$166	$—

	$166	$—	$166	$—

Assets Measured at Fair Value on a Nonrecurring Basis

	Fair Value Measurements at Reporting Date Using:
(Dollars in thousands)	March 31, 2013	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Impaired loans	$2,044	$—	$—	$2,044
Other real estate owned	102	—	—	102

	$2,146	$—	$—	$2,146

(Dollars in thousands)	December 31, 2012	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Impaired loans	$1,372	$—	$—	$1,372
Other real estate owned	102	—	—	102

	$1,474	$—	$—	$1,474

Impaired loans measured for impairment, using the fair value of the collateral for collateral dependent loans, had a recorded investment of $811thousand with a valuation allowance of $73 thousand at March 31, 2013. Collateral dependent loans are valued using third party appraisals primarily using the sales comparison approach. The appraisals may be discounted between 25-40% to reflect realizable value based on historical losses which represents an unobservable input. Impaired loans measured for impairment, using the net present value of cash flows, had a recorded investment of $1.6 million with a valuation allowance of $314 thousand at March 31. 2013. Loans valued using the net present value of cash flows are calculated using expected future cash flows with a discount rate equal to the effective yield of the loan. At December 31, 2012, impaired loans had a recorded investment of $1.4 million with no valuation allowance. Changes in fair value recognized for partial charge-offs of loans and impairment reserves on loans was a net decrease of $2.0 million and $1.5 million for the three months ended March 31, 2013 and 2012, respectively.

The estimated fair values of the Company’s financial instruments at March 31, 2013, and December 31, 2012, all of which are held or issued for purposes other than trading, were as follows:

	Fair Value Measurements at Reporting Date Using:
(Dollars in thousands) March 31, 2013	Carrying Value	Total Fair Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Financial assets:
Cash and cash equivalents	$22,293	$22,293	$22,293	$—	$—
Securities available-for-sale	193,858	193,858	434	193,424	—
Federal Home Loan Bank stock	9,293	9,293	9,293	—	—
Loans held-for-sale	8,556	8,590	—	8,590	—
Loans, net	900,124	913,398	—	—	913,398
Investment in unconsolidated subsidiaries	620	563	—	—	563
Accrued interest receivable	3,221	3,221	3,221	—	—

Financial liabilities:
Deposits	912,407	916,944	—	916,944	—
FHLB advances	132,231	133,929	—	133,929	—
Securities sold under agreements to repurchase	19,305	19,305	19,305	—	—
Subordinated debentures	20,620	18,727	—	—	18,727
Derivatives – interest rate swap	80	80	—	80	—

	Fair Value Measurements at Reporting Date Using
(Dollars in thousands) December 31, 2012	Carrying Value	Total Fair Value	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Financial assets:
Cash and cash equivalents	$39,412	$39,412	$39,412	$—	$—
Securities available-for-sale	212,369	212,369	401	211,968	—
Federal Home Loan Bank stock	9,506	9,506	9,506	—	—
Loans held-for-sale	11,983	12,164	—	12,164	—
Loans, net	902,236	918,181	—	—	918,181
Investment in unconsolidated subsidiaries	620	563	—	—	563
Accrued interest receivable	2,845	2,845	2,845	—	—

Financial liabilities:
Deposits	949,341	952,949	—	952,949	—
FHLB advances	142,730	145,651	—	145,651	—
Notes payable	7	7	—	7	—
Securities sold under agreements to repurchase	14,619	14,619	14,619	—	—
Subordinated debentures	20,620	18,419	—	—	18,419
Derivatives – interest rate swap	166	166	—	166	—

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions, except for investment in unconsolidated subsidiaries and other investments and derivatives, which are included in other assets and other liabilities, respectively.

The Company did not have any significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy during the three months ended March 31, 2013. The Company did not have any significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy during the three or twelve month periods ended December 31, 2012.

Note E – Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent.

The amortized cost of securities available-for-sale and their approximate fair values at March 31, 2013, and December 31, 2012, are summarized as follows:

(Dollars in thousands) March 31, 2013	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Bonds and notes
U.S. Treasury notes	$51,313	$52	$53	$51,312
Mortgage-backed securities	117,767	1,168	214	118,721
Municipal bonds	22,775	592	41	23,326
Other bonds and debentures	65	—	—	65
Equity securities	490	4	60	434

Total available-for-sale	$192,410	$1,816	$368	$193,858

(Dollars in thousands) December 31, 2012	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Bonds and notes
U.S. Treasury notes	$51,394	$29	$48	$51,375
Mortgage-backed securities	136,342	1,569	70	137,841
Municipal bonds	22,112	570	—	22,682
Other bonds and debentures	70	—	—	70
Equity securities	490	2	91	401

Total available-for-sale	$210,408	$2,170	$209	$212,369

Maturities of debt securities, excluding mortgage-backed securities, classified as available-for-sale are as follows as of March 31, 2013:

(Dollars in thousands)	Fair Value
U.S. Treasury notes	$40,846
Municipal bonds	3,751

Total due after one year through five years	$44,597

U.S. Treasury notes	$10,466
Municipal bonds	7,437

Total due after five years through ten years	$17,903

Municipal bonds	$12,138
Other bonds and debentures	65

Total due after ten years	$12,203

For the three months ended March 31, 2013, the proceeds from sales of securities available-for-sale were $18.7 million. Gross gains of $167 thousand were realized during the same period on these sales. The tax provision applicable to these net realized gains amounted to $66 thousand. For the three months ended March 31, 2012, proceeds from sales of securities available-for-sale were $40.5 million. Gross gains of $1.2 million were realized during the same period on these sales. The tax provision applicable to these net realized gains amounted to $456 thousand. Securities, carried at $162.7 million and $152.9 million were pledged to secure public deposits, Federal Home Loan Bank (“FHLB”) advances and securities sold under agreements to repurchase as of March 31, 2013, and December 31, 2012, respectively.

Note F – Other-Than-Temporary Impairment Losses

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized-loss position for less than 12 months and for 12 months or more, and are not other than temporarily impaired, are as follows as of March 31, 2013:

	Less Than 12 Months		12 Months or Longer		Total
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Bonds and notes
U.S. Treasury notes	$10,466	$53	$—	$—	$10,466	$53
Mortgage-backed securities	34,932	214	2	—	34,934	214
Municipal bonds	2,470	41	—	—	2,470	41
Equity securities	—	—	372	60	372	60

Total temporarily impaired securities	$47,868	$308	$374	$60	$48,242	$368

The investments in the Company’s investment portfolio that are temporarily impaired as of March 31, 2013, consist of U.S. Treasury notes, mortgage-backed securities issued by U.S. government sponsored enterprises, municipal bonds, and equity securities. The unrealized losses are primarily attributable to changes in market interest rates and market inefficiencies. Management has determined that the Company has the intent and the ability to hold debt securities until maturity and equity securities until the recovery of cost basis, and therefore, no declines are deemed to be other than temporary.

Note G – Loan Portfolio

Loans receivable consisted of the following as of the dates indicated:

March 31, 2013:

(Dollars in thousands)	Originated	Acquired	Total
Real estate loans:
Conventional	$466,177	$12,109	$478,286
Home equity	67,190	—	67,190
Construction	11,808	4,606	16,414
Commercial	175,142	53,717	228,859

	720,317	70,432	790,749
Consumer loans	6,284	642	6,926
Commercial and municipal loans	95,793	13,689	109,482

Total loans	822,394	84,763	907,157
Allowance for loan losses	(9,770)	—	(9,770)
Deferred loan origination costs, net	2,737	—	2,737

Loans receivable, net	$815,361	$84,763	$900,124

December 31, 2012:

(Dollars in thousands)	Originated	Acquired	Total
Real estate loans:
Conventional	$458,206	$13,243	$471,449
Home equity	68,175	1,116	69,291
Construction	15,233	4,179	19,412
Commercial	178,574	55,690	234,264

	720,188	74,228	794,416
Consumer loans	6,595	709	7,304
Commercial and municipal loans	93,680	14,070	107,750

Total loans	820,463	89,007	909,470
Allowance for loan losses	(9,923)	—	(9,923)
Deferred loan origination costs, net	2,767	(78)	2,689

Loans receivable, net	$813,307	$88,929	$902,236

The following tables set forth information regarding the allowance for loan losses by portfolio segment as of the dates indicated:

	Real Estate:
March 31, 2013: (Dollars in thousands)	Residential	Commercial	Land and Construction	Commercial and Municipal	Consumer	Total
Allowance for loan losses:
Ending balance:
Individually evaluated for impairment	$123	$220	$—	$44	$—	$387
Ending balance:
Collectively evaluated for impairment	4,709	3,391	145	1,068	70	9,383

Total allowance for loan losses ending balance	$4,832	$3,611	$145	$1,112	$70	$9,770

Loans:
Ending balance:
Individually evaluated for impairment	$5,110	$10,879	$1,506	$953	$—	$18,448
Ending balance:
Collectively evaluated for impairment	528,257	164,263	10,302	94,840	6,284	803,946
Ending Balance:
Acquired loans (discounts related to credit quality)	12,109	53,717	4,606	13,689	642	84,763

Total loans ending balance	$545,476	$228,859	$16,414	$109,482	$6,926	$907,157

	Real Estate:
December 31, 2012: (Dollars in thousands)	Residential	Commercial	Land and Construction	Commercial and Municipal	Consumer	Unallocated	Total
Allowance for loan losses:
Ending balance:
Individually evaluated for impairment	$232	$129	$—	$—	$—	$—	$361
Ending balance:
Collectively evaluated for impairment	4,665	3,487	208	918	58	226	9,562

Total allowance for loan losses ending balance	$4,897	$3,616	$208	$918	$58	$226	$9,923

Loans:
Ending balance:
Individually evaluated for impairment	$6,964	$9,988	$1,527	$402	$—	$—	$18,881
Ending balance:
Collectively evaluated for impairment	519,417	168,586	13,706	93,278	6,595	—	801,582
Ending Balance:
Acquired loans (discounts related to credit quality)	14,359	55,690	4,179	14,070	709	—	89,007

Total loans ending balance	$540,740	$234,264	$19,412	$107,750	$7,304	$—	$909,470

The following tables set forth information regarding nonaccrual loans and past-due loans as of the dates indicated:

March 31, 2013 (Dollars in thousands)	30-59 Days	60-89 Days	90 Days or More	Total Past Due	Recorded Investments Nonaccrual Loans
Originated:
Real estate:
Conventional	$1,038	$595	$1,537	$3,170	$3,785
Commercial	2,941	440	1,503	4,884	5,606
Home equity	481	159	—	640	41
Land and construction	—	—	—	—	200
Commercial and municipal	93	—	298	391	395
Consumer	56	—	—	56	—

Total	$4,609	$1,194	$3,338	$9,141	$10,027

Acquired:
Real estate:
Commercial	$171	$194	$—	$365	$828
Commercial	—	—	—	—	47

Total	$171	$194	$—	$365	$875

December 31, 2012 (Dollars in thousands)	30-59 Days	60-89 Days	90 Days or More	Total Past Due	Recorded Investments Nonaccrual Loans
Originated
Real estate:
Conventional	$3,869	$1,327	$2,461	$7,657	$6,250
Commercial	3,019	236	358	3,613	9,304
Home equity	555	172	144	871	158
Land and construction	10	—	—	10	887
Commercial and municipal	224	276	195	695	402
Consumer	12	—	—	12	—

Total	$7,689	$2,011	$3,158	$12,858	$17,001

Troubled Debt Restructurings

The following tables present the recorded investment in troubled debt restructured loans as of March 31, 2013, and December 31, 2012, based on payment performance status:

	March 31, 2013
	Real Estate:
(Dollars in thousands)	Residential	Commercial	Land and Construction	Commercial	Total
Performing	$2,518	$4,269	$1,306	$526	$8,619
Non-performing	418	3,089	—	100	3,607

Total	$2,936	$7,358	$1,306	$626	$12,226

	December 31, 2012
	Real Estate:
(Dollars in thousands)	Residential	Commercial	Land and Construction	Commercial	Total
Performing	$1,406	$5,703	$1,317	$136	$8,562
Non-performing	1,960	2,402	—	157	4,519

Total	$3,366	$8,105	$1,317	$293	$13,081

Troubled debt restructured loans are considered impaired and are included in the previous impaired loans disclosures in this footnote.

During the three month period ending March 31, 2013, certain loans modifications were executed that constituted troubled debt restructurings. Substantially all of these modifications included one or a combination of the following: (1) an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; (2) temporary reduction in the interest rate; (3) change in scheduled payment amount; (4) permanent reduction of the principal of the loan; or (5) an extension of additional credit for payment of delinquent real estate taxes.

The following table presents pre-modification balance information on how loans were modified as TDRs during the three months ended March 31, 2013:

(Dollars in thousands)	Extended Maturity	Combination of Interest Only Payments, Rate, and Maturity	Interest Only Payments and Maturity	Combination of Maturity, Interest Rate, and Reamortized	Total
Real estate:
Residential	$—	$85	$79	$219	$383
Land and Construction	700	—	—	—	700
Commercial	298	—	—	—	298

Total TDRs	$998	$85	$79	$219	$1,381

The following table presents pre-modification balance information on how loans were modified as TDRs during the twelve months ended December 31, 2012:

(Dollars in thousands)	Extended Maturity	Combination of Payment, Rate, and Maturity	Interest Only Payments	Interest Only Payments and Maturity	Forgiveness of Principal, Reamortized, and Maturity	Other (a)	Total
Real estate:
Residential	$48	$219	$30	$180	$—	$1,003	$1,480
Commercial	1,239	89	985	434	2,276	—	5,023
Land and Construction	698	641	—	—	—	—	1,339
Commercial	36	—	—	106	—	15	157

Total TDRs	$2,021	$949	$1,015	$720	$2,276	$1,018	$7,999

(a)	Other represents various other combinations of maturity, interest rate, interest only payments and other miscellaneous types.

The following table summarizes troubled debt restructurings that occurred during the period indicated:

	For the three months ended March 31, 2013
(Dollars in thousands)	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Real estate:
Conventional	3	$383	$383
Commercial	1	298	298
Land and construction	4	700	700

Total	8	$1,381	$1,381

The following table summarizes the troubled debt restructurings for which there was a payment default during the periods indicated, which occurred within twelve months following the date of the restructuring:

	For the three months ending March 31, 2013
(Dollars in thousands)	Number of Loans	Recorded Investment
Real estate:
Conventional	1	$91
Commercial	2	681

Total	3	$772

Loans are considered to be in payment default once it is greater than 30 days contractually past due under the modified terms. The troubled debt restructurings described above that subsequently defaulted resulted in no additional allocation of the allowance for credit losses for the three month period ending March 31, 2013. There were no charge-offs on these defaulted troubled debt restructurings during the three month period ending March 31, 2013.

Information about loans that meet the definition of an impaired loan in ASC 310-10-35, “Receivables-Loans and Debt Securities Acquired with Deteriorated Credit Quality-Subsequent Measurement,” is as follows as of March 31, 2013:

(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance For Credit Losses	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Real estate:
Conventional	$4,044	$4,550	$—	$4,499	$47
Home equity	41	52	—	42	1
Commercial	9,994	10,850	—	10,372	133
Land and construction	1,506	1,506	—	1,518	14
Commercial and municipal	432	588	—	486	3

Total impaired with no related allowance:	$16,017	$17,546	$—	$16,917	$198

With an allowance recorded:
Real estate:
Conventional	$1,025	$1,352	$123	$1,025	$3
Commercial	885	885	220	900	13
Commercial and municipal	521	521	44	523	5

Total impaired with an allowance recorded:	$2,431	$2,758	$387	$2,448	$21

Total:
Real estate:
Conventional	$5,069	$5,902	$123	$5,524	$50
Home equity	41	52	—	42	1
Commercial	10,879	11,735	220	11,272	146
Land and construction	1,506	1,506	—	1,518	14
Commercial and municipal	953	1,109	44	1,009	8

Total impaired loans:	$18,448	$20,304	$387	$19,365	$219

Information about loans that meet the definition of an impaired loan in ASC 310-10-35 is as follows as of December 31, 2012:

(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance For Credit Losses	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Real estate:
Conventional	$6,057	$6,979	$—	$6,315	$252
Home equity	158	211	—	168	6
Commercial	9,004	9,603	—	9,245	554
Land and construction	1,527	1,527	—	1,547	67
Commercial and municipal	402	455	—	573	38

Total impaired with no related allowance:	$17,148	$18,775	$—	$17,848	$917

With an allowance recorded:
Real estate:
Conventional	$749	$782	$232	$772	$38
Commercial	984	984	129	986	45

Total impaired with an allowance recorded:	$1,733	$1,766	$361	$1,758	$83

Total:
Real estate:
Conventional	$6,806	$7,761	$232	$7,087	$290
Home equity	158	211	—	168	6
Commercial	9,988	10,587	129	10,231	599
Land and construction	1,527	1,527	—	1,547	67
Commercial and municipal	402	455	—	573	38

Total impaired loans:	$18,881	$20,541	$361	$19,606	$1,000

The following tables present a summary of credit impaired loans acquired through the merger with The Nashua Bank as of:

	March 31, 2013	December 31, 2012
(Dollars in thousands)	Commercial Real Estate and Commercial Business	Commercial Real Estate and Commercial Business
Contractually required payments receivable	$1,259	$1,408
Nonaccretable difference	—	—

Cash flows expected to be collected	1,259	1,408
Accretable yield	—	—

Fair value of purchased credit impaired loans acquired	$1,259	$1,408

The following table presents the Company’s loans by risk ratings as of March 31, 2013:

	Real Estate
(Dollars in thousands)	Residential	Commercial	Land and Construction	Commercial and Municipal	Consumer	Total
Originated:
Grade:
Loans not formally rated	$520,887	$18,096	$6,120	$20,145	$6,284	$571,532
Pass	6,674	142,020	3,485	74,385	—	226,564
Special mention	—	971	697	125	—	1,793
Substandard	5,806	14,055	1,506	1,138	—	22,505

Total	$533,367	$175,142	$11,808	$95,793	$6,284	$822,394

Acquired:
Grade:
Loans not formally rated	$12,109	$434	$1,817	$—	$642	$15,002
Pass	—	51,513	2,553	13,098	—	67,164
Special mention	—	—	236	544	—	780
Substandard	—	1,770	—	47	—	1,817

Total	$12,109	$53,717	$4,606	$13,689	$642	$84,763

The following table presents the Company’s loans by risk ratings as of December 31, 2012:

	Real Estate
(Dollars in thousands)	Residential	Commercial	Land and Construction	Commercial and Municipal	Consumer	Total
Originated:
Grade:
Loans not formally rated	$519,398	$10,468	$7,111	$38,266	$6,595	$581,838
Pass	—	152,162	5,834	54,501	—	212,497
Special mention	112	1,212	761	156	—	2,241
Substandard	6,871	14,732	1,527	757	—	23,887

Total	$526,381	$178,574	$15,233	$93,680	$6,595	$820,463

Acquired:
Grade:
Loans not formally rated	$13,978	$7,709	$2,018	$3,423	$709	$27,837
Pass	—	45,644	1,922	10,387	—	57,953
Special mention	—	300	239	260	—	799
Substandard	381	2,037	—	—	—	2,418

Total	$14,359	$55,690	$4,179	$14,070	$709	$89,007

Credit Quality Information

The Company utilizes a nine grade internal loan rating system for commercial real estate, construction and commercial loans as follows:

Loans rated 10-35: Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 40: Loans in this category are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 50: Loans in this category are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

Loans rated 60: Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 70: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, construction and commercial loans over $250 thousand. The assessment of those loans less than $250 thousand are based on the borrower’s ability to pay and not on overall risk. Additionally, the Company monitors the repayment activity for loans less than $250 thousand and if a loan becomes delinquent over 60 days past due, it is reviewed for risk and is subsequently risk rated based on available information such as ability to repay based on current cash flow conditions and workout discussions with the borrower.

Loan Servicing

The Company recognizes as separate assets from their related loans the rights to service mortgage loans for others, either through acquisition of those rights or from the sale or securitization of loans with the servicing rights retained on those loans, based on their relative fair values. To determine the fair value of the servicing rights created, the Company uses the market prices under comparable servicing sale contracts, when available, or alternatively uses a valuation model that calculates the present value of future cash flows to determine the fair value of the servicing rights. In using this valuation method, the Company incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost of servicing loans, the discount rate, ancillary income, prepayment speeds and default rates.

Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Refinance activities are considered in estimating the period of net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the interest rate risk characteristics of the underlying loans. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

The balance of capitalized servicing rights, net of valuation allowances, included in other assets at March 31, 2013, was $2.5 million. Servicing rights of $574 thousand were capitalized during the three months ended March 31, 2013, compared to $233 thousand for the same period in 2012. Amortization of capitalized servicing rights was $246 thousand for the three months ended March 31, 2013, compared to $236 thousand for the same period in 2012. The fair value of capitalized servicing rights was $3.9 million of March 31, 2013.

Following is an analysis of the aggregate changes in the valuation allowance for capitalized servicing rights during the period indicated:

	Three months ended March 31,
(Dollars in thousands)	2013	2012
Balance, beginning of period	$69	$58
(Decrease) increase	(54)	225

Balance, end of period	$15	$283

Note H – Stock-based Compensation

At March 31, 2013, the Company had two stock-based employee compensation plans. The Company accounts for those plans under ASC 718-10, “Compensation-Stock Compensation-Overall.” During the three months ended March 31, 2013, stock-based employee compensation costs of $19 thousand were recognized for the Company’s fixed stock option plans compared to no costs during the same period in 2012.

The Company granted a total of 4,500 shares of restricted stock awards (“Stock Awards”) to an employee effective March 1, 2013. The restricted stock was granted under the Company’s 2004 Stock Incentive Plan and awarded the employee shares of restricted common stock of the Company. The restricted stock vests ratably over a five year period beginning on March 1, 2014. Compensation expense relating to this restricted stock awards is based on the grant-date fair value of $13.50 per share; and amounted to $1 thousand for the three months ended March 31, 2013. The remaining unrecognized compensation expense related to this award at March 31, 2013 of $60 thousand will be recognized over the next 4.9 years.

Note I – Pension Benefits

The following summarizes the net periodic pension cost for the three month period ended March 31:

	Three months ended March 31,
(Dollars in thousands)	2013	2012
Interest cost	$83	$84
Expected return on plan assets	(145)	(134)
Amortization of unrecognized net loss	76	65

Net periodic pension cost	$14	$15

Note J – Earnings Per Share (EPS)

Basic and diluted net income per common share calculations are as follows (in thousands, except share and per share data):

	For the three months ended March 31,
	2013	2012
Basic EPS:
Net income as reported	$2,052	$2,082
Preferred stock net accretion	—	—
Cumulative preferred stock dividend earned	(141)	(250)

Net income available to common stockholders	$1,911	$1,832

Weighted average common shares outstanding	7,060,234	5,834,173
Net income per common share – basic	$0.27	$0.31

Dilutive EPS:
Net income available to common stockholders	$1,911	$1,832

Weighted average common shares outstanding	7,060,234	5,834,173
Effect of dilutive securities, options	416	9,841

Weighted average common shares outstanding – diluted	7,060,650	5,844,014
Net income per common share – diluted	$0.27	$0.31

Note K – Other Comprehensive Loss

Accumulated other comprehensive loss consists of the following:

(Dollars in thousands)	As of
	March 31, 2013	December 31, 2012
Net unrealized holding gains on available-for-sale securities, net of taxes	$875	$1,184
Unrecognized net actuarial loss, defined benefit pension plan, net of tax	(2,560)	(2,559)
Unrecognized net loss, derivative, net of tax	(48)	(101)
Unrecognized net income, equity investment, net of tax	38	32

Accumulated other comprehensive loss	$(1,695)	$(1,444)

Reclassification disclosure for the three month period ended March 31, 2013 and 2012 follows:

(Dollars in thousands)	For the three months ended March 31,
	2013	2012
Net unrealized holding losses on available-for-sale securities	$(346)	$(78)
Reclassification adjustment for realized gains in net income	(167)	(1,151)

Other comprehensive loss before income tax effect	(513)	(1,229)
Income tax benefit	204	917

	(309)	(312)

Other comprehensive loss – pension plan	—	—
Income tax benefit	—	—

	—	—

Change in fair value of derivatives used for cash flow hedges	101	54
Income tax expense	(49)	(20)

	52	34

Other comprehensive income – equity investment	6	13
Income tax expense	—	—

	6	13

Other comprehensive loss, net of tax effect	$(251)	$(265)

Note L – Merger and Acquisition Activity

On February 15, 2013, the Bank entered into a purchase and sale agreement with Meredith Village Savings Bank (“MVSB”), pursuant to which the Bank will acquire all of the shares of common stock of Charter Holding Corp. (“Charter”) held by MVSB for a total purchase price of $6.2 million in cash or its equivalent. As of the date hereof, each of the Bank and MVSB own 50% of Charter’s outstanding shares of common stock; upon completion of the transaction the Bank will own all of the outstanding shares of Charter and Charter will become a wholly owned subsidiary of the Bank. Completion of the transaction is subject to closing conditions, including the receipt of all regulatory approvals by the Bank and the satisfactory completion of purchase accounting valuations by an independent third party. The transaction is expected to close at the end of the second quarter or beginning of the third quarter of 2013.

On April 3, 2013, the Company and Central Financial Corporation (“CFC”) jointly announced that they entered into a definitive agreement pursuant to which the Company will acquire CFC in an all-stock transaction. The transaction, approved by the boards of directors of both companies, is valued at approximately $14.4 million or approximately $115.00 per share of CFC common stock, based on the 10-day average closing price of the Company’s common stock for the period ended April 2, 2013. The terms of the agreement call for each outstanding share of CFC common stock to be converted into the right to receive 8.699 shares of the Company’s common stock. Following the merger, CFC’s wholly owned subsidiary, The Randolph National Bank, will be merged with and into the Bank, with the Bank surviving. Completion of the transaction is subject to customary closing conditions, including the receipt of regulatory approval and the approval of CFC’s shareholders. The transaction is expected to close in the third quarter of 2013.

Appendix A

Agreement and Plan of Merger

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 3, 2013

BY AND BETWEEN

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

AND

CENTRAL FINANCIAL CORPORATION

A-i

A-ii

A-iii

TABLE OF DEFINITIONS

Page

Acquisition Proposal	A-42
Acquisition Transaction	A-42
Agreement	A-1
Bank Merger	A-2
Bank Merger Agreement	A-2
BHCA	A-42
BOLI	A-18
Business Day	A-42
Buyer	A-1
Buyer 2012 Form 10-K	A-20
Buyer Bank	A-1
Buyer Benefit Plans	A-23
Buyer Board	A-42
Buyer Common Stock	A-3
Buyer Defined Benefit Plan	A-23
Buyer Disclosure Schedule	A-20
Buyer ERISA Affiliate	A-22
Buyer Loan Property	A-42
Buyer Market Value	A-39
Buyer Option Plans	A-43
Buyer Participation Facility	A-43
Buyer Property	A-23
Buyer SEC Documents	A-21
CERCLA	A-14
Certificate	A-3
Change in Recommendation	A-29
Closing	A-2
Closing Date	A-3
Code	A-1
Company	A-1
Company Bank	A-1
Company Benefit Plans	A-11
Company Board	A-43
Company Common Stock	A-1
Company Director Designee	A-2
Company Disclosure Schedule	A-6
Company Employees	A-11
Company ERISA Affiliate	A-12
Company Financial Statements	A-8
Company Intellectual Property	A-43
Company Loan Property	A-43
Company Material Contract	A-11
Company Meeting	A-29
Company Participation Facility	A-43
Company Pension Plan	A-12
Company Property	A-13
Confidentiality Agreement	A-31
CRA	A-8

Derivative Transaction	A-43
Determination Date	A-36
DGCL	A-1
Dissenting Shares	A-4

Effective Time	A-2
Environment	A-43
Environmental Laws	A-43
ERISA	A-43
Exchange Act	A-43
Exchange Agent	A-4
Exchange Fund	A-4
Exchange Ratio	A-3
FDIA	A-18
FHLB	A-43
Final Index Price	A-39
Final Index Price	A-39
Final Price	A-39
Finance Laws	A-11
FRB	A-43
GAAP	A-44
Governmental Authority	A-44
Hazardous Material	A-44
Hazardous Substance	A-44
Indemnified Parties	A-32
Indemnifying Party	A-32
Index	A-39
Index Ratio	A-39
Informational Systems Conversion	A-35
Initial Buyer Market Value	A-39
Initial Index Price	A-39
Insurance Amount	A-33
Insurance Policies	A-17
Intellectual Property	A-44
IRS	A-44
Knowledge	A-44
Leases	A-17
Liens	A-7
Loans	A-16
Material Adverse Effect	A-44
Merger	A-1
Merger Consideration	A-3
Merger Registration Statement	A-29
NASDAQ	A-4
New Certificates	A-4
OCC	A-45
Oil	A-45
OREO	A-16
Person	A-45
PGBC	A-45

A-iv

Proxy Statement/Prospectus	A-45
Rights	A-45
SEC	A-8
Securities Act	A-45
Software	A-45
Subsidiaries	A-45
Subsidiary	A-45
Superior Proposal	A-45

Surviving Corporation	A-1
Tax	A-45
Tax Returns	A-45
Taxes	A-45
Termination Date	A-38
USA PATRIOT Act	A-8
VBCA	A-1
Voting Agreement	A-1

A-v

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 3, 2013, by and between New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“Buyer”), and Central Financial Corporation, a Vermont corporation (the “Company”).

WITNESSETH

WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Buyer, with Buyer being the surviving corporation and continuing its corporate existence under the laws of the State of Delaware (the “Merger”);

WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the directors and executive officers of the Company has entered into a voting agreement with Buyer dated as of the date of this Agreement (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of the Company’s common stock, par value $2.00 per share (the “Company Common Stock”) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, after the Effective Time of the Merger, on a date selected by Buyer, The Randolph National Bank of Randolph (the “Company Bank”), a national banking association and wholly owned subsidiary of the Company, will merge with and into Lake Sunapee Bank, fsb (“Buyer Bank”), a federally chartered savings association and wholly owned subsidiary of Buyer, with Buyer Bank continuing as the surviving entity;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Vermont Business Corporation Act (the “VBCL”), and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under its Certificate of Incorporation, Bylaws and the laws of the State of Delaware (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 1.03 Charter and Bylaws of the Surviving Corporation. The Certificate of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

Section 1.04 Directors and Officers of Surviving Corporation; Advisory Board.

(a) The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation; provided, however, that immediately following the Effective Time, Buyer shall expand the size of its Board of Directors by one (1) seat in connection with the Merger and designate Steven H. Dimick to serve on the Board of Directors of the Surviving Corporation (the “Company Director Designee”). The Company Director Designee shall be appointed to the class of the Board of Directors of the Surviving Corporation expiring at the 2014 annual meeting of stockholders, and such Company Director Designee shall be nominated and recommended by the Board of Directors of the Surviving Corporation as is necessary to ensure that such Company Director Designee shall have the opportunity to serve a minimum term of three years as a director. The Company Director Designee shall also be appointed to the Board of Directors of Buyer Bank in accordance with the Bylaws of Buyer Bank and effective immediately following the Effective Time.

(b) The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(c) At or prior to the Effective Time, Buyer shall invite up to four of the directors of the Company in office immediately prior to the Effective Time, excluding Steven H. Dimick, to serve as members of Buyer’s Upper Valley regional advisory board.

Section 1.05 Bank Merger.

(a) As soon as practicable after consummation of the Merger (or on such later date as Buyer shall specify), the Company Bank shall be merged with and into Buyer Bank (the “Bank Merger”). Buyer Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence.

(b) As soon as practicable after the execution of this Agreement (or on such later date as Buyer shall specify), Buyer shall cause Buyer Bank, and the Company shall cause the Company Bank, to enter into an Agreement and Plan of Merger providing for the Bank Merger (the “Bank Merger Agreement”). The Bank Merger Agreement shall be in a form to be specified by Buyer and reasonably approved by the Company (such approval not to be unreasonably withheld or delayed).

Section 1.06 Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall (a) execute and file with the Secretary of State of the State of Delaware a certificate of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the DGCL, and (b) execute and file with the Vermont Secretary of State a certificate of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the VBCA. The Merger shall become effective on the date of such filings at the time specified therein (the “Effective Time”).

Section 1.07 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the DGCL and the VBCL.

Section 1.08 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, N.W.,

Washington, D.C. 20004, on a date to be specified by the parties, which shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (the “Closing Date”). Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

Section 1.09 Alternative Structure. Buyer may, at any time prior to the Effective Time, change the method of effecting the combination of Buyer and the Company (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of or the Company’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of Buyer or the Company pursuant to this Agreement; or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Buyer makes such a change, the Company agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.10 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (ii) otherwise carry out the purposes of this Agreement, the Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company, any shareholder of the Company or any shareholder of Buyer:

(a) Each share of common stock, par value $0.01 per share, of Buyer (“Buyer Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock held as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 8.699 shares (the “Exchange Ratio”) of Buyer Common Stock (together with the associated stock purchase rights which are attached to, and trade with, Buyer Common Stock) (the “Merger Consideration”).

Section 2.02 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.03. At the Effective Time, holders of the Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of the Company Common Stock.

Section 2.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of Buyer Common Stock as reported on The NASDAQ Stock Market LLC (“NASDAQ”) for the five (5) consecutive trading days ending on the third Business Day immediately prior to the Closing Date, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.04 Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his or her right to dissent from the Merger under Chapter 13 of the VBCA and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the VBCA. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 2.05 hereof. The Company shall give Buyer prompt notice upon receipt by the Company of any such written demands for payment of the fair value of shares of the Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the VBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

Section 2.05 Exchange Procedures.

(a) At or before the Effective Time, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the “Exchange Agent”), for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such New Certificates and cash hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable following the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 2.01 and Section 2.03 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and (ii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (other than Certificates representing treasury stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Section 2.01 and Section 2.03 and any unpaid dividends and distributions thereon as provided in Section 2.05(c). No interest shall be paid or accrued on (x) any cash in lieu of fractional shares or (y) any such unpaid dividends and distributions payable to holders of Certificates.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver a New Certificate or New Certificates representing shares of Buyer Common Stock (or any cash in lieu of fractional shares) to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.05, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 2.05(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

Section 2.06 Anti-Dilution Provisions. In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to Buyer Common Stock if (a) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, (b) Buyer issues additional shares of Buyer Common Stock under its Employee Stock Purchase Plan, or (c) Buyer issues employee or director stock grants or similar equity awards or shares of Buyer Common Stock upon the exercise or settlement thereof.

Section 2.07 Reservation of Shares. Effective upon the date of this Agreement, Buyer shall reserve for issuance a sufficient number of shares of Buyer Common Stock for the purpose of issuing shares of Buyer Common Stock to the Company shareholders in accordance with this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01 Making of Representations and Warranties.

(a) As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

(b) On or prior to the date of this Agreement, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III.

Section 3.02 Organization, Standing and Authority. The Company is a Vermont corporation duly organized, validly existing and in good standing under the laws of the State of Vermont. The Company is duly registered as a bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Company Disclosure Schedule 3.02. The Articles of Association and Bylaws of the Company, copies of which have been made available to Buyer, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists solely of 300,000 shares of common stock, par value $2.00 per share, of which 125,024 shares are outstanding as of the date of this Agreement. As of the date of this Agreement, there are 43,296 shares of the Company Common Stock held in treasury by the Company. The outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). There are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company.

(b) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

Section 3.04 Subsidiaries.

(a) (i) The Company has no Subsidiaries, other than the Company Bank, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of the Company Bank, (iii) no equity securities of the Company Bank are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which the Company Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of the Company Bank held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b) The Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) The Company Bank has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Company Disclosure Schedule 3.04(c).

Section 3.05 Corporate Power; Minute Books. Each of the Company and the Company Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of the Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The minute books of the Company contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of the Company and the Company Board (including committees of the Company Board).

Section 3.06 Corporate Authority. This Agreement and the transactions contemplated hereby, subject to approval by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote thereon, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (a) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (b) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of any class of capital stock of the Company required by the VBCA, the Articles of Association of the Company or the Bylaws of the Company to approve this Agreement and the transactions contemplated hereby.

Section 3.07 Regulatory Approvals; No Defaults.

(a) Subject to the receipt of the Regulatory Approvals, the Bank Merger Approvals and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or the Company Bank or to which the Company or the Company Bank, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Association or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date of this Agreement, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (including, without limitation, compliance with the Community Reinvestment Act (the “CRA”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”)) (i) why any of the Regulatory Approvals or the Bank Merger Approvals shall not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.08 Financial Statements.

(a) The Company has previously made available to Buyer copies of (i) the statements of condition of the Company as of December 31 for the fiscal years 2012 and 2011, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2012, 2011 and 2010, in each case accompanied by the audit report of A.M. Peisch & Company, LLP, the independent registered public accounting firm of the Company (the “Company Financial Statements”). The Company Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. A.M. Peisch & Company, LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The Company is not now, nor has it ever been, required to file with the Securities and Exchange Commission (the “SEC”) any periodic or other reports pursuant to Section 13 or Section 15(d) of the Exchange Act.

Section 3.09 Absence of Certain Changes or Events.

(a) Since December 31, 2012, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(b) Since December 31, 2012, the Company has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(c) Except as set forth on Company Disclosure Schedule 3.09(c), since December 31, 2012, the Company has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2012, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of the Company’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, (iv) changed any accounting methods (or underlying assumptions), principles or practices of the Company affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by the Company or any settlement or compromise of any income tax liability by the Company, (vi) made any material change in the Company’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.10 Financial Controls and Procedures. During the periods covered by the Company Financial Statements, the Company has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its accountants.

Section 3.11 Regulatory Reports.

(a) The Company and the Company Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2010 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Company and the Company Bank, no Governmental Authority has initiated any proceeding, or to the Knowledge of the Company, investigation into the business or operations of the Company or the Company Bank, since January 1, 2010. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Company or the Company Bank.

(b) The Company Bank is “well-capitalized” as such term is defined in the rules and regulations promulgated by the OCC, as amended from time to time, and has a CRA rating of “satisfactory” or better.

Section 3.12 Legal Proceedings; Regulatory Action.

(a) No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or Company Bank, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither the Company nor the Company Bank nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the OCC and the FDIC) or the supervision or regulation of the Company or the Company Bank. Neither the Company nor the Company Bank has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2009, a recipient of any supervisory letter from, or since January 1, 2009, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither the Company nor the Company Bank has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 3.13 Compliance with Laws.

Each of the Company and the Company Bank:

(a) has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened;

(c) has received, since January 1, 2009, no notification or communication from any Governmental Authority (i) asserting that the Company or the Company Bank it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist); and

(d) has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending

Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 3.14 Material Contracts; Defaults.

(a) Except as set forth in Company Disclosure Schedule 3.14, and except for this Agreement and transactions contemplated hereby, neither the Company nor the Company Bank is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of the Company to indemnification from the Company; (iii) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any director, officer or employee thereof; (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (v) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company or the Company Bank. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth on Company Disclosure Schedule 3.14(a), is referred to herein as a “Company Material Contract.” The Company has previously delivered to Buyer true, complete and correct copies of each such document.

(b) To its Knowledge, neither the Company nor the Company Bank is in breach or default under any Company Material Contract or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. No power of attorney or similar authorization given directly or indirectly by the Company or Company Bank is currently outstanding.

Section 3.15 Brokers. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Bank Analysis Center, Inc. A true, complete and correct copy of the engagement letter with Bank Analysis Center, Inc. has been provided to Buyer.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and/or Company Bank (the “Company Employees”) and current or former directors of the Company and/or Company Bank including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (“Company Benefit Plans”), are identified in Company Disclosure Schedule 3.16(a). True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, have been provided to Buyer.

(b) All Company Benefit Plans covering the Company Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of the Company, there are no circumstances likely to result in revocation of, or inability to rely on, any such favorable determination letter or the loss of the qualification of such a Company Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. The Company has not engaged in a transaction with respect to any Company Benefit Plan or a Company Pension Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or Company Bank with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”). Neither the Company nor the Company Bank has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12 month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected on the financial statements of the Company. No Company Pension Plan or single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. The Company has not provided, and is not required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Neither the Company nor the Company Bank have obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. The Company and/or Company Bank may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

(f) Other than as set forth in Company Disclosure Schedule 3.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employees to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of the Company or Company Bank, or after the consummation of the transactions contemplated hereby, Buyer or Surviving Corporation, to merge amend, or terminate any of the Company Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. Company Disclosure Schedule 3.16(f) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of the Company or Company Bank who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other related fees or expenses together with such detail as is needed to ensure that no such payment or benefit would result in a parachute payment to a disqualified individual within the meaning of Section 280G of the Code.

(g) Each Company Benefit Plan that is a deferred compensation plan (or any other type of plan or arrangement subject to Section 409A of the Code) and all deferral elections thereunder, if any, are in compliance with Section 409A of the Code, to the extent applicable.

Section 3.17 Labor Matters. The Company and the Company Bank is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or the Company Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel the Company or the Company Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to the Company’s Knowledge, threatened, nor is the Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) Except as disclosed on Company Disclosure Schedule 3.18(a), each of the Company and the Company Bank and each property owned, leased or operated by any of them (the “Company Property”) and, to the Knowledge of the Company, the Company Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws.

(b) There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or Company Bank has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material or Oil at, in, to, on, from or affecting a Company Property, a Company Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

(c) Neither the Company nor the Company Bank, nor to the Knowledge of the Company, any Company Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.18 could reasonably be based. No facts or circumstances have come to the Company’s attention which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.18 would reasonably be expected to occur.

(d) During the period of (i) the Company’s or the Company Bank’s ownership, tenancy or operation of any Company Property or (ii) the Company’s or the Company Bank’s holding of a security interest in any Company Loan Property, to the Knowledge of the Company, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Company Property or Company Loan Property that would reasonably be expected to result in any liabilities or obligations of the Company or the Company Bank pursuant to any Environmental Law. To the Knowledge of the Company, prior to the period of (i) the Company’s or the Company Bank’s ownership, tenancy or operation of any Company Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries, or (ii) the Company’s or the Company Bank’s holding of a security interest in a Company Loan Property, there was no release of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would reasonably be expected to result in any liabilities or obligations of the Company or the Company Bank pursuant to Environmental Law.

(e) Neither the Company nor the Company Bank is an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Company Loan Property and there are no Company Participation Facilities.

(f) Notwithstanding any other provision of this Agreement, other than as set forth in Section 3.09 (Financial Statements), Section 3.11 (Regulatory Reports), Section 3.09 (Absence of Certain Changes or Events), Sections 3.23 (Property and Leases), and Section 3.26 (Insurance), this Section 3.17 sets forth the Company’s sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Materials, Oil and other environmental matters.

Section 3.19 Tax Matters.

(a) Each of the Company and the Company Bank has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company and Company Bank (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of the Company and which the Company is contesting in good faith. Neither the Company nor the Company Bank is the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on Company Disclosure Schedule 3.19, neither the Company nor the Company Bank currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where the Company or Company Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or Company Bank.

(b) Each of the Company and Company Bank has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of the Company are pending with respect to the Company or the Company Bank. Neither the Company nor the Company Bank has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or Company Bank has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or Company Bank.

(d) The Company has provided Buyer with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to the Company and the Company Bank for taxable periods ended December 31, 2011, 2010 and 2009. The Company has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by either the Company or the Company Bank filed for the years ended December 31, 2011, 2010 and 2009. The Company has timely and properly taken such actions in response to and in compliance with notices the Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) Neither the Company nor the Company Bank has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Neither the Company nor the Company Bank has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor the Company Bank (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than Tax Returns which include only the Company and Company Bank), and (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Company or Company Bank) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of the Company and the Company Bank (i) did not, as of December 31, 2012, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Company’s audited consolidated balance sheet as of December 31, 2012,, and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(h) Neither the Company nor the Company Bank shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor the Company Bank has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor the Company Bank has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and the Company has not been notified of, or to the Company’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

Section 3.20 Investment Securities. Each of the Company and the Company Bank has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or the Company Bank. Such securities are valued on the books of the Company in accordance with GAAP. The Company and the Company Bank and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by the Company or the Company Bank or for the account of any of their customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and the Company Bank, and were entered into with counterparties believed at the time to be financially responsible and able to understand

(either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. The Company and the Company Bank have duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) No Derivative Transactions, were it to be a Loan held by the Company or the Company Bank, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of the Company under or with respect to each such Derivative Transactions has been reflected in the books and records of the Company in accordance with GAAP consistently applied, and no open exposure of the Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists.

Section 3.22 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Company Disclosure Schedule 3.22(a), as of the date of this Agreement, neither the Company nor the Company Bank are parties to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of February 28, 2013, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company, or to the Knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

(b) Company Disclosure Schedule 3.22(b) identifies (x) each Loan that as of February 28, 2013, was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Company, the Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of the Company that as of February 28, 2013, was classified as other real estate owned (“OREO”) and the book value thereof.

(c) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) The loan documents with respect to each Loan were in compliance with applicable laws and regulations and the Company’s lending policies at the time of origination of such Loans and are complete and correct. The Company has previously made available to Buyer complete and correct copies of its lending policies.

(e) Neither the Company nor the Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates the Company to repurchase from any such Person any Loan or other asset of the Company.

Section 3.23 Property and Leases.

(a) Company Disclosure Schedule 3.23(a) sets forth a true, correct and complete list of all real property owned by the Company and the Company Bank. Except as set forth in Company Disclosure Schedule 3.23(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, each of the Company and Company Bank has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) Company Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which the Company or Company Bank uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date of this Agreement, neither the Company nor the Company Bank has not received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by the Company or the Company Bank of, or material default by the Company or the Company Bank in, the performance of any covenant, agreement or condition contained in any Lease, and to the Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Company Disclosure Schedule 3.23(b), there is no pending or, to the Company’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that the Company or the Company Bank uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. The Company and the Company Bank has paid all rents and other charges to the extent due under the Leases.

Section 3.24 Intellectual Property. Company Disclosure Schedule 3.24 sets forth a true, complete and correct list of all the Company Intellectual Property. The Company and the Company Bank owns or has a valid license to use all the Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company and the Company Bank as currently conducted. Except as set forth on Company Disclosure Schedule 3.24, the Company Intellectual Property owned by the Company and the Company Bank, and to the Knowledge of the Company, all other the Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor the Company Bank has received notice challenging the validity or enforceability of the Company Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company and the Company Bank does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of the Company or the Company Bank to own or use any of the Company Intellectual Property.

Section 3.25 Fiduciary Accounts. Since December 31, 2009, the Company Bank has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company Bank nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26 Insurance.

(a) The Company and the Company Bank is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Company Disclosure Schedule 3.26(a) identifies all insurance policies, binders, or bonds currently maintained by the Company and the Company Bank as of the date of this Agreement, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $50,000. All the Insurance Policies are in full force and effect and all claims thereunder have been filed in due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Neither the Company nor the Company Bank is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

(b) Company Disclosure Schedule 3.26(b) sets forth a true, correct and complete description of all the bank-owned life insurance policies (“BOLI”) owned by the Company and the Company Bank, including the value of BOLI as of the end of the month prior to the date of this Agreement. The value of such BOLI as of the date of this Agreement is fairly and accurately reflected in the Company Financial Statements in accordance with GAAP.

Section 3.27 Deposit Insurance. The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and the Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

Section 3.28 CRA, Anti-money Laundering and Customer Information Security. Neither the Company nor the Company Bank is a party to any agreement with any individual or group regarding CRA matters and the Company has no Knowledge of, and neither the Company nor the Company Bank has been advised of, or has any reason to believe (because of the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2012, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company Bank pursuant to 12 C.F.R. Part 30. Furthermore, the Board of Directors of the Company Bank has adopted and the Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 3.29 Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding Company Common Stock, director, employee or Affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning five percent (5%) or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.30 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.31 Fairness Opinion. The Company Board has received the written opinion of Bank Analysis Center, Inc. to the effect that as of the date of this Agreement the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Section 3.32 Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus and the dates of the meeting of the shareholders of the Company to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Buyer included in the Proxy Statement/Prospectus.

Section 3.33 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01 Making of Representations and Warranties.

(a) As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Company that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

(b) On or prior to the date of this Agreement, Buyer has delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties.

Section 4.02 Organization, Standing and Authority of Buyer. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Articles of Incorporation and Bylaws of Buyer, copies of which have been made available to the Company, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03 Capitalization. The authorized capital stock of Buyer consists of 10,000,000 shares of Buyer Common Stock, of which 7,064,489 shares are outstanding as of the date of this Agreement, and 2,500,000 shares of preferred stock, of which 23,000 shares are outstanding. As of the date of this Agreement, 425,779 shares of Buyer Common Stock are held in treasury by Buyer. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) Buyer Option Plans pursuant to which there are outstanding options to acquire 245,000 shares of Buyer Common Stock, and (b) Buyer Common Stock to be issued pursuant to this Agreement, Buyer does not have any Rights issued or outstanding with respect to Buyer Common Stock and Buyer does not have any commitments to authorize, issue or sell any Buyer Common Stock or Rights.

Section 4.04 Subsidiaries. Except as set forth on Buyer Disclosure Schedule 4.04, Buyer does not, directly or indirectly, own or control any Affiliate. Except as disclosed on Buyer Disclosure Schedule 4.04, Buyer does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Buyer has not been conducted through any other direct or indirect Subsidiary or Affiliate of Buyer. No such equity investment identified in Buyer Disclosure Schedule 4.04 is prohibited by the State of New Hampshire or the FRB.

Section 4.05 Corporate Power; Minute Books. Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Buyer contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Buyer and Buyer Board (including committees of Buyer Board).

Section 4.06 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Board. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

Section 4.07 Regulatory Approvals; No Defaults.

(a) Subject to the receipt of the Regulatory Approvals and the Bank Merger Approvals, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer’s Certificate of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date of this Agreement, Buyer has no Knowledge of any reasons relating to Buyer or Buyer Bank (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why (i) any of the Regulatory Approvals or the Bank Merger Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2012, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

Section 4.09 SEC Documents; Financial Reports; and Financial Controls and Procedures.

(a) Buyer’s Annual Report on Form 10 K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2012 (the “Buyer 2012 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its

Subsidiaries subsequent to January 1, 2010, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the SEC, and all of Buyer SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in Buyer 2012 Form 10-K and, except for liabilities reflected in Buyer SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2012, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

Section 4.10 Regulatory Reports.

(a) Buyer and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2010, with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of NHTB, no Governmental Authority has initiated any proceeding, or to the Knowledge of NHTB, investigation into the business or operations of NHTB, since January 1, 2010. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Buyer Bank.

(b) Buyer is, and immediately after the Effective Time will be, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB, as amended from time to time. Buyer Bank is “well-capitalized” as such term is defined in the rules and regulations promulgated by the OCC, as amended from time to time, and has a CRA rating of “satisfactory” or better.

Section 4.11 Legal Proceedings; Regulatory Action.

(a) Except as set forth on Buyer Disclosure Schedule 4.11(a), no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2009, a recipient of any supervisory letter from, or since January 1, 2009, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 4.12 Compliance With Laws.

Each of Buyer and its Subsidiaries:

(a) has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened; and

(c) has received, since January 1, 2009, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist).

Section 4.13 Brokers. Neither Buyer nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Griffin Financial Group LLC. A true, complete and correct copy of the engagement letter with Griffin Financial Group LLC has been previously delivered to the Company.

Section 4.14 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Buyer and its Subsidiaries and current or former directors of Buyer and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), are identified in Buyer Disclosure Schedule 4.14.

(b) To the Knowledge of Buyer, each Buyer Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Buyer Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Buyer is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Buyer, threatened action, suit or claim relating to any of Buyer Benefit Plans (other than routine claims for benefits). Neither Buyer nor any of its Subsidiaries have engaged in a transaction, or omitted to take any action, with respect to any Buyer Benefit Plan that would reasonably be expected to subject Buyer or any Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c) No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by Buyer or any Subsidiary with respect to any Buyer Benefit Plan which is subject to Title IV of ERISA (“Buyer Defined Benefit Plan”) currently or formerly maintained by Buyer or any entity which is considered one employer with Buyer under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “Buyer ERISA Affiliate”). Neither Buyer nor any Buyer ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any NTHB Defined Benefit Plan or by any Buyer ERISA Affiliate within the 12 month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement. No Buyer Defined Benefit Plan or single-employer plan of any Buyer ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Buyer has not provided, and is not required to provide, security to any Buyer Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(d) All material contributions required to be made under the terms of any Buyer Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Buyer’s consolidated financial statements to the extent required by GAAP. Buyer and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Buyer Benefit Plan for financial reporting purposes as required by GAAP.

Section 4.15 Environmental Matters.

(a) Each of Buyer and its Subsidiaries and each property owned, leased or operated by any of them (the “Buyer Property”) and, to the Knowledge of Buyer, Buyer Loan Properties, are, and have been, in compliance with all Environmental Laws.

(b) There is no suit, claim, action or proceeding pending or, to the Knowledge of Buyer, threatened, before any Governmental Authority or other forum in which Buyer or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material or Oil at, in, to, on, from or affecting a Buyer Property, a Buyer Loan Property, or any property previously owned, operated or leased by Buyer or any of its Subsidiaries.

(c) Neither Buyer nor any of its Subsidiaries, nor to the Knowledge of Buyer, any Buyer Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 4.15 could reasonably be based. No facts or circumstances have come to Buyer’s attention which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 4.15 would reasonably be expected to occur.

(d) During the period of (i) Buyer’s or any of its Subsidiaries’ ownership, tenancy or operation of any Buyer Property or (ii) Buyer’s or any of its Subsidiaries’ holding of a security interest in any Buyer Loan Property, to the Knowledge of Buyer, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Buyer Property or Buyer Loan Property, that would reasonably be expected to result in any liabilities or obligations of Buyer or any of its Subsidiaries pursuant to any Environmental Law. To the Knowledge of Buyer, prior to the period of (i) Buyer’s or any of its Subsidiaries’ ownership, tenancy or operation of any Buyer Property or any property previously owned, operated or leased by Buyer or any of its Subsidiaries, or (ii) Buyer’s or any of its Subsidiaries’ holding of a security interest in a Buyer Loan Property, there was no release of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would reasonably be expected to result in any liabilities or obligations of Buyer or any of its Subsidiaries pursuant to Environmental Law.

(e) Neither Buyer nor any of its Subsidiaries is an “owner” or “operator” (as such terms are defined under CERCLA) of any Buyer Loan Property and there are no Buyer Participation Facilities.

(f) Notwithstanding any other provision of this Agreement, other than as set forth in Section 4.08 (Absence of Certain Changes or Events), Section 4.09 (SEC Documents; Financial Reports; and Financial Controls and Procedures), Section 4.10 (Regulatory Reports) and this Section 4.15 (Environmental Matters) sets forth Buyer’s sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Materials, Oil and other environmental matters.

Section 4.16 Tax Matters.

(a) Each of Buyer and its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Neither Buyer nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Buyer or any of its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Each of Buyer and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Buyer are pending with respect to Buyer or any of its Subsidiaries. Neither

Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer or any of its Subsidiaries.

Section 4.17 Investment Securities. Each of Buyer and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Buyer or its Subsidiaries. Such securities are valued on the books of Buyer in accordance with GAAP. Buyer and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which Buyer believes are prudent and reasonable in the context of such businesses.

Section 4.18 Deposit Insurance. The deposits of Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened.

Section 4.19 CRA, Anti-money Laundering and Customer Information Security. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters and Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2012, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the USA PATRIOT Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy and data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 170. Furthermore, the Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 4.20 Buyer Common Stock. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.21 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, the Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. The Company will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of the Company and (iii) preserve for itself and Buyer the goodwill of the customers of the Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Company Disclosure Schedules or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, the Company shall not and, as applicable, shall cause Company Bank to not:

(a) Capital Stock. Other than pursuant to stock options, warrants or stock-based awards outstanding as of the date of this Agreement and listed in the Company Disclosure Schedules, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any Company Common Stock, or obligate itself to purchase, retire or redeem, any of its shares of the Company Common Stock.

(b) Dividends; Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from the Company Bank to the Company or (y) regular quarterly cash dividends on Company Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date of this Agreement with record and payment dates consistent with past practice, or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date of this Agreement, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two (2) dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or the Company Bank or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with the Company’s 2013 budget, a copy of which has been made available to Buyer, (ii) the Company and the Company Bank shall be permitted to make cash contributions to the Company 401(k) Plan in the ordinary course of business consistent with past practice, and (iii) the Company or the Company Bank, as applicable, shall be permitted to pay accrued bonuses at the Closing consistent with past practice and prorated through the Closing Date.

(d) Hiring. Hire any person as an employee of the Company or the Company Bank or promote any employee, except (i) to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date of this Agreement at an annual salary of less than $30,000 and whose employment is terminable at the will of the Company or the Company Bank, as applicable.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to Buyer, or (ii) to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(e)), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of the Company or Company Bank.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date of this Agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend the Company’s Articles of Association or Bylaws.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company of an amount which exceeds $25,000 and/or would impose any material restriction on the business of the Company.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Transactions. Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r) Loans. Except to satisfy contractual obligations existing as of the date of this Agreement and set forth on Company Disclosure Schedule 5.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with the Company’s loan policies and procedures in effect as of the date of this Agreement; provided, however, that the prior notification and approval of Buyer is required for any of the foregoing if such Loan is in excess of $250,000. For purposes of this Section 5.01(r), consent shall be deemed given unless Buyer objects within 48 hours of notification.

(s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Taxes. Make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by the Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w) Insurance. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x) Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of Buyer. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Company Shareholder Approval. The Company agrees to take, in accordance with applicable law, the Articles of Agreement of the Company and the Bylaws of the Company, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.08, shall take all lawful action to solicit such approval by such shareholders. The Company agrees to use its best efforts to convene the Company Meeting within thirty-five (35) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of the Company pursuant to Section 5.08, and in any event shall convene the Company Meeting within forty-five (45) days after such mailing. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of the Company shareholders at the Company Meeting. The Company Board shall at all times prior to and during the Company Meeting recommend adoption of this Agreement by the shareholders of the Company and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of the Company for their approval at the Company Meeting and nothing contained herein shall be deemed to relieve the Company of such obligation.

Section 5.05 Merger Registration Statement; Proxy Statement/Prospectus. For the purposes of (x) registering Buyer Common Stock to be offered to holders of the Company Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the Company Meeting, Buyer shall draft and prepare, and the Company shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by Buyer in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus. Buyer shall provide the Company and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. Buyer shall file the Merger Registration Statement with the SEC. Each of Buyer and the Company shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter promptly mail the Proxy Statement/Prospectus to its shareholders. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish to Buyer all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with such action.

Section 5.06 Cooperation and Information Sharing. The Company shall provide Buyer with any information concerning the Company that Buyer may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus, and the Buyer shall notify the Company promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Company promptly copies of all correspondence between it or any of its representatives and the SEC. Buyer shall provide the Company and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Buyer and the Company agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. The Company agrees to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of the Company Common Stock entitled to vote at the Company Meeting at the earliest practicable time.

Section 5.07 Supplements or Amendment. The Company and Buyer shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the Company shall cooperate with Buyer in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and Buyer shall file an amended Merger Registration Statement with the SEC, and each of Buyer and the Company shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

Section 5.08 Regulatory Approvals. Each of the Company and Buyer will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. The Company and Buyer will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or the Company, or the Company to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and the Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 5.09 Press Releases. The Company and Buyer shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. The Company and Buyer shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10 Access; Information.

(a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of the Company and to such other information relating to the Company as Buyer may reasonably request and, during such period, it shall furnish promptly to Buyer all information concerning the business, properties and personnel of the Company as Buyer may reasonably request.

(b) All information furnished to Buyer by the Company pursuant to Section 5.10(a) shall be subject to, and Buyer shall hold all such information in confidence in accordance with, the provisions of the Agreement of Confidentiality, dated as of December 28, 2012, by and between the Company and Buyer (the “Confidentiality Agreement”).

(c) No investigation by Buyer of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.11 No Solicitation by the Company.

(a) From the date of this Agreement through the Effective Time, the Company shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. If, and only to the extent that, (x) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of the Company to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 5.11(a) that the Company Board believes in good faith is a Superior Proposal; provided, however, that no Acquisition Proposal shall be considered a Superior Proposal unless, during the three (3) Business Day period following notification to the Buyer of the Superior Proposal, the Company and its advisors shall have negotiated in good faith with Buyer to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement; and (y) the Company provides notice to Buyer of its decision to take such action in accordance with the requirements of Section 5.11(b), the Company may (1) furnish information with respect to the Company to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to Buyer than, the terms contained in any such agreement between the Company and Buyer, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation referred to in Section 5.04.

(b) The Company shall notify Buyer promptly (but in no event later than 48 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any Person that informs the Company Board or a member of the senior management of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. The Company shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. The Company also shall promptly, and in any event within twenty-four (24) hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.11(a).

(c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Buyer who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date of this Agreement promptly to return or destroy such information. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(d) The Company shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company are aware of the restrictions described in this Section 5.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.11 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company, at the direction or with the consent of the Company, shall be deemed to be a breach of this Section 5.11 by the Company.

Section 5.12 Certain Policies. Prior to the Effective Date, the Company shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer; provided, however, that the Company shall not be obligated to take any action pursuant to this Section 5.12 unless and until Buyer acknowledges, and the Company is satisfied, that all conditions to the Company’s obligation to consummate the Merger have been satisfied and that Buyer shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by the Company pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

Section 5.13 Indemnification.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of the Company, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of the Company, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the Transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Bylaws of Buyer as in effect on the date of this Agreement (subject to change as required by law). Buyer’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Prior to the Effective Time, Buyer shall use its reasonable best efforts to cause the persons serving as directors and officers of the Company immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Buyer may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Buyer be required to expend in any one year more than an amount equal to 150% of the current annual amount expended by the Company to maintain such insurance (the “Insurance Amount”), and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 5.13(c) as a result of the preceding provision, Buyer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.13.

Section 5.14 Employees; Benefit Plans.

(a) Following the Closing Date, Buyer may choose to maintain any or all of the Company Benefit Plans in its sole discretion and the Company shall cooperate and shall cause Company Bank to cooperate with Buyer in order to effect any plan terminations to be made as of the Effective Time (or immediately prior to the Effective Time in the case of any tax-qualified 401(k) plan). However, for any the Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Buyer shall take all reasonable action so that employees of the Company and the Company Bank shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer (it being understood that inclusion of the employees of the Company and the Company Bank in Buyer Benefit Plans may occur at different times with respect to different plans). Buyer shall cause each Buyer Benefit Plan in which employees of the Company or the Company Bank are eligible to participate to take into account for purposes of eligibility and vesting under Buyer Benefit

Plans (but not for purposes of benefit accrual) the service of such employees with the Company and the Company Bank to the same extent as such service was credited for such purpose by the Company or the Company Bank, as applicable; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Buyer to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time; provided, however, that Buyer shall continue to maintain the Company Benefit Plans (other than stock-based or incentive plans) for which there is a comparable Buyer Benefit Plan until the Company Employees are permitted to participate in Buyer Benefit Plans, unless such Buyer Benefit Plan has been frozen or terminated with respect to similarly situated employees of Buyer or any Subsidiary of Buyer.

(b) Buyer shall assume and honor, under the vacation policies of the Company and the Company Bank, as disclosed on Company Disclosure Schedule 3.16, the accrued but unused vacation time of employees of the Surviving Corporation who were employees of the Company or the Company Bank prior to the Effective Time.

(c) If employees of the Company or the Company Bank become eligible to participate in a medical, dental or health plan of Buyer upon termination of such plan of the Company or the Company Bank, Buyer shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous the Company Benefit Plan prior to the Effective Time.

(d) Any employee of the Company or the Company Bank (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment is terminated (other than for cause) at the request of Buyer (but by and in the sole discretion of the Company and the Company Bank) prior to the Effective Time, or is terminated by Buyer or a Subsidiary of Buyer within six (6) months following the Effective Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks base pay for each full year of service based upon the employee’s date of hire (plus a prorated amount for each partial year of service, such service determined by taking into account service with the Company, the Company Bank, Buyer and any Subsidiary of Buyer), with a minimum of four (4) and a maximum of twenty-six (26) weeks of base pay. Any employee of the Company or the Company Bank whose employment is terminated (other than for cause) pursuant to this Section 5.14(h) shall be eligible to apply for open job listings at the Buyer and/or its affiliates and Buyer shall use commercially reasonable efforts to notify such persons of these vacancies as they may arise from time to time.

(e) As soon as practicable after the execution of this Agreement, Buyer and/or Buyer Bank will enter into a change of control agreement with Joseph A. Boyd substantially in the form attached hereto as Exhibit B to be effective as of the Effective Time. At and following the Effective Time, Buyer shall honor the contractual rights and vested benefit obligations of current and former employees and directors of the Company and Company Bank existing as of the Effective Date as well as all employment, severance, deferred compensation, change in control agreements to the extent set forth on Company Disclosure Schedule 3.16(e). Buyer acknowledges that the consummation of the Merger will constitute a “change in control” of the Company and Company Bank for purposes of any benefit plans, agreements and arrangements of the Company and Company Bank to the extent such benefit plans, agreements and arrangements are set forth on Company Disclosure Schedule 3.16(a).

(f) Buyer and the Company shall provide, or shall cause Buyer Bank and the Company Bank, as applicable, to provide, a retention pool in an amount disclosed in Buyer Disclosure Schedule 5.14(f) to certain employees of the Company and/or the Company Bank to be designated by Buyer in consultation with the Company. Such designated employees will enter into a retention agreement to be mutually agreed upon by Buyer and the Company.

Section 5.15 Notification of Certain Changes. Buyer and the Company shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or the compliance by the Company or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16 Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Buyer and to report the general status of the ongoing operations of the Company. Without limiting the foregoing, the Company agrees to provide Buyer (i) a copy of each report filed by the Company with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in Company Disclosure Schedule 3.14.

Section 5.17 Board Packages. The Company shall distribute a copy of the Company Board package, including the agenda and any draft minutes, to Buyer at the same time and in the same manner in which it distributes a copy of such packages to the Company Board; provided, however, that the Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of the Company or any other matter that the Company Board has been advised of by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 5.18 Transition; Informational Systems Conversion. From and after the date of this Agreement, Buyer and the Company shall use their reasonable best efforts to facilitate the integration of the Company with the business of Buyer following consummation of the transactions, and shall meet on a regular basis to discuss and plan for the conversion of the Company’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by Buyer and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of the Company’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by the Company in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. The Company shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that Buyer shall indemnify the Company for any reasonable out-of-pocket fees, expenses or charges that the Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by Buyer and/or the Company in accordance with Sections 7.01(a), 7.01(b), 7.01(c) or 7.01(f), or by the Company only in accordance with Sections 7.01(d), 7.01(e) or 7.01(g), Buyer shall indemnify the Company for any reasonable fees, expenses or charges related to reversing the Informational Systems Conversion.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of the Company and Buyer to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Regulatory Approvals. All consents and approvals of a Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b) Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c) NASDAQ Listing. The shares of Buyer Common Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e) Tax Opinions. Buyer shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in and form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, and the Company shall have received a letter setting forth the written opinion of Cranmore, FitzGerald & Meaney, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation and warranty set forth in Section 3.09(a)) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 3.03(a), which shall be true and correct in all material respects, and Section 3.09(a), which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on the Company. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Adverse Regulatory Conditions. No regulatory approval referred to in Section 6.01(a) hereof shall contain any condition, restriction or requirement which the Board of Directors of Buyer reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that Buyer would not have entered into this Agreement had such condition, restriction or requirement been known at the date of this Agreement.

(d) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of the Company Common Stock.

(e) Other Actions. the Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Buyer may reasonably request.

Section 6.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger also are subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation and warranty set forth in Section 4.08) relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 4.03, which shall be true and correct in all material respects, and Section 4.08, which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Buyer. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c) Other Actions. Buyer shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as the Company may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor the Company may rely on the failure of any condition set forth in Sections 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to Article VI.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By Buyer or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either Buyer or the Company (provided, in the case of the Company, that it shall not be in material breach of any of its obligations under Section 5.05), if the approval of the shareholders of the Company required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by Buyer) or Section 6.03(a) (in the case of a breach of a representation or warranty by the Company).

(e) Breach of Covenants. By either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by the Company) or Section 6.03(b) in the case of a breach of a representation or warranty by Buyer).

(f) Delay. By either Buyer or the Company if the Merger shall not have been consummated on or before December 31, 2013 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Third-Party Acquisition Transaction; Etc. By Buyer or the Company, if (i) the Company shall have breached its obligations under Section 5.11, (ii) the Company Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer, (iii) the Company Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary of Buyer or (iv) the Company shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 5.04.

(h) Price Adjustments. By Company, if the Company Board so determines by a majority vote of the members of the entire Company Board, at any time during the five-day period commencing on the Determination

Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(A) Buyer Market Value on the Determination Date is less than 85% of the Initial Buyer Market Value; and

(B) the number obtained by dividing Buyer Market Value on the Determination Date by the Initial Buyer Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.15; subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 7.01(h), it shall give prompt written notice thereof to Buyer. During the five (5) Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of Company Common Stock by adjusting the Exchange Ratio to the quotient determined by dividing Initial Buyer Market Value by Buyer Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.8696. If within such five (5) Business Day period, Buyer delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 7.01(h), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.01(h).

For purposes of this Section 7.01(h), the following terms shall have the meanings indicated below:

“Buyer Market Value” means the average of the daily closing sales prices of a share of Buyer Common Stock as reported on the NASDAQ for the ten (10) consecutive trading days immediately preceding the Determination Date.

“Determination Date” means the first date on which all Requisite Regulatory Approvals under Section 6.01(a) have been obtained (disregarding any waiting period).

“Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Buyer Market Value” means $13.22.

“Initial Index Price” means $2,076.264.

“Final Index Price” means the sum of the Final Prices of each company comprising the Index.

“Final Price” with respect to any company belonging to the Index, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

If Buyer or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 7.01(h).

Section 7.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, the parties hereto agree that the Company shall pay to Buyer a termination fee of $575,000 within three (3) Business Days after written demand for payment is made by Buyer, following the occurrence of any of the events set forth below:

(a) Buyer or the Company terminates this Agreement pursuant to Section 7.01(g); or

(b) the Company enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving the Company within eighteen (18) months following the termination of this Agreement by Buyer pursuant to Section 7.01(d) or Section 7.01(e) because of a willful breach by the Company after an Acquisition Proposal has been publicly announced or otherwise made known the Company.

Section 7.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.10(b), 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval.

Section 8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions.

Section 8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Buyer:

New Hampshire Thrift Bancshares, Inc.

9 Main Street

Newport, NH 03773

Attention:    Stephen R. Theroux

    President and Chief Executive Officer

Fax: (603) 863-9571

With a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, DC 20004

Attention: Richard A. Schaberg

Fax: (202) 637-5910

If to the Company:

Central Financial Corporation

P.O. Box 368

Main Street

Randolph, VT 05060

Attention:    Steven H. Dimick

    President and Chief Executive Officer

Fax: (802) 728-4016

With a copy to:

Cranmore, FitzGerald & Meaney

49 Wethersfield Ave.

Hartford, CT 06114

Attention: J. J. Cranmore

Fax: (860) 522-3379

Section 8.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Buyer’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE IX

ADDITIONAL DEFINITIONS

Section 9.01 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving the Company: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the Company in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 10% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“BHCA means the Bank Holding Company Act of 1956, as amended.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of New Hampshire are authorized or obligated to close.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Loan Property” means any property in which Buyer or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by Buyer or any of its Subsidiaries.

“Buyer Option Plans” means the New Hampshire Thrift Bancshares, Inc. 1998 Stock Option Plan and the New Hampshire Thrift Bancshares, Inc. 2004 Stock Incentive Plan.

“Buyer Participation Facility” means any facility in which Buyer or any of its Subsidiaries participates or has participated in the management of environmental matters.

“Company Board” means the Board of Directors of the Company.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of the Company.

“Company Loan Property” means any property in which the Company or the Company Bank holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or the Company Bank.

“Company Participation Facility” means any facility in which the Company or the Company Bank participates or has participated in the management of environmental matters.

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Environment” means any air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource.

“Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or Oil. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or Oil as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing are defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that poses a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws.

“Hazardous Substance” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” shall mean, with respect to any fact, event or occurrence, the actual knowledge after reasonable inquiry of one or more of (i) in the case of the Company, the individuals listed on Schedule 9.01(a), or (ii) in the case of Buyer, the individuals listed on Schedule 9.01(b); provided, however, that in no event shall “reasonable inquiry” require environmental sampling or testing of any kind.

“Material Adverse Effect” means (a) with respect to the Company, any effect that is material and adverse to the financial position, results of operations or business of the Company or that would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions (including interest rates) affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated by this Agreement; (vi) the effects of any action or omission taken with the prior consent of Buyer or as otherwise expressly permitted or contemplated by this Agreement; and (vii) exclusive of the performance of the Company’s investment portfolio; and (b) with respect to Buyer, any effect that materially impairs the ability of Buyer to make payment at the Effective Time of the aggregate Merger Consideration or otherwise materially impairs the ability of Buyer to consummate the transactions contemplated by this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by Buyer and the Company and as delivered to holders of the Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise (a) on terms which the Company Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the Company’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the Company Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ Stephen R. Theroux
Name:	Stephen R. Theroux
Title:	President and Chief Executive Officer

CENTRAL FINANCIAL CORPORATION

By:	/s/ Steven H. Dimick
Name:	Steven H. Dimick
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF VOTING AGREEMENT

VOTING AGREEMENT (“Agreement”), dated as of April 3, 2013, by and between New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“Buyer”), and the undersigned holder (“Shareholder”) of common stock, par value $2.00 per share (“Common Stock”), of Central Financial Corporation, a Vermont corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, Buyer and the Company have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of the Company with and into Buyer (the “Merger”);

WHEREAS, Shareholder owns the shares of Common Stock identified on Schedule 1 hereto (such shares, together with all shares of Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”);

WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Buyer agree as follows:

1. Agreement to Vote Shares. The Shareholder agrees that, prior to the Expiration Date, at any meeting of the shareholders of the Company, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company, with respect to the Merger Agreement or any of the transactions contemplated thereby (including the Merger) or any Acquisition Proposal, the Shareholder shall:

(a)	appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that would preclude fulfillment of a condition under the Merger Agreement to the Company’s and Buyer’s respective obligations to consummate the Merger; and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, or (c) upon mutual written agreement of the parties hereto to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

3. Agreement to Retain Shares. The Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, (a) sell, assign, transfer, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 4(c)), any Shares, (b) enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares, (c) deposit any Shares in a voting trust or enter into a voting agreement or similar agreement with respect to any Shares or grant any proxy or power of attorney with respect thereto, or (d) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, the Shareholder may make (x) transfers of Shares by will or by operation of law, in which case this Agreement shall bind the transferee, (y) transfers of Shares in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, and (z) as Buyer may otherwise agree in writing in its sole discretion.

4. Representations and Warranties of Shareholder. Except as disclosed on Schedule 1 hereto, the Shareholder hereby represents and warrants to Buyer as follows:

(a)	the Shareholder has the full power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder;

(b)	this Agreement has been duly executed and delivered by the Shareholder and (assuming this Agreement constitutes a valid and binding agreement of Buyer) is a valid and legally binding agreement with respect to the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles);

(c)	the Shareholder beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole, and otherwise unrestricted, voting and investment power with respect to such Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement (the Shareholder agrees to promptly notify Buyer in writing of the nature and amount of any Shares acquired after the date of this Agreement, and such Shares shall be subject to the foregoing representations and warranties);

(d)	the Shareholder understands that, at the Effective Time, each outstanding Share listed on Schedule 1 (including any restricted shares of Common Stock the vesting of which accelerates at or prior to the Effective Time) shall be converted into, as provided in and subject to the limitations set forth in the Merger Agreement, the right to receive 8.699 shares of Buyer Common Stock, plus cash for any fractional shares in accordance with Section 2.03 of the Merger Agreement;

(e)	the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Shareholder; and

(f)	the execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by the Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of his obligations under this Agreement in any material respect.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, the Shareholder does hereby appoint Buyer with full power of substitution to any Affiliate of Buyer, as the Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of the Shareholder’s rights with respect to the Shares, to vote, if the Shareholder is unable to perform his obligations under this Agreement, each of such Shares that the Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of the Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of the Company taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by the Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

6. No Solicitation. From and after the date of this Agreement until the Expiration Date, the Shareholder, in his capacity as a shareholder of the Company, shall not, nor shall such Shareholder authorize any advisor or representative of, such Shareholder or any of his Affiliates, other than the Company in accordance with the terms of the Merger Agreement, to (and, to the extent applicable to the Shareholder, such Shareholder shall use reasonable best efforts to prevent any of his advisors or representatives or Affiliates, other than the Company in accordance with the terms of the Merger Agreement, to) (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal.

7. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

8. No Waivers. No waivers of any breach of this Agreement extended by Buyer to the Shareholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Capacity as Shareholder. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Shareholder (a) from exercising his duties and obligations as a director of the Company or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of the Company, or (b) if the Shareholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his duties and obligations as a trustee or fiduciary of such ERISA plan or trust. The Shareholder is executing this Agreement solely in his capacity as a shareholder of the Company.

10. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

11. Further Assurances. From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Buyer may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

12. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

14. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

15. Public Disclosure. The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, without the prior consent of Buyer. The Shareholder hereby permits Buyer to publish and disclose in any document and/or schedule filed by Buyer with the Securities and Exchange Commission such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments and obligations pursuant to this Agreement.

16. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any Subsidiary wholly owned by it. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

17. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

18. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

19. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s Articles of Association, the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:
Name:
Title:

[SHAREHOLDER]

By:
Name:
Title:

SCHEDULE 1

Shares	Type

EXHIBIT B

FORM OF ONE-YEAR CHANGE OF CONTROL AGREEMENT

This ONE-YEAR CHANGE OF CONTROL AGREEMENT (the “Agreement”) is made and entered into as of April     , 2013 by and among LAKE SUNAPEE BANK, FSB (the “Bank”), NEW HAMPSHIRE THRIFT BANCSHARES, INC. (the “Company”) and Joseph A. Boyd (the “Officer”), with the Company being a party hereto solely for purposes of Section 20 hereof.

INTRODUCTORY STATEMENT

The Company entered into an Agreement and Plan of Merger with the current employer of the Officer (the “Merger Agreement”), with the Officer to continue employment with the Bank following the Closing Date of the Merger. The Board of Directors has concluded that it is in the best interests of the Bank, the Company and their shareholders to establish a working environment for the Officer that minimizes the personal distractions that might result from possible business combinations in which the Company or the Bank might be involved in the future following the Closing Date. To this end, the Bank has decided to provide the Officer with assurance that his compensation will be continued for a minimum period of one year following termination of employment as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii) (the “Assurance Period”) if his employment terminates under specified circumstances related to a business combination. The Board of Directors of the Bank has decided to formalize this assurance by entering into this Change of Control Agreement with the Officer. The Board of Directors of the Company has authorized the Company to guarantee the Bank’s obligations under this Agreement. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

The terms and conditions which the Bank, the Company and the Officer have agreed to are as follows.

AGREEMENT

Section 1.	Term; Change of Control and Pending Change of Control Defined.

(a) This Agreement shall take effect as of the Closing Date and shall be in effect during the period (the “Term”) beginning on the Closing Date and ending on the first anniversary of the date on which the Bank notifies the Officer of its intent to discontinue the Agreement (the “Initial Expiration Date”) or, if later, the first anniversary of the latest Change of Control or Pending Change of Control, as defined below, that occurs after the Closing Date and before the Initial Expiration Date. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement

(b) For all purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii) a complete liquidation or dissolution of the Company;

(iv) the occurrence of any event if immediately following such event, at least 50% of the members of the Board of Directors of the Company do not belong to any of the following groups:

(A) individuals who were members of the Board of Directors of the Company on the date of this Agreement; or

(B) individuals who first became members of the Board of Directors of the Company after the date of this Agreement either:

(1) upon election to serve as a member of the Board of Directors of the Company by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(2) upon election by the shareholders of the Board of Directors of the Company to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters or the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of Directors of the Company; or

(v) any event which would be described in section 1(b)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 1(b), the term “person” shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(c) For purposes of this Agreement, a “Pending Change of Control” shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; (ii) the commencement of a tender offer which, if successful, would result in a Change of Control; or (iii) the circulation of a proxy statement seeking proxies in opposition to management in an election contest which, if successful, would result in a Change of Control. Notwithstanding anything contained herein to the contrary, a Pending Change of Control shall not have been deemed to occur unless the Change of Control contemplated by such Pending Change of Control does, in fact, occur.

Section 2.	Discharge Prior to a Pending Change of Control

The Bank may discharge the Officer at any time prior to the occurrence of a Pending Change of Control for any reason or for no reason. In such event:

(a) The Bank shall pay to the Officer (or, in the event of his death, his estate) his earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after the date of the Officer’s termination of employment.

(b) The Bank shall provide the benefits, if any, due to the Officer (or, in the event of his death, his estate, surviving dependents or his designated beneficiaries) under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Bank. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs; provided, however, that such benefits shall, if and to the extent necessary to except such benefits from section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”), be paid within 2 1/2 months following the end of the taxable year of the Officer, Bank or the Company, whichever is longer, in which the termination event occurs.

The payments and benefits described in sections 2(a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.” In addition, the Officer, the Company and the Bank agree that the termination benefits described in this sections 2(a) and (b) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals.

Section 3.	Termination of Employment Due to Death

The Officer’s employment with the Bank shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Officer’s death. In such event, the Bank shall pay and deliver to his estate and surviving dependents and beneficiaries, as applicable, the Standard Termination Entitlements.

Section 4.	Termination Due to Disability after Change of Control or Pending Change of Control.

The Bank may terminate the Officer’s employment during the Term and after the occurrence of a Change of Control or a Pending Change of Control upon a determination, by a majority vote of the members of the Board of Directors of the Bank, acting in reliance on the written advice of a medical professional acceptable to it, that the Officer is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Officer from performing his assigned duties on a substantially full-time basis for a period of at least 90 days during the period of one year ending with the date of the determination or is likely to result in death or prevent the Officer from performing his assigned duties on a substantially full-time basis for a period of at least 90 days during the period of one year beginning with the date of the determination. In such event:

(a) The Bank shall pay and deliver to the Officer (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

(b) In addition to the Standard Termination Entitlements, the Bank shall continue to pay the Officer his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of (i) the expiration of 90 days after the date of termination of his employment; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Bank (the “LTD Eligibility Date”); (iii) the date of his death; (iv) the expiration of the Assurance Period (the “Initial Continuation Period”); and (v) within two months following the end of the taxable year of the Officer, Bank or the Company, whichever is longer, in which the termination event occurs. If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Bank shall continue to pay the Officer his base salary, at an annual rate equal to 60% of the annual rate in effect for him immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Assurance Period.

A termination of employment due to disability under this section 4 shall be effected by a notice of termination given to the Officer by the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Officer.

The Officer, the Company and the Bank agree that the termination benefits described in section 4(b) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(a)(5) as disability pay.

Section 5.	Discharge with Cause after Change of Control or Pending Change of Control

(a) The Bank may terminate the Officer’s employment with “Cause” during the Term and after the occurrence of a Change of Control or Pending Change of Control, but a termination shall be deemed to have occurred with “Cause” only if:

(i) the Board of Directors of the Bank and the Board of Directors of the Company, by separate majority votes of their entire membership, determine that the Officer should be discharged because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement; and

(ii) at least 45 days prior to the vote contemplated by section 1(b)(i), the Bank has provided the Officer with notice of its intent to discharge the Officer for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (the “Notice of Intent to Discharge”); and

(iii) after the giving of the Notice of Intent to Discharge and before the taking of the vote contemplated by section 5(a)(i), the Officer (together with his legal counsel, if he so desires) is afforded a reasonable opportunity to make both written and oral presentations before the Board of Directors of the Bank for the purpose of refuting the alleged grounds for Cause for his discharge; and

(iv) after the vote contemplated by section 5(a)(i), the Bank has furnished to the Officer a notice of termination which shall specify the effective date of his termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Board of Directors of the Bank, certified by its corporate secretary and signed by each member of the Board of Directors voting in favor of adoption of the resolution(s), authorizing the termination of the Officer’s employment with Cause and stating with particularity the facts and circumstances found to constitute Cause for his discharge (the “Final Discharge Notice”).

(b) If the Officer is discharged with Cause during the Term and after a Change of Control or Pending Change of Control, the Bank shall pay and provide to him (or, in the event of his death, to his estate and surviving beneficiaries and dependents, as applicable) only the Standard Termination Entitlements. Following the giving of a Notice of Intent to Discharge, the Bank may temporarily suspend the Officer’s duties and authority and, in such event, may also suspend the payment of salary and other cash compensation, but not the Officer’s participation in retirement, insurance and other employee benefit plans. If the Officer is not discharged, or is discharged without Cause, within 45 days after the giving of a Notice of Intent to Discharge, payments of salary and cash compensation shall resume, and all payments withheld during the period of suspension shall be promptly restored. If the Officer is discharged with Cause not later than 45 days after the giving of the Notice of Intent to Discharge, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements. If a Final Discharge Notice is given later than 45 days, but sooner than 90 days, after the giving of the Notice of Intent to Discharge, all payments made to the Officer during the period beginning with the giving of the Notice of intent to Discharge and ending with the Officer’s discharge with Cause shall be retained by the Officer and shall not be applied to offset the Standard Termination Entitlements. If the Bank does not give a Final Discharge Notice to the Officer within 90 days after giving a Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Officer with Cause shall require the giving of a new Notice of Intent to Discharge.

Section 6.	Discharge without Cause after Change of Control or Pending Change of Control

The Bank may discharge the Officer without Cause at any time after the occurrence of a Change of Control or Pending Change of Control, and in such event:

(a) The Bank shall pay and deliver to the Officer (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements.

(b) In addition to the Standard Termination Entitlements, the Bank shall make a lump sum payment to the Officer (or, in the event of his death before payment, to his estate) within 60 days following the Officer’s termination of employment with the Bank, in an amount equal to the salary that Officer would have earned if he had continued working for the Bank during the Assurance Period at the highest annual rate of salary achieved during that portion of the employment period which is prior to Officer’s termination of employment with the Bank without discounting for early payment. Such lump sum shall be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination. The payments and benefits described in section 6(b) are referred to in this Agreement as the “Additional Change of Control Entitlements.” In addition, the Officer, the Company and the Bank agree that the termination benefits described in sections 6(b) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(4) as short-term deferrals.

Section 7.	Resignation.

(a) The Officer may resign from his employment with the Bank at any time. A resignation under this section 7 shall be effected by notice of resignation given by the Officer to the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Officer. The Officer’s resignation of any of the positions within the Bank or the Company to which he has been assigned shall be deemed a resignation from all such positions.

(b) The Officer’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs during the Term, but on or after the effective date of a Change of Control, and is on account of:

(i) the failure of the Bank (whether by act or omission of the Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect the Officer to the position with Bank that he held immediately prior to the Change of Control (the “Assigned Office”) or to a more senior office;

(ii) a material failure by the Bank, whether by amendment of the certificate of incorporation or organization, by-laws, action of the Board of Directors of the Bank or otherwise, to vest in the Officer the functions, duties, or responsibilities customarily associated with the Assigned Office; provided that the Officer shall have given notice of such failure to the Bank, and the Bank has not fully cured such failure within 30 days after such notice is deemed given;

(iii) any reduction of the Officer’s rate of base salary in effect from time to time or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Officer’s compensation as and when due;

(iv) any change in the terms and conditions of any compensation or benefit program in which the Officer participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; provided that the Officer shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such material adverse effect within 30 days after such notice is deemed given;

(v) any material breach by the Bank of any material term, condition or covenant contained in this Agreement; provided that the Officer shall have given notice of such material adverse effect to the Bank, and the Bank has not fully cured such material adverse effect within 30 days after such notice is deemed given; or

(vi) a change in the Officer’s principal place of employment to a place that is not the principal executive office of the Bank, or a relocation of the Bank’s principal executive office to a location that is both more than 25 miles away from the Officer’s principal residence and more than 25 miles away from the location of the Bank’s principal executive office on the day before the occurrence of the Change of Control.

In all other cases, a resignation by the Officer shall be deemed to be without Good Reason. In the event of resignation, the Officer shall state in his notice of resignation whether he considers his resignation to be a resignation with Good Reason, and if he does, he shall state in such notice the grounds which constitute Good Reason. The Officer’s determination of the existence of Good Reason shall be conclusive in the absence of fraud, had faith or manifest error.

(c) In the event of the Officer’s resignation for any reason, the Bank shall pay and deliver the Standard Termination Entitlements. In the event of the Officer’s resignation with Good Reason, the Bank shall also pay and deliver the Additional Termination Entitlements.

Section 8.	Terms and Conditions of the Additional Termination Entitlements.

(a) The Bank and the Officer hereby stipulate that the damages that may be incurred by the Officer following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Officer’s efforts, if any, to mitigate damages.

(b) The Bank and the Officer further agree that the Bank may condition the payment and delivery of the Additional Termination Entitlements on the receipt of: (a) the Officer’s resignation from any and all positions that he holds as an officer, director or committee member with respect to the Bank or the Company or any subsidiary or affiliate of either of them; and (b) a release of the Bank and its officers, directors, shareholders, subsidiaries and affiliates, in form and substance satisfactory to the Bank, of any liability to the Officer, whether for compensation or damages, in connection with his employment with the Bank and the termination of such employment except for the Standard Termination Entitlements and the Additional Termination Entitlements. This release must be executed and delivered to the Bank no later than 53 days following the date of termination and not revoke a release of claims in favor of the Company and the Bank and all affiliates in the form as may be reasonably prescribed by the Bank. Severance payments will commence following the expiration of the 60 day period following termination of employment, provided that the Officer has executed and delivered and not revoked the release no later than 53 days following the date of termination and such release is effective upon the 60th day following termination of employment.

(c) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Officer under this Agreement constitute an “excess parachute payment” with the meaning of Section 280G of the Code and any regulations thereunder. In the event that the Bank shall determine that any payments to be made hereunder (together with any other payments) constitute an “excess parachute payment” within the meaning of Section 280G of the Code and the regulations thereunder, then the Additional

Termination Entitlements shall be reduced by the Bank in its sole discretion to the point that such compensation shall not qualify as an “excess parachute payment” within the meaning of Section 280G of the Code and the regulations thereunder.

Section 9.	No Effect on Employee Benefit Plans or Programs.

The termination of the Officer’s employment during the Assurance Period or thereafter, whether by the Bank or by the Officer, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of the Bank from time to time; provided, however, that nothing in this Agreement shall he deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Officer to which the Bank or Company is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder. Notwithstanding anything herein contained to the contrary, the provisions of this section 9 shall not be construed to provide any payment or benefit that would conflict with the provisions of 12 CFR Section 163.39(b)(1) or section 19 hereof.

Section 10.	Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Officer, his legal representatives and testate or intestate distributees, and the Company and the Bank and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank may be sold or otherwise transferred. Failure of the Bank to obtain from any successor its express written assumption of the Company’s or Bank’s obligations hereunder at least 60 days in advance of the scheduled effective date of any such succession shall, if such succession constitutes a Change of Control, constitute Good Reason for the Officer’s resignation on or at any time during the Term following the occurrence of such succession.

Section 11.	Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall he deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Officer:

To the most recent address on file with the Company or the Bank

If to the Company or the Bank:

New Hampshire Thrift Bancshares, Inc.

9 Main Street, P.O. Box 9

Newport, NH 03773
Attention: Chairman, Compensation Committee of the Board of Directors

Section 12.	Indemnification for Attorneys’ Fees.

The Bank shall indemnify, hold harmless and defend the Officer against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that the Officer shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination whether the Officer shall have substantially prevailed on the merits and is therefore entitled to such indemnification, be made by the court or arbitrator, as applicable. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this section 12 shall be made only after a determination by the members of the Board (other than the Officer and any other member of the Board to which the Officer is related by blood or marriage) that the Officer has acted in good faith and that such indemnification payment is in the best interests of the Bank. Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which the Officer incurs the expense or, if later, within 60 days after the settlement or resolution that gives rise to the Officer’s right to reimbursement; provided, however, that the Officer shall have submitted to the Bank documentation supporting such expenses at such time and in such manner as the Bank may reasonably require. Notwithstanding anything herein contained to the contrary, the provisions of this section 12 shall not be construed to provide any indemnification right or other benefit which would conflict with the provisions of 12 CFR Section 145.121.

Section 13.	Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 14.	Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 15.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 16.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New Hampshire applicable to contracts entered into and to be performed entirely within the State of New Hampshire.

Section 17.	Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 18.	Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Company and the Bank may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Officer the benefit originally afforded pursuant to this Agreement.

Section 19.	Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

(a) Notwithstanding anything herein contained to the contrary, the Bank’s Board of Directors may terminate the Officer’s employment at any time, but any termination by the Bank’s Board of Directors other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for Cause shall include termination because of the Officer’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement.

(b) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Officer hereunder exceed three times the Officer’s average annual compensation for the last five consecutive calendar years to end prior to his termination of employment with the Bank (or for his entire period of employment with the Bank if less than five calendar years).

(c) Notwithstanding anything herein contained to the contrary, any payments to the Officer by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

(d) Notwithstanding anything herein contained to the contrary, if the Officer is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under Section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Officer all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations that were suspended.

(e) Notwithstanding anything herein contained to the contrary, if the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Officer shall not be affected.

(f) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. Section 1813(x)(1), all obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Officer shall not be affected.

(g) Notwithstanding anything herein contained to the contrary, all obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (1) by the Comptroller of the Currency (“Comptroller”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. Section 1823(c); (ii) by the Comptroller or his or her designee at the time such Comptroller or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Comptroller to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 20.	Guaranty.

The Company hereby irrevocably and unconditionally guarantees to the Officer the payment of all amounts, and the performance of all other obligations, due from the Bank in accordance with the terms of this Agreement as and when due without any requirement of presentment, demand of payment, protest or notice of dishonor or nonpayment.

Section 21.	Payments to Key Employees

Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A, no payment to be made to a “specified employee” (within the meaning of Section 409A) shall be made sooner than the first day of the seventh month after such termination of employment; provided, however, that to the extent such delay is imposed by Section 409A as a result of a Change of Control as defined in section 1(b), the payment shall be paid into a rabbi trust for the benefit of the Officer as if the required delay was not imposed with such amounts then being distributed to the Officer as soon as permissible under Section 409A.

Section 22.	Involuntary Termination Payments to Employees (Safe Harbor).

In the event a payment is made to an employee only upon an involuntary termination of employment, as deemed pursuant to this Agreement, such payment will not be subject to Section 409A provided that such payment does not exceed two times the lesser of (i) the sum of the Officer’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Officer terminates service (the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A. In addition, if such Officer is considered a “specified employee” (within the meaning of Section 409A), such payment in excess of the Safe Harbor Amount will be subject to the provisions of Section 21 of this Agreement. The Officer, the Company and the Bank agree that the termination benefits described in this section 22 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed and the Officer has hereunto set his hand, all as of the day and year first above written.

JOSEPH A. BOYD

LAKE SUNAPEE BANK, FSB

Attest:

By:		By:
	Name: Laura Jacobi	Name: Stephen R. Theroux
	Title: Chief Financial Officer and Secretary	Title: President and Chief Executive Officer

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

Attest:

By:		By:
	Name: Laura Jacobi	Name: Stephen R. Theroux
	Title: Chief Financial Officer and Secretary	Title: President and Chief Executive Officer

[Signature Page to Change of Control Agreement]

EXHIBIT C

FORM OF PLAN OF BANK MERGER

This PLAN OF BANK MERGER (this “Agreement”) is dated as of April 3, 2013 by and between Lake Sunapee Bank, fsb, a federally chartered savings association whose main office is located in Newport, New Hampshire (“Buyer Bank”), and The Randolph National Bank, a national banking association whose main office is located in Randolph, Vermont (the “Company Bank”).

WHEREAS, Buyer Bank is the wholly owned subsidiary of New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“Buyer”) and the Company Bank is the wholly owned subsidiary of Central Financial Corporation, a Vermont corporation (the “Company”);

WHEREAS, Buyer and the Company desire that the Company Bank merge with and into Buyer Bank pursuant to the Agreement and Plan of Merger, dated as of April 3, 2013, by and between Buyer and the Company (the “Merger Agreement”); and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company Bank and Buyer Bank hereto agree as follows:

Section 1. The Merger. Subject to the terms and conditions set forth in this Agreement, in the Merger Agreement and pursuant to applicable federal laws and regulations, at the Effective Time (as defined herein), the Company Bank shall merge with and into Buyer Bank (the “Merger”). Buyer Bank shall be the surviving entity (sometimes referred to herein as the “Surviving Bank”) of the Merger and shall continue its corporate existence as a stock savings association chartered and regulated by the Office of the Comptroller of the Currency (the “OCC”) following consummation of the Merger. Upon consummation of the Merger, the separate corporate existence of the Company Bank shall cease.

(a) Effective Time: Closing Date. A closing in respect of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Hogan Lovells US LLP in Washington, D.C., or such other place as the parties may mutually agree upon, at such time and on such date as Buyer Bank shall designate, which date shall be referred to as the “Effective Date.”

(b) Name and Purpose. At the Effective Time, the name of the Surviving Bank shall be “Lake Sunapee Bank, fsb.” The purpose of the Surviving Bank shall be to exist as a federally chartered savings association and to engage in activities incidental thereto in a manner consistent with federal law.

(c) Charter. From and after the Effective Time, the charter of Buyer Bank, a federal stock savings association, and as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Bank until amended in accordance with applicable law.

(d) Bylaws. From and after the Effective Time, the bylaws of Buyer Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until amended in accordance with applicable law.

(e) Capital Stock. From and after the Effective Time, (i) each share of the Company Bank Stock issued and outstanding immediately prior to the Effective Time shall be cancelled, and (ii) each share of common stock, par value $1.00 per share, of Buyer Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding following consummation of the Merger, until thereafter amended in accordance with applicable law and the charter of the Surviving Bank.

(f) Directors. The directors of the Surviving Bank immediately after the Effective Time shall consist of the directors of Buyer Bank in office immediately prior to the Effective Time. In addition, the number of persons constituting the Board of Directors of the Surviving Bank shall be increased by one director in connection with the Merger and the Board of Directors shall designate Steven H. Dimick to serve on the Board of Directors of the Surviving Bank until at least the third anniversary of the Effective Date. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

(g) Officers. The officers of the Surviving Bank shall consist of the officers of Buyer Bank, in office immediately prior to the Effective Time. Each of the officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

Section 2. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided herein and set forth in the applicable provisions of the regulations of the OCC.

(a) Surviving Bank. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Company Bank and Buyer Bank and thereupon and thereafter all the property, rights, privileges, powers and franchises of the Company Bank and of Buyer Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company Bank and of Buyer Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Buyer Bank. Any reference to either of the Company Bank or Buyer Bank in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Company Bank or Buyer Bank is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Company Bank or Buyer Bank if the Merger had not occurred.

(b) Deposits. All deposit accounts of the Company Bank shall be and become deposit accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Surviving Bank shall be provided by the Surviving Bank to each deposit account holder of the Company Bank, as necessary, after consummation of the Merger. All deposit accounts of Buyer Bank prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Bank after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

(c) Offices. At the Effective Time, the main office of the Surviving Bank shall be located in Newport, New Hampshire.

Section 3. Approvals Required. The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, including, but not limited to, the approvals of the Board of Governors of the Federal Reserve System and the OCC, as may be required, and the expiration of all applicable waiting periods with respect to the Merger. The shareholders of the Company Bank and of Buyer Bank shall have taken appropriate action to vote to approve this Agreement and the Merger.

Section 4. Conditions Precedent. The respective obligations of each party under this Agreement shall be subject to: (i) the receipt of all required regulatory approvals and the expiration of any required waiting periods specified by applicable federal law; and (ii) the approval of this Agreement by the Company in its capacity as the sole shareholder of the Company Bank and the approval of this Agreement by Buyer in its capacity as sole shareholder of Buyer Bank.

Section 5. Representations. Each of the Company Bank and Buyer Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6. Effective Date and Effective Time. The Merger provided for herein shall become effective upon the acceptance by the OCC of the filing of articles of combination pursuant to 12 C.F.R. § 152.13(j). The date of such filings is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified by the OCC on the articles of combination.

Section 7. Amendments. To the extent permitted by applicable federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

Section 8. Termination. Consummation of the Merger contemplated hereunder is conditioned upon the satisfaction of all conditions set forth in Article VI of the Merger Agreement. This Agreement shall terminate and forthwith become void automatically and without any action on the part of the Company Bank or Buyer Bank immediately upon the termination of the Merger Agreement in accordance with Article VII thereof and, except as set forth in Article VII of the Merger Agreement, there shall be no further liability on the part of the Company Bank or Buyer Bank upon such termination.

Section 9. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10. Successors. This Agreement shall be binding on the successors of the Company Bank and Buyer Bank.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the United States of America without regard for conflict of law provisions.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

LAKE SUNAPEE BANK, fsb

By:

Name:	Stephen R. Theroux
Title:	President and Chief Executive Officer

THE RANDOLPH NATIONAL BANK

By:

Name:	Steven H. Dimick
Title:	President and Chief Executive Officer

[Signature Page to Plan of Bank Merger]

Appendix B

TITLE 11A

Vermont Business Corporations

CHAPTER 13. DISSENTERS’ RIGHTS

§ 13.01. Definitions

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 13.02 of this title and who exercises that right when and in the manner required by sections 13.20 through 13.28 of this title.

(3) “Fair value,” with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 13.02. Right to dissent

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Merger. Consummation of a plan of merger to which the corporation is a party

(A) if shareholder approval is required for the merger by section 11.03 of this title or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) if the corporation is a subsidiary that is merged with its parent under section 11.04 of this title;

(2) Share exchange. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Sale of assets. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) Amendment to articles. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

(A) alters or abolishes a preferential right of the shares;

(B) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04 of this title; or

(5) Market exception. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 13.03. Dissent by nominees and beneficial owners

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

(1) he or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

(2) he or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

§ 13.20. Notice of dissenters' rights

(a) If proposed corporate action creating dissenters' rights under section 13.02 of this title is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters' rights under section 13.02 of this title is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 13.22 of this title.

§ 13.21. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters' rights under section 13.02 of this title is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights

(1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

(2) must not vote his or her shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his or her shares under this chapter.

§ 13.22. Dissenters' notice

(a) If proposed corporate action creating dissenters' rights under section 13.02 of this title is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 13.21 of this title.

(b) The dissenters' notice must be sent no later than ten days after the corporate action was taken, and must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

§ 13.23. Duty to demand payment

(a) A shareholder sent a dissenters' notice described in section 13.22 of this title must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision 13.22(b)(3) of this title, and deposit his or her certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his or her share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this chapter.

§ 13.24. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 13.26 of this title.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 13.25. Payment

(a) Except as provided in section 13.27 of this title, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13.23 of this title the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation's estimate of the fair value of the shares and how such estimate was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter's right to demand payment under section 13.28 of this title; and

(5) a copy of this chapter.

§ 13.26. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 13.22 of this title and repeat the payment demand procedure.

§ 13.27. After-acquired shares

(a) A corporation may elect to withhold payment required by section 13.25 of this title from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate and calculation of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 13.28 of this title.

§ 13.28. Procedure if shareholder dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate (less any payment under section 13.25 of this title), or reject the corporation's offer under section 13.27 of this title and demand payment of the fair value of his or her shares and interest due, if:

(1) the dissenter believes that the amount paid under section 13.25 or offered under section 13.27 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) the corporation fails to make payment under section 13.25 within 60 days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this section within 30 days after the corporation made or offered payment for his or her shares.

§ 13.30. Court action

(a) If a demand for payment under section 13.28 of this title remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the superior court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment

(1) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 13.27 of this title.

§ 13.31. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under section 13.30 of this title shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 13.28 of this title.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 13.20 through 13.28 of this title; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Appendix C

Opinion of Bank Analysis Center, Inc.

The Board of Directors	Wednesday, April 03, 2013
Central Financial Corporation
21 Main Street
Randolph,
Vermont 05060

SUBJECT:	Financial Evaluation Regarding the Fairness of the Proposed Merger Between Central Financial Corporation and New Hampshire Thrift Bancshares, Inc.

Dear Members of the Board of Directors:

You have retained Bank Analysis Center, Inc. (“BAC”) for the purpose of rendering an evaluation concerning the fairness, from a financial point of view, to Central Financial Corporation (the “Company”) and to the current shareholders of the Company regarding the proposed plan of merger (the “Merger”) between the Company and New Hampshire Thrift Bancshares, Inc. (“NHTB”). This Merger proposes the exchange of the Company’s common stock ($.01 par value) for common shares of NHTB at an exchange ratio equaling 8.699 shares of NHTB stock for each share of the Company’s common stock. Based on the average daily closing sales price of a share of NHTB common stock, as reported on NASDAQ, for the ten consecutive trading days ending on April 2, 2013, this would produce a value of $115.00 per share for each share of the Company’s common stock.

In connection with providing an opinion of fairness, BAC has examined and relied upon, among other things, certain financial reports filed with by Randolph National Bank (the “Bank”) with the Federal Deposit Insurance Corporation (the “FDIC”) and by the Company with the Federal Reserve. BAC also examined filings for NHTB’s subsidiary bank, Lake Sunapee Bank (“Sunapee”) with the FDIC for each of the last three calendar years ended December 2012; annual and quarterly reports to stockholders of NHTB for the calendar year December 31, 2011 and the first three quarters for calendar year December 31, 2012; and in the case of NHTB, Form 10-K annual filings and Form 10-Q quarterly filings with the Securities and Exchange Commission for the calendar years 2011 and 2012.

In addition, BAC has relied upon and examined recent terms relating to comparable mergers between other banking institutions, and stock market trends of the banking industry on a state-wide and national basis. Further, BAC has reviewed and analyzed various financial and other information supplied to BAC by Management of the Bank, the Company, NHTB and Sunapee, including various schedules of non-performing assets and certain policies and procedures including asset/liability management and loan policies. Moreover, BAC has held discussions with members of the senior Management of both the Company and NHTB as to their respective operating history, as well as current and future business prospects. BAC has also considered the current financial condition and operating performance of the Company and NHTB and the projected condition and operating performance of the Company and NHTB. Also in rendering an opinion of fairness concerning the terms of the Merger, BAC has reviewed the Agreement and Plan of Merger and supporting materials.

In determining the financial fairness regarding the terms of the proposed merger, BAC has based its evaluation on certain generally accepted principles of investment analysis customary in the investment banking and consulting professions as applied to the banking industry.

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In conducting its review and arriving at its opinion, BAC has a relied upon the accuracy and completeness of the financial and other information provided to it. Although BAC has undertaken a limited due diligence review of NHTB and Sunapee, BAC has not attempted to verify such information beyond reviewing the information mentioned above. Further BAC has not verified, appraised, or otherwise evaluated the assets and liabilities of the Company or NHTB. BAC assumes no responsibility for the accuracy and completeness of the financial information and other information it has relied upon.

In reliance upon and subject to the foregoing, it is our opinion that as of the date hereof and based upon the terms of the Agreement, the terms of the Merger are fair, from a financial point of view, to the Company and to the current shareholders of the Company. In rendering this opinion, BAC has evaluated (1) the relative nominal and tangible capital contributions of both the Company and NHTB to the proposed Merger, (2) the relative contributions of current and projected net earnings of the Company and NHTB (3) the price to be paid per share of common stock by NHTB to the Company, (4) the estimated future market performance of the common stock of both NHTB and the Company, and (5) the present value to the Company's shareholders of future expected dividends and the terminal value of equity as it relates to remaining an independent institution. In addition to the price of $115.00 per share being fair, from a financial point of view, BAC also evaluated the possible adjustments in the exchange ratio pursuant to potential movements in the price of NHTB stock prior to closing and as described in the Merger Agreement. BAC has concluded that this price adjustment mechanism produces value to CFC shareholders which is also fair, from a financial point of view, and that the adjustment mechanism is consistent with practices of mergers and acquisitions involving community banks.

This opinion does not represent investment advice or a recommendation to the current shareholders of the Company or NHTB, or any other party regarding the valuation of the common shares of the Company or NHTB for potential purchase.

Sincerely yours,
/s/ Bank Analysis Center Inc.
Bank Analysis Center Inc.

C-2

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged to be liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article IX of NTHB’s bylaws requires NHTB, among other things, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any appeal therein, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, trustee, employee or agent of NHTB, or is or was serving at the request of NHTB as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, and any appeal therein, if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of NHTB, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, NHTB will indemnify such persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of NHTB, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of NHTB; provided, however, that no indemnification will be made against expenses in respect of any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of duties to NHTB or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in the Bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement.

The NHTB’s bylaws also provide that NHTB has the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, employee or agent of NHTB, or is or was serving at NHTB’s request as a director, officer, trustee, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not NHTB would have the power or the obligation to indemnify such person against such liability under the provisions of the Bylaws. NHTB currently maintains directors’ and officers’ liability insurance consistent with the provisions of Article IX of the Bylaws.

NHTB has entered into employment agreements with certain executive officers of NHTB pursuant to which it has undertaken contractually to provide indemnification and insurance coverage in the manner described above.

The foregoing summaries are necessarily subject to the complete text of the statute, NHTB’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits required by this item are set forth on the Exhibit Index attached hereto and are incorporated herein by reference.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, State of New Hampshire, on July 26, 2013.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

BY:

/s/ Stephen R. Theroux
Stephen R. Theroux
Vice Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the by the following persons in the capacities indicated below, on July 26, 2013. Each person whose signature appears below hereby appoints Stephen W. Ensign and Stephen R. Theroux, and each of them singly, such person’s true and lawful attorneys with full power to them and each of them to sign, for such person and in such person’s name and capacity indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and generally do all things in their names in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. This Power of Attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

Name	Title

/s/ Stephen W. Ensign	Chairman of the Board
Stephen W. Ensign

/s/ Stephen R. Theroux	Vice Chairman of the Board, President and Chief Executive officer (Principal Executive Officer)
Stephen R. Theroux

/s/ Laura Jacobi	SVP, Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)
Laura Jacobi

*	Director
Leonard R. Cashman

*	Director
Catherine A. Feeney

*	Director
Stephen J. Frasca

*	Director
William C. Horn

*	Director
Peter R. Lovely

*By	/s/ Stephen R. Theroux
Stephen R. Theroux
Attorney-in-Fact

Name	Title

*	Director
Jack H. Nelson

*	Director
John P. Stabile II

*	Director
Joseph B. Willey

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of April 3, 2013, between New Hampshire Thrift Bancshares, Inc. and Central Financial Corporation (included as Appendix A to this proxy statement/prospectus).

3.1	Amended Certificate of Incorporation, as amended (filed as Exhibit 3.1.1 to NHTB’s Annual Report on Form 10-K filed with the SEC on March 25, 2011, and incorporated herein by reference).

3.2	Certificate of Designations establishing the rights of NHTB’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (filed as Exhibit 3.1 to NHTB’s Current Report on Form 8-K filed with the SEC on January 22, 2009, and incorporated herein by reference).

3.3	Amended and Restated Certificate of Designations establishing the rights of NHTB’s Non-Cumulative Perpetual Preferred Stock, Series B (filed as Exhibit 3.1 to NHTB’s Current Report on Form 8-K filed with the SEC on March 25, 2013, and incorporated herein by reference).

3.4	Amended and Restated Bylaws, as amended (filed as Exhibit 3.2 to NHTB’s Annual Report on Form 10-K filed with the SEC on March 25, 2011, and incorporated herein by reference).

4.1	Stock Certificate (filed as an exhibit to NHTB’s Registration Statement on Form S-4 filed with the SEC on March 1, 1989, and incorporated herein by reference).

4.2	Indenture by and between NHTB, as Issuer, and U.S. Bank National Association, as Trustee, dated March 30, 2004 for Floating Rate Junior Subordinated Deferrable Interest Debentures (filed as Exhibit 4.2 to NHTB’s Annual Report on Form 10-K filed with the SEC on March 29, 2005, and incorporated herein by reference).

4.3	Form of Floating Rate Junior Subordinated Deferrable Interest Debentures issued by NHTB to U.S. Bank National Association dated March 30, 2004 (filed as Exhibit A to Exhibit 4.2 to NHTB’s Annual Report on Form 10-K filed with the SEC on March 29, 2004, and incorporated herein by reference).

4.4	Indenture by and between NHTB, as Issuer, and U.S. Bank National Association, as Trustee, dated March 30, 2004 for Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures (filed as Exhibit 4.4 to NHTB’s Annual Report on Form 10-K filed with the SEC on March 29, 2005, and incorporated herein by reference).

4.5	Form of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures issued by NHTB to U.S. Bank National Association dated March 30, 2004 (filed as Exhibit A to Exhibit 4.4 to NHTB’s Annual Report on Form 10-K filed with the SEC on March 29, 2005, and incorporated herein by reference).

5.1*	Opinion of Hogan Lovells US LLP.

8.1	Opinion of Hogan Lovells US LLP.

8.2	Opinion of Cranmore, FitzGerald & Meaney.

23.1	Consent of Shatswell, MacLeod & Co., P.C.

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.3	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)

23.4	Consent of Cranmore, FitzGerald & Meaney (included in Exhibit 8.2)

24.1*	Power of Attorney (included on signature page hereto)

99.1*	Consent of Bank Analysis Center, Inc.

99.2	Form of Proxy Card for Special Meeting of Shareholders of Central Financial Corporation

101*#	The following financial statements and footnotes from the New Hampshire Thrift Bancshares, Inc.: (a) Annual Report on Form 10-K for the year ended December 31, 2012, formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Income, (iv) the Consolidated Statements of Changes in Stockholders’ Equity, (iii) the Consolidated Statements of Comprehensive Income, (v) the Consolidated Statements of Cash Flows and (vi) Notes to Consolidated Financial Statements; and (b) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, formatted in XBRL (eXtensible Business Reporting Language): (i) the Condensed Consolidated Balance Sheets, (ii) the Condensed Consolidated Statements of Income, (iii) the Condensed Consolidated Statements of Comprehensive Income, (iv) the Condensed Consolidated Statements of Cash Flows and (v) Notes to Condensed Consolidated Financial Statements.

*	Previously filed.
#	Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.